As filed with the Securities and Exchange Commission on May 7, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enterprise Products Partners L.P.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1321	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2727 North Loop West Houston, Texas 77008-1044 (713) 880-6500	Richard H. Bachmann 2727 North Loop West Houston, Texas 77008-1044 (713) 880-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael P. Finch Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin Street Houston, Texas 77002-6760 713-758-2222	G. Michael O’Leary Andrews Kurth LLP JPMorgan Chase Tower 600 Travis, Suite 4200 Houston, Texas 77002 713-220-4200	J. Vincent Kendrick Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 713-220-5800

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(2)	Per Unit	Offering Price(3)	Registration Fee

Common Units(1)	117,602,411	Not Applicable	$2,422,544,703	$306,937

(1)	Includes an indeterminable number of additional common units of Enterprise Products Partners L.P. that may become issuable pursuant to the antidilution provisions of the merger agreement described in this registration statement.

(2)	Consists of up to 117,602,411 common units of Enterprise Products Partners L.P. that may be issued in connection with the merger described in this registration statement upon the exchange of up to 64,973,708 common units of GulfTerra Energy Partners, L.P. for common units of Enterprise Products Partners L.P.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, based on the product of $37.285 (the average of the high and low prices of common units of GulfTerra Energy Partners, L.P. as reported in the NYSE — Composite Transactions on May 4, 2004) and 64,973,708 common units of GulfTerra Energy Partners, L.P. possibly exchangeable in the merger for common units of Enterprise Products Partners L.P.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. This joint proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION dated May 7, 2004

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Unitholders:

      On December 14, 2003, the board of directors of the general partner of Enterprise Products Partners L.P. (“Enterprise”) and the board of directors of the general partner of GulfTerra Energy Partners, L.P. (“GulfTerra”) agreed to combine the businesses of Enterprise and GulfTerra by merging a wholly-owned subsidiary of Enterprise into GulfTerra. As a result of the merger, GulfTerra will become a wholly-owned subsidiary of Enterprise. In the merger, each GulfTerra common unitholder will receive 1.81 common units of Enterprise for each common unit that the GulfTerra unitholder owns. It is generally expected that neither the Enterprise common unitholders nor the GulfTerra common unitholders who receive Enterprise common units in exchange for their GulfTerra common units will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

      The issuance of Enterprise common units pursuant to the merger agreement requires the approval of Enterprise common unitholders. In addition, the merger agreement must be approved and adopted by GulfTerra common unitholders and Series C unitholders, each voting separately as a class. Enterprise and GulfTerra have each scheduled special meetings of their common unitholders to vote on these matters on                     , 2004. Regardless of the number of common units that you own or whether you plan to attend a meeting, it is important that your common units be represented and voted at the meeting. Voting instructions are inside.

      The board of directors of Enterprise Products GP, LLC, Enterprise’s general partner, has unanimously approved and adopted the merger agreement and approved the issuance of Enterprise common units pursuant to the merger agreement and determined that they are advisable and in the best interest of Enterprise and Enterprise’s common unitholders. Accordingly, the board of directors of Enterprise Products GP, LLC recommends that Enterprise’s common unitholders vote to approve the issuance of Enterprise common units pursuant to the merger agreement.

      Similarly, the board of directors of GulfTerra Energy Company, L.L.C., GulfTerra’s general partner, has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of GulfTerra and GulfTerra’s common unitholders. Accordingly, the board of directors of GulfTerra Energy Company, L.L.C. recommends that GulfTerra’s common unitholders vote to approve and adopt the merger agreement.

      Enterprise is also proposing that the common unitholders approve the conversion of our newly-issued Class B special units into common units on a one-for-one basis.

      This document provides you with detailed information about the proposed merger and related matters. We encourage you to read the entire document carefully.

      Enterprise’s common units are listed on the NYSE under the symbol “EPD”, and GulfTerra’s common units are listed on the NYSE under the symbol “GTM”.

       See “Risk Factors” beginning on page 18 of this document for a discussion of risks relevant to the merger.

/s/ O.S. ANDRAS O. S. Andras President and Chief Executive Officer Enterprise Products GP, LLC	/s/ ROBERT G. PHILLIPS Robert G. Phillips Chairman and Chief Executive Officer GulfTerra Energy Company, L.L.C.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

      This document is dated                     , 2004, and was first mailed to common unitholders on or about                     , 2004.

The information in this joint proxy statement/prospectus is not complete and may be changed. This joint proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION dated May 7, 2004

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Unitholders:

      On December 14, 2003, the board of directors of the general partner of GulfTerra Energy Partners, L.P. (“GulfTerra”) and the board of directors of the general partner of Enterprise Products Partners L.P. (“Enterprise”) agreed to combine the businesses of Enterprise and GulfTerra by merging a wholly-owned subsidiary of Enterprise into GulfTerra. As a result of the merger, GulfTerra will become a wholly-owned subsidiary of Enterprise. In the merger, each GulfTerra common unitholder will receive 1.81 common units of Enterprise for each common unit that the GulfTerra unitholder owns. It is generally expected that neither the Enterprise common unitholders nor the GulfTerra common unitholders who receive Enterprise common units in exchange for their GulfTerra common units will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

      The merger agreement must be approved and adopted by GulfTerra common unitholders and Series C unitholders, each voting separately as a class. In addition, the issuance of Enterprise common units pursuant to the merger agreement requires the approval of Enterprise common unitholders. GulfTerra and Enterprise have each scheduled special meetings of their common unitholders to vote on these matters on                     , 2004. Regardless of the number of common units that you own or whether you plan to attend a meeting, it is important that your common units be represented and voted at the meeting. Voting instructions are inside.

      The board of directors of GulfTerra Energy Company, L.L.C., GulfTerra’s general partner, has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of GulfTerra and GulfTerra’s common unitholders. Accordingly, the board of directors of GulfTerra Energy Company, L.L.C. recommends that GulfTerra’s common unitholders vote to approve and adopt the merger agreement.

      Similarly, the board of directors of Enterprise Products GP, LLC, Enterprise’s general partner, has unanimously approved and adopted the merger agreement and approved the issuance of Enterprise common units pursuant to the merger agreement and determined that the merger is advisable and in the best interest of Enterprise and Enterprise’s common unitholders. Accordingly, the board of directors of Enterprise Products GP, LLC recommends that Enterprise common unitholders vote to approve the issuance of Enterprise common units pursuant to the merger agreement.

      This document provides you with detailed information about the proposed merger and related matters. We encourage you to read the entire document carefully.

      GulfTerra’s common units are listed on the NYSE under the symbol “GTM”, and Enterprise’s common units are listed on the NYSE under the symbol “EPD”.

       See “Risk Factors” beginning on page 18 of this document for a discussion of risks relevant to the merger.

/s/ ROBERT G. PHILLIPS Robert G. Phillips Chairman and Chief Executive Officer GulfTerra Energy Company, L.L.C.	/s/ O.S. ANDRAS O. S. Andras President and Chief Executive Officer Enterprise Products GP, LLC

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

      This document is dated                     , 2004, and was first mailed to common unitholders on or about                     , 2004.

      This document incorporates by reference important business and financial information about both Enterprise and GulfTerra that is not included in or delivered with this document. Please read “Where You Can Find More Information.”

      You can obtain any of the documents incorporated by reference into this document from Enterprise or GulfTerra, as the case may be, or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from Enterprise and GulfTerra without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

Enterprise Products Partners L.P. 2727 North Loop West, Suite 70 Attention: Investor Relations Houston, Texas 77008-1037 Telephone: (713) 880-6812	GulfTerra Energy Partners, L.P. 4 Greenway Plaza Attention: Investor Relations Houston, Texas 77046 Telephone: (832) 676-5315

      You should request the documents incorporated by reference no later than                     , 2004 to obtain timely delivery. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      All information in this document concerning Enterprise has been furnished by Enterprise. All information in this document concerning GulfTerra has been furnished by GulfTerra. Enterprise has represented to GulfTerra, and GulfTerra has represented to Enterprise, that the information furnished by and concerning it is true and correct.

ENTERPRISE PRODUCTS PARTNERS L.P.

2727 North Loop West, Suite 700
Houston, Texas 77008-1037

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On                         , 2004

To the Common Unitholders of Enterprise Products Partners L.P.:

      We will hold a special meeting of common unitholders of Enterprise Products Partners L.P. for the following purposes:

•	To consider and vote on approval of the issuance of Enterprise common units pursuant to the Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C., as it may be amended from time to time;

•	To consider and vote on approval of the conversion of our 4,413,549 outstanding Class B special units into an equal number of common units; and

•	To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

      The date, time and place of the meeting are as follows:

      [To Come]

      THE BOARD OF DIRECTORS OF ENTERPRISE’S GENERAL PARTNER HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE ISSUANCE OF ENTERPRISE COMMON UNITS PURSUANT TO THE MERGER AGREEMENT AND DETERMINED THAT THEY ARE ADVISABLE AND IN THE BEST INTERESTS OF ENTERPRISE AND ENTERPRISE’S COMMON UNITHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF THE ENTERPRISE COMMON UNITS PURSUANT TO THE MERGER AGREEMENT.

      THE AUDIT AND CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS OF ENTERPRISE’S GENERAL PARTNER, COMPRISED OF DIRECTORS WHO ARE DEEMED TO BE INDEPENDENT OF THE INTERESTS OF ENTERPRISE’S GENERAL PARTNER, HAS CONSIDERED THE BENEFITS AND RISKS OF THE MERGER AND HAS UNANIMOUSLY APPROVED THE MERGER AS BEING IN THE BEST INTERESTS OF ENTERPRISE AND ENTERPRISE’S COMMON UNITHOLDERS. ENTERPRISE’S COMMON UNITHOLDERS ARE URGED TO REVIEW CAREFULLY THE BACKGROUND AND REASONS FOR THE MERGER AND THE RISKS ASSOCIATED WITH THE MERGER DESCRIBED IN THE ATTACHED DOCUMENT.

      The proposal regarding the issuance of Enterprise common units pursuant to the merger agreement and the proposal regarding the conversion of Enterprise’s Class B special units into common units both require the affirmative vote of the holders of a majority of Enterprise’s outstanding common units present and entitled to vote at the special meeting. As a result, abstentions and broker non-votes will have the same effect as a vote against either proposal.

      Only common unitholders of record at the close of business on                                                              , 2004, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Enterprise will keep at its offices in Houston, Texas, a list of common unitholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.

      YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

•	USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

•	MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By order of the Board of Directors of
Enterprise Products GP, LLC,
as general partner of Enterprise Products
Partners L.P.

/s/ RICHARD H. BACHMANN

Richard H. Bachmann
Executive Vice President,
Chief Legal Officer and Secretary

Houston, Texas

                    , 2004

GULFTERRA ENERGY PARTNERS, L.P.

4 Greenway Plaza
Houston, Texas 77046

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On                        , 2004

To the Common Unitholders of GulfTerra Energy Partners, L.P.:

      We will hold a special meeting of common unitholders of GulfTerra Energy Partners, L.P. for the following purposes:

•	To consider and vote on the approval and adoption of the Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C., as it may be amended from time to time; and

•	To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

      The date, time and place of the meeting are as follows:

      [To Come]

      THE BOARD OF DIRECTORS OF GULFTERRA’S GENERAL PARTNER HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF GULFTERRA AND GULFTERRA’S COMMON UNITHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

      THE AUDIT AND CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS OF GULFTERRA’S GENERAL PARTNER, COMPRISED OF DIRECTORS WHO ARE DEEMED TO BE INDEPENDENT OF THE INTERESTS OF GULFTERRA’S GENERAL PARTNER, HAS CONSIDERED THE BENEFITS AND RISKS OF THE MERGER AND HAS UNANIMOUSLY RECOMMENDED THE MERGER AS BEING IN THE BEST INTERESTS OF GULFTERRA AND GULFTERRA’S COMMON UNITHOLDERS. GULFTERRA’S COMMON UNITHOLDERS ARE URGED TO REVIEW CAREFULLY THE BACKGROUND AND REASONS FOR THE MERGER AND THE RISKS ASSOCIATED WITH THE MERGER DESCRIBED IN THE ATTACHED DOCUMENT.

      The proposal regarding approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of GulfTerra’s outstanding common units. As a result, an abstention or broker non-vote or the failure to return a proxy will have the same effect as a vote against the proposal.

      Only common unitholders of record at the close of business on                     , 2004, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. GulfTerra will keep at its offices in Houston, Texas, a list of common unitholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.

      YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

•	USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

•	MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By order of the Board of Directors of
GulfTerra Energy Company, L.L.C.,
as general partner of GulfTerra Energy
Partners, L.P.

/s/ DAVID L. SIDDALL

David L. Siddall
Secretary

Houston, Texas

                    , 2004

[System map of combined company to be included in printed version of proxy statement/prospectus]

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:	Enterprise and GulfTerra have agreed to combine their businesses by merging a wholly-owned subsidiary of Enterprise with and into GulfTerra. The merger cannot be completed without approvals of the unitholders of both Enterprise and GulfTerra. Additionally, Enterprise is proposing that its common unitholders approve the conversion of its newly-issued Class B special units into an equal number of common units.

Q:	What will happen to GulfTerra as a result of the merger?

A:	As a result of the merger, GulfTerra will be a wholly-owned subsidiary of Enterprise. To accomplish this, an Enterprise subsidiary will merge with and into GulfTerra, and GulfTerra will be the surviving subsidiary company of the merger.

Q:	What will GulfTerra common unitholders receive in the merger?

A:	Each GulfTerra common unitholder will receive 1.81 Enterprise common units in exchange for each GulfTerra common unit that the unitholder owns at the effective time of the merger. Instead of receiving fractional common units, GulfTerra common unitholders will receive cash from Enterprise in an amount equal to the amount of such fractional interest multiplied by the average closing price of Enterprise common units on the NYSE during the four trading days ending on the third business day prior to the merger.

Q:	What will El Paso Corporation receive in the merger?

A:	In the first step of the merger transactions, which occurred when the merger agreement was signed, El Paso Corporation sold a 50% membership interest in GulfTerra’s general partner to Enterprise for $425 million. Immediately prior to the merger, El Paso Corporation will contribute the remaining 50% membership interest in Gulf Terra’s general partner to Enterprise’s general partner in exchange for $370 million in cash and a 9.9% membership interest in Enterprise’s general partner. In addition, El Paso Corporation will receive $500 million by selling to Enterprise all 10,937,500 GulfTerra Series C Units now outstanding and an aggregate of 2,876,620 of its GulfTerra common units. The remaining 7,433,425 GulfTerra common units owned by El Paso Corporation will be converted in the merger into the right to receive 13,454,499 Enterprise common units based on the 1.81 exchange ratio. Finally, immediately following the merger, El Paso Corporation will receive $150 million, plus the value of related inventory then outstanding, by selling to Enterprise selected natural gas treating and processing plants and related assets in South Texas. We refer to these assets as the South Texas midstream assets.

Q:	What will happen to GulfTerra’s Series C Units and the other GulfTerra common units being acquired by Enterprise from El Paso Corporation in and after the merger?

A:	Enterprise will purchase all 10,937,500 GulfTerra Series C Units and 2,876,620 GulfTerra common units now owned by El Paso Corporation immediately prior to the closing of the merger. Those units will not be converted into the right to receive Enterprise common units, nor will they have any right to receive distributions following the merger. They will, however, constitute the remaining limited partner interests in GulfTerra, which will be wholly-owned by Enterprise.

Q:	What happens to my future distributions?

A:	Once the merger is completed, GulfTerra common unitholders will be Enterprise common unitholders and, when distributions are approved and declared by the general partner of Enterprise, they will receive distributions on their Enterprise common units in accordance with Enterprise’s partnership agreement. Current Enterprise common unitholders will continue to receive distributions on their common units in accordance with Enterprise’s partnership agreement. Under the merger agreement, Enterprise has agreed, subject to the terms of its partnership agreement, to increase the quarterly cash distribution for the next regular quarterly distribution date following completion of the merger to at least $0.395 per unit, representing an increase of $0.005 per GulfTerra common unit based on the 1.81

i

exchange ratio. For a description of Enterprise’s distribution policy, please read “Comparison of the Rights of Enterprise and GulfTerra Common Unitholders.”

Q.	What will be the highest level of incentive distributions payable to the general partner of the combined partnership following the merger?

A.	Enterprise’s partnership agreement caps the incentive distribution rights payable to Enterprise’s general partner at 25% of cash distributions in excess of the highest incentive distribution threshold. By contrast, GulfTerra’s partnership agreement contains a 49% cap. Because Enterprise’s partnership agreement will govern the combined partnership, GulfTerra’s common unitholders will benefit from the lower cap as holders of Enterprise common units following the merger.

Q:	Should GulfTerra unitholders send in their certificates representing GulfTerra common units now?

A:	No. After the merger is completed, GulfTerra common unitholders will receive written instructions for exchanging their certificates representing GulfTerra common units. Please do not send in your certificates representing GulfTerra common units with your proxy card.

Q:	What unitholder approvals are needed to complete the merger?

A:	The following unitholder approvals are needed to complete the merger:

• the affirmative vote of the holders of at least a majority of GulfTerra’s outstanding common units and Series C Units, each voting as a separate class, is required to approve and adopt the merger agreement; and

• the affirmative vote of the holders of at least a majority of Enterprise’s outstanding common units present and entitled to vote at the special meeting is required to approve the issuance of Enterprise common units pursuant to the merger agreement.

El Paso Corporation holds all of GulfTerra’s Series C Units and has agreed to vote those units as well as its regular GulfTerra common units in favor of the approval and adoption of the merger agreement.

With respect to the vote of Enterprise’s common unitholders, the common units owned by Dan L. Duncan and his affiliates represent a number of votes sufficient to approve both the issuance of Enterprise common units pursuant to the merger agreement and the conversion of Enterprise’s Class B special units into common units.

The merger is not contingent upon approval of the conversion of Enterprise’s Class B special units into common units, and that proposal is not contingent upon completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can complete the merger, including approval by the unitholders of both Enterprise and GulfTerra and the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Although we cannot be sure when all of the conditions to the merger will be satisfied, we expect to complete the merger in the second half of 2004. Please read “The Merger Agreement — Conditions to the Merger.”

Q:	What are the tax consequences to common unitholders of the transaction?

A:	It is generally expected that neither the Enterprise common unitholders nor the GulfTerra common unitholders who receive Enterprise common units in exchange for their GulfTerra common units will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. For a description of the material federal income tax consequences of the merger and the holding of Enterprise common units after the merger, please see the information set forth in “Material Federal Income Tax Consequences.”

Q:	What do I need to do now?

A:	You should read this document carefully. Then, if you choose to vote by proxy, you should do so as soon as possible by any of the following means: (1) completing, signing and mailing your proxy card,

(2) using the toll-free telephone number listed on your proxy card and following the recorded instructions or (3) going to the Internet website listed on your proxy card and following the instructions provided.

Q:	If I am planning on attending a meeting in person, should I still grant my proxy?

A:	Yes. Whether or not you plan to attend a meeting, you should grant your proxy as described above. Your units will not be voted if you neither attend a meeting and vote in person nor grant your proxy. For GulfTerra unitholders, this would have the same effect as a vote against approval and adoption of the merger agreement. For Enterprise unitholders, this would have no effect on the outcome of the vote regarding either the issuance of the Enterprise common units pursuant to the merger agreement or the conversion of Enterprise’s Class B special units into its common units.

Q:	Can I change my vote after I have granted my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the meeting by following the procedures set forth in “The Special Unitholder Meetings — Voting Procedures – Revocation.”

Q:	If my units are held in “street name” by my broker, will my broker vote my units for me?

A:	Your broker will not vote your units for or against approval and adoption of the merger agreement or the issuance of Enterprise common units pursuant to the merger agreement unless you tell the broker how to vote. If you are an Enterprise common unitholder, your broker will not vote your units for or against conversion of Enterprise’s Class B special units into its common units unless you tell the broker how to vote. To tell your broker how to vote, you should follow the directions that your broker provides to you. A non-vote by your broker will have the same effect as a vote against the transactions described in this document.

Q:	Whom do I call if I have further questions about voting, the meetings or the merger?

A:	GulfTerra unitholders may call GulfTerra’s Investor Relations department at (832) 676-5315.

Enterprise unitholders may call Enterprise’s Investor Relations department at (713) 880-6812.

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SUMMARY

      This summary highlights some of the information in this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents we incorporate by reference and the full text of the merger agreement included as Annex A to this document. Please also read “Where You Can Find More Information.” All references in this document to numbers of units, earnings per unit or unit prices with respect to Enterprise give effect to Enterprise’s two-for-one unit split on May 15, 2002.

      Unless otherwise indicated, pro forma as adjusted financial results presented in this document give effect to the completion of the merger, the concurrent purchase by Enterprise from El Paso Corporation of the related South Texas midstream assets and Enterprise’s April 29, 2004 common unit offering, which closed on May 5, 2004 (the “May 2004” offering).

The Merger Parties

GulfTerra

      Formed in 1993, GulfTerra is one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. GulfTerra manages a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and natural gas liquids, or NGLs. GulfTerra considers this portfolio, which generates relatively stable cash flows, to be balanced due to its diversity of geographic locations, business segments, customers and product lines.

      GulfTerra’s principal executive offices are located at 4 Greenway Plaza, Houston, Texas 77046, and its phone number is (832) 676-4853.

Enterprise

      Formed in 1998 as a limited partnership, Enterprise is the second largest publicly traded energy partnership and a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and NGLs. In addition to its strategic position in the Gulf Coast region, Enterprise has access to major natural gas and NGL supply basins throughout the United States and Canada, including the Rocky Mountains, the San Juan and Permian basins, the Mid-Continent region and, through third-party pipeline connections, north into Canada’s Western Sedimentary basin. Enterprise’s asset platform in the Gulf Coast region of the United States, combined with its Mid-America and Seminole pipeline systems, creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America.

      Enterprise’s principal executive offices are located at 2727 North Loop West, Houston, Texas 77008, and its phone number is (713) 880-6500.

The Merger

      Pursuant to the merger agreement, at the effective time of the merger, Enterprise Products Management LLC, a nominally capitalized Delaware limited liability company that is wholly owned by Enterprise, will merge with and into GulfTerra, and each of the outstanding common units of GulfTerra, other than those common units purchased by Enterprise prior to the merger as described below under “— Transactions Related to the Merger,” will be converted into the right to receive Enterprise common units. GulfTerra will survive the merger as Enterprise’s wholly-owned subsidiary. Each GulfTerra common unitholder will receive 1.81 Enterprise common units in exchange for each GulfTerra common unit that the unitholder owns at the effective time of the merger. Instead of receiving fractional common units,

GulfTerra common unitholders will receive cash from Enterprise in an amount determined under the merger agreement.

Transactions Related to the Merger

The Parent Company Agreement

      In connection with executing the merger agreement on December 15, 2003, Enterprise, Enterprise’s general partner and a subsidiary of Enterprise also executed a parent company agreement with El Paso Corporation and four of its wholly-owned subsidiaries that provided for a “Step One” transaction, which was completed when the parent company agreement was executed, and two “Step Two” transactions to be completed at the closing of the merger. The parent company agreement was amended on April 19, 2004 and, as so amended, is referred to in this document as the “parent company agreement.”

      In the Step One transaction, a wholly-owned subsidiary of Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million from GulfTerra GP Holding Company, a wholly-owned subsidiary of El Paso Corporation, resulting in GulfTerra’s general partner now being 50% owned by GulfTerra GP Holding Company and 50% owned by the Enterprise subsidiary. Goldman, Sachs & Co. had held a 9.9% membership interest in GulfTerra’s general partner, but GulfTerra GP Holding Company repurchased this interest from Goldman, Sachs & Co. pursuant to a separate agreement immediately prior to the signing of the parent company agreement. In addition, concurrently with the signing of the parent company agreement and the closing of the Step One transaction, GulfTerra GP Holding Company and the Enterprise subsidiary entered into an amended and restated limited liability company agreement for GulfTerra’s general partner. Pursuant to this limited liability company agreement, GulfTerra GP Holding Company serves as the managing member of GulfTerra’s general partner and the Enterprise subsidiary’s rights are limited to protective consent rights on specified material transactions affecting GulfTerra or its general partner and the rights and preferences associated with the membership interest in the general partner owned by the Enterprise subsidiary.

      Under the first Step Two transaction provided for in the parent company agreement, at the closing of the merger but just prior to its effectiveness, GulfTerra GP Holding Company will contribute its 50% membership interest in GulfTerra’s general partner to Enterprise’s general partner in exchange for a 9.9% membership interest in Enterprise’s general partner and $370 million from Enterprise’s general partner (which will not be funded or reimbursed by Enterprise). Enterprise’s general partner will then make a capital contribution of that 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing its interest in Enterprise’s earnings or cash distributions).

      Under the second Step Two transaction provided for in the parent company agreement, immediately after Enterprise’s acquisition of the 50% membership interest in the general partner of GulfTerra, but prior to the consummation of the merger, Enterprise will purchase from specified subsidiaries of El Paso Corporation all 10,937,500 outstanding GulfTerra Series C Units and an aggregate of 2,876,620 GulfTerra common units owned by those subsidiaries for $500 million, none of which will be converted into the right to receive Enterprise common units in the merger. The purchase price of approximately $36.19 per unit to be paid for the units purchased from these subsidiaries of El Paso Corporation is equal to 90% of the average closing prices of the GulfTerra common units on the NYSE for the 20 trading days ending on December 12, 2003 (the last full trading day before the proposed merger was announced). The remaining 7,433,425 GulfTerra common units owned by El Paso Corporation will be converted in the merger into the right to receive 13,454,499 Enterprise common units based on the 1.81 exchange ratio.

      The parent company agreement also provides that for a period of three years following the closing of the merger, at the request of GulfTerra, El Paso Corporation will provide support services to GulfTerra similar to those provided by El Paso Corporation before the closing of the merger, and GulfTerra will reimburse El Paso Corporation for 110% of its direct costs of such services (excluding any overhead costs).

      The parent company agreement also provides that, for the three-year period following the closing of the merger, El Paso Corporation will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in 12 equal monthly installments for each such year.

      The parent company agreement also provides that Enterprise and its general partner and GulfTerra GP Holding Company will enter into an exchange and registration rights agreement. Under that agreement, GulfTerra GP Holding Company will have a three-year right, commencing 180 days following the closing of the merger, or earlier in certain circumstances, to contribute all of its 9.9% membership interest in the Enterprise general partner to the Enterprise general partner for a number of Enterprise common units, an amount of cash or a combination of Enterprise common units and cash computed by reference to the cash distribution associated with the exchanged membership interest in the Enterprise general partner. Under that agreement, Enterprise is also obligated, subject to certain limitations and conditions, to register for resale the 13,454,499 Enterprise common units to be owned by subsidiaries of El Paso Corporation following the closing of the merger and any Enterprise common units received by GulfTerra GP Holding Company in respect of the exchange right.

Acquisition of South Texas Midstream Assets

      On December 15, 2003, Enterprise, as purchaser, and El Paso Corporation and certain of its subsidiaries, as sellers, executed a purchase and sale agreement for 100% of the equity interests of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. for a price of $150 million plus the value of related inventory then outstanding. Through its purchase of the equity interests of these companies, Enterprise will acquire nine cryogenic natural gas processing plants, one natural gas gathering system, one natural gas treating plant, and a small natural gas liquids connecting pipeline. Located across South Texas, these assets have historically been associated with and are integral to GulfTerra’s Texas intrastate natural gas pipeline system. The closing of this purchase is effectively conditioned upon, and is expected to occur immediately following, the closing of the merger. The closing of the merger, however, is not conditioned upon the closing of this purchase, provided that neither party breaches its obligations under the purchase and sale agreement. We refer to the assets that Enterprise will acquire from El Paso Corporation pursuant to the purchase and sale agreement as the South Texas midstream assets and to this transaction as Step Three of the merger transactions.

The Special Unitholder Meetings

GulfTerra Special Unitholder Meeting

      Where and when: The GulfTerra special unitholder meeting will take place at                          , Houston, Texas, on                           2004 at            a.m., local time.

      GulfTerra has agreed to call and hold the special meeting regardless of whether it receives a proposal that it believes to be superior to the merger or whether the board of directors of its general partner changes its recommendation that GulfTerra’s unitholders approve and adopt the merger agreement.

      What you are being asked to vote on: At the GulfTerra meeting, GulfTerra unitholders will vote on the approval and adoption of the merger agreement. GulfTerra unitholders also may be asked to consider other matters as may properly come before the meeting. GulfTerra knows of no other matters that will be presented for consideration of its unitholders at the meeting.

      Who may vote: You may vote at the GulfTerra meeting if you owned GulfTerra common units at the close of business on the record date,                           , 2004. On that date, there were [59,685,667] GulfTerra common units outstanding and entitled to vote. You may cast one vote for each GulfTerra common unit that you owned on the record date.

      What vote is needed: The affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units is required to approve and adopt the merger agreement.

      Series C Units. GulfTerra currently has 10,937,500 Series C Units outstanding, all of which are owned indirectly by a subsidiary of El Paso Corporation. The Series C Units are a class of GulfTerra limited partner interests that are similar to GulfTerra’s common units, except that the Series C Units are generally non-voting. Holders of the Series C Units are, however, entitled to vote separately as a class on any amendment to GulfTerra’s partnership agreement that has a material adverse effect on the rights or preferences of the Series C Units. The affirmative vote of the holders of at least a majority of the outstanding Series C Units is required to approve any such amendment to GulfTerra’s partnership agreement. Holders of the Series C Units will vote these units at the special meeting because the merger agreement may be viewed as an amendment to GulfTerra’s partnership agreement.

      Subsidiaries of El Paso Corporation owned approximately [17.3]% of the GulfTerra common units and 100% of the GulfTerra Series C Units as of the record date for the special meeting. Pursuant to a voting agreement and proxy, El Paso Corporation and its subsidiaries have agreed with Enterprise to vote all of their common units and all of the Series C Units in favor of the merger agreement. Additionally, El Paso Corporation and its subsidiaries have granted a proxy to Enterprise that allows an officer of Enterprise to vote all such common units and Series C Units in favor of the merger agreement.

Enterprise Special Unitholder Meeting

      Where and when: The Enterprise special unitholder meeting will take place at                          , Houston, Texas, on                           , 2004, at            a.m., local time.

      What you are being asked to vote on: At the Enterprise meeting, Enterprise unitholders will vote on approval of the issuance of Enterprise common units pursuant to the merger agreement, which we estimate could be up to 117,602,411 Enterprise common units (assuming the exercise of all outstanding GulfTerra options and the maximum number of GulfTerra common units are issued upon conversion of GulfTerra’s Series F Convertible Units). Enterprise is also proposing that the common unitholders approve the conversion of Enterprise’s Class B special units into common units on a one-for-one basis. Enterprise unitholders also may be asked to consider other matters as may properly come before the meeting. Enterprise knows of no other matters that will be presented for consideration of its unitholders at the meeting.

      Who may vote: You may vote at the Enterprise meeting if you owned Enterprise common units at the close of business on the record date,                           , 2004. On that date, there were [229,661,604] Enterprise common units outstanding and entitled to vote. You may cast one vote for each Enterprise common unit that you owned on the record date.

      What vote is needed: The affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the meeting is required to approve both the issuance of Enterprise common units pursuant to the merger agreement and the conversion of Enterprise’s Class B special units into common units on a one-for-one basis.

      Dan L. Duncan, Enterprise’s co-founder and the chairman of its general partner, and certain other Enterprise affiliates beneficially owned approximately [51.4]% of Enterprise’s outstanding common units as of the record date for the special meeting. Pursuant to a voting agreement and proxy, so long as the board of directors of Enterprise’s general partner does not withdraw its recommendation of the merger, Mr. Duncan and these other affiliates have agreed with GulfTerra to vote all of the Enterprise common units owned by them in favor of the approval of the issuance of Enterprise common units pursuant to the merger agreement. Additionally, Mr. Duncan and these other affiliates granted a proxy to GulfTerra that allows an officer of GulfTerra to vote these common units in favor of the issuance of Enterprise common units pursuant to the merger agreement. The common units owned by Mr. Duncan and these other affiliates represent a number of votes sufficient to approve both the issuance of Enterprise common units pursuant to the merger agreement and the conversion of Enterprise’s Class B special units into common units.

What GulfTerra Unitholders Will Receive in the Merger

      Each GulfTerra common unitholder will receive 1.81 Enterprise common units for each GulfTerra common unit that the unitholder owns at the effective time of the merger. Instead of receiving fractional common units, GulfTerra common unitholders will receive cash from Enterprise in an amount equal to the amount of such fractional interest multiplied by the average closing price of Enterprise common units on the NYSE Composite Transaction Reporting System over the four trading days ending on the third business day prior to the closing of the merger. None of the 2,876,620 GulfTerra common units or the 10,937,500 GulfTerra Series C Units to be purchased by Enterprise from subsidiaries of El Paso Corporation immediately prior to the merger will be converted into the right to receive Enterprise common units.

      Under the merger agreement, Enterprise has agreed, subject to the terms of its partnership agreement, to increase the quarterly cash distribution for the next regular quarterly distribution date following completion of the merger to at least $0.395 per unit, representing an increase of $0.005 per GulfTerra common unit based on the 1.81 exchange ratio. In addition, as holders of Enterprise common units following the merger, GulfTerra’s common unitholders will benefit from a reduction, from 49% to 25%, of the cap on incentive distributions payable to the general partner of the combined partnership. For a description of Enterprise’s distribution policy, please read “Comparison of the Rights of Enterprise and GulfTerra Common Unitholders.”

U.S. Federal Income Tax Consequences

      Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge you to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you. For a more detailed discussion of the expected tax consequences of the merger, please read “Material Federal Income Tax Consequences” beginning on page 128 of this document.

      For U.S. federal income tax purposes, except as described below with respect to a net decrease in a unitholder’s share of nonrecourse liabilities, no gain or loss will be recognized by a GulfTerra unitholder or an Enterprise unitholder as a result of the merger. The merger will, however, result in the recalculation of each Enterprise and GulfTerra common unitholder’s share of nonrecourse liabilities. Each Enterprise and GulfTerra unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of the unitholder’s share of the nonrecourse liabilities immediately before the merger and the unitholder’s share of the nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a GulfTerra or Enterprise common unitholder exceeds such unitholder’s basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess.

      The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. Enterprise has agreed to apply these rules, to the extent permissible, in a manner that minimizes the amount of any net decrease in the amount of nonrecourse liabilities allocable to the GulfTerra and Enterprise unitholders. Enterprise and GulfTerra do not anticipate that there will be a material decrease in the amount of nonrecourse liabilities allocable to a GulfTerra common unitholder or an Enterprise common unitholder as a result of the merger.

Directors and Management of Enterprise Following the Merger

      Under the limited liability company agreement of the general partner of the combined company, Dan L. Duncan, acting through a wholly-owned subsidiary, will have the right to designate the persons who will serve on the board of directors of the general partner. The combined company’s board of directors will consist of no fewer than five and no more than ten persons, a majority of whom must be independent under the NYSE’s independence standards. Mr. Duncan’s designees to the board of directors of the combined company’s general partner are as follows:

	Position with General Partner	Current
Name	of Combined Company	Affiliation

Dan L. Duncan	Director and Chairman of the Board	Enterprise
O.S. Andras	Director, Vice Chairman of the Board and Chief Executive Officer	Enterprise
Robert G. Phillips	Director, President and Chief Operating Officer	Gulf Terra
Dr. Ralph S. Cunningham	Director*	Enterprise
Lee W. Marshall, Sr.	Director*	Enterprise
Richard S. Snell	Director*	Enterprise
W. Matt Ralls	Director*	GulfTerra

*	Independent directors

      El Paso Corporation, through its 9.9% membership interest in the general partner of the combined company, will have protective consent rights on certain material transactions affecting the combined company, such as any merger or consolidation resulting in a change of control of the combined company, a disposition of all or substantially all of the assets or properties of the general partner and the combined company taken as a whole, certain amendments to the combined company’s partnership agreement that adversely affect the general partner or El Paso Corporation and the taking by the combined company of certain actions in respect of its bankruptcy or insolvency.

Market Prices of Enterprise and GulfTerra Common Units Prior to Announcing the Proposed Merger

      Enterprise common units are traded on the NYSE under the symbol “EPD”. GulfTerra common units are traded on the NYSE under the symbol “GTM”. The following table shows the closing per unit sales prices of Enterprise and GulfTerra common units on December 12, 2003 (the last full trading day before Enterprise and GulfTerra announced the proposed merger).

	Enterprise	GulfTerra
Date	Common Units	Common Units

December 12, 2003	$22.80	$40.39

Recommendations to Unitholders

To GulfTerra Unitholders:

      The board of directors of GulfTerra’s general partner has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of GulfTerra and GulfTerra’s common unitholders. Accordingly, the board recommends that GulfTerra unitholders vote to approve and adopt the merger agreement.

      The audit and conflicts committee of the board of directors of GulfTerra’s general partner, comprised of directors who are deemed to be independent of the interests of GulfTerra’s general partner, has considered the benefits of the merger as well as the associated risks and has unanimously recommended the merger as being in the best interests of GulfTerra’s common unitholders. GulfTerra’s common unitholders are urged to review carefully the background and reasons for the merger and the risks associated with the merger described under “Risk Factors.”

      As of the record date for the special meeting, approximately [18.0]% of GulfTerra’s outstanding common units were held by directors and executive officers of GulfTerra Energy Company, L.L.C. and their respective affiliates (including affiliates of El Paso Corporation).

To Enterprise Unitholders:

      The board of directors of Enterprise’s general partner has unanimously approved and adopted the merger agreement and approved the issuance of Enterprise common units pursuant to the merger agreement and determined that they are advisable and in the best interests of Enterprise and Enterprise’s unitholders. Accordingly, the board recommends that Enterprise unitholders vote to approve the issuance of Enterprise common units pursuant to the merger agreement.

      The audit and conflicts committee of the board of directors of Enterprise’s general partner, comprised of directors who are deemed to be independent of the interests of Enterprise’s general partner, has considered the benefits and risks of the merger and has unanimously approved the merger as being in the best interests of Enterprise’s common unitholders. Enterprise’s common unitholders are urged to review carefully the background and reasons for the merger and the risks associated with the merger described under “Risk Factors.”

      As of the record date for the special meeting, approximately [53.6]% of Enterprise’s outstanding common units were held by directors and executive officers of Enterprise Products GP, LLC and their respective affiliates.

GulfTerra’s Reasons for the Merger

      The board of directors of GulfTerra’s general partner, and the audit and conflicts committee of that board (which consists solely of directors meeting the independent director requirements established by the NYSE and the Sarbanes-Oxley Act of 2002), considered many factors in approving and adopting the merger and the merger agreement, including the following expected benefits of the merger to GulfTerra and its unitholders:

•	the creation of North America’s leading midstream company, with geographic and product diversity and balance, serving key natural gas basins;

•	enhanced growth prospects;

•	the continuation of and improvement on GulfTerra’s previous independence initiatives;

•	a lower cost of capital;

•	increased market liquidity of common units;

•	long-term accretion to distributable cash flow per unit;

•	the strengths of the combined management teams;

•	growth and diversification of sources of cash flow; and

•	potential cost savings and interest savings.

      For more information on GulfTerra’s reasons for the merger, please read “The Merger–Recommendation of the Board of Directors of GulfTerra’s General Partner and Reasons for the Merger.”

Enterprise’s Reasons for the Merger

      The board of directors of Enterprise’s general partner considered various factors in approving and adopting the merger agreement and approving the issuance of Enterprise’s common units pursuant to the merger agreement, including the following potential benefits of the merger to the combined company:

•	significant increases in the diversity and scale of operations of the combined company;

•	greater cash flow stability;

•	incremental growth opportunities;

•	potential cost savings; and

•	long-term accretion to distributable cash flow per unit to Enterprise unitholders.

      For more information on Enterprise’s reasons for the merger, please read “The Merger — Recommendation of the Board of Directors of Enterprise’s General Partner and Reasons for the Merger.”

Interests of Our Executive Officers and Directors in the Merger

      In considering the recommendations of the respective boards of directors of the general partners of GulfTerra and Enterprise with respect to the merger, unitholders of both companies should be aware that some of the executive officers and directors of the general partners have interests in the transaction that differ from the interests of common unitholders generally. For a detailed discussion of such interests, please read “The Merger — Interests of Certain Persons in the Merger.”

Opinions of Financial Advisors

      The opinions of Enterprise’s and GulfTerra’s financial advisors are attached to this document as Annexes B and C, respectively. We encourage you to read those opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based set forth under “The Merger — Opinions of Financial Advisors.” Each opinion is directed to the audit and conflicts committee of the applicable general partner’s board of directors and does not constitute a recommendation to any unitholder as to any matter relating to the merger.

Opinion of Financial Advisor to Enterprise and the Audit and Conflicts Committee

      Lehman Brothers Inc., Enterprise’s financial advisor, delivered its opinion to the board of directors and the audit and conflicts committee of the board of directors of Enterprise’s general partner on December 14, 2003 to the effect that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the aggregate consideration to be paid by Enterprise in the proposed merger and in the related prior transactions is fair, from a financial point of view, to Enterprise.

Opinion of Financial Advisor to GulfTerra and the Audit and Conflicts Committee

      UBS Securities LLC, financial advisor to GulfTerra and the audit and conflicts committee of the board of directors of GulfTerra’s general partner, delivered its opinion to the audit and conflicts committee on December 14, 2003 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 1.81 Enterprise common units for each GulfTerra common unit in the merger was fair from a financial point of view to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman, Sachs & Co. and their respective affiliates.

The Merger Agreement

      The merger agreement is attached to this document as Annex A and incorporated by reference into this document. We encourage you to read the merger agreement because it is the legal document that governs the merger. For a detailed discussion of certain terms of the merger agreement, please read “The Merger Agreement” beginning on page 86 of this document.

What We Need to Do to Complete the Merger

      Enterprise and GulfTerra will complete the merger only if the conditions set forth in the merger agreement and the parent company agreement are satisfied or, in some cases, waived. These conditions include:

•	the approval and adoption by GulfTerra unitholders of the merger agreement;

•	the approval by Enterprise’s unitholders of the issuance of Enterprise common units pursuant to the merger agreement;

•	the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the continued effectiveness of the registration statement of which this document is a part;

•	the approval for listing on the NYSE of the Enterprise common units to be issued in the merger subject to official notice of issuance;

•	the continued accuracy of the representations and warranties contained in the merger agreement and the parent company agreement;

•	the closing of the purchase of specified GulfTerra common units and Series C Units from subsidiaries of El Paso Corporation, as described above under “— Transactions Related to the Merger — The Parent Company Agreement,” which, in turn, is conditioned upon, among other things, neither party breaching its obligations under the purchase and sale agreement providing for Enterprise’s acquisition of the South Texas midstream assets, which is more fully described above under “— Transactions Related to the Merger — Acquisition of South Texas Midstream Assets;”

•	the performance by each party of its obligations under the merger agreement and the parent company agreement;

•	the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful;

•	the receipt of legal opinions from counsel for each of Enterprise and GulfTerra as to the treatment of the merger for U.S. federal income tax purposes; and

•	the receipt of legal opinions from counsel for each of Enterprise, GulfTerra and El Paso Corporation as to non-contravention with respect to selected material agreements.

      Either Enterprise or GulfTerra may choose to complete the merger even though a condition to its obligations has not been satisfied if the necessary unitholder approvals have been obtained and the law allows it to do so.

Termination of the Merger Agreement

      Enterprise and GulfTerra can agree to terminate the merger agreement at any time without completing the merger, even after unitholder approvals have been obtained. In addition, either party can terminate the merger agreement on its own without completing the merger if:

•	the merger is not completed by March 31, 2005, other than due to a breach of the merger agreement by the terminating party;

•	the conditions to closing the merger cannot be satisfied;

•	the necessary approval of the unitholders of either party is not obtained at their respective unitholder meetings; or

•	any legal prohibition to completing the merger has become final and non-appealable.

Termination Fees

      If the merger agreement is terminated because the requisite unitholder approval is not obtained by Enterprise or GulfTerra, as the case may be, at its special meeting or its special meeting is cancelled, then Enterprise or GulfTerra, as the case may be, will be required to pay to the other party a termination fee of $112 million:

•	if, in response to a superior transaction, the board of directors of its general partner withdraws or qualifies its recommendation for approval of the transactions contemplated by the merger agreement;

•	if it violates the “no solicitation” covenant in the merger agreement; or

•	if a possible alternative or superior transaction with a third party has been publicly announced and the board of directors of its general partner does not reaffirm its recommendation in favor of the merger.

      In addition, in the case of GulfTerra, if the requisite unitholder approval is not obtained or if the GulfTerra special meeting is cancelled and (1) a possible alternative or superior transaction not involving Enterprise has been publicly announced, but the board of directors of GulfTerra’s general partner reaffirms its recommendation to vote in favor of the merger in accordance with the merger agreement, or (2) no possible alternative transaction or superior transaction has been publicly announced, GulfTerra will be required to pay to Enterprise a termination fee of $15 million. For a detailed discussion of the termination fees and expenses, please read “The Merger Agreement — Termination Fees and Expenses.”

No Solicitation

      Enterprise and GulfTerra have generally agreed not to initiate or continue any discussions with any other person regarding a business combination while the merger is pending or to engage in any of those discussions unless required by fiduciary obligations under applicable law.

Other Information Related to the Merger

Antitrust Clearance

      The merger is subject to both state and federal antitrust laws. Enterprise and GulfTerra made the required filings with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, relating to the merger on January 21, 2004, but they are not permitted to complete the merger until the applicable waiting periods have expired or are otherwise terminated. On February 20, 2004, Enterprise and GulfTerra received a request for additional information and documentary materials from the FTC. Enterprise and GulfTerra are currently responding to the FTC’s request. Enterprise and GulfTerra have also received a civil investigative demand for information about the merger from the Office of the Attorney General of the State of Texas. Enterprise or GulfTerra may receive additional requests for information concerning the proposed merger and related transactions from the FTC or the states.

Listing of Common Units to be Issued in the Merger

      Enterprise expects to obtain approval to list on the NYSE the common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger.

Accounting Treatment

      Enterprise will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate consideration that Enterprise pays for GulfTerra will be allocated to GulfTerra’s assets and liabilities based on their fair values, with any excess being treated as goodwill. Enterprise currently expects to record approximately $2.6 billion of goodwill upon completion of the merger, but that estimate is subject to change.

Appraisal Rights

      Neither Enterprise unitholders nor GulfTerra unitholders have appraisal rights under applicable law or contractual appraisal rights under their respective partnership agreements or the merger agreement.

Enterprise’s Class B Special Units

      On December 17, 2003, Enterprise sold 4,413,549 Class B special units to an affiliate of Dan L. Duncan, Enterprise’s co-founder and the chairman of its general partner, for $100 million in a private transaction. The purchase price for that transaction was $22.6575 per unit, representing a 5% discount from the $23.85 closing price of Enterprise’s common units on the NYSE on December 16, 2003. The 5% discount was consistent with the 5% discount available to all of Enterprise’s unitholders under its distribution reinvestment plan.

      The Class B special units have rights identical to Enterprise’s common units with respect to Enterprise’s distributions and other matters. However, the Class B special units do not have voting rights and are not deemed to be outstanding for purposes of determining whether a quorum is present or whether the approval of the requisite number of holders of Enterprise’s units has been obtained.

      Each Class B special unit will become convertible into one common unit upon the receipt of approval of holders of not less than a majority of Enterprise’s units (not including for this purpose the Class B special units) present and entitled to vote at a meeting of Enterprise’s common unitholders or by the holders of a majority of Enterprise’s units (not including for this purpose the Class B special units) pursuant to written consents solicited by Enterprise.

      Under the rules of the NYSE an officer or director of Enterprise generally may not purchase newly-issued common units from Enterprise in an amount that exceeds 1% of the total outstanding common units in a single transaction or a series of related transactions without first obtaining approval of Enterprise’s unitholders. Based on the number of common units outstanding on December 17, 2003, the number of outstanding common units would have increased by approximately 3.1% upon the conversion of the 4,413,549 Class B special units into an equal number of common units. Therefore, the board of directors of Enterprise’s general partner is proposing that the Enterprise common unitholders approve the conversion of the Class B special units into common units in accordance with the above requirements of the NYSE.

      As of the record date for the special meeting, Mr. Duncan beneficially owned [117,920,619] common units, representing approximately [51.4]% of the common units then outstanding, and all of the 4,413,549 outstanding Class B special units. Upon conversion of the Class B special units, he would beneficially own [122,334,168] common units, representing approximately [52.3]% of the common units then outstanding, disregarding the common units issuable in the merger. Mr. Duncan intends to vote all of the common units he beneficially owns in favor of the proposal to convert the Class B special units, thereby assuring its approval. Approval, however, is not a condition to the merger, and completion of the merger is likewise not a condition to the conversion of Enterprise’s Class B special units.

Summary Historical and Pro Forma Financial and Operating Information

      The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for Enterprise and GulfTerra and summary pro forma adjusted financial information for Enterprise after giving effect to the proposed merger with GulfTerra and the post-merger acquisition of the South Texas midstream assets from El Paso Corporation. The summary historical income statement and balance sheet data for the three years in the period ended December 31, 2003 are derived from and should be read in conjunction with the audited financial statements of Enterprise, GulfTerra and the South Texas midstream assets that are incorporated by reference, and the selected historical financial and operating information included elsewhere, in this document.

      The summary pro forma adjusted financial statements of Enterprise show the pro forma effect of

•	the proposed merger with GulfTerra through Step Three of that transaction; and

•	the application of $307 million in net proceeds, including the receipt from Enterprise’s general partner of its related net capital contribution, from Enterprise’s May 2004 public offering of 15,000,000 of its common units and the use of such proceeds to repay in full the $225 million outstanding under Enterprise’s interim term loan and to repay $82 million outstanding under Enterprise’s revolving credit facilities.

      The proposed merger involves the following three steps:

•	Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is currently accounted for by Enterprise using the equity method and is already recorded in Enterprise’s historical balance sheet at December 31, 2003. This transaction is referred to as Step One of the proposed merger and will remain in effect even if the remainder of the proposed merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory and unitholder approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, Enterprise will own 100% of the limited and general partner interests in GulfTerra. At that time, the proposed merger will be accounted for by Enterprise using the purchase method, and GulfTerra will be a consolidated subsidiary of Enterprise. Step Two of the proposed merger includes the following transactions:

•	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a cash payment by Enterprise’s general partner of $370 million (which will not be funded or reimbursed by Enterprise) and a 9.9% membership interest in Enterprise’s general partner, and the subsequent capital contribution by Enterprise’s general partner of such 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing Enterprise’s general partner’s interest in Enterprise’s earnings or cash distributions);

•	Enterprise’s purchase of 10,937,500 GulfTerra Series C Units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million; and

•	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise common units, resulting in the expected issuance of 104,600,709 of Enterprise’s common units to GulfTerra unitholders.

•	Step Three. Immediately after Step Two is completed, Enterprise expects to purchase the South Texas midstream assets from El Paso Corporation for $150 million plus the value of then outstanding inventory.

      Enterprise anticipates that its obligations under Steps Two and Three of the proposed merger to pay El Paso Corporation $650 million will be financed initially with short-term acquisition term loans and with borrowings under its revolving credit facilities.

      Enterprise’s unaudited pro forma condensed statement of consolidated operations for the year ended December 31, 2003 assumes the merger-related transactions all occurred on January 1, 2003. Enterprise’s unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger and related transactions as if they had occurred on December 31, 2003. Step One of the proposed merger is already included in the December 31, 2003 historical balance sheet of Enterprise.

      The non-generally accepted accounting principle, or non-GAAP, financial measures of gross operating margin and earnings before interest, income taxes, depreciation and amortization, which Enterprise refers to as “EBITDA,” are presented in the summary historical and pro forma financial information for Enterprise. In a supplemental section titled “Non-GAAP Financial Measures,” Enterprise has provided the necessary explanations and reconciliations for Enterprise’s non-GAAP financial measures.

Summary Historical and Pro Forma Financial and Operating Information of Enterprise

				For Year Ended
				December 31, 2003
	Enterprise
	Consolidated Historical			Through
	For Year Ended December 31,			Step Three	Adjusted
				Enterprise	Enterprise
	2001	2002	2003	Pro Forma	Pro Forma

				(Unaudited)

	(Dollars in millions, except per unit amounts)
Income Statement Data:
Revenues	$3,154.4	$3,584.8	$5,346.4	$7,153.0	$7,153.0
Costs and expenses:
Operating costs and expenses	2,862.6	3,382.8	5,046.8	6,474.1	6,474.1
Selling, general and administrative	30.4	42.9	37.5	93.5	93.5

Total costs and expenses	2,893.0	3,425.7	5,084.3	6,567.6	6,567.6

Equity in income (loss) of unconsolidated affiliates	25.4	35.2	(14.0)	(2.6)	(2.6)

Operating income	286.8	194.3	248.1	582.8	582.8

Other income (expense):
Interest expense	(52.4)	(101.6)	(140.8)	(273.8)	(269.6)
Other, net	10.3	7.3	6.4	(28.5)	(28.5)

Total other income (expense)	(42.1)	(94.3)	(134.4)	(302.3)	(298.1)

Income before provision for income taxes and minority interest	244.7	100.0	113.7	280.5	284.7
Provision for income taxes	—	(1.6)	(5.3)	(5.3)	(5.3)

Income before minority interest	244.7	98.4	108.4	275.2	279.4
Minority interest	(2.5)	(2.9)	(3.9)	(3.9)	(3.9)

Net income	$242.2	$95.5	$104.5	$271.3	$275.5

Basic earnings per unit:
Net income per unit	$1.70	$0.55	$0.42	$0.78	$0.75

Diluted earnings per unit:
Net income per unit	$1.39	$0.48	$0.41	$0.76	$0.73

Distributions to limited partners:
Per common unit	$1.19	$1.36	$1.47

Balance sheet data:
Total assets	$2,424.7	$4,230.3	$4,802.8	$10,565.1	$10,564.1
Total debt	855.3	2,246.5	2,139.5	4,734.6	4,427.6
Total partners’ equity	1,146.9	1,200.9	1,705.9	4,613.8	4,919.8
Other financial data:
Cash flows from operating activities	$283.3	$329.8	$424.7
Cash flows used in investing activities	491.2	1,708.3	657.0
Cash flows from financing activities	279.5	1,260.3	248.9
Distributions received from unconsolidated affiliates	45.1	57.7	31.9
Equity in income (loss) of unconsolidated affiliates	25.4	35.3	(14.0)
Gross operating margin	375.9	332.4	410.4	$887.3	$887.3
EBITDA	345.8	284.8	366.4	771.0	771.0
Commodity hedging income (losses)	101.3	(51.3)	(0.6)
Operating data (in MBPD, except as noted):
Pipelines:
Major NGL and petrochemical pipelines	453	1,352	1,343
Natural gas pipelines (BBtu/d)	1,349	1,201	1,032
Fractionation:
NGL fractionation	204	235	227
Isomerization	80	84	77
Propylene fractionation	31	55	57
Processing — equity NGL production	63	73	56
Octane Enhancement	5	5	4

Summary Historical Financial and Operating Information of GulfTerra

	GulfTerra
	Consolidated Historical

	For Year Ended December 31,

	2001	2002	2003

	(Dollars in millions,
	except per unit amounts)
Consolidated Statements of Income Data:
Operating revenues	$193.4	$457.4	$871.5
Operating expenses	134.9	296.6	557.0

Operating income	58.5	160.8	314.5

Other income (expense):
Equity in income (loss) of unconsolidated affiliates	8.5	13.6	11.4
Interest expense	(41.5)	(81.0)	(127.8)
Loss due to early redemptions of debt	—	(2.4)	(36.9)
Other	28.6	1.6	0.2

Total other income (expense)	(4.4)	(68.2)	(153.1)

Income from continuing operations	$54.1	$92.6	$161.4

Basic and diluted earnings per unit:
Income from continuing operations per common unit	$0.35	$0.80	$1.30

Distributions to limited partners:
Per common unit	$2.31	$2.60	$2.76

Balance sheet data:
Total assets	$1,357.4	$3,130.9	$3,321.6
Total debt	820.0	1,906.3	1,811.8
Total partners’ equity	500.7	949.9	1,252.6
Other financial data:
Cash flows from operating activities	$87.4	$176.0	$268.2
Cash flows used in investing activities	499.7	1,215.4	287.2
Cash flows from financing activities	405.1	1,062.4	13.4
Operating data (in MBPD, except as noted):
Natural gas pipelines and plants (Gross MDth/d)	2,344	5,302	7,685
Oil pipelines	168	154	172
NGL logistics	63	72	89
Natural gas platform volumes (Gross MDth/d)	189	151	271
Oil platform volumes	5,463	4,736	4,601

Non-GAAP Financial Measures

      This document contains the non-GAAP financial measures of gross operating margin and EBITDA for Enterprise, and this section provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure or measures calculated and presented in accordance with GAAP.

Gross Operating Margin

      Enterprise defines gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which it does not have the cash payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. Enterprise views gross operating margin as an important performance measure of the core profitability of its operations. This measure forms the basis of Enterprise’s internal financial reporting and is used by its senior management in deciding how to allocate capital resources among business segments. Enterprise believes that investors benefit from having access to the same financial measures that its management uses. The GAAP measure most directly comparable to gross operating margin is operating income.

EBITDA

      Enterprise defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by Enterprise’s management and by external users of financial statements such as investors, commercial banks, research analysts and ratings agencies, to assess:

•	the financial performance of Enterprise’s assets without regard to financing methods, capital structures or historical cost basis;

•	the ability of Enterprise’s assets to generate cash sufficient to pay interest costs and support its indebtedness;

•	Enterprise’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.

      EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. Enterprise has reconciled its historical and pro forma EBITDA amounts to its consolidated net income and historical EBITDA amounts further to operating activities cash flows.

Enterprise Non-GAAP Reconciliations

      The following table presents a reconciliation of Enterprise’s non-GAAP financial measure of total gross operating margin to the GAAP financial measure of operating income and a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income and of operating activities cash flows, on a historical and pro forma as adjusted basis, as applicable, for each of the periods indicated:

				For Year Ended
	Enterprise			December 31, 2003
	Consolidated Historical
	for Year Ended			Through
	December 31,			Step Three	Adjusted
				Enterprise	Enterprise
	2001	2002	2003	Pro Forma	Pro Forma

				(Unaudited)

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$286.8	$194.4	$248.1	$582.8	$582.8
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	48.8	86.0	115.7	220.6	220.6
Retained lease expense, net in operating costs and expenses	10.4	9.1	9.1	9.1	9.1
Gain on sale of assets in operating costs and expenses	(0.4)	—	—	(18.7)	(18.7)
Selling, general and administrative costs	30.3	42.9	37.5	93.5	93.5

Total Gross Operating Margin	$375.9	$332.4	$410.4	$887.3	$887.3

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and GAAP “Operating Activities Cash Flows”
Net Income	$242.2	$95.5	$104.5	$271.3	$275.5
Adjustments to derive EBITDA: Interest expense	52.5	101.6	140.8	273.8	269.6
Provision for income taxes	—	1.6	5.3	5.3	5.3
Depreciation and amortization (excluding amortization component in interest expenses)	51.1	86.1	115.8	220.6	220.6

EBITDA	345.8	284.8	366.4	$771.0	$771.0

Interest expense	(52.5)	(101.6)	(140.8)
Amortization in interest expense	0.8	8.8	12.6
Provision for income taxes	—	(1.6)	(5.3)
Provision for impairment charge	—	—	1.2
Earnings from unconsolidated affiliates	(25.4)	(35.3)	14.0
Distributions from unconsolidated affiliates	45.1	57.7	31.9
Loss (gain) on sale of assets	(0.4)	—	—
Operating lease expense paid by EPCO (excluding minority interest portion)	10.3	9.0	9.0
Other expenses paid by EPCO	—	—	0.4
Minority interest	2.5	3.0	3.9
Deferred income tax expense	—	2.1	10.5
Changes in fair market value of financial instruments	(5.7)	10.2	—
Net effect of changes in operating accounts	(37.2)	92.7	120.9

Operating Activities Cash Flows	$283.3	$329.8	$424.7

RISK FACTORS

      You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this document before deciding how to vote. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger and the Related Transactions

Enterprise may not be able to integrate successfully its operations with GulfTerra’s operations.

      Integration of the two previously independent companies will be a complex, time consuming and costly process. Failure to timely and successfully integrate these companies may have a material adverse effect on the combined company’s business, financial condition and results of operations. The difficulties of combining the companies will present challenges to the combined company’s management, including:

•	operating a significantly larger combined company with operations in geographic areas and business lines in which Enterprise has not previously operated;

•	managing relationships with new joint venture partners with whom Enterprise has not previously partnered;

•	integrating personnel with diverse backgrounds and organizational cultures;

•	experiencing operational interruptions or the loss of key employees, customers or suppliers;

•	establishing the internal controls and procedures that the combined company will be required to maintain under the Sarbanes-Oxley Act of 2002; and

•	consolidating other corporate and administrative functions.

      The combined company will also be exposed to other risks that are commonly associated with transactions similar to the merger, such as unanticipated liabilities and costs, some of which may be material, and diversion of management’s attention. As a result, the anticipated benefits of the merger may not be fully realized, if at all.

At the effective time of the merger, the market value of the consideration to GulfTerra unitholders will be determined by the price of Enterprise units, which market value will decrease if the market value of Enterprise units decreases.

      At the effective time of the merger, the market value of the consideration that GulfTerra unitholders will receive in the merger will depend on the trading price of Enterprise common units. The 1.81 exchange ratio that determines the number of Enterprise common units that GulfTerra unitholders will receive in the merger is fixed. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of common units that GulfTerra unitholders will receive based on any decreases in the trading price of Enterprise common units. If Enterprise’s common unit price decreases, the market value of the consideration received by GulfTerra common unitholders will also decrease. Consider the following example:

Example: Based on the trading price of Enterprise common units on December 12, 2003, of $22.80 per unit, and based on the fixed 1.81 exchange ratio, the market value of the consideration to be received by GulfTerra’s common unitholders would be $41.27 per unit, or $22.80 multiplied by 1.81. If the trading price for Enterprise’s common units decreased from $22.80 to $20.00 per unit, then, based on the 1.81 fixed exchange ratio, the market value of the consideration to be received by GulfTerra’s common unitholders would decrease from $41.27 to $36.20 per unit, or $20.00 multiplied by 1.81.

      For historical and current market prices of Enterprise common units and GulfTerra common units, please read the “Market Prices and Distribution Information” section of this document.

The transactions contemplated by the merger agreement may not be consummated even if unitholder approval for the merger is obtained.

      The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Enterprise’s unitholders and GulfTerra’s unitholders may have voted favorably. In addition, GulfTerra and Enterprise can agree not to consummate the merger even if all unitholder approvals have been received. The closing conditions to the merger may not be satisfied, and any unsatisfied conditions may not be waived, which may cause the merger not to occur.

While the merger agreement is in effect, Enterprise and GulfTerra may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and they may be limited in their ability to pursue other attractive business opportunities.

      While the merger agreement is in effect, Enterprise and GulfTerra are each prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal, or offer to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to their respective fiduciary obligations under applicable law. In addition, pursuant to a voting agreement and proxy, Dan L. Duncan and his affiliates have agreed with GulfTerra, so long as the board of directors of Enterprise’s general partner does not withdraw its recommendation of the merger, to vote all of the Enterprise common units owned by them in favor of the issuance of Enterprise common units pursuant to the merger agreement. Because Mr. Duncan and his affiliates control a number of votes sufficient to approve the issuance of our common units pursuant to the merger agreement, we expect that the voting agreement and proxy will ensure that Enterprise receives the requisite unitholder approval for the proposed merger. Pursuant to a voting agreement and proxy, El Paso Corporation and several of its subsidiaries have agreed with Enterprise to vote approximately [17.3]% of the outstanding GulfTerra common units and 100% of the Series C Units in favor of the merger agreement. As a result of these provisions in the merger agreement, and the voting agreements and proxies, Enterprise and GulfTerra may lose opportunities to enter into more favorable transactions.

      Moreover, the merger agreement provides for the payment of $112 million in break-up fees under specified circumstances, which fees are intended to provide a financial incentive for each of Enterprise and GulfTerra to seek to complete the proposed merger rather than to explore alternative transactions that potentially could be more favorable to its unitholders. For a detailed discussion of these break-up fees, please read “The Merger Agreement — Termination Fees and Expenses.”

      Both Enterprise and GulfTerra have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the no-solicitation provisions (described in more detail in “The Merger Agreement”) could be in effect for an extended period of time if completion of the merger is delayed.

      In addition to the economic costs associated with pursuing a merger, each of Enterprise’s and GulfTerra’s management is devoting substantial time and other human resources to the proposed transaction and related matters, which could limit Enterprise’s and GulfTerra’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Enterprise or GulfTerra is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business could be adversely affected.

Enterprise and GulfTerra could be required to divest significant assets to complete the merger.

      We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or is otherwise terminated. As a prerequisite to obtaining FTC approval for the proposed merger (or to avoid an injunction by the State of Texas or other states), the combined company may be required to divest certain Enterprise or GulfTerra assets. The divestiture of any assets required by the FTC or a state is also a condition to the merger. GulfTerra is required to divest any assets required by the FTC or a state to the extent such divestitures are recommended by Enterprise, and

Enterprise is required to divest any assets required by the FTC or a state to the extent such divestitures, together with all required GulfTerra divestitures (but excluding the FTC consent decree assets), do not exceed $150 million. In addition, if such divestitures required by the FTC or a state exceed $150 million, Enterprise and, with its consent, GulfTerra have the right to comply with such divestiture requirements to consummate the merger.

      Divestitures of assets can be time consuming and may delay completion of the proposed merger. Because there may be a limited number of potential buyers for the assets subject to divestiture and because potential buyers will likely be aware of the circumstances of the sale, these assets could be sold at prices lower than their fair market values or the prices Enterprise or GulfTerra paid for these assets. Asset divestitures could also significantly reduce the value of the combined company, eliminate potential cost savings opportunities or lessen the anticipated benefits of the merger.

Some of the directors and executive officers of GulfTerra’s general partner have interests that differ in several respects from GulfTerra’s unitholders.

      In considering the recommendation of the board of directors of GulfTerra’s general partner to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of GulfTerra’s general partner have interests that differ from, or are in addition to, their interests as GulfTerra unitholders generally. These interests include the expectation of being elected a director or appointed an officer of the general partner of the combined company and the consideration that such directors and officers may receive in connection with the repurchase of their outstanding GulfTerra options pursuant to the merger agreement. For a detailed discussion of the interests of the directors and executive officers of GulfTerra’s general partner, please read “The Merger — Interests of Certain Persons in the Merger.”

Risks Related to the Combined Company’s Leverage

The combined company’s debt level may limit its future financial and operating flexibility.

      As of December 31, 2003, Enterprise had approximately $2.1 billion of consolidated debt outstanding. As of the same date, GulfTerra had approximately $1.8 billion of consolidated debt outstanding. The consolidated balance sheet of the combined company will have significant leverage. Assuming that the merger and May 2004 offering had been completed on December 31, 2003, the combined company would have had approximately $4.4 billion of consolidated debt on a pro forma as adjusted basis. The amount of the combined company’s debt could have several important effects on its future operations, including, among other things:

•	a significant portion of the combined company’s cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions;

•	credit rating agencies may view the combined company’s debt level negatively;

•	covenants contained in Enterprise’s and GulfTerra’s existing debt arrangements will require the combined company to continue to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business;

•	the combined company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•	the combined company may be at a competitive disadvantage relative to similar companies that have less debt; and

•	the combined company may be more vulnerable to adverse economic and industry conditions as a result of its significant debt level.

      Enterprise’s public debt indentures currently do not limit the amount of future indebtedness that it can create, incur, assume or guarantee. Enterprise’s revolving credit facilities and the merger agreement, however, restrict Enterprise’s ability to incur additional debt, though any debt it may incur in compliance with these restrictions may still be substantial. Likewise, GulfTerra’s public debt indentures, its revolving credit facility and the merger agreement restrict its ability to incur additional debt; however, any debt that it may incur in compliance with these restrictions may still be substantial. The incurrence of additional debt by Enterprise or GulfTerra could exacerbate any risks associated with the liquidity of the combined company.

      Each of Enterprise’s and GulfTerra’s revolving credit facilities and indentures for its public debt contain conventional financial covenants and other restrictions. A breach of any of these restrictions by Enterprise or GulfTerra, as applicable, could permit the lenders to declare all amounts outstanding under those debt agreements to be immediately due and payable and, in the case of the credit facilities, to terminate all commitments to extend further credit.

      The combined company’s ability to access the capital markets on favorable terms will be affected by the combined company’s debt level, the amount of its debt maturing in the next several years and current maturities, and by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are difficult to predict and impossible to control. If the combined company is unable to access the capital markets on favorable terms in the future, it might be forced to seek extensions for some of its short-term securities or to refinance some of its debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which the combined company might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that the combined company’s leverage may adversely affect its future financial and operating flexibility and its ability to pay cash distributions at expected rates.

The closing of the merger will trigger a repurchase obligation with respect to GulfTerra’s outstanding senior notes and senior subordinated notes and will effectively require the amendment or refinancing of GulfTerra’s credit facility.

      The closing of the merger will constitute a “change of control” under GulfTerra’s indentures for its senior notes and senior subordinated notes. As a result, GulfTerra (as a wholly owned subsidiary of Enterprise after the merger) will be obligated to offer to purchase each holder’s senior subordinated notes at 101% of their principal amount, plus accrued interest. GulfTerra will also be obligated to offer to purchase each holder’s senior notes at 101% of their principal amount, plus accrued interest, unless, among other things, the change of control (1) does not result in a ratings downgrade of the GulfTerra senior notes by either Moody’s Investors Service or Standard & Poor’s no later than 30 days after the change of control has occurred and (2) less than $250 million in aggregate principal amount of the GulfTerra senior subordinated notes are repurchased in response to the same change of control. GulfTerra currently has $250 million aggregate principal amount of senior notes outstanding and $847 million aggregate principal amount of senior subordinated notes outstanding.

      In connection with completion of the merger, GulfTerra or the combined company will need to make an offer to repurchase these notes, or GulfTerra may seek to amend the indentures to waive the repurchase obligation or otherwise refinance its senior and senior subordinated notes. If GulfTerra or the combined company makes an offer to repurchase the notes, it is possible that holders of a large amount of GulfTerra’s notes may exercise their repurchase right, in which case the combined company would be required to raise significant amounts of capital in the short term to fulfill GulfTerra’s repurchase obligations. If GulfTerra or the combined company were unable to meet the repurchase obligations, it would result in an event of default under GulfTerra’s indentures, which would trigger an event of default under GulfTerra’s credit facility and, accordingly, have a material adverse effect on the combined company.

      The closing of the merger will also constitute a “change of control” and, thus, an event of default under GulfTerra’s credit facility. To avoid a default, Enterprise, GulfTerra or the combined company must refinance or amend that facility at or before the closing of the merger. If GulfTerra’s credit facility is not refinanced or amended prior to closing, the resulting default would have a material adverse effect on the combined company.

Increases in interest rates could adversely affect the combined company’s business.

      The combined company will have significant exposure to increases in interest rates. Assuming that the merger and May 2004 offering had been completed on December 31, 2003, the combined company would have approximately $4.4 billion of consolidated debt on a pro forma as adjusted basis, of which $2.9 billion would be at fixed interest rates and $1.5 billion would be at variable interest rates. However, the combined company’s results of operations, cash flows and financial position could be materially adversely affected by significant increases in interest rates above current levels.

Risks Related to the Combined Company’s Business

Changes in the prices of hydrocarbon products may adversely affect the results of operations, cash flows and financial position of the combined company.

      The combined company will operate predominantly in the midstream energy sector, which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs and crude oil. As such, the combined company’s results of operations, cash flows and financial position may be adversely affected by changes in the prices of these hydrocarbon products and by changes in the relative price levels among these hydrocarbon products. In general terms, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	the availability of transportation systems with adequate capacity;

•	the availability of competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and NGLs; and

•	conservation and the extent of governmental regulation of production and the overall economic environment.

      The profitability of the combined company’s NGL and natural gas processing operations will be influenced by the spread between NGL product prices and natural gas prices. A reduction in the spread between NGL product prices and natural gas prices can result in a decrease in demand for fractionation, processing, NGL storage and NGL transportation services and, thus, may adversely affect the combined company’s results of operations and cash flows.

      The combined company will also be exposed to natural gas and NGL commodity price risk under natural gas processing and gathering and NGL fractionation contracts that provide for the combined company’s fee to be calculated based on a regional natural gas or NGL price index or to be paid in-kind by taking title to natural gas or NGLs. A decrease in natural gas and NGL prices can result in lower margins from these contracts, which may materially adversely affect the combined company’s results of operations, cash flows and financial position.

A decline in the volume of natural gas, NGLs and crude oil delivered to the combined company’s facilities could adversely affect the results of operations, cash flows and financial position of the combined company.

      The combined company’s profitability could be materially affected by a decline in the volume of natural gas, NGLs and crude oil transported, gathered or processed at its facilities. A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in the exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and crude oil handled by the combined company’s facilities.

      The crude oil, natural gas and NGLs available to the combined company’s facilities will be derived from reserves produced from existing wells, which reserves naturally decline over time. To offset this natural decline, the combined company’s facilities will need access to additional reserves. Additionally, some of the combined company’s facilities will be dependent on reserves that are expected to be produced from newly discovered properties that are currently being developed.

      Exploration and development of new oil and natural gas reserves is capital intensive, particularly offshore in the Gulf of Mexico. Many economic and business factors are out of the combined company’s control and can adversely affect the decision by producers to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, regulatory changes, capital budget limitations or the lack of available capital. For example, a sustained decline in the price of natural gas and crude oil could result in a decrease in natural gas and crude oil exploration and development activities in the regions where the combined company’s facilities are located. This could result in a decrease in volumes to the combined company’s offshore platforms, natural gas processing plants, natural gas, crude oil and NGL pipelines, and NGL fractionators which would have a material adverse affect on the combined company’s results from operations, cash flows and financial position. Additional reserves, if discovered, may not be developed in the near future or at all.

A decrease in demand for NGL products by the petrochemical, refining or heating industries could materially adversely affect the combined company’s results of operations, cash flows and financial position.

      A decrease in demand for NGL products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could materially adversely affect the combined company’s results of operations, cash flows and financial position. For example:

Ethane. If natural gas prices increase significantly in relation to ethane prices, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale.

Propane. The demand for propane as a heating fuel is significantly affected by weather conditions. Unusually warm winters could cause the demand for propane to decline significantly and could cause a significant decline in the volumes of propane that the combined company transports.

Isobutane. Any reduction in demand for motor gasoline additives may reduce demand for isobutane. During periods in which the difference in market prices between isobutane and normal butane is low or inventory values are high relative to current prices for normal butane or isobutane, the combined company’s operating margin from selling isobutane could be reduced.

Propylene. Any downturn in the domestic or international economy could cause reduced demand for propylene, which could cause a reduction in the volumes of propylene that the combined company produces and expose the combined company’s investment in inventories of propane/propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.

The combined company will face competition from third parties in its midstream businesses.

      Even if reserves exist in the areas accessed by the combined company’s facilities and are ultimately produced, the combined company may not be chosen by the producers in these areas to gather, transport, process, fractionate, store or otherwise handle the hydrocarbons that are produced. The combined company will compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

•	geographic proximity to the production;

•	costs of connection;

•	available capacity;

•	rates; and

•	access to markets.

The combined company may not be able to fully execute its growth strategy if it encounters illiquid capital markets or increased competition for qualified assets.

      The strategy of the combined company will contemplate growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy will include constructing and acquiring additional assets and businesses to enhance the combined company’s ability to compete effectively and diversify its asset portfolio thereby providing more stable cash flow. Both companies regularly consider and enter into discussions regarding, and are currently contemplating, potential joint ventures, stand-alone projects or other transactions that they believe will present opportunities to realize synergies, expand their respective roles in the energy infrastructure business and increase their respective market positions.

      The combined company may require substantial new capital to finance the future development and acquisition of assets and businesses. Limitations on the combined company’s access to capital will impair its ability to execute this strategy. Expensive capital will limit the combined company’s ability to develop or acquire assets. This strategy may require substantial capital, and the combined company may not be able to raise the necessary funds on satisfactory terms, if at all.

      In addition, both companies are experiencing increased competition for the assets they purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in the combined company losing to other bidders more often or the combined company acquiring assets at higher relative prices than those they have paid historically. Either occurrence would limit the combined company’s ability to fully execute its growth strategy and, thus, might materially adversely impact the market price of its securities.

The combined company’s growth strategy may adversely affect its results of operations if it does not successfully integrate the businesses that it acquires or if the combined company substantially increases its indebtedness and contingent liabilities to make acquisitions.

      The combined company’s ability to successfully execute its growth strategy is dependent upon making accretive acquisitions. As a result, from time to time, the combined company will evaluate and acquire assets and businesses that it believes complement its existing operations. Similar to the risks associated with integrating Enterprise’s operations with GulfTerra’s operations, the combined company may be unable to integrate successfully businesses it acquires in the future. The combined company may incur substantial expenses or encounter delays or other problems in connection with its growth strategy that could negatively impact its results of operations, cash flows and financial position. Moreover, acquisitions and business expansions involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

      If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. As a result, the combined company’s capitalization and results of operations may change significantly following an acquisition. A substantial increase in the combined company’s indebtedness and contingent liabilities could have an adverse effect on its business.

The combined company’s operating cash flows from its capital projects may not be immediate.

      GulfTerra is engaged in several capital expansion projects and “greenfield” projects for which significant capital has been expended, and the combined company’s operating cash flow from a particular project may not increase immediately following its completion. For instance, if the combined company builds a new pipeline or platform or expands an existing facility, the design, construction, development and installation may occur over an extended period of time and the combined company may not receive any material increase in operating cash flow from that project until after it is placed in service. If the combined company experiences unanticipated or extended delays in generating operating cash flow from these projects, then it may need to reduce or reprioritize its capital budget, sell non-core assets, access the capital markets or decrease distributions to unitholders to meet its capital requirements.

The combined company’s actual construction, development and acquisition costs could exceed forecasted amounts.

      The combined company will have significant expenditures for the development, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk, and if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations. The combined company may not be able to complete its projects, whether in deep water or otherwise, at the costs currently estimated.

The combined company will be unable to cause its joint ventures to take or not to take certain actions unless some or all of its joint venture participants agree.

      Enterprise and GulfTerra participate in several joint ventures, and the combined company will continue that participation after the merger. Due to the nature of some of those joint ventures, each participant in each of these joint ventures has made substantial investments in the joint venture and, accordingly, has required that the relevant organizational documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, the combined company may be unable to cause any of its joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or the combined company.

      Moreover, any joint venture owner may sell, transfer or otherwise modify its ownership interest in a joint venture, whether in a transaction involving third parties or the other joint venture owners. Any such transaction could result in the combined company partnering with different or additional parties.

The interruption of distributions to the combined company from its subsidiaries and joint ventures may affect the combined company’s ability to satisfy its obligations and to make cash distributions to its unitholders.

      Like Enterprise and GulfTerra, the combined company will be a holding company with no business operations. The only significant asset of the combined company will be the equity interests it owns in its subsidiaries and joint ventures. As a result, the combined company will depend upon the earnings and cash flow of its subsidiaries and joint ventures and the distribution of that cash to the combined company in order to meet the combined company’s obligations and to allow it to make distributions to its unitholders.

      GulfTerra is party to senior and senior subordinated note indentures under which approximately $1.1 billion in principal amount of debt securities was outstanding as of December 31, 2003. These indentures restrict GulfTerra’s and its subsidiaries’ ability to make cash distributions. If GulfTerra and the combined company are not able to effect amendments to these indentures or to refinance the senior and senior subordinated notes, then these restrictions could significantly limit GulfTerra’s ability to distribute cash to Enterprise after the merger.

      Some of the joint ventures in which the combined company will participate have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants may limit or restrict the joint venture’s ability to make distributions to the combined company under certain circumstances. In addition, each joint venture’s charter documents typically vest in its management committee sole discretion regarding the occurrence and amount of distributions. Accordingly, following the merger, the combined company’s joint ventures may not make distributions to the combined company at current levels or at all.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail the combined company’s operations and otherwise materially adversely affect its cash flow.

      Some of the combined company’s operations will involve risks of personal injury, property damage and environmental damage, which could curtail the combined company’s operations and otherwise materially adversely affect its cash flow. For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. The combined company also will operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of the combined company’s operations will be exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and earthquakes.

      If one or more facilities that are owned by the combined company or that deliver oil, natural gas or other products to the combined company are damaged by severe weather or any other disaster, accident, catastrophe or event, the combined company’s operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply the combined company’s facilities or other stoppages arising from factors beyond its control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of the storage contracts that the combined company will be a party to will obligate it to indemnify its customers for any damage or injury occurring during the period in which the customers’ natural gas is in its possession. Any event that interrupts the fees generated by the combined company’s energy infrastructure assets, or which causes it to make significant expenditures not covered by insurance, could reduce the combined company’s cash available for paying its interest obligations as well as unitholder distributions and, accordingly, adversely affect the market price of the combined company’s securities.

      We expect that the combined company will maintain adequate insurance coverages, although it will not cover many types of interruptions that might occur. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, the combined company may not be able to renew its existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If the combined company were to incur a significant liability for which it were not fully insured, it could have a material adverse effect on the combined company’s financial position, results of operations and cash flows. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

An impairment of goodwill could reduce the combined company’s earnings.

      Enterprise had recorded only $82.4 million of goodwill on its consolidated balance sheet as of December 31, 2003. Enterprise currently expects to record approximately $2.6 billion of goodwill upon completion of the merger, but that estimate is subject to change. Consequently, following the merger, we expect that approximately $2.7 billion, representing approximately 25% of the combined company’s consolidated assets on a pro forma as adjusted basis, may be recorded as goodwill. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP will require the combined company to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. If the combined company were to determine that any of its remaining balance of goodwill was impaired, it would be required to take an immediate charge to earnings with a corresponding reduction of partners’ equity and increase in balance sheet leverage as measured by debt to total capitalization.

The use of derivative financial instruments could result in material financial losses to the combined company.

      Both Enterprise and GulfTerra historically have sought to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time. To the extent that the combined company hedges its commodity price and interest rate exposures, it will forego the benefits it would otherwise experience if commodity prices or interest rates were to change in its favor. In addition, hedging activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is imperfect, or hedging policies and procedures are not followed.

Terrorist attacks aimed at the combined company’s facilities could adversely affect its business.

      Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including our nation’s pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on the combined company’s facilities, those of its customers and, in some cases, those of other pipelines, could have a material adverse effect on the combined company’s business. An escalation of political tensions in the Middle East and elsewhere could result in increased volatility in the world’s energy markets and result in a material adverse effect on the combined company’s business.

The combined company’s pipeline integrity program may impose significant costs and liabilities on it.

      In December 2003, the U.S. Department of Transportation issued a final rule (effective as of February 14, 2004) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. At this time, we cannot predict the outcome of this rule on the combined company. However, the combined company will continue Enterprise’s and GulfTerra’s pipeline integrity testing programs, which are intended to assess and maintain the integrity of their pipelines. While the costs associated with the pipeline integrity testing itself are not large, the results of these tests could cause the combined company to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

Environmental costs and liabilities and changing environmental regulation could materially affect the combined company’s cash flow.

      The combined company’s operations will be subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including substantial fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance.

      The combined company will make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of the combined company’s operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, the combined company’s operations will have some risk of environmental costs and liabilities because it handles petroleum products.

Federal and state regulatory measures could materially adversely affect the business of the combined company.

      The Federal Energy Regulatory Commission (“FERC”) will regulate the interstate natural gas pipelines and interstate NGL and petrochemical pipelines of the combined company, while state regulatory agencies will regulate the intrastate natural gas and NGL pipelines, intrastate storage facilities and gathering lines of the combined company. This federal and state regulation extends to such matters as:

•	rate structures;

•	rates of return on equity;

•	recovery of costs;

•	the services that the regulated assets of the combined company are permitted to perform;

•	the acquisition, construction and disposition of assets; and

•	to an extent, the level of competition in that regulated industry.

      Enterprise’s and GulfTerra’s 2003 Annual Reports on Form 10-K, which are incorporated by reference into this document, contain a general overview of FERC and state regulation applicable to their and to the combined company’s energy infrastructure assets. This regulatory oversight can affect certain aspects of the combined company’s business and the market for its products and could materially adversely affect its cash flow.

      Under the Natural Gas Act, FERC has authority to regulate the combined company’s natural gas assets that provide natural gas pipeline transportation services in interstate commerce. Its authority to regulate those services includes the rates charged for the services, terms and conditions of service, certification and construction of new facilities, the extension or abandonment of services and facilities, the maintenance of accounts and records, the acquisition and disposition of facilities, the initiation and discontinuation of services, and various other matters. Pursuant to FERC’s jurisdiction over interstate gas pipeline rates, existing pipeline rates may be challenged by complaint and proposed rate increases may be challenged by protest.

      FERC also has authority under the Interstate Commerce Act (“ICA”) to regulate the rates, terms, and conditions applied to the combined company’s interstate pipelines engaged in the transportation of NGLs and petrochemicals (commonly known as “oil pipelines”). Pursuant to the ICA, oil pipeline rates can be challenged at FERC either by protest, when they are initially filed or increased, or by complaint at any time they remain on file with the jurisdictional agency.

      The combined company will have interests in offshore natural gas pipeline facilities offshore from Texas and Louisiana. These facilities are subject to regulation by FERC and other federal agencies, including the Department of Interior, under the Outer Continental Shelf Lands Act and by the Department of Transportation’s Office of Pipeline Safety under the Natural Gas Pipeline Safety Act.

      The combined company’s intrastate NGL and gas pipelines will be subject to regulation by state regulatory agencies, and its natural gas gathering lines will also be subject to regulation in many states. Although state regulation is typically less onerous than at FERC, proposed and existing rates subject to state regulation are also subject to challenge by protest and complaint, respectively. For example, GulfTerra owns interests in gathering systems in Alabama, Colorado, Mississippi, New Mexico and Texas that are regulated by state regulatory agencies. GulfTerra also has intrastate natural gas pipelines regulated by state regulatory agencies in Alabama and Texas. GulfTerra’s NGL gathering and intrastate transportation pipelines are located in Texas. All of these facilities are regulated to some degree by state regulatory agencies.

      The combined company will be subject to ratable take and common purchaser statutes in certain states where it operates. Ratable take statues generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes will have the effect of restricting the combined company’s right, as an owner of gathering facilities, to decide with whom it will contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which the combined company will operate have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which the combined company will operate that have adopted some form of complaint-based regulation, like Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination.

      If the proposed merger is consummated, the combined company will be subject to increased regulatory oversight by FERC and state regulatory agencies as certain of GulfTerra’s subsidiaries, assets and service are regulated by FERC, including its interstate natural gas pipeline system, interstate natural gas storage facilities and the services provided by its intrastate natural gas pipelines pursuant to Section 311 of the Natural Gas Policy Act. For example, GulfTerra’s subsidiary, High Island Offshore System, L.L.C. (“HIOS”), which owns an interstate natural gas pipeline, is subject to a pending rate case before FERC. GulfTerra is seeking to increase its transportation rates, but several parties have protested the increased rate. FERC has accepted HIOS’ tariff sheets implementing the new rates subject to refund and set certain issues for hearing. On April 22, 2004, the Administrative Law Judge in this case issued an initial decision for which GulfTerra is filing briefs on exception. FERC’s final decision will dictate HIOS’ rates, thereby affecting the combined company’s cash flow.

      Additionally, in December 1999, GulfTerra Texas Pipeline, L.P. (formerly EPGT Texas Pipeline, L.P.) filed a petition with the FERC for approval of its rates for interstate transportation service pursuant to Section 311 of the NGPA. In June 2002, the FERC issued an order that required revisions to GulfTerra Texas’ proposed maximum rates. The changes ordered by the FERC involve reductions to rate of return and depreciation rates, and revisions to the proposed rate design, including a requirement to state separately rates for gathering service. The FERC also ordered refunds to customers for the difference, if any, between the originally proposed levels and the revised rates ordered by the FERC. GulfTerra believes the amount of any rate refund would be minimal since most transportation services are discounted from the maximum rate. GulfTerra Texas has established a reserve for refunds. In July 2002, GulfTerra Texas requested rehearing on certain issues raised by the FERC’s order, including the depreciation rates and the requirement to state separately a gathering rate. On February 25, 2004, the FERC issued an order denying GulfTerra Texas’ request for rehearing and ordering GulfTerra Texas to file, within 45 days from the issuance of the order, a calculation of refunds and a refund plan. Subsequently, the FERC extended that filing deadline to July 12, 2004. Additionally, the FERC’s February 25, 2004 order directed GulfTerra Texas to file a new rate case or justification of existing rates within three years. GulfTerra Texas has filed a timely request for rehearing of that requirement, which request is currently pending.

      GulfTerra’s offshore oil and gas pipelines also are subject to oversight by FERC and other federal agencies under Outer Continental Shelf Lands Act, and the Department of Transportation’s Office of Pipeline Safety under the Natural Gas Pipeline Safety Act of 1968.

Risks Related to Enterprise’s Common Units as a Result of Its Partnership Structure

Enterprise may issue additional securities without the approval of common unitholders.

      Following the merger and subject to NYSE rules, Enterprise may issue an unlimited number of limited partner interests of any type (to parties other than affiliates of Enterprise) without the approval of the unitholders. Enterprise’s partnership agreement does not give the common unitholders the right to approve its issuance of equity securities ranking equal or junior to the common units. The issuance of additional common units or other equity securities of equal rank will have the following effects:

•	the proportionate ownership interest of a common unit will decrease;

•	the amount of cash available for distributions on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the Enterprise common units may decline.

Enterprise may not have sufficient cash from operations to pay distributions at the current level following establishment of cash reserves and payments of fees and expenses, including payments to its general partner.

      Because distributions on Enterprise’s common units are dependent on the amount of cash it generates, distributions may fluctuate based on its performance. Enterprise cannot guarantee that it will continue to pay distributions at the current level each quarter. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond Enterprise’s control and the control of its general partner. These factors include but are not limited to the following:

•	the level of Enterprise’s operating costs;

•	the level of competition in Enterprise’s business segments;

•	prevailing economic conditions;

•	the level of capital expenditures Enterprise makes;

•	the restrictions contained in Enterprise’s debt agreements and its debt service requirements;

•	fluctuations in Enterprise’s working capital needs;

•	the cost of acquisitions, if any; and

•	the amount, if any, of cash reserves established by Enterprise’s general partner, in its discretion.

      In addition, you should be aware that Enterprise’s ability to pay the minimum quarterly distribution each quarter depends primarily on its cash flow, including cash flow from financial reserves, working capital borrowings and, after, distributions from GulfTerra and its unconsolidated affiliates, and not solely on profitability, which is affected by non-cash items. As a result, Enterprise may make cash distributions during periods when it records losses and it may not make distributions during periods when it records net income.

Enterprise does not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

      Unlike a corporation, Enterprise’s partnership agreement requires it to make quarterly distributions to its unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of

Enterprise’s units and other limited partner interests will decrease in direct correlation with decreases in the amount Enterprise distributes per unit. Accordingly, if Enterprise experiences a liquidity problem in the future, it may not be able to issue more equity to recapitalize.

Cost reimbursements due Enterprise’s general partner may be substantial and will reduce Enterprise’s cash available for distribution to holders of common units.

      Prior to making any distribution on its common units, Enterprise will reimburse its general partner and its affiliates, including officers and directors of Enterprise’s general partner, for expenses they incur on Enterprise’s behalf. The reimbursement of expenses could adversely affect Enterprise’s ability to pay cash distributions to holders of common units. Enterprise’s general partner has sole discretion to determine the amount of these expenses. In addition, Enterprise’s general partner and its affiliates may provide Enterprise other services for which Enterprise will be charged fees as determined by its general partner.

Enterprise’s general partner and its affiliates have limited fiduciary responsibilities and conflicts of interest with respect to Enterprise’s partnership.

      The directors and officers of Enterprise’s general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to the general partner’s members. At the same time, Enterprise’s general partner has duties to manage Enterprise’s partnership in a manner that is beneficial to Enterprise. Therefore, Enterprise’s general partner’s duties to Enterprise may conflict with the duties of its officers and directors to the general partner’s members.

      Such conflicts may include, among others, the following:

•	decisions of Enterprise’s general partner regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and the general partner;

•	under Enterprise’s partnership agreement, Enterprise’s general partner determines which costs incurred by it and its affiliates are reimbursable by Enterprise;

•	Enterprise’s general partner is allowed to take into account the interests of parties other than Enterprise, such as Enterprise’s Parent, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to unitholders;

•	affiliates of Enterprise’s general partner may compete with Enterprise in certain circumstances;

•	Enterprise’s general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law; and

•	Enterprise does not have any employees and it relies solely on employees of the general partner and its affiliates.

Even if unitholders are dissatisfied, they cannot remove Enterprise’s general partner without its consent.

      Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting Enterprise’s business and, therefore, limited ability to influence management’s decisions regarding Enterprise’s business. Unitholders did not elect Enterprise’s general partner or the directors of the general partner and will have no right to elect its general partner or the directors of Enterprise’s general partner on an annual or other continuing basis.

      Furthermore, if unitholders are dissatisfied with the performance of Enterprise’s general partner, they will have little ability to remove Enterprise’s general partner. Enterprise’s general partner may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Because affiliates of Enterprise’s general partner own more than one-third of Enterprise’s outstanding units, the general partner currently cannot be removed without the consent of the general partner and its affiliates.

      Unitholders’ voting rights are further restricted by the partnership agreement provision stating that any units held by a person that owns 20% or more of any class of units then outstanding, other than Enterprise’s general partner and its affiliates, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about Enterprise’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

      As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

Enterprise’s general partner has a limited call right that may require common unitholders to sell their units at an undesirable time or price.

      If at any time Enterprise’s general partner and its affiliates own 85% or more of the common units then outstanding, the general partner will have the right (which it may assign to any of its affiliates or to Enterprise), but not the obligation, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, common unitholders may be required to sell their common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units.

Common unitholders may not have limited liability if a court finds that limited partner actions constitute control of Enterprise’s business.

      Under Delaware law, common unitholders could be held liable for Enterprise’s obligations to the same extent as a general partner if a court determined that the right of limited partners to remove Enterprise’s general partner or to take other action under the partnership agreement constituted participation in the “control” of Enterprise’s business.

      Under Delaware law, the general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.

      In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a limited partner may be liable to Enterprise for the amount of a distribution for a period of three years from the date of the distribution.

A large number of outstanding Enterprise common units may be sold in the public market, which may depress the market price of the combined company’s common units.

      Sales of a substantial number of Enterprise’s common units in the public market could cause the market price of its common units to decline.

      Immediately after the merger occurs, we estimate that a total of [338,675,862] of Enterprise’s common units (including those issued upon the conversion of the 4,413,549 Enterprise Class B special units) will be outstanding. Shell US Gas & Power LLC, a unit of Shell Oil Company that owns 41,000,000 of Enterprise’s common units, representing approximately [12.1]% of Enterprise’s outstanding common units following the merger, has publicly announced its intention to reduce its holdings of Enterprise’s common units on an orderly schedule over a period of years, taking into account market conditions. Under a registration rights agreement, Enterprise is obligated, subject to certain limitations and conditions, to register the common units held by Shell US Gas & Power for resale. An affiliate of Goldman, Sachs & Co. beneficially owns 5,562,117 GulfTerra common units, or 10,067,431, or [3.0]% of, Enterprise’s outstanding common units following the merger. GulfTerra also has outstanding 35 Series F1 convertible units and 80 Series F2 convertible units, all of which are owned by one holder who, subject to certain limitations may, upon payment of a conversion price determined by reference to the market price of GulfTerra’s (or, following the merger, Enterprise’s) common units at the time of conversion, convert its Series F convertible units into a maximum of 7,183,261 GulfTerra common units, or 13,001,702, or approximately [3.7]%, of Enterprise’s outstanding common units following the merger.

      Sales of a substantial number of these common units in the trading markets, whether in a single transaction or series of transactions, or the possibility that these sales may occur, could reduce the market price of Enterprise’s outstanding common units.

Tax Risks Related to the Merger and to Owning Enterprise Common Units

      You are urged to read the “Material Federal Income Tax Consequences” section of this document for a more complete discussion of the following federal income tax risks related to the merger and owning and disposing of common units received in the merger.

No ruling has been obtained with respect to the tax consequences of the merger.

      While it is anticipated that no gain or loss will be recognized by an Enterprise unitholder or GulfTerra unitholder as a result of the merger (except with respect to a net decrease in a unitholder’s share of nonrecourse liabilities discussed below), no ruling has been or will be requested from the Internal Revenue Service with respect to the tax consequences of the merger. Instead, Enterprise and GulfTerra are relying on the opinions of their respective counsel as to the tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the Internal Revenue Service.

The merger may result in income recognition by GulfTerra and Enterprise unitholders.

      As a result of the merger, each Enterprise and GulfTerra common unitholder’s share of nonrecourse liabilities will be recalculated. Each Enterprise and GulfTerra unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities immediately before the merger and such unitholder’s share of nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a GulfTerra or Enterprise common unitholder exceeds the unitholder’s basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess. The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. While Enterprise has agreed to apply these rules, to the extent permissible, in a manner that minimizes the amount of any net decrease in the amount of debt allocable to the GulfTerra and Enterprise unitholders, there can be no assurance that there will not be a net decrease in the amount of nonrecourse liabilities allocable to a GulfTerra common unitholder or an Enterprise common unitholder as a result of the merger.

The merger may further limit the ability of a GulfTerra common unitholder to utilize suspended passive activity losses.

      Passive loss limitations generally provide that specific taxpayers may only deduct losses from passive activities to the extent of the taxpayer’s income from passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. There is no guidance as to whether suspended passive losses related to GulfTerra common units will be available to offset future passive income from Enterprise following the merger. Accordingly, a GulfTerra common unitholder’s ability to utilize suspended GulfTerra passive losses to offset Enterprise taxable income following the merger may be limited.

The intended tax consequences of the merger are dependent upon Enterprise being treated as a partnership for tax purposes.

      The treatment of the exchange of GulfTerra common units for Enterprise common units in the merger as a tax-free exchange is dependent upon Enterprise being treated as a partnership for federal income tax purposes. If Enterprise were treated as a corporation for federal income tax purposes, it is likely the exchange would be a taxable transaction for a GulfTerra common unitholder.

The IRS could treat Enterprise as a corporation for tax purposes, which would substantially reduce the cash available for distribution to common unitholders following the merger.

      The anticipated after-tax economic benefit of owning Enterprise common units depends largely on Enterprise being treated as a partnership for federal income tax purposes. Enterprise has not requested, and does not plan to request, a ruling from the IRS on this or any other matter affecting it.

      If Enterprise were classified as a corporation for federal income tax purposes, it would pay federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and it likely would pay state taxes as well. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon Enterprise as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of Enterprise as a corporation would result in a material reduction in the after-tax return to you, likely causing a substantial reduction in the value of Enterprise common units.

      A change in current law or a change in Enterprise’s business could cause Enterprise to be taxed as a corporation for federal income tax purposes or otherwise subject it to entity-level taxation. Enterprise’s partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects it to taxation as a corporation or otherwise subjects it to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on it.

A successful IRS contest of the federal income tax positions Enterprise takes may adversely impact the market for common units, and the costs of any contests will be borne by Enterprise unitholders and its general partner.

      Enterprise has not requested a ruling from the IRS with respect to any matter affecting it. The IRS may adopt positions that differ from the conclusions of Enterprise’s counsel expressed in this document or from the positions Enterprise takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of Enterprise’s counsel’s conclusions or the positions Enterprise takes. A court may not concur with Enterprise’s counsel’s conclusions or the positions Enterprise takes. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by Enterprise’s unitholders and its general partner.

Common unitholders may be required to pay taxes even if they do not receive any cash distributions.

      Common unitholders are required to pay federal income taxes and, in some cases, state, local and foreign income taxes on their share of Enterprise’s taxable income even if they do not receive any cash distributions from Enterprise. They may not receive cash distributions from Enterprise equal to their share of Enterprise’s taxable income or even equal to the actual tax liability that results from their share of Enterprise’s taxable income.

Tax gain or loss on disposition of common units could be different than expected.

      If you sell Enterprise common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions Enterprise takes, you could recognize more gain on the sale of units than would be the case under those positions without the benefit of decreased income in prior years. Also, if you sell units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

      Ownership of Enterprise common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, virtually all of Enterprise’s income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of Enterprise’s income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes at the highest effective U.S. federal income tax rate for individuals, and foreign persons will be required to file federal income tax returns and pay tax on their share of Enterprise’s taxable income.

Enterprise is registered as a tax shelter, which may increase the risk of an IRS audit of Enterprise or a unitholder.

      Enterprise is registered with the IRS as a “tax shelter.” Enterprise’s tax shelter registration number is 990610007. The tax laws require that some types of entities, including some partnerships, register as “tax shelters” in response to the perception that they claim tax benefits that may be unwarranted. As a result, Enterprise may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in Enterprise has very limited rights to participate in the income tax audit process. Further, any adjustments in Enterprise’s tax returns will lead to adjustments in Enterprise’s unitholders’ tax returns and may lead to audits of unitholders’ tax returns and adjustments of items unrelated to Enterprise. You will bear the cost of any expense incurred in connection with an examination of your personal tax return and indirectly bear a portion of the cost of an audit of Enterprise.

Enterprise will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of Enterprise’s common units.

      Because Enterprise cannot match transferors and transferees of common units, it adopts depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a common unitholder. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the common unitholder’s tax returns.

Enterprise’s common unitholders will likely be subject to state and local taxes in states where they do not live as a result of an investment in Enterprise’s common units.

      In addition to federal income taxes, Enterprise common unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Enterprise does business or owns property and in which they do not reside. Enterprise common unitholders may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which Enterprise does business or owns property. Further, they may be subject to penalties for failure to comply with those requirements. It is the responsibility of the unitholder to file all United States federal, state and local tax returns. Enterprise’s counsel has not rendered an opinion on the state or local tax consequences of ownership of the common units.

THE MERGER PARTIES

GulfTerra

      Formed in 1993, GulfTerra is one of the largest publicly-traded MLPs in terms of market capitalization. GulfTerra manages a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and NGLs. GulfTerra considers this portfolio, which generates relatively stable cash flows, to be balanced due to its diversity of geographic locations, business segments, customers and product lines. GulfTerra’s interests and assets include:

•	offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

•	onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

•	onshore NGL pipelines and fractionation facilities in Texas; and

•	onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

      GulfTerra is one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and New Mexico. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States’ fastest growing oil and natural gas producing regions, offer GulfTerra significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure.

Enterprise

      Formed in 1998 as a limited partnership, Enterprise is a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and NGLs. Enterprise provides integrated services to its customers and generates fee-based cash flow from multiple sources along its natural gas and NGL “value chain.” Enterprise’s services include the:

•	gathering and transmission of raw natural gas from both onshore and offshore Gulf of Mexico developments;

•	processing of raw natural gas into a marketable product that meets industry quality specifications by removing mixed NGLs and impurities;

•	purchase of natural gas for resale to our industrial, utility and municipal customers;

•	transportation of mixed NGLs to fractionation facilities by pipeline;

•	fractionation (or separation) of mixed NGLs produced as by-products of crude oil refining and natural gas production into component NGL products: ethane, propane, isobutane, normal butane and natural gasoline;

•	transportation of NGL products to end-users by pipeline, railcar and truck;

•	import and export of NGL products and petrochemical products through our dock facilities;

•	fractionation of refinery-sourced propane/propylene mix into high purity propylene, propane and mixed butane;

•	transportation of high purity propylene to end-users by pipeline;

•	storage of natural gas, mixed NGLs, NGL products and petrochemical products;

•	conversion of normal butane to isobutane through the process of isomerization;

•	production of high-octane additives for motor gasoline from isobutane; and

•	sale of NGLs and petrochemical products we produce and/or purchase for resale.

      In addition to its current strategic position in the Gulf of Mexico, Enterprise has access to major natural gas and NGL supply basins throughout the United States and Canada, including the Rocky Mountains, the San Juan and Permian basins, the Mid-Continent region and, through third-party pipeline connections, north into Canada’s Western Sedimentary basin. Enterprise’s asset platform in the Gulf Coast region of the United States, combined with its Mid-America and Seminole pipeline systems, creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America.

THE MERGER PARTIES’ BUSINESSES

GulfTerra’s Business

      This section summarizes information from GulfTerra’s Annual Report on Form 10-K for the year ended December 31, 2003 and its other filings incorporated into this document by reference. For a more detailed discussion of GulfTerra’s business, please read GulfTerra’s 2003 Annual Report on Form 10-K and its other filings incorporated into this document by reference.

Business Segments

      GulfTerra’s business activities are segregated into four distinct operating segments:

•	Natural gas pipelines and plants;

•	Oil and NGL logistics;

•	Natural gas storage; and

•	Platform services.

      These segments are strategic business units that provide a variety of energy related services. For information relating to revenues from external customers, operating income and total assets of each segment, please read the financial statements incorporated by reference into this document.

Natural Gas Pipelines and Plants

      GulfTerra owns interests in natural gas pipeline systems extending over 15,500 miles, with a combined maximum design capacity (net to GulfTerra’s interest) of over 10.9 billion cubic feet per day, or Bcf/d, of natural gas. GulfTerra owns or has interests in gathering systems onshore in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas, including the San Juan gathering system and the Texas Intrastate system. In addition to its onshore natural gas pipeline systems, GulfTerra’s offshore natural gas pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including select locations offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States.

      GulfTerra also owns interests in five processing and treating plants in Louisiana, New Mexico, Texas and Colorado. These plants have a combined maximum capacity of over 1.5 Bcf/d of natural gas and 50 thousand barrels per day, or MBbl/d, of NGL, including the Chaco cryogenic natural gas processing plant, the fifth largest natural gas processing plant in the United States measured by liquids produced.

Oil and NGL Logistics

      GulfTerra owns interests in three offshore oil pipeline systems, which extend over 340 miles and have a combined capacity of approximately 635 MBbl/d of oil with the addition of pumps and the use of friction reducers, and is constructing the 390 mile Cameron Highway Oil Pipeline. In addition to being strategically located in the vicinity of some prolific oil-producing regions in the Gulf of Mexico, GulfTerra’s oil pipeline systems are parallel to and interconnect with key segments of some of its natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes GulfTerra from its competitors by allowing it to provide some producing properties with a unique single point of contact through which they may access a wide range of midstream services and assets.

      GulfTerra also owns over 1,000 miles of intrastate NGL gathering and transportation pipelines and four fractionation plants, all located in Texas and delivering fractionated and unfractionated NGL from South Texas to Houston and refineries and petrochemical plants along the Texas Gulf Coast. GulfTerra’s fractionation facilities have a combined capacity of approximately 187 MBbl/d.

      Additionally, GulfTerra owns a 3.3 million barrel, or MMBbl, propane storage and leaching business in Mississippi (which it is converting into natural gas storage facilities) and owns or leases NGL storage facilities in Louisiana and Texas with aggregate capacity of approximately 21.3 MMBbls.

Natural Gas Storage

      GulfTerra owns the Petal and Hattiesburg salt dome natural gas storage facilities located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. These two facilities have a combined current working capacity of 13.5 Bcf, and are capable of delivering in excess of 1.2 Bcf/d of natural gas into five interstate pipeline systems: Transco, Destin Pipeline, Gulf South Pipeline, Southern Natural Gas Pipeline and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peak requirements in the electric generation industry. In addition, GulfTerra has the exclusive right to use the Wilson natural gas storage facility, which is comprised of 62 acres in Wharton County, Texas, and consists of four caverns with a working gas capacity of 6.4 Bcf and a maximum withdrawal capacity of 800 MMcf/d of natural gas.

Platform Services

      Offshore platforms are critical components of the offshore infrastructure in the Gulf of Mexico, supporting drilling and production operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves. Platforms are used to:

•	interconnect the offshore pipeline grid;

•	provide an efficient means to perform pipeline maintenance;

•	locate compression, separation, production handling and other facilities; and

•	conduct drilling operations during the initial development phase of an oil and natural gas property.

      GulfTerra has interests in seven multi-purpose offshore hub platforms in the Gulf of Mexico with a combined handling capacity of approximately 1,110 MMcf/d of natural gas and 187 MBbls/d of oil and condensate, including the Marco Polo tension leg platform, which was installed during the first quarter of 2004. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Through these facilities, GulfTerra is able to provide a variety of midstream services to increase deliverability for, and attract new volumes into, its offshore pipeline systems.

Other Assets

      GulfTerra owns interests in four oil and natural gas properties located in waters offshore of Louisiana. Production is gathered, transported, and processed through its pipeline systems and platform facilities, and sold to various third parties. GulfTerra has announced that it intends to continue to concentrate on fee-based operations that traditionally provide more stable cash flow and de-emphasize its commodity-based activities, including withdrawal from the oil and natural gas production business by not acquiring additional properties.

Enterprise’s Business

      This section summarizes information from Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2003. For a more detailed discussion of Enterprise’s business, please read the “Business and Properties” section contained in its 2003 Annual Report on Form 10-K.

Business Segments

      Enterprise’s business has five reportable segments:

•	Pipelines;

•	Fractionation;

•	Processing;

•	Octane Enhancement; and

•	Other.

Pipelines

      Enterprise’s Pipelines segment includes approximately 14,000 miles of NGL, petrochemical and natural gas pipelines located primarily in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. This segment also includes Enterprise’s storage and import/ export terminalling businesses.

Fractionation

      Enterprise’s Fractionation segment includes six active NGL fractionators, the largest commercial isomerization complex in the United States and four propylene fractionation facilities. NGL fractionators separate mixed NGL streams produced as by-products of natural gas production and crude oil refining into discrete NGL products: ethane, propane, isobutene, normal butane and natural gasoline. Enterprise’s isomerization complex converts normal butane into mixed butane, which is subsequently fractionated into normal butane, isobutene and high purity isobutene. Enterprise’s propylene fractionators separate refinery-sourced propane/ propylene mix into propane, propylene and mixed butane.

Processing

      Enterprise’s Processing segment is comprised of its natural gas processing business and related NGL marketing activities. At the core of Enterprise’s natural gas processing business are 12 gas plants, located primarily in south Louisiana, that process raw natural gas into a product that meets pipeline and industry specifications by removing NGLs and impurities. In connection with its processing businesses, Enterprise receives a portion of the NGL production from these gas plants. This equity NGL production, together with the NGLs Enterprise purchases, supports the NGL marketing activities included in this operating segment.

      South Texas Midstream Assets. At the closing of the merger, Enterprise will also acquire selected natural gas treating and processing plants and related assets from subsidiaries of El Paso Corporation. These assets are located in Texas and have historically been associated with and are integral to GulfTerra’s Texas intrastate natural gas pipeline system.

      The South Texas midstream assets include nine turbo-expander cryogenic natural gas processing plants, in which NGLs are extracted from natural gas. The following table describes the capacities of the cryogenic plants to be acquired:

Capacity
Plant Name	(MMcf/d)

Armstrong	250
Delmita	135
Gilmore	260
Matagorda	250
San Martin	200
Shilling	110
Shoup	285
Sonora	100
Thompsonville	300

      In addition to these cryogenic processing plants, Enterprise is acquiring the Brushy Creek treating plant, which removes carbon dioxide from natural gas and has a capacity of up to 150 MMcf/d of natural gas, and the Delmita natural gas gathering system, which consists of approximately 294 miles of pipeline and ties approximately 140 connected wells to the Delmita cryogenic processing plant.

Octane Enhancement and Other

      Enterprise’s Octane Enhancement segment consists of a 66.7% ownership interest in Belvieu Environmental Fuels L.P., or BEF, which owns a facility that produces motor gasoline additives used to enhance octane. Enterprise’s Other segment consists primarily of fee-based marketing services and unallocated cost of services that support its operations and business activities.

SELECTED FINANCIAL INFORMATION OF ENTERPRISE AND GULFTERRA

      The following tables set forth for the periods and at the dates indicated, selected historical and pro forma financial information for Enterprise and historical financial information for GulfTerra. The selected historical financial information has been derived from the audited financial statements of each partnership for the periods indicated. The selected historical financial information for each of the three years in the period ended December 31, 2003 should be read in conjunction with the audited financial statements and accompanying footnotes for such periods incorporated by reference into this document. The dollar amounts in each table, except per unit information, are in thousands. Certain reclassifications have been made to Enterprise’s prior year financial statements to conform to the 2003 presentation.

Selected Historical Consolidated Financial Information of Enterprise

	1999	2000	2001	2002	2003

Operating results data:(1)
Revenues	$1,332,979	$3,049,020	$3,154,369	$3,584,783	$5,346,431
Income from continuing operations	120,295	220,506	242,178	95,500	104,546
Income from continuing operations:(2,3)
Basic	0.90	1.62	1.70	0.55	0.42
Diluted	0.82	1.32	1.39	0.48	0.41
Financial position data:(1)
Total assets	$1,494,952	$1,951,368	$2,424,692	$4,230,272	$4,802,814
Long-term and current maturities of debt(4)	295,000	403,847	855,278	2,246,463	2,139,548
Partners’ equity(5)	789,465	935,959	1,146,922	1,200,904	1,705,953
Other financial data:
Distributions per common unit(6)	$0.925	$1.050	$1.194	$1.360	$1.470
Commodity hedging income (losses)(7)	$(5,208)	$26,743	$101,290	$(51,344)	$(619)

      The following information is provided to highlight significant trends and other information regarding Enterprise’s historical operating results, financial position and other financial information as presented in the preceding table.

(1)	In general, Enterprise’s historical operating results and/or financial position have been affected by the following acquisitions since 1999:

•	a 50% interest in GulfTerra’s general partner from El Paso Corporation in December 2003 for $425 million;

•	the Mid-America and Seminole pipeline systems from The Williams Companies in July 2002 for $1.2 billion;

•	a Mont Belvieu, Texas propylene fractionation business from affiliates of Valero Energy Corporation and Koch Industries, Inc. (“Diamond-Koch”) in February 2002 for $239 million;

•	a Mont Belvieu, Texas NGL and petrochemical storage business from Diamond-Koch in January 2002 for $129.6 million;

•	the Acadian Gas pipeline system from affiliates of Shell Oil Company (“Shell”) in April 2001 for $243.7 million;

•	equity interests in four Gulf of Mexico natural gas pipelines from affiliates of El Paso Corporation in January 2001 for $113 million;

•	the Lou-Tex Propylene pipeline from Shell in March 2000 for $100 million; and

•	natural gas processing plants and related businesses (“TNGL”) from Shell in August 1999 for $528.8 million.

The acquisitions were accounted for as purchases and therefore operating results of these acquired entities are included in Enterprise’s financial results prospectively from their respective purchase dates.

(2)	Enterprise’s calculation of historical basic earnings per unit is based on the weighted-average number of common, subordinated, and Class B special units outstanding during each period. Enterprise’s calculation of historical diluted earnings per unit is based on the weighted-average number of common, subordinated and Class A and B special units outstanding during each period.

(3)	Historical earnings per unit information prior to 2002 has been adjusted to reflect the May 2002 two-for-one split of each class of Enterprise’s partnership units.

(4)	Enterprise’s long-term and current maturities of debt balances have generally increased since 1999 in connection with the acquisitions described in Note (1) above. Of these debt obligations, the most significant borrowings (apart from revolving credit) through December 31, 2003 were as follows:

•	$225 million under the interim term loan due September 2004 to partially finance Enterprise’s acquisition of a 50% interest in GulfTerra’s general partner (repaid in May 2004);

•	$500 million in 6.875% Senior Notes D issued in February 2003 due in March 2033;

•	$350 million in 6.375% Senior Notes C issued in January 2003 due in February 2013;

•	$1.2 billion under the 364-Day Term Loan used to initially finance the acquisition of the Mid-America and Seminole pipeline systems in 2002 (this debt was fully repaid using proceeds from equity offerings in late 2002 and early 2003 and proceeds from Senior Notes C and D);

•	$450 million in 7.50% Senior Notes B issued in January 2001 due in February 2011; and

•	$350 million in 8.25% Senior Notes A issued in March 2000 due in March 2005.

(5)	Since Enterprise’s initial public offering in July 1998, Enterprise’s significant partnership equity transactions through December 31, 2003 are as follows:

•	4,413,459 Class B special units issued in December 2003 generating net proceeds of $102.0 million;

•	1,577,744 common units issued in November 2003 generating net proceeds of $33.4 million;

•	1,306,059 common units issued in August 2003 generating net proceeds of $27.0 million;

•	11,960,000 common units issued in June 2003 generating net proceeds of $261.1 million;

•	14,662,500 common units issued in January 2003 generating net proceeds of $258.1 million;

•	9,800,000 common units issued in October 2002 generating net proceeds of $182.5 million; and

•	the 41,000,000 special units issued to Shell in conjunction with the 1999 TNGL acquisition and a related contingent unit agreement. The total value of the special units issued in conjunction with the TNGL acquisition in 1999 was $210.4 million. The value of the special units issued under the related contingent unit agreement was $55.2 million in 2000 and $117.1 million in 2001.

(6)	Represents cash distributions per common unit declared with respect to the period, even if paid in a succeeding period.

(7)	Income from continuing operations includes Enterprise’s results from commodity hedging activities. Enterprise entered into these activities as a result of acquiring TNGL’s natural gas processing and related businesses from Shell in 1999. To manage the risks associated with these activities, Enterprise may enter into various commodity financial instruments. The primary purpose of these risk management activities is to hedge Enterprise’s exposure to price risks associated with natural gas, NGL production and inventories, firm commitments and anticipated transactions. As a matter of policy, Enterprise does not use financial instruments for speculative (or trading) purposes. A variety of factors influence whether or not a particular hedging strategy is successful.

As a result of incurring significant losses from commodity hedging transactions in early 2002 due to a rapid increase in natural gas prices, Enterprise exited those commodity hedging strategies that created the loss. Since that time, Enterprise has utilized only a limited number of commodity financial instruments.

Selected Pro Forma Consolidated Financial Information of Enterprise

      The pro forma post-merger consolidated financial information in the table below reflects the completion of the proposed merger with GulfTerra, the purchase of the South Texas midstream assets from El Paso Corporation and the use of proceeds from Enterprise’s May 2004 equity offering to reduce debt. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this document.

Adjusted
Enterprise Pro Forma
For Year Ended
December 31, 2003

(Dollars in millions,
except per unit amounts)
Operating results data:
Revenues	$7,153.0
Income from continuing operations	275.5
Basic income from continuing operations per unit	0.75
Diluted income from continuing operations per unit	0.73
Financial position data:
Total assets	10,564.1
Long-term and current maturities of debt	4,427.6
Partners’ equity	4,919.8

Selected Historical Consolidated Financial Information of GulfTerra

	Year Ended December 31,

	1999	2000	2001	2002	2003

Operating results data(1):
Revenues(2)	$63,659	$112,415	$193,406	$457,390	$871,489
Income from continuing operations	18,817	20,749	54,052	92,552	161,449
Basic and diluted income (loss) from continuing operations per unit(3)	(0.34)	(0.02)	0.35	0.80	1.30
Financial position data (at period end)(1):
Total assets	$583,585	$869,471	$1,357,420	$3,130,896	$3,321,580
Long-term and current maturities of debt(5), (6), (7)	465,000	538,000	820,000	1,906,286	1,811,807
Partners’ capital(8)	96,489	311,071	500,726	949,852	1,252,586
Distributions per common unit	$2.10	$2.15	$2.31	$2.60	$2.76
Distributions per preference unit(4)	1.10	0.83	—	—	—

      The following information is provided to highlight significant trends and other information regarding GulfTerra’s historical operating results, financial position and other financial information as presented in the preceding table:

(1)	GulfTerra’s operating results and financial position reflect the acquisitions of:

•	the San Juan assets in November 2002;

•	the EPN Holding assets in April 2002;

•	the Chaco plant and the remaining 50 percent interest GulfTerra did not already own in Deepwater Holdings in October 2001;

•	GTM Texas in February 2001;

•	the Petal and Hattiesburg natural gas storage facilities in August 2000;

•	GulfTerra Alabama Intrastate in March 2000; and

•	an additional 49 percent interest in Viosca Knoll in June 1999.

The acquisitions were accounted for as purchases and therefore operating results of these acquired assets and entities are included in GulfTerra’s results prospectively from the respective purchase dates. In addition, operating results and financial position data reflect the sale of GulfTerra’s direct and indirect interests in several offshore Gulf of Mexico assets in January and April of 2001 as a result of an FTC order related to El Paso Corporation’s merger with The Coastal Corporation.

(2)	As a result of the disposition of GulfTerra’s Prince assets in April 2002, the results of operations for these assets have been accounted for as discontinued operations and their related revenue has been excluded from operating revenues from their in-service date of September 2001 to their disposal date of April 2002. Operating revenues for 1999 have been restated to exclude earnings from unconsolidated affiliates.

(3)	Reflects GulfTerra’s 1999 adoption of a preferable accounting method for allocating partnership income to its general partner and its preference and common unitholders. GulfTerra changed its method of allocating net income to its partners’ capital accounts from a method where GulfTerra allocated income based on percentage ownership and proportionate share of cash distributions, to a method where income is allocated to the partners based upon the change from period to period in their respective claims on GulfTerra’s book value capital. GulfTerra believes that the new income allocation method is preferable because it more accurately reflects the income allocation provisions called for under the partnership agreement and the resulting partners’ capital accounts are more reflective of a partner’s claim on GulfTerra’s book value capital at each period end. This change in accounting had no impact on GulfTerra’s consolidated net income or GulfTerra’s consolidated total partners’ capital for any period presented. The impact of this change in accounting has been recorded as a cumulative effect adjustment in GulfTerra’s income allocation for the year ended December 31, 1999. The effect of adopting this change in accounting, excluding the cumulative adjustment, was to reduce basic and diluted net income per limited partner unit by $0.33 for the year ended December 31, 1999.

(4)	In October 2000, all publicly held preference units were converted into common units or redeemed.

(5)	The decrease in 2003 reflects:

•	repayment of GulfTerra’s $160 million GulfTerra Holding term credit facility; and

•	repayment of GulfTerra’s $237.5 million senior secured acquisition term loan.

These decreases in 2003 are offset by an increase in the term loan portion of GulfTerra’s credit facility from $160 million to $300 million.

(6)	The balance in 2001 and 2000 relates to a project finance loan to build the Prince TLP in the Prince Field. With the completion of the Prince TLP, GulfTerra converted the project finance loan to a limited recourse loan in December 2001. In connection with the EPN Holding asset acquisition, GulfTerra repaid this loan in full in April 2002.

(7)	The increase in 2003 reflects:

•	the issuance of $250 million of senior notes in July 2003;

•	the issuance of $300 million of senior subordinated notes in March 2003; and

•	the redemption of a portion of GulfTerra’s outstanding senior subordinated notes in December 2003.

The increase in 2002 reflects the issuance of $200 million of senior subordinated notes in November 2002 and the issuance of $230 million of senior subordinated notes in May 2002. The increase in 2001 reflects the issuance of $250 million of senior subordinated notes in May 2001.

(8)	Reflects the issuance of:

•	7,800,000 common units in October 2003;

•	507,228 common units in August 2003;

•	1,150,000 common units in June 2003;

•	1,118,881 common units in May 2003;

•	3,450,000 common units in April 2003;

•	10,937,500 Series C units acquired by a subsidiary of El Paso Corporation in November 2002;

•	4,083,938 common units, which included 1,083,938 common units purchased by an affiliate of GulfTerra’s general partner in April 2002;

•	5,627,070 common units, which included 1,477,070 common units purchased by an affiliate of GulfTerra’s general partner, in October 2001;

•	2,250,000 common units in March 2001;

•	170,000 Series B preference units for $170 million to a subsidiary of El Paso Corporation in August 2000; and

•	4,600,000 common units in July 2000.

In October 2003, GulfTerra redeemed all 123,865 of its remaining outstanding Series B preference units for $156 million, a 7 percent discount from their liquidation value of $167 million. Also, GulfTerra redeemed $50 million in liquidation value of its Series B preference units in October 2001.

COMPARATIVE PER UNIT INFORMATION

      The following table presents: (1) historical per unit information for Enterprise; (2) pro forma per unit information of the combined company after giving effect to the merger and the transactions related to the merger (including Enterprise’s May 2004 common unit offering); and (3) historical and equivalent pro forma per unit information for GulfTerra.

      The combined company pro forma per unit information was derived by combining information from the historical consolidated financial statements of Enterprise and GulfTerra using the purchase method of accounting for the merger. You should read this table together with the historical consolidated financial statements of Enterprise and GulfTerra that are filed with the Securities and Exchange Commission and incorporated by reference into this document. Please read the “Where You Can Find More Information” section of this document. You should not rely on the pro forma per unit information as being necessarily indicative of actual results had the merger occurred on December 31, 2003.

	Year Ended December 31, 2003

	Enterprise		GulfTerra

		Combined Company		Equivalent
	Historical	Pro Forma(1)	Historical	Pro Forma(2)

Earnings from continuing operations per unit:
Basic	$0.42	$0.75	$1.30	$1.36
Diluted	0.41	0.73	1.30	1.32
Cash distributions per unit(3)	1.47	1.47	2.76	2.66
Book value per common unit(4)	7.42	14.32	15.38	25.92

(1)	The combined company’s pro forma information includes the effect of the merger on the basis described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this document.

(2)	GulfTerra’s equivalent pro forma earnings and cash distribution amounts have been calculated by multiplying the combined company’s related pro forma per unit amounts by the 1.81 exchange ratio.

(3)	Represents cash distributions per common unit declared with respect to the period.

(4)	Pro forma combined company book value assumes conversion of Enterprise Class B special units to common units.

MARKET PRICES AND DISTRIBUTION INFORMATION

      Enterprise common units are traded on the NYSE under the symbol “EPD”, and GulfTerra common units are traded on the NYSE under the symbol “GTM”1. The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for Enterprise common units and GulfTerra common units, on the NYSE composite tape, as well as information concerning quarterly cash distributions paid on those units. The sales prices are as reported in published financial sources.

	Enterprise Common Units				GulfTerra Common Units

	High	Low	Distributions(2)		High	Low	Distributions(2)

2002
First Quarter	$25.800	$22.945	$0.3350		$38.540	$31.650	$0.6500
Second Quarter	24.500	16.250	0.3350		38.680	29.990	0.6500
Third Quarter	22.230	15.000	0.3450		35.800	20.500	0.6750
Fourth Quarter	19.800	16.410	0.3450		32.700	26.000	0.6750
2003
First Quarter	$21.000	$17.850	$0.3625		$32.590	$27.820	$0.6750
Second Quarter	24.690	20.620	0.3625		38.000	30.960	0.7000
Third Quarter	24.100	20.250	0.3725		40.469	37.016	0.7100
Fourth Quarter	24.980	20.760	0.3725		42.930	37.910	0.7100
2004
First Quarter	$24.720	$21.750	$0.3725	(3)	$42.880	$38.420	$0.7100	(4)
Second Quarter (through May 4th)	23.840	20.490	N/A	(5)	43.000	36.550	N/A	(5)

(1)	Effective May 15, 2003, GulfTerra’s NYSE symbol changed from “EPN” to “GTM” in connection with GulfTerra’s name change.

(2)	Represents cash distributions per common unit declared with respect to the quarter and paid in the following quarter.

(3)	On April 19, 2004, Enterprise’s general partner declared a quarterly cash distribution for the first quarter of 2004 of $0.3725 per unit. The distribution will be paid on May 12, 2004 to Enterprise unitholders of record at the close of business on April 30, 2004.

(4)	On April 16, 2004, GulfTerra’s general partner declared a quarterly cash distribution for the first quarter of 2004 of $0.7100 per unit. The distribution will be paid on May 14, 2004 to GulfTerra unitholders of record at the close of business on April 30, 2004.

(5)	Cash distributions respecting quarters subsequent to the first quarter of 2004 have neither been declared nor paid.

      As of the record date for the special meeting, Enterprise had [229,661,604] outstanding common units, beneficially held by approximately [                    ] holders, and 4,413,549 Class B special units, all held by an affiliate of Enterprise Products Company. Under Enterprise’s partnership agreement, within 45 days after the end of each quarter, it must distribute all of its cash on hand as of the end of that quarter, less reserves established by its general partner. This cash is referred to as “available cash,” as defined in the Enterprise partnership agreement. The payment of quarterly cash distributions by Enterprise in the future, therefore, will depend on the amount of “available cash” on hand at the end of each quarter.

      As of the record date for the special meeting, GulfTerra had [59,685,667] outstanding common units, beneficially held by approximately [                    ] holders, and 10,937,500 Series C Units, all held by a subsidiary of El Paso Corporation. GulfTerra’s partnership agreement requires it to distribute all of its “available cash,” as such term is defined in the GulfTerra partnership agreement, within 45 days after the end of each quarter. Generally, under the GulfTerra partnership agreement, “available cash” means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by the

GulfTerra general partner. If the merger is not completed, the payment of quarterly cash distributions by GulfTerra in the future will depend on the amount of “available cash” on hand at the end of each quarter.

      Under the merger agreement, Enterprise has agreed, subject to the terms of its partnership agreement, to increase the quarterly cash distribution for the next regular quarterly distribution date following completion of the merger to at least $0.395 per unit, representing an increase of $0.005 per GulfTerra common unit based on the 1.81 exchange ratio.

THE SPECIAL UNITHOLDER MEETINGS

	Enterprise	GulfTerra

Time, Place and Date	, 2004 , local time [Address] Houston, Texas The meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.	, 2004 , local time [Address] Houston, Texas The meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes	• To consider and vote on the approval of the issuance of Enterprise common units pursuant to the merger agreement, which we estimate could be up to 117,602,411 Enterprise common units (assuming the exercise of all outstanding GulfTerra options and the maximum number of GulfTerra common units are issued upon conversion of GulfTerra’s Series F Convertible Units);

• To consider and vote on the approval of the conversion of our Class B special units into common units on a one-for-one basis; and

• To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

Enterprise knows of no other matters that will be presented for consideration at the meeting.	• To consider and vote on the approval and adoption of the merger agreement; and

• To transact other business as my properly be presented at the meeting or any adjournments of the meeting.

GulfTerra knows of no other matters that will be presented for consideration at the meeting.

Quorum	Presence, in person or by proxy, of holders of a majority of the Enterprise common units entitled to vote at the meeting.	Presence, in person or by proxy, of holders of a majority of the GulfTerra common units entitled to vote at the meeting.

Record Date	Close of business on , 2004.	Close of business on , 2004.

Units Entitled to Vote	• You may vote at the Enterprise meeting if you owned Enterprise common units as of the record date. • You may cast one vote for each	• You may vote at the GulfTerra meeting if you owned GulfTerra common units as of the record date. • You may cast one vote for each

Enterprise	GulfTerra

Enterprise common unit that you owned on the record date.	GulfTerra common unit that you owned on the record date.

Recommendations of the Boards of Directors	The board of directors of Enterprise’s general partner has unanimously approved and adopted the merger agreement and approved the issuance of the common units pursuant to the merger agreement and determined that the merger is advisable and in the best interests of Enterprise and its common unitholders. Accordingly, the board recommends that Enterprise’s common unitholders vote to approve the issuance of Enterprise common units pursuant to the merger agreement.

The board of directors of Enterprise’s general partner also has unanimously approved the issuance of the Class B special units and recommends that Enterprise’s common unitholders vote to approve the conversion of the Class B special units into common units on a one-for-one basis.	The board of directors of GulfTerra’s general partner has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interest of GulfTerra and its common unitholders. Accordingly, the board recommends that GulfTerra’s common unitholders vote to approve and adopt the merger agreement.

Votes Required	• The affirmative vote of the holders of at least a majority of Enterprise’s outstanding common units present and entitled to vote at the special meeting is required to approve the issuance of Enterprise common units pursuant to the merger agreement and to approve the conversion of Enterprise’s newly issued Class B special units into common units on a one-for-one basis.

• Abstentions will have the effect of a vote against both proposals.

• Information regarding ownership of Enterprise common units by (1) each director and each of the five most highly compensated executive officers, (2) all directors and executive officers of Enterprise as a group and (3) all persons known by Enterprise to beneficially own more than 5% of Enterprise common units, is contained in Enterprise’s Annual Report on Form 10-K for the year ended	• The affirmative vote of the holders of at least a majority of GulfTerra’s outstanding common units and Series C Units, voting as separate classes, is required to approve and adopt the merger agreement.

• The failure of a unitholder to vote in person or by proxy will also have the effect of a vote against approval and adoption of the merger agreement.

• Information regarding ownership of GulfTerra common units by (1) each director and each of the five most highly compensated executive officers, (2) all directors and executive officers of GulfTerra as a group and (3) all persons known by GulfTerra to beneficially own more than 5% of GulfTerra common units, is contained in GulfTerra’s Annual Report on Form 10-K for the year ended December 31, 2003,which is incorporated by reference in this document.

	Enterprise	GulfTerra

December 31, 2003, which is incorporated by reference in this document.

Voting Agreements and Proxies	Pursuant to a voting agreement and proxy, so long as the board of directors of Enterprise’s general partner does not withdraw its recommendation of the merger, Mr. Duncan and other Enterprise affiliates have agreed with GulfTerra to vote all of the Enterprise common units owned by them in favor of the approval of the issuance of Enterprise common units pursuant to the merger agreement. Additionally, Mr. Duncan and these other affiliates granted a proxy to GulfTerra that allows an officer of GulfTerra to vote these common units in favor of the issuance of Enterprise common units pursuant to the merger agreement. The common units owned by Mr. Duncan and these other affiliates represent a number of votes sufficient to approve the issuance of Enterprise common units pursuant to the merger agreement.	Pursuant to a voting agreement, El Paso Corporation and its subsidiary have agreed with Enterprise to vote approximately [17.3]% of the GulfTerra common units and 100% of the GulfTerra Series C Units in favor of the merger agreement, even if the board of directors of GulfTerra’s general partner withdraws its recommendation that GulfTerra’s common unitholders approve and adopt the merger agreement. Additionally, El Paso Corporation and its subsidiaries have granted a proxy to Enterprise that allows an officer of Enterprise to vote these common units and Series C Units in favor of the merger agreement.

Units Outstanding	As of the record date, there were [229,661,604] Enterprise common units outstanding and entitled to vote.	As of the record date, there were [59,685,667] GulfTerra common units outstanding and entitled to vote.

Voting Procedures	A proxy card will be sent to match Enterprise and GulfTerra common unitholder of record.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval and adoption of the merger agreement, in the case of GulfTerra unitholders, and FOR approval of both the issuance of Enterprise common units pursuant to the merger agreement and conversion of the Class B special units into common units on a one-for-one basis, in the case of Enterprise unitholders.

If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against adoption of the merger agreement will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

	Voting by Enterprise Common Unitholders Enterprise common unitholders may vote	Voting by GulfTerra Common Unitholders GulfTerra unitholders may vote using any

Enterprise	GulfTerra

using any of the following methods:

• phone the toll-free number listed on your proxy card and follow the recorded instructions;

• go to the Internet website listed on your proxy card and follow the instructions provided;

• complete, sign and mail your proxy card in the postage-paid envelope; or

• attend the meeting and vote in person.	of the following methods:

• phone the toll-free number listed on your proxy card and follow the recorded instructions;

• go to the Internet website listed on your proxy card and follow the instructions provided;

• complete, sign and mail your proxy card in the postage-paid envelope; or

• attend the meeting and vote in person.

Revocation

You may revoke your proxy at any time prior to its exercise by:

• giving written notice of revocation to the Secretary of Enterprise’s general partner;

• appearing and voting in person at the Enterprise meeting; or

• properly completing and executing a later dated proxy and delivering it to the Secretary of Enterprise’s general partner at or before the Enterprise meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.
Revocation

You may revoke your proxy at any time prior to its exercise by:

• giving written notice of revocation to the Secretary of GulfTerra’s general partner.

• appearing and voting in person at the GulfTerra meeting; or

• properly completing and executing a later dated proxy and delivering it to the Secretary of GulfTerra’s general partner at or before the GulfTerra meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Validity

The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The board of directors of Enterprise’s general partner has the right to waive any irregularities or conditions as to the manner of voting. Enterprise may accept your proxy by any form of communication permitted by Delaware law so long as Enterprise is	Validity

The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The board of directors of GulfTerra’s general partner has the right to waive any irregularities or conditions as to the manner of voting. GulfTerra may accept your proxy by any form of communication permitted by Delaware law so long as GulfTerra is

Enterprise	GulfTerra

reasonably assured that the communication is authorized by you.	reasonably assured that the communication is authorized by you.

Solicitation of Proxies	The accompanying proxy is being solicited on behalf of the board of directors of Enterprise’s general partner. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Enterprise.

Proxies may be solicited from Enterprise unitholders by personal interview, telephone and telegram by directors and officers of Enterprise’s general partner, and employees of Enterprise Products Company, or EPCO, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Enterprise units held by those persons, and Enterprise will reimburse them for any reasonable expenses that they incur.	The accompanying proxy is being solicited on behalf of the board of directors of GulfTerra’s general partner. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by GulfTerra.

has been retained by GulfTerra to aid in the solicitation of proxies for a fee of $ and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from GulfTerra unitholders by personal interview, telephone and telegram by GulfTerra’s general partner’s directors, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of GulfTerra units held by those persons, and GulfTerra will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name	General

If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your units with respect to the approval and adoption of the merger agreement, if you are a GulfTerra unitholder, or the approval of the issuance of Enterprise common units pursuant to the merger agreement or the approval of conversion of the Enterprise Class B special units into common units, if you are an Enterprise unitholder. The units not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.”

Effect of Broker Non-Votes and Broker Abstentions Abstentions and broker non-votes will have the same effect as a vote against either proposal.	Effect of Broker Non-Votes and Broker Abstentions Abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the merger agreement.

	Enterprise	GulfTerra

Auditors	Deloitte & Touche LLP serves as Enterprise’s independent auditors. Representatives of Deloitte & Touche LLP plan to attend the Enterprise meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.	PricewaterhouseCoopers LLP serves as GulfTerra’s independent auditors. Representatives of PricewaterhouseCoopers LLP plan to attend the GulfTerra meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

THE MERGER

Background of the Merger

      Enterprise and its predecessor, Enterprise Products Company, or EPCO, El Paso Corporation and GulfTerra have held discussions regarding potential business combinations from time to time dating back to 1998. Initial discussions regarding a potential business combination between El Paso Corporation and EPCO were held in the second quarter of 1998. These discussions were terminated when EPCO’s management made the decision to form Enterprise as a MLP and effect an initial public offering of its securities in July 1998. El Paso Corporation subsequently completed the purchase of its initial interest in GulfTerra in August 1998.

      Discussions were reopened in March and April 2002, when executives from Enterprise, El Paso Corporation and GulfTerra met to discuss various combination scenarios. On April 4, 2002, Enterprise and GulfTerra signed a confidentiality agreement. The parties later exchanged evaluation materials, conducted preliminary due diligence investigations and discussed potential transaction structures. In May 2002, due to GulfTerra’s pending acquisition of designated assets from El Paso Corporation and related matters, discussions related to a possible transaction with Enterprise were suspended.

      In the first quarter of 2003, the parties resumed discussions due in part to the development of GulfTerra’s announced independence initiatives, Enterprise’s continuing interest in a business combination with GulfTerra and El Paso Corporation’s desire to evaluate strategic alternatives for its interest in GulfTerra. In January 2003, members of GulfTerra’s management team outlined for El Paso Corporation’s board of directors a strategic plan designed to improve the corporate governance of GulfTerra and to de-link GulfTerra’s credit ratings from El Paso Corporation’s credit ratings. Additionally, other strategic alternatives, including a possible transaction with Enterprise, were discussed. The board of directors of GulfTerra’s general partner was informed of these discussions at its regularly scheduled meeting held in January 2003.

      In January 2003, Enterprise retained Lehman Brothers as its financial advisor in connection with its evaluation of a possible merger with GulfTerra and related transactions.

      On February 12, 2003, Enterprise, GulfTerra and Lehman Brothers met in Houston, Texas to discuss alternative structures and possible mutual benefits resulting from a potential combination of the partnerships. During late February and March 2003, Enterprise and GulfTerra representatives met numerous times to discuss aspects of a potential merger and to review selected financial and operational information regarding each partnership. On March 27, 2003, at a regularly scheduled board meeting, members of the GulfTerra management team presented to El Paso Corporation’s board of directors a review of the de-linking strategy, including the potential for a sale of an interest in GulfTerra’s general partner, the status of discussions with Enterprise and other potential strategic alternatives. El Paso Corporation’s board approved proceeding with the implementation of GulfTerra’s de-linking strategy, including the reorganization of, and possible sale of an interest in, GulfTerra’s general partner and amendments to GulfTerra’s partnership agreement. On April 16, 2003, the board of directors of GulfTerra’s general partner also approved proceeding with the de-linking strategy. Thereafter, El Paso Corporation and GulfTerra jointly commenced a process to evaluate the possible sale of a 5-10% interest in the general partner pursuant to the de-linking plan.

      From April 2003 through July 2003, there were no substantive discussions among the parties regarding a potential business combination between Enterprise and GulfTerra because El Paso Corporation was searching for a new Chief Executive Officer to replace its acting Chief Executive Officer. The search culminated in July 2003 with the selection of Douglas L. Foshee for that position.

      On August 1, 2003, Dan L. Duncan, Enterprise’s co-founder and chairman of the board of directors of its general partner, and Robert G. Phillips, GulfTerra’s Chairman and Chief Executive Officer, met to discuss the prospects for resumption of discussions relating to a potential business combination and presentation of a proposal to the newly elected Chief Executive Officer of El Paso Corporation.

      On August 21, 2003, Mr. Phillips met with Ronald L. Kuehn, Jr., El Paso Corporation’s Chairman, and Mr. Foshee to discuss the status of GulfTerra’s de-linking strategy and various strategic alternatives for GulfTerra, including the earlier discussions with Enterprise.

      Mr. Phillips and O. S. Andras, Chief Executive Officer of Enterprise, met on August 25, 2003 to discuss the possibility of reopening merger discussions. At this meeting, Mr. Andras provided Mr. Phillips with a presentation regarding a possible business combination prepared by Lehman Brothers. This presentation included a preliminary financial analysis of a potential business combination between Enterprise and GulfTerra, including a comparison of the two partnerships’ current financial information and projected pro forma combined financial information. Mr. Phillips agreed to review the presentation and discuss it with other members of GulfTerra’s management and the appropriate representatives of El Paso Corporation.

      On September 2, 2003, Mr. Phillips made a presentation to El Paso Corporation’s Executive Committee, of which he is a member, regarding his recent meeting with Mr. Andras and El Paso Corporation’s Executive Committee authorized continued preliminary discussions to better evaluate a transaction with Enterprise.

      On September 3, 2003, Mr. Andras, Mr. Phillips, Randy Fowler, Enterprise’s Vice President and Treasurer, D. Dwight Scott, El Paso Corporation’s Executive Vice President and Chief Financial Officer, and Thomas M. Hart, III, El Paso Corporation’s Vice President of Mergers and Acquisitions, met to discuss a potential business combination between Enterprise and GulfTerra.

      Enterprise, GulfTerra and El Paso Corporation representatives and their respective legal and financial advisors met on September 8, 2003 in Houston to resume discussions regarding potential transaction structures and preliminary financial projections. Copies of an updated version of the Lehman Brothers presentation provided to Mr. Phillips on August 25 were also distributed at this meeting, as was a transaction structure chart prepared by Vinson & Elkins L.L.P., Enterprise’s counsel.

      Early in the week of September 8, 2003, Messrs. Andras, Fowler and Hart and Michael A. Creel, Enterprise’s Executive Vice President and Chief Financial Officer, met in Houston to follow up on issues raised during the meeting on September 3.

      On September 15, 2003, Messrs. Andras, Creel, Phillips, Foshee and Scott met with Mr. Duncan to allow senior management of Enterprise, GulfTerra and El Paso Corporation to discuss the potential benefits of a business combination for each of the parties. Also that day, representatives of GulfTerra and Enterprise met to discuss the possible mutual benefits that could result from a business combination between GulfTerra and Enterprise.

      At a special meeting of the El Paso Corporation board of directors held on September 16, 2003, Messrs. Phillips, Scott and Hart presented a proposal from Goldman, Sachs & Co. to purchase a 9.9% interest in GulfTerra’s general partner and 3,000,000 common units from GulfTerra. In connection with that transaction, GulfTerra would redeem the outstanding Series B preference units of GulfTerra held by El Paso Corporation. El Paso Corporation’s board of directors approved the transaction with Goldman Sachs. Additionally, at the September 16, 2003 El Paso Corporation board meeting, Messrs. Phillips, Scott and Hart updated the El Paso Corporation board on the status of discussions with Enterprise, described the nature and scope of Enterprise’s businesses and provided a summary of an indicative merger proposal that had been discussed by the parties. On the basis of this briefing, the El Paso Corporation board authorized continued exploratory discussions with Enterprise.

      On September 19, 2003, Messrs. Andras and Phillips met to discuss the progress of the discussions and plans for future meetings. Also on September 19, 2003, the audit and conflicts committee of GulfTerra’s general partner held a special meeting to consider the proposed Goldman Sachs transaction and the related redemption of the Series B Preference Units. At that meeting, the audit and conflicts committee recommended that the board of directors of GulfTerra’s general partner approve the Goldman Sachs transaction. At this same meeting, Mr. Phillips presented a report on an indicative merger proposal that El Paso Corporation had received from Enterprise. The audit and conflicts committee of GulfTerra’s general partner agreed that Mr. Phillips should further investigate the merits of this merger proposal.

      Messrs. Andras and Phillips met on September 29, 2003 to discuss the preparations that would be necessary to formulate a presentation of the proposed business combination to El Paso Corporation.

      On September 30, 2003, the audit and conflicts committee of GulfTerra’s general partner recommended, and the board of directors of GulfTerra’s general partner approved, the Goldman Sachs transaction.

      On October 2, 2003, GulfTerra closed the Goldman Sachs transaction, in which Goldman Sachs acquired a 9.9% membership interest in GulfTerra’s general partner as well as 3,000,000 GulfTerra common units. Also, on October 15, 2003, GulfTerra completed a public offering of 4,800,000 common units.

      On October 9, 2003, Messrs. Andras and Phillips had a lunch meeting during which they discussed, among other things, the prospects for formal due diligence relating to a potential strategic transaction between Enterprise and GulfTerra. Aside from this lunch meeting, there were no substantive discussions relating to a potential strategic transaction between Enterprise and GulfTerra between September 29, 2003 and October 21, 2003.

      On October 21, 2003, Mr. Phillips, D. Mark Leland, then GulfTerra’s Chief Operating Officer, and William Manias, then GulfTerra’s Vice President of Business Development, met with Messrs. Duncan, Andras, Creel and Fowler in Houston. At this meeting Enterprise presented to GulfTerra a more definitive proposal outlining a two-step merger process for consideration by GulfTerra and El Paso Corporation. Mr. Phillips agreed to present this proposal to other members of GulfTerra’s management and to provide it to El Paso Corporation for its consideration.

      Messrs. Andras and Scott met on October 27, 2003 to discuss management and governance issues with respect to the combined company.

      On October 30, 2003, Enterprise, GulfTerra, El Paso Corporation and their respective legal and financial advisors met in Houston for business and financial presentations by GulfTerra’s management team regarding GulfTerra’s business. On the same date, at a regularly scheduled meeting of El Paso Corporation’s board of directors, the directors were advised of the status of continued discussions regarding a potential business combination between Enterprise and GulfTerra.

      The next day, the board of GulfTerra’s general partner and its audit and conflicts committee held special meetings to discuss aspects of the proposed transactions with Enterprise. During the meetings, Mr. Phillips updated the board and the committee on the discussions among El Paso Corporation, GulfTerra and Enterprise regarding the potential merger of the general partners and the partnerships and the potential benefits of such a merger for GulfTerra common unitholders. The audit and conflicts committee indicated its general support for the objectives and opportunities to further enhance unitholder value and encouraged Mr. Phillips to explore further the possibility of a merger with Enterprise. In addition, the audit and conflicts committee approved the hiring of UBS as its and GulfTerra’s financial advisor. The audit and conflicts committee further approved the engagement of Jenkens & Gilchrist, a Professional Corporation (which has been the committee’s regular independent counsel for several years) as its separate legal counsel and the engagement of Purvin & Gertz Inc., a well known natural gas and petrochemical industry consultant, to assist the committee in evaluating Enterprise’s businesses.

      On November 4, 2003, GulfTerra, El Paso Corporation and their respective legal and financial advisors commenced the due diligence process regarding Enterprise and its various businesses and attended presentations by Enterprise’s management team regarding Enterprise’s businesses. Later that month, Enterprise and its legal and financial advisors commenced the due diligence process regarding GulfTerra and its various businesses and attended presentations by GulfTerra’s management team regarding GulfTerra’s businesses.

      On November 6, 2003, Mr. Andras, Mr. Creel and Richard H. Bachmann, Enterprise’s Executive Vice President and Chief Legal Officer, met with Messrs. Phillips, Leland, Scott and Hart and Andrew C. Kidd, El Paso Corporation’s Vice President and Associate General Counsel, to continue discussions regarding proposed transaction structures and timing issues.

      The next day, Enterprise, GulfTerra, El Paso Corporation and their respective financial and legal advisors met in Houston, at which meeting Enterprise delivered a term sheet to representatives of GulfTerra and El Paso Corporation containing Enterprise’s proposed terms for the business combination of GulfTerra and Enterprise and the structure and management of the general partner of the combined partnership. Enterprise’s representatives described the proposal set forth in the term sheet, and a brief discussion of the proposal ensued. Following that discussion, GulfTerra and El Paso Corporation advised Enterprise that they would evaluate the term sheet further and respond at a later time.

      On November 10, 2003, the parties continued due diligence meetings and began to exchange substantial information regarding each partnership’s operations.

      The next day, Enterprise, GulfTerra, El Paso Corporation and their respective financial advisors met in Houston to discuss financing alternatives, including the prospects for refinancing GulfTerra’s existing indebtedness.

      On November 13, 2003, GulfTerra held a special telephonic audit and conflicts committee meeting to review the progress of the transaction. At this meeting, UBS reviewed the proposed transaction terms of the potential merger and presented to the committee various valuation approaches and the exchange ratios implied by these analyses. GulfTerra’s legal advisors also discussed the proposed transaction structure, legal due diligence and HSR issues, and GulfTerra’s senior management updated the committee on the progress of the business due diligence.

      On November 14, 2003, at a regular meeting of the board of directors of Enterprise’s general partner, Messrs. Duncan, Andras, Creel and Bachmann briefed the members of the board on the status of negotiations with GulfTerra and El Paso Corporation and the currently envisioned framework and consideration for the transaction.

      Messrs. Andras and Phillips met on November 19, 2003 to discuss details of the proposed merger in advance of a planned meeting between representatives of Enterprise and El Paso Corporation.

      On November 21, 2003, GulfTerra held a special telephonic meeting to update the audit and conflicts committee on the progress of the transaction. At this meeting, UBS reviewed the preliminary financial analysis of the potential merger and GulfTerra senior management updated the committee on the progress of the business due diligence.

      That same day, Messrs. Andras, Creel and Bachmann met with Messrs. Scott, Hart and Kidd to discuss fundamental economic and structural issues associated with El Paso Corporation’s interest in the proposed transactions. At this meeting, Enterprise discussed its desire to purchase the South Texas midstream assets that both Enterprise and GulfTerra viewed as being important to GulfTerra’s South Texas operations. The same individuals met again on November 22, 2003 to continue the preceding day’s discussions.

      On November 25 and 26, 2003, Enterprise, GulfTerra, El Paso Corporation and their respective financial advisors met in Houston to discuss fundamental economic and structural issues associated with the proposed merger. In particular, the following items, among others, were discussed:

•	valuation issues surrounding the exchange ratio proposed to be included in the merger agreement,

•	the existing relationship between GulfTerra and El Paso Corporation with respect to administrative and employee matters and the impact of that relationship on the proposed transaction,

•	the synergies expected to be realized by combining the businesses of the two partnerships,

•	the consideration to be paid by Enterprise in connection with its purchase from an El Paso Corporation subsidiary of a 50% interest in GulfTerra’s general partner,

•	the treatment in the proposed transaction of Goldman Sachs’ 9.9% interest in GulfTerra’s general partner,

•	the number of GulfTerra units (owned by two El Paso Corporation subsidiaries) to be purchased by Enterprise in connection with the proposed merger and the price and consideration to be paid for those units, and

•	Enterprise’s potential acquisition of the South Texas midstream assets.

El Paso Corporation representatives excused themselves from all discussions relating to the exchange ratio proposed to be included in the merger agreement. No definitive agreements were reached regarding any economic issues at these meetings.

      On December 1, 2003, Messrs. Scott and Hart met with Messrs. Andras and Creel to discuss, among other issues, the amount of cash consideration proposed to be paid by Enterprise for the 50% interest in GulfTerra’s general partner and for the South Texas midstream assets. In addition, the participants discussed the level of transition services and support to be provided by El Paso Corporation following the proposed business combination between Enterprise and GulfTerra as well as El Paso Corporation’s reacquisition of Goldman Sachs’ 9.9% interest in GulfTerra’s general partner. By the time of this meeting, representatives of Enterprise and El Paso Corporation had tentatively agreed that subsidiaries of El Paso Corporation would sell to Enterprise a number of GulfTerra common units in connection with the proposed merger at a 10% discount to the 20-day average closing price of GulfTerra’s common units on the date the merger agreement would be announced. This discount was negotiated between representatives of Enterprise and El Paso Corporation in part on the basis of discounts typically applied to large, block trades and in part as one of several valuation issues specific to Enterprise and El Paso Corporation in the context of both entities’ interest in a strategic transaction between the partnerships.

      During the week of December 1, 2003, representatives of Enterprise, GulfTerra and El Paso Corporation continued to address the fundamental economic issues discussed during the previous week’s meetings as well as the following additional material issues:

•	the capital requirements associated with completing the proposed merger, including the separate partnerships’ and the combined partnership’s potential for incurring additional indebtedness and refinancing existing indebtedness, as well as structural considerations relating to those requirements; and

•	the anticipated level of antitrust review of the proposed merger.

      On December 2, 2003, representatives of Enterprise and GulfTerra and their respective financial advisors held a conference call to discuss the exchange ratio for the proposed merger and the distribution policy of the combined company. Later that day another conference call was held among Messrs. Bachmann, Creel, Hart and Leland to discuss setting forth in the merger documents the distributions to be paid by GulfTerra and Enterprise to their respective unitholders during the period prior to the closing of the proposed merger.

      The next day, Messrs. Andras, Creel, Hart and Leland held a conference call to discuss Enterprise’s acquisition of the South Texas midstream assets and the purchase price to be paid for those assets. The same day, GulfTerra held a special telephonic meeting to further update the audit and conflicts committee of the board of directors of GulfTerra’s general partner on the progress of the negotiations with Enterprise. At this meeting, members of GulfTerra’s senior management presented an update on the business and the financial and operational due diligence performed to date, Purvin & Gertz presented updated findings on the business outlook for Enterprise’s major business segments and UBS provided further analysis of the proposed merger.

      At the regularly scheduled meeting of El Paso Corporation’s board of directors on December 4, 2003, a presentation was made by Messrs. Scott and Hart regarding the status of the discussions regarding a possible business combination between Enterprise and GulfTerra, the sale by El Paso Corporation of selected general partner and limited partner equity interests in GulfTerra, the possible sale by El Paso

Corporation to the combined partnership of the South Texas midstream assets and various other matters. Mr. Phillips described to El Paso Corporation’s board the benefits that the combination would provide to the combined partnership and its unitholders. Andrews Kurth LLP, counsel to El Paso Corporation, described to the El Paso Corporation board of directors the process and status of the negotiations, and Purvin & Gertz described the business risks associated with the businesses conducted by Enterprise. El Paso Corporation’s board was also apprised of procedural and substantive antitrust matters. Following a thorough discussion, El Paso Corporation’s board of directors authorized its negotiating team to continue discussions with representatives of Enterprise.

      On December 3, 2003, the audit and conflicts committee of GulfTerra’s general partner held a special meeting to discuss the Enterprise transaction. At that meeting, UBS further reviewed the proposed merger and the committee received further presentations from Purvin & Gertz and GulfTerra’s senior management.

      On December 5, 2003, John Tomerlin, Enterprise’s Vice President-Human Resources, Michael J. Knesek, Enterprise’s Vice President, Controller and Principal Accounting Officer, Mr. Creel, Mr. Leland, James H. Lytal, GulfTerra’s President, and Robert Proffit, GulfTerra’s Vice President — Human Resources, met to discuss potential mutual benefits that could be achieved from the proposed merger. Also on December 5, 2003, Vinson & Elkins distributed initial drafts of a merger agreement and other relevant transaction agreements. Representatives of GulfTerra and El Paso Corporation and their respective counsel met on December 7, 2003 to discuss these initial drafts. At this meeting, representatives of GulfTerra and El Paso Corporation discussed their relative responsibilities in negotiating various aspects of the transaction agreements. In the course of these discussions, it was agreed that by creating a stand-alone parent company agreement that would contain the agreements between El Paso Corporation and Enterprise, El Paso Corporation would be free to negotiate the terms of the parent company agreement while GulfTerra negotiated the merger agreement with only minimal participation by El Paso Corporation. In particular, it was concluded that this approach would allow GulfTerra, the board of directors of GulfTerra’s general partner and its audit and conflicts committee to focus on and negotiate provisions such as the exchange ratio, the non-solicitation covenant and the amounts of the termination fees without any involvement on the part of El Paso Corporation.

      On December 8, 2003, representatives of Enterprise, GulfTerra and El Paso Corporation and their respective counsel met in Houston to discuss the initial drafts of the merger agreement and other relevant transaction agreements. The following substantive issues, among others, were discussed at this meeting without resolution:

•	GulfTerra and its counsel, in consultation with the GulfTerra’s audit and conflicts committee, discussed with Enterprise the termination fee that was included in the initial draft of the merger agreement. In particular, significant discussion was held as to the application of the termination fee if GulfTerra’s unitholders did not approve the merger.

•	El Paso Corporation and its counsel discussed with Enterprise and its counsel the scope of El Paso Corporation’s obligations under the initial draft of the merger agreement.

•	GulfTerra and El Paso Corporation and their respective counsel discussed with Enterprise and its counsel whether indemnification obligations should exist for breaches of representations and warranties after the consummation of the proposed merger.

•	Enterprise and its counsel expressed Enterprise’s desire for a commitment from El Paso Corporation, as the largest single holder of GulfTerra’s units, and Goldman Sachs, another significant holder of GulfTerra’s units, to vote their units in favor of the proposed merger. GulfTerra and El Paso Corporation and their respective counsel expressed the position that all Enterprise units held by affiliates of Dan Duncan should be voted in favor of the proposed merger.

•	Enterprise, El Paso Corporation and their respective counsel discussed the relationship between the closing conditions relating to the proposed sale of the South Texas midstream assets and the closing conditions relating to the proposed merger.

•	GulfTerra requested increased flexibility in the merger agreement with respect to its operations between signing and closing and its ability to issue equity securities while the merger was pending.

•	Enterprise expressed its desire to have a “right of first refusal” in respect of any sale of certain field services assets belonging to El Paso Corporation that were not, in El Paso Corporation’s view, integrally related to GulfTerra’s operations.

      On the morning of December 9, 2003, Vinson & Elkins suggested that the parties convene a teleconference to enable Enterprise to articulate responses to several of the issues raised by GulfTerra and El Paso Corporation during the preceding day’s meeting. During this teleconference, Enterprise offered compromises on several issues, including the following:

•	Enterprise expressed a willingness to proceed with a termination fee of $112 million if a superior proposal were accepted and a termination fee of $15 million if GulfTerra’s unitholders did not approve the merger.

•	Enterprise also expressed a willingness on the part of Mr. Duncan’s affiliates to commit to vote all of their units in favor of the proposed merger, subject to limited exceptions, provided that El Paso Corporation committed to vote all of its units in favor of the proposed merger. Enterprise’s request that Goldman Sachs commit to vote its units in favor of the proposed merger was withdrawn.

•	Enterprise agreed that, with the exception of certain corporate representations and warranties to be made by El Paso Corporation in connection with the sale of a 50% interest in GulfTerra’s general partner, no indemnification obligations for breaches of representations and warranties made by GulfTerra or El Paso Corporation would survive the consummation of the proposed merger.

•	Enterprise agreed to permit GulfTerra to issue up to $100 million of equity securities while the merger was pending.

•	Enterprise abandoned its request for a “right of first refusal” in respect of certain of El Paso Corporation’s field service assets.

On the basis of Enterprise’s proposed compromises, both GulfTerra and El Paso Corporation agreed that it was advisable to continue negotiations in respect of the proposed merger to determine if the parties could reach a mutually acceptable agreement. As a consequence, Vinson & Elkins undertook to revise the merger agreement and other relevant agreements for distribution on December 10, 2003 and to host a meeting of the parties the following day to discuss the revised agreements.

      At regularly scheduled meetings of the board of directors of GulfTerra’s general partner and its audit and conflicts committee on December 10, 2003, UBS made a presentation outlining the negotiated terms and conditions of the proposed merger. The audit and conflicts committee agreed to review the presentation material as well as the due diligence material provided to them by members of GulfTerra’s management team and Purvin & Gertz and to hold a telephonic meeting of the board of directors of GulfTerra’s general partner and its audit and conflicts committee on December 14, 2003 to review the final negotiated terms and consider approval of the proposed transactions.

      At a special meeting of the board of directors of Enterprise’s general partner on December 10, 2003, Lehman Brothers and Vinson & Elkins made a preliminary presentation relating to the merger.

      At the meeting of the parties and their legal advisors held on December 11, 2003, having reviewed a revised draft of the merger agreement, El Paso Corporation continued to express a strong preference for separating the agreements between Enterprise and El Paso Corporation out of the merger agreement by creating a stand-alone parent company agreement. After discussing this and other issues, Enterprise agreed to the two agreement structure. On the basis of this understanding, Andrews Kurth undertook to prepare a substantially revised draft of a parent company agreement for distribution on December 12, 2003. Following that distribution, negotiation of the parent company agreement proceeded between Enterprise and its counsel, on the one hand, and El Paso Corporation and its counsel, on the other, and the negotiation of the merger agreement proceeded between Enterprise and its counsel, on the one hand, and GulfTerra and its counsel, on the other.

      From December 11, 2003 through December 14, 2003, representatives of Enterprise, GulfTerra and El Paso Corporation and their respective legal and financial advisors met to negotiate the details of and draft the transaction documents related to the merger and the purchase of the South Texas midstream assets.

      On December 14, 2003, the board of directors and the audit and conflicts committee of Enterprise’s general partner jointly held a special meeting at which they received the opinion of Lehman Brothers to the effect that, as of the date of such opinion and subject to the assumptions set forth in the opinion, the aggregate consideration to be paid by Enterprise in the proposed merger and related transactions is fair, from a financial point of view, to Enterprise. Thereafter, the audit and conflicts committee of the board of directors of Enterprise’s general partner unanimously recommended approval of the merger and the merger agreement to the board of directors of Enterprise’s general partner, which then approved and adopted the merger agreement, approved the issuance of Enterprise common units pursuant to the merger agreement, and resolved to recommend that Enterprise’s unitholders approve the issuance of Enterprise common units pursuant to the merger agreement.

      Also on that same day, the audit and conflicts committee of the board of directors of GulfTerra’s general partner held a special meeting at which the committee received the opinion of UBS to the effect that, as of the date of such opinion and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 1.81 common units of Enterprise for each GulfTerra common unit in the merger was fair, from a financial point of view, to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman Sachs and their respective affiliates. Thereafter, the audit and conflicts committee of the board of directors of GulfTerra’s general partner unanimously recommended that the board of directors of GulfTerra’s general partner approve the merger. After the committee meeting, the board of directors of GulfTerra’s general partner held a special meeting to consider the proposed transactions. Following this special meeting, and based in part on the recommendation of the audit and conflicts committee, the board of directors of GulfTerra’s general partner unanimously approved and adopted the merger agreement and resolved to recommend that GulfTerra’s unitholders vote to approve and adopt the merger agreement.

      El Paso Corporation’s board of directors also approved the proposed transactions on December 14, 2003.

      On December 15, 2003, Enterprise, GulfTerra and their respective affiliates executed the merger agreement and other relevant transaction agreements; Enterprise, El Paso Corporation and their respective affiliates executed the parent company agreement; and Enterprise, GulfTerra and El Paso Corporation publicly announced the execution of the merger agreement and the related transactions.

      On March 4, 2004, Mr. Duncan and Mr. Andras met with Mr. Foshee and proposed restructuring the first Step Two transaction of the proposed merger. Messrs. Duncan and Andras proposed that, instead of conveying a 50% membership interest in Enterprise’s general partner to GulfTerra GP Holding Company in exchange for the remaining 50% membership interest in GulfTerra’s general partner, Enterprise’s general partner would pay cash and convey a smaller membership interest in Enterprise’s general partner to GulfTerra GP Holding Company.

      At a meeting of Messrs. Andras, Creel, Scott and Hart on March 15, 2004, El Paso Corporation responded to Enterprise’s restructuring proposal with two alternative suggestions for the consideration to be received by GulfTerra GP Holding Company for its remaining 50% membership interest in the GulfTerra general partner. The first alternative was for GulfTerra GP Holding Company to receive cash only. The second alternative was for GulfTerra GP Holding Company to receive cash and a 9.9% membership interest in Enterprise’s general partner that could be exchanged for Enterprise common units. Both alternatives also involved the assumption by Enterprise’s general partner of certain obligations of El Paso Corporation and its subsidiaries under the parent company agreement.

      On March 22, 2004, Mr. Creel sent Mr. Scott a letter proposing that the first Step Two transaction of the proposed merger be amended to provide that, in exchange for the remaining 50% membership interest in GulfTerra’s general partner, GulfTerra GP Holding Company receive a 9.9% membership interest in Enterprise’s general partner and $370 million in cash, plus certain additional rights relating to the exchange of such 9.9% membership interest for Enterprise common units or cash, and certain protective governance rights. Enterprise did not propose to assume any of the obligations of El Paso Corporation or its subsidiaries under the parent company agreement.

      On or about March 26, 2004, Messrs. Creel and Scott had a telephone conversation in which Mr. Scott indicated general agreement with Mr. Creel’s March 22 proposal, and Mr. Hart stated that he would ask Andrews Kurth to prepare initial drafts of the documents required to memorialize the restructuring.

      On April 1, 2004, Andrews Kurth delivered to Vinson & Elkins drafts of an amendment to the parent company agreement, a revised form of Second Amended and Restated Limited Liability Company Agreement for Enterprise’s general partner and a form of Exchange and Registration Rights Agreement for their review and consideration. From April 8, 2004, to April 16, 2004, representatives of Enterprise’s general partner and El Paso Corporation and their respective legal and financial advisors met to negotiate the details of and draft definitive agreements to accomplish the proposed restructuring.

      On April 19, 2004, the board of directors of Enterprise’s general partner and the board of directors of El Paso Corporation approved restructuring the first Step Two transaction of the proposed merger, and the parties to the parent company agreement executed and delivered Amendment No. 1 to that agreement, to which a revised form of Second Amended and Restated Limited Liability Company Agreement for Enterprise’s general partner and a form of Exchange and Registration Rights Agreement were attached. The next day, Enterprise and El Paso Corporation issued separate press releases announcing the restructuring of the first Step Two transaction of the proposed merger.

Recommendation of the Board of Directors of GulfTerra’s General Partner and Reasons for the Merger

Reasons for the Merger

      The midstream sector is in a period of substantial and ongoing change, which GulfTerra believes will provide significant growth opportunities for well-positioned companies. GulfTerra expects large and mid-sized energy companies to continue to divest midstream assets in an effort to strengthen their balance sheets as well as to focus on core businesses. These divestitures may produce attractive acquisition opportunities. In addition, GulfTerra believes the midstream sector is likely to experience substantial consolidation through mergers and acquisitions. This consolidation may well result in a few large, independent midstream businesses — a number of which GulfTerra believes will be MLPs — becoming the leading participants in this business sector.

      The board of directors of GulfTerra’s general partner considered many factors in evaluating the merger and the merger agreement. GulfTerra’s management made numerous presentations to the board, as well as to the audit and conflicts committee of the board, which consists solely of directors that meet the independent director standards established by the NYSE and the Sarbanes-Oxley Act of 2002. The audit and conflicts committee of GulfTerra’s general partner engaged separate legal counsel and UBS as financial advisor to assist it in evaluating the proposed transactions.

      The factors the board of directors of GulfTerra’s general partner and its audit and conflicts committee considered in evaluating the merger, the merger agreement and the related transactions included the following:

•	Increased size and more balanced portfolio. The merger is expected to create North America’s leading midstream company, with geographic and product diversity and balance, serving key natural gas basins.

•	Enhanced growth prospects. The increased size and scope of the combined company is expected to enhance its growth prospects.

•	Improved governance structure. The resulting general partner corporate governance structure is expected to continue and improve on GulfTerra’s previous independence initiatives.

•	Lowered cost of capital. The capping of the general partner’s incentive distribution percentage at 25%, together with Enterprise’s investment-grade credit rating, is expected to lower the combined company’s cost of capital relative to GulfTerra’s current cost of capital.

•	Increased liquidity. The common units of the combined company are expected to have a larger trading market, which is expected to result in greater liquidity and the dilution of ownership interests of significant unitholders.

•	Long-term accretion to distributable cash flow per unit. The combined company is expected to benefit from possible long-term accretion to distributable cash flow per unit.

•	Strong combined management team. The combination of GulfTerra’s and Enterprise’s management teams is expected to have significant midstream industry and operating experience.

•	Furtherance of growth strategy. The merger is expected to further GulfTerra’s strategy of growing and diversifying its sources of cash flow.

•	Potential cost savings. If realized, the potential operating cost savings and interest savings associated with combining the two businesses is expected to increase cash available for distributions, acquisitions or organic growth projects.

Recommendation of the Board of Directors of GulfTerra’s General Partner

      The audit and conflicts committee of the board of directors of GulfTerra’s general partner unanimously recommended approval of the merger and the merger agreement to the board of directors of GulfTerra’s general partner. The board of directors of GulfTerra’s general partner then unanimously:

•	approved and adopted the merger agreement;

•	determined that the merger is fair and in the best interest of GulfTerra’s common unitholders; and

•	determined to recommend that the GulfTerra common unitholders approve and adopt the merger agreement.

Accordingly, the board of directors of GulfTerra’s general partner recommends that GulfTerra common unitholders vote FOR the approval and adoption of the merger agreement.

      In approving the transaction and making their recommendations, the board of directors of GulfTerra’s general partner and its audit and conflicts committee considered many factors, including:

•	all of the reasons described above under “— Reasons for the Merger”, including the growth opportunities expected to be available to the combined company and the corporate governance structure for the combined company;

•	the judgment, advice and analysis of GulfTerra’s senior management, including its favorable recommendation of the merger;

•	information regarding the businesses, assets, liabilities, results of operations and financial performance of GulfTerra, Enterprise and the combined company;

•	presentations by and discussions with UBS, financial advisor to GulfTerra and to the audit and conflicts committee of GulfTerra’s general partner, regarding the financial terms of the merger agreement, and UBS’ opinion described below to the audit and conflicts committee on December 14, 2003 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 1.81 common units of Enterprise for each GulfTerra common unit in the merger was fair from a financial point of view to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman Sachs and their respective affiliates;

•	current and forecasted industry, economic and market conditions;

•	the abilities of the parties to complete the merger, including the antitrust requirements applicable to the transaction;

•	presentations by and discussions with GulfTerra’s senior management and representatives of Akin Gump Strauss Hauer & Feld LLP, GulfTerra’s outside legal counsel, regarding the terms of the merger agreement;

•	discussions with Jenkens & Gilchrist, a Professional Corporation, the audit and conflicts committee’s separate outside legal counsel regarding the merger agreement and related agreements and transactions;

•	the effect of the transaction structure on GulfTerra’s outstanding indebtedness and access to employees dedicated to operating GulfTerra’s assets; and

•	the long-term interests of GulfTerra and its common unitholders, as well as the effects of the merger on GulfTerra’s customers, creditors and suppliers to the extent those effects relate to the long-term value of GulfTerra’s common units.

      The board of directors of GulfTerra’s general partner and its audit and conflicts committee also considered a number of risks associated with the merger, including those described under “Risk Factors — Risks Related to the Merger and the Related Transactions” and those disclosed in Enterprise’s filings with the Securities and Exchange Commission. In the view of the board of directors of GulfTerra’s general partner and its audit and conflicts committee, these risks did not outweigh the advantages of the merger.

Recommendation of the Board of Directors of Enterprise’s General Partner and Reasons for the Merger

      The board of directors of Enterprise’s general partner considered various factors in approving and adopting the merger agreement and approving the issuance of Enterprise’s common units pursuant to the merger agreement, including the following potential benefits of the merger to the combined company:

•	Significant increases in the diversity and scale of operations of the combined company. The merger is expected to enable Enterprise to have a more balanced business mix and expand its geographic presence to areas where Enterprise has no significant operations, such as the San Juan and Permian Basins.

•	Greater cash flow stability. After the merger, a higher percentage of the combined company’s income is expected to be generated from fee-based businesses. Additionally, GulfTerra’s operations currently benefit from higher natural gas prices, and are expected to provide a natural hedge to Enterprise’s NGL business, which generally benefits from lower or stable natural gas prices.

•	Incremental growth opportunities. GulfTerra has significant organic growth projects, and the combination of Enterprise’s and GulfTerra’s operations is expected to provide incremental growth opportunities.

•	Potential cost savings. Enterprise expects that the annual operating costs of the combined company will be lower than the aggregate pro forma historical costs of Enterprise and GulfTerra, and expects that the combined company will have annual interest expense savings.

•	Long-term accretion to distributable cash flow per unit to Enterprise’s unitholders. In connection with the proposed merger, Enterprise agreed, subject to the terms of its partnership agreement, to increase its quarterly cash distribution on its common units to at least $0.395 per unit, or $1.58 per unit on an annual basis, commencing with the first regular quarterly distribution after the merger closes. Enterprise unitholders are expected to benefit from accretion to distributable cash flow per unit, which is the basis for the contracted distribution increase. Additionally, the accretion to distributable cash flow per unit could allow Enterprise to further increase future distributions to its unitholders.

      In approving the transaction and making their recommendations, the audit and conflicts committee and the board of directors of Enterprise’s general partner considered many factors, including:

•	all of the reasons described in the preceding paragraph of this section;

•	the judgment, advice and analysis of Enterprise’s senior management, including its favorable recommendation of the merger;

•	information regarding the businesses, assets, liabilities, results of operations and financial performance of Enterprise, GulfTerra and the combined company;

•	presentations by and discussions with Lehman Brothers Inc., Enterprise’s financial advisor, regarding the financial terms of the merger agreement, and Lehman Brothers’ opinion described below;

•	current and forecasted industry, economic and market conditions;

•	the abilities of the parties to complete the merger, including the antitrust requirements applicable to the transaction;

•	presentations by and discussions with Enterprise’s senior management and representatives of Vinson & Elkins L.L.P., Enterprise’s outside legal counsel, regarding the terms of the merger agreement;

•	the long-term interests of Enterprise and its common unitholders, as well as the effects of the merger on Enterprise’s customers, creditors and suppliers to the extent those effects relate to the long-term value of Enterprise’s common units.

      The board of directors of Enterprise’s general partner also considered a number of risks associated with the merger, including those described under “Risk Factors — Risks Related to the Merger and the Related Transactions” and those disclosed in GulfTerra’s filings with the Securities and Exchange Commission. In the view of the board of directors of Enterprise’s general partner, these risks did not outweigh the advantages of the merger.

      The preceding discussion of the information and factors considered and given weight by Enterprise’s general partner’s board of directors is not intended to be exhaustive. However, Enterprise believes that the discussion includes all of the material factors that the board of directors of its general partner considered. In reaching its decision to approve the merger agreement and to recommend approval to Enterprise’s unitholders of the issuance of Enterprise common units in the merger, Enterprise’s general partner’s board of directors did not assign any relative or specific weight to the factors it considered. Individual directors may have given different weights to different factors.

Opinions of Financial Advisors

Opinion of Lehman Brothers Inc. — Financial Advisor to Enterprise

      Lehman Brothers acted as financial advisor to Enterprise in connection with the proposed merger and the transactions related to the merger. On December 14, 2003, Lehman Brothers rendered its written opinion to the board of directors of Enterprise’s general partner and to its audit and conflicts committee to the effect that as of the date of such opinion, the aggregate consideration to be paid by Enterprise in the proposed merger and the related transactions is fair, from a financial point of view, to Enterprise. Lehman Brothers was not asked to opine as to the fairness, from a financial point of view, of the consideration to be paid by Enterprise for the South Texas midstream assets it expects to acquire from El Paso Corporation concurrently with the closing of the merger. The purchase of the South Texas midstream assets constitutes an asset transaction separate from the merger and Enterprise does not typically obtain fairness opinions in connection with asset acquisitions for cash. Accordingly, Lehman Brothers’ opinion and the following analysis do not address the acquisition of the South Texas midstream assets.

      THE FULL TEXT OF THE LEHMAN BROTHERS OPINION DATED DECEMBER 14, 2003 IS INCLUDED AS ANNEX B TO THIS DOCUMENT. HOLDERS OF ENTERPRISE COMMON UNITS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

      LEHMAN BROTHERS’ ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS OF ENTERPRISE’S GENERAL PARTNER AND ITS AUDIT AND CONFLICTS COMMITTEE IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AND RELATED TRANSACTION. LEHMAN BROTHERS’ OPINION IS NOT A RECOMMENDATION TO ANY UNITHOLDER OF ENTERPRISE OR GULFTERRA AS TO HOW SUCH UNITHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, ENTERPRISE’S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER AND RELATED TRANSACTIONS, OR THE FAIRNESS OF THE RESPECTIVE CONSIDERATION TO BE PAID BY ENTERPRISE IN ANY PARTICULAR ASPECT OF THE MERGER AND RELATED TRANSACTIONS.

      Lehman Brothers, in arriving at its opinion, reviewed and analyzed: (1) the agreements and the specific terms of the merger and the related transactions; (2) publicly available information concerning Enterprise and GulfTerra that Lehman Brothers believed to be relevant to the analysis, including Enterprise’s and GulfTerra’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2002, and their respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2003; (3) financial and operating information with respect to the business, operations and prospects of Enterprise and GulfTerra furnished to Lehman Brothers by the managements of Enterprise and GulfTerra, respectively, including estimates prepared by managements of Enterprise and GulfTerra regarding the amounts and timing of operational and interest expense savings expected to be achieved as a result of the merger and the related transactions and the related liability management plan contemplated by Enterprise, which Lehman Brothers refers to collectively as the Expected Synergies; (4) the respective trading histories of Enterprise common units and GulfTerra common units from December 13, 2000 to December 12, 2003; (5) a comparison of historical financial results and present financial condition of Enterprise and GulfTerra to each other and to other publicly traded companies that Lehman Brothers deemed relevant; (6) a comparison of the financial terms of the merger and the related transactions to the financial terms of other transactions that Lehman Brothers deemed relevant; and (7) an analysis of the pro forma financial consequences of the merger and the related transactions to the unitholders of Enterprise and GulfTerra, including the impact of the merger and the related transactions on distributable cash flow per limited partnership unit and cash distributions per limited partnership unit; and (8) the relative contributions of Enterprise and GulfTerra to the historical and future financial performance of the combined company, including a comparison of their respective earnings per limited partnership unit and distributable cash flow per limited partnership unit. In addition, Lehman Brothers has had multiple discussions with the managements of Enterprise and GulfTerra concerning the business, operations, assets, financial condition and prospects of Enterprise and GulfTerra and has undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      Lehman Brothers, in arriving at its opinion, has assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of managements of Enterprise and GulfTerra that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Enterprise, upon advice of management of Enterprise, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Enterprise as to the future financial performance of the Enterprise and that Enterprise will perform substantially in accordance with such projections. With respect to the financial projections of GulfTerra, upon advice of managements of Enterprise and GulfTerra, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Enterprise and GulfTerra as to the future financial performance of GulfTerra, and that GulfTerra will perform substantially in accordance with such projections. In addition, upon advice of management of Enterprise, Lehman Brothers has also assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. On the advice of management of Enterprise, Lehman Brothers has assumed, as a result of the merger and the related transactions, that no income, gain or loss is expected to be recognized for Federal income tax purposes by unitholders of Enterprise, other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code. Furthermore, on advice of the management of Enterprise, any tax consequences to the Enterprise common unitholders associated with Section 752 of the Internal Revenue Code are assumed to be immaterial. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of Enterprise or GulfTerra and has not made or obtained any evaluations or appraisals of the assets or liabilities of either company. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, December 14, 2003.

      The following is a summary of certain of the financial analyses used by Lehman Brothers in connection with providing its written opinion to the board of directors of Enterprise’s general partner on December 14, 2003. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Lehman Brothers’ Valuation Analysis

      Lehman Brothers performed a valuation analysis of GulfTerra as a standalone entity using the following methodologies: discounted cash flow analysis; comparable companies trading analysis; comparable master limited partnership merger analysis; and comparable midstream/pipeline transactions analysis. The table below summarizes the indicative valuation ranges for GulfTerra as derived from these methodologies, and compares these valuation ranges to the aggregate consideration paid by Enterprise in the merger and the related transactions.

Valuation Summary Results — GulfTerra

Indicative
	Enterprise	Implied Equity
Valuation Methodology	Valuation Range	Valuation Range

	($ in millions)	($ in millions)
Discounted Cash Flow Analysis — Case I	$5,000 - $5,500	$3,288 - $3,788
Discounted Cash Flow Analysis — Case II	$5,750 - $6,250	$4,038 - $4,538
Comparable Companies Analysis	$5,250 - $5,750	$3,538 - $4,038
Comparable MLP Merger Analysis	$4,750 - $5,250	$3,038 - $3,538
Comparable Midstream/ Pipeline Transactions Analysis	$3,000 - $3,700	$1,288 - $1,988

Consideration to be Paid by Enterprise MLP in the Proposed Transaction	$4,939	$3,228

Discounted Cash Flow Analysis

      Lehman Brothers performed a discounted cash flow analysis of the projected unlevered free cash flows of GulfTerra for the six fiscal years beginning January 1, 2004 and ending December 31, 2009. Lehman

Brothers assumed discount rates of 9.0%, 10.0% and 11.0%. Lehman Brothers calculated terminal values using a perpetuity of projected unlevered free cash flows and assumed growth rates for projected unlevered free cash flows beyond 2009 of 1.0%, 2.0% and 3.0% per year. The discount rates reflect an estimate of the weighted average cost of capital. The growth rates for the projected unlevered free cash flows beyond 2009 used were based on estimated organic growth rates for GulfTerra.

      The projections underlying the discounted cash flow analysis were prepared by GulfTerra management. In performing the discounted cash flow analysis, Lehman Brothers considered two cases with respect to the operating and financial projections. In each case, GulfTerra is assumed to operate as a standalone entity and, accordingly, the Estimated Synergies associated with the merger and the related transactions were not included in the analysis. Additionally, GulfTerra management believes that GulfTerra’s standalone general and administrative expenses will increase when GulfTerra is separated from El Paso Corporation. Lehman Brothers factored the increased general and administrative expenses into its discounted cash flow analysis. Furthermore, Lehman Brothers excluded the annual transition support payments El Paso Corporation has agreed to provide to Enterprise of $18 million, $15 million and $12 million for the first, second and third years immediately following the effective time of the merger, which Lehman Brothers refers to as the El Paso Parent Transition Support Payment, from the discounted cash flow analysis. The Case I analysis assumes near-term growth from identified projects, but no additional acquisitions. The Case II analysis assumes GulfTerra makes $500 million of acquisitions per year consummated at an 8.0x EBITDA multiple on January 1st of each year. Case I resulted in an indicative enterprise valuation range of $5,000 million to $5,500 million which implied an equity valuation range of $3,288 million to $3,788 million. Case II resulted in an indicative enterprise valuation range of $5,750 million to $6,250 million which implied an equity valuation range of $4,038 million to $4,538 million. The aggregate consideration to be paid by Enterprise in the merger and the related transactions is below both the Case I and Case II valuation ranges.

Comparable Companies Analysis

      Lehman Brothers reviewed and compared certain financial information relating to GulfTerra to corresponding financial information, ratios and public market multiples for twelve publicly traded master limited partnerships (MLPs) including:

• Buckeye Partners, L.P.	• Enbridge Energy Partners, L.P.
• Enterprise Products Partners L.P.	• Kaneb Pipe Line Partners, L.P.
• Kinder Morgan Energy Partners, L.P.	• Magellan Midstream Partners, L.P.
• Northern Border Partners, L.P.	• Pacific Energy Partners, L.P.
• Plains All American Pipeline, L.P.	• Sunoco Logistics Partners L.P.
• TEPPCO Partners, L.P.	• Valero L.P.

      The companies listed above, which Lehman Brothers refers to as the Selected Companies, were chosen because they are publicly traded partnerships with operations that for purposes of analysis may be considered similar to GulfTerra. Lehman Brothers calculated various multiples and ratios for the Selected Companies and used the multiples and ratios as a reference point to develop an indicative valuation for GulfTerra. Lehman Brothers reviewed multiples and ratios for the Selected Companies based on estimates of earnings before interest, taxes, depreciation and amortization, which Lehman Brothers refers to as EBITDA; net income; net income per limited partnership unit; distributable cash flow (defined as EBITDA less interest expense and maintenance capital expenditures); and distributable cash flow per limited partnership unit. The projections for the Selected Companies and GulfTerra were based on published Lehman Brothers’ equity research estimates. As in the discounted cash flow analysis, Lehman Brothers adjusted the estimates for GulfTerra to reflect the increased general and administrative expenses for GulfTerra on a standalone basis. Additionally, Lehman Brothers excluded the Expected Synergies and the El Paso Parent Transition Support Payment from the comparable companies analysis. The multiples for the Selected Companies were calculated using the closing unit prices for the Selected Companies as of December 12, 2003 and balance sheets as of September 30, 2003. In calculating limited partnership equity value for each of the Selected Companies, Lehman Brothers assumed the current market price for the specific partnership’s common units and a 20% discount on the value of subordinated units (where applicable) relative to the common unit price. In calculating general partner equity value for each of the Selected Companies, Lehman Brothers divided the cash flows that the general partner was currently receiving (based on the latest quarterly distribution annualized) by the current yield on the specific partnership’s common units. With respect to the Selected Companies, Lehman Brothers considered the following statistics and multiples:

Selected Companies Statistics and Multiples

	Median		Average		High		Low

Distribution Yield (latest quarter annualized)	6.49%		6.66%		8.37%		5.87%
Unit Price as a Multiple of:
Distributable Cash Flow per L.P. Unit
2003E	14.0	x	13.9	x	17.1	x	8.7	x
2004E	13.6	x	13.5	x	16.6	x	9.6	x
Net Income per L.P. Unit
2003E	19.8	x	21.3	x	35.1	x	13.6	x
2004E	18.4	x	18.4	x	23.6	x	13.2	x
Total Equity Value as a Multiple of:
Aggregate Distributable Cash Flow
2003E	14.1	x	14.1	x	18.7	x	8.8	x
2004E	12.8	x	12.9	x	15.7	x	9.5	x
Aggregate Net Income
2003E	18.9	x	21.5	x	36.3	x	12.3	x
2004E	17.7	x	17.8	x	23.9	x	11.9	x
Total Enterprise Value as a Multiple of:
Aggregate EBITDA
2003E	13.7	x	13.1	x	16.3	x	9.3	x
2004E	12.2	x	12.1	x	15.3	x	9.1	x

      The comparable companies analysis resulted in an indicative enterprise valuation range of $5,250 million to $5,750 million which implied an equity valuation range of $3,538 million to $4,038 million. The aggregate consideration to be paid by Enterprise in the merger and the related transactions is below this valuation range.

Comparable MLP Merger Analysis

      Lehman Brothers analyzed certain information relating to the acquisition of Santa Fe Pacific Pipeline Partners, L.P. by Kinder Morgan Energy Partners, L.P. As the only public MLP-to-MLP merger prior to the merger and the related transactions, the Kinder Morgan/ Santa Fe Transaction is the most comparable precedent transaction to the merger and the related transactions. Among other things, Lehman Brothers analyzed the equity purchase price for Santa Fe as a multiple of latest twelve months (LTM) net income and LTM distributable cash flow. Additionally, Lehman Brothers analyzed the total purchase price for Santa Fe as a multiple of LTM EBITDA and LTM earnings before interest and taxes, which we refer to as EBIT. Lehman Brothers used the Kinder Morgan/ Santa Fe Transaction multiples as a reference point to derive an indicative valuation range for GulfTerra. As in the comparable companies analysis, GulfTerra statistics reflect GulfTerra’s increased standalone general and administrative expenses. Additionally,

Lehman Brothers excluded the Expected Synergies and the El Paso Parent Transition Support Payment from the comparable MLP merger analysis.

Selected Multiples of the Kinder Morgan/Santa Fe Transaction

Kinder Morgan/
Santa Fe
Multiple

Kinder Morgan/Santa Fe Equity Purchase Price as a Multiple of:
LTM Aggregate Net Income	19.9x
LTM Aggregate Distributable Cash Flow	18.5x
Kinder Morgan/ Santa Fe Total Purchase Price as a Multiple of:
LTM EBITDA	12.7x
LTM EBIT	15.7x

      The comparable MLP merger analysis resulted in an indicative enterprise valuation range of $4,750 million to $5,250 million which implied an equity valuation range of $3,038 million to $3,538 million. The aggregate consideration being paid by Enterprise in the merger and the related transactions is within this valuation range.

Comparable Midstream/ Pipeline Transactions Analysis

      Lehman Brothers analyzed certain information relating to selected transactions in the midstream natural gas industry and natural gas liquids industry since 1995, which Lehman Brothers refers to as the Selected Transactions. Specifically, Lehman Brothers calculated, when available, the LTM and one-year forward EBITDA multiples implied by the aggregate purchase price of the Selected Transactions and used these multiples as a reference point to develop an indicative valuation range for GulfTerra. GulfTerra’s estimates were based on published Lehman Brothers’ equity research estimates and adjusted to reflect the increased general and administrative expenses of GulfTerra on a standalone basis. Additionally, Lehman Brothers excluded the Expected Synergies and the El Paso Parent Transition Support Payment from the comparable transactions analysis. The Selected Transactions aggregate purchase price to EBITDA multiples ranged from 3.8x to 13.0x with an average multiple of 8.7x and a median of 8.5x. The comparable transactions analysis resulted in an indicative enterprise valuation range of $3,000 million to $3,700 million which implied an equity valuation range of $1,288 million to $1,988 million. The aggregate consideration being paid by Enterprise in the merger and the related transactions is above this range. However, Lehman Brothers believes that the comparable midstream/pipeline transactions analysis is less relevant than the other valuation methodologies for a number of reasons, principally, due to the tax-advantaged nature of MLPs and the significant unit-for-unit exchange component (71.3% of total equity consideration) in the merger and the related transactions as compared to the all-cash consideration for almost all of the Selected Transactions.

Pro Forma Analysis

      Lehman Brothers analyzed the pro forma impact of the merger and the related transactions on, among other things, Enterprise’s projected distributable cash flow per limited partnership unit for the years 2004 and 2005. Using financial projections provided by Enterprise management and GulfTerra management, Lehman Brothers compared the distributable cash flow per limited partnership unit of Enterprise, on a standalone basis, to the distributable cash flow per limited partnership unit of Enterprise pro forma for the merger and the related transactions. Lehman Brothers performed this analysis using two different sets of projections provided by the managements of Enterprise and GulfTerra. The principal, but not only, difference between the two different sets of projections was commodity price assumptions. The first set of projections (Case A) assumes a West Texas Intermediate crude oil price of $25.00 per barrel and a Henry Hub natural gas price of $3.50 per thousand cubic feet in each year. The second set (Case B) assumes a West Texas Intermediate crude oil price of $26.65 per barrel and a Henry Hub natural gas price of $3.94 per thousand cubic feet in each year. Both Case A and Case B reflected the increase in GulfTerra’s standalone general and administrative expenses and included the El Paso Parent Transition Support Payment. For analytical purposes, Lehman Brothers assumed the $18 million payment and the $15 million payment would occur in the 2004 and 2005 fiscal years, respectively. Additionally, Lehman Brothers performed the pro forma analysis with and without the Expected Synergies. Based on such analysis, and such projections provided by the managements, the merger and the related transactions would be accretive to distributable cash per limited partnership unit for Enterprise limited partnership unitholders in both 2004 and 2005 and under both commodity price cases, both with and without the Expected Synergies.

Exchange Ratio Analysis

      Lehman Brothers reviewed the common unit trading prices of Enterprise and GulfTerra from December 13, 2000 to December 12, 2003 and calculated the exchange ratio implied by the unit prices for various periods. The table below summarizes the implied exchange ratios for various periods.

EXCHANGE RATIO ANALYSIS

				Implied Premium of
				a 1.810 Exchange Ratio to:
	Unit Price
			Implied	Implied	GulfTerra
Period	Enterprise	GulfTerra	Exchange Ratio	Exchange Ratio	Unit Price

Current (12/12/03)	$22.80	$40.39	1.771	2.2%	2.2%
10-Day Average	$22.87	$40.07	1.752	3.3%	3.0%
20-Day Average	$22.99	$40.22	1.750	3.5%	2.6%
30-Day Average	$22.52	$39.97	1.775	2.0%	3.2%
60-Day Average	$22.23	$40.22	1.809	0.1%	2.6%
90-Day Average	$22.12	$40.01	1.809	0.1%	3.1%
120-Day Average	$22.18	$39.60	1.785	1.4%	4.2%
1-Year Average	$21.45	$35.77	1.667	8.5%	15.4%
2-Year Average	$21.44	$34.82	1.624	11.4%	18.5%
3-Year Average	$20.94	$34.35	1.641	10.3%	20.1%

Contribution Analysis

      Lehman Brothers reviewed certain historical and estimated future financial information, including, among other things, distributable cash flow per limited partnership unit and net income per limited partnership unit for Enterprise and GulfTerra based on financial data provided by Enterprise management and GulfTerra management for the estimated fiscal years 2003, 2004 and 2005. The projections included the increased general and administrative expenses for GulfTerra on a standalone basis. Additionally, the projections did not include the Expected Synergies. Based on these projections, Lehman Brothers compared the relative contribution of each partnership to the whole and the implied exchange ratio based on the percentage contribution of Enterprise and GulfTerra. The relative contributions of Enterprise and GulfTerra resulted in implied exchange ratios of 1.859 to 3.611 Enterprise units per GulfTerra unit when the El Paso Parent Transition Support Payment was included in GulfTerra’s projections and 1.774 to 2.960 when the El Paso Parent Transition Support Payment was excluded from GulfTerra’s projections (note: for analytical purposes, Lehman Brothers assumed the $18 million payment, the $15 million payment, and the $12 million payment would occur in the 2004, 2005 and 2006 fiscal years, respectively). The 1.810 exchange ratio in the merger and the related transactions is below the range when including the El Paso Parent Transition Support Payment and is near the low end of the range when excluding the El Paso Parent Transition Support Payment.

Premiums Paid Analysis

      Lehman Brothers analyzed the premium implied by the 1.810 exchange ratio in the merger and the related transactions and compared that to other merger-of-equals transactions over the last five years that had a total transaction value greater than $1,000 million. The following transactions were reviewed:

•	Zeneca Group PLC / Astra AB

•	Northern States Power Co./ New Century Energies Inc.

•	Indiana Energy Inc./ SIGCORP Inc.

•	Monsanto Co./ Pharmacia & Upjohn Inc.

•	Glaxo Wellcome PLC/ SmithKline Beecham PLC

•	Ocean Group PLC/ NFC PLC

•	NetIQ Corp./ Mission Critical Software Inc.

•	AmeriSource Health Corp./ Bergen Brunswig Corp.

•	Halifax Group PLC/ Bank of Scotland PLC

•	Pride International Inc./ Marine Drilling Cos.

•	Mead Corp./ Westvaco Corp.

•	Santa Fe International Corp./ Global Marine Inc.

•	Phillips Petroleum Company/ Conoco Inc.

•	PanCanadian Energy Corp./ Alberta Energy Company Ltd.

•	Ameritrade Holding Corp./ Datek Online Holdings Corp.

•	Devon Energy Corp./ Ocean Energy Inc.

•	IDEC Pharmaceuticals Corp./ Biogen Inc.

•	St. Paul Companies Inc./ Travelers Property Casualty Crop.

      The one-day prior premiums associated with these transactions ranged from negative 1.5% to positive 16.8% with an average of positive 6.0%. The five-trading day prior spot premiums associated with these transactions ranged from negative 10.2% to positive 16.2% with an average of positive 4.9%. The twenty-trading day prior spot premiums associated with these transactions ranged from negative 14.4% to positive 22.0% with an average of positive 4.6%. The 1.810 exchange ratio applied to Enterprise’s December 12, 2003 common unit closing price implies one-day prior, five-trading day prior and twenty-trading day prior spot premiums of 2.2%, 3.7% and 2.7%, respectively, relative to GulfTerra’s closing common unit prices on those days. These premiums are near the low end of the premiums observed in the precedent merger-of-equals transactions.

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors of Enterprise’s general partner selected Lehman Brothers because of its expertise, reputation and familiarity with Enterprise and the oil and gas industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger and the related transactions.

      Pursuant to the terms of the engagement letter dated January 23, 2003, Lehman Brothers will receive a customary fee for acting as Enterprise’s financial advisor in connection with the merger, including rendering its fairness opinion on December 14, 2003. Whether or not the merger occurs, Enterprise will also reimburse Lehman Brothers’ reasonable expenses, including legal fees, incurred in connection with its engagement and indemnify Lehman Brothers and specified related persons against liabilities arising out of Lehman Brothers’ services to Enterprise or, if indemnification is unavailable, contribute to the liabilities.

      Lehman Brothers is also providing a portion of the financing required by Enterprise in connection with the merger and the related transactions, in the form of an interim credit facility with respect to which Lehman Brothers will be acting as administrative agent. Lehman Brothers also has performed various investment banking services for Enterprise, GulfTerra and El Paso Corporation in the past and has received and expects to continue to receive customary fees for such services. In the ordinary course of business, Lehman Brothers actively trades in the debt and equity securities of Enterprise, GulfTerra and El Paso Corporation for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of UBS Securities LLC — Financial Advisor to GulfTerra and the Audit and Conflicts Committee of the Board of Directors of GulfTerra’s General Partner

      UBS acted as financial advisor to GulfTerra and the audit and conflicts committee of the board of directors of GulfTerra’s general partner in connection with the merger and the transactions related to the merger and evaluated the fairness, from a financial point of view, of the exchange ratio of 1.81 common units of Enterprise for each GulfTerra common unit in the merger (other than the GulfTerra common units that comprise a portion of approximately 13.8 million GulfTerra units to be transferred by El Paso Corporation to Enterprise for an aggregate cash consideration of $500 million) to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman Sachs and their respective affiliates. GulfTerra and the audit and conflicts committee selected UBS as their financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. On December 14, 2003, at a meeting of the board of directors of GulfTerra’s general partner held to evaluate the merger, UBS delivered to the audit and conflicts committee of the board of GulfTerra’s general partner an oral opinion, which opinion was confirmed by delivery of a written opinion to the audit and conflicts committee dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman Sachs and their respective affiliates.

      The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex C and is incorporated by reference in this document. UBS’ opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman Sachs and their respective affiliates, and does not address any other aspect of the merger. In rendering its opinion, UBS did not analyze or compare, and its opinion does not address, the relative value of (i) the consideration to be received by any or all of El Paso Corporation, Goldman Sachs and their respective affiliates, on one hand, and (ii) the Enterprise common units to be received by all other holders of GulfTerra common units pursuant to the exchange ratio, on the other hand. UBS was not asked to, and UBS’ opinion does not, address the merits of the merger as compared to other business strategies or transactions that might be available to GulfTerra or any underlying business decision of GulfTerra, El Paso Corporation, Goldman Sachs or any of their respective affiliates in connection with the merger or any other matter, nor does the opinion constitute a recommendation to any holder of GulfTerra common units as to how such unitholder should vote with respect to the merger agreement or any other matter. GulfTerra’s common unitholders are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, UBS, among other things:

•	reviewed publicly available business and historical financial information relating to GulfTerra and Enterprise;

•	reviewed the reported prices and trading activity of GulfTerra common units and Enterprise common units;

•	reviewed internal financial information and other data relating to the businesses and financial prospects of GulfTerra and Enterprise, including estimates and financial forecasts prepared and provided to UBS by managements of GulfTerra and Enterprise and not publicly available;

•	conducted discussions with members of management of GulfTerra and Enterprise concerning the businesses and financial prospects of GulfTerra and Enterprise;

•	reviewed publicly available financial and stock market data with respect to other companies in lines of business UBS believed to be generally comparable to those of GulfTerra and Enterprise;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	considered the pro forma effects of the merger on certain financial metrics of GulfTerra as they relate to holders of GulfTerra common units and reviewed estimates of potential cost savings and other synergies prepared and provided to UBS by managements of GulfTerra and Enterprise;

•	reviewed drafts of the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

      In connection with its review, with the consent of the audit and conflicts committee of GulfTerra’s general partner, UBS did not assume any responsibility for independent verification of any of the information that UBS reviewed for the purpose of its opinion and, with the consent of the audit and conflicts committee, UBS relied on that information being complete and accurate in all material respects. In addition, at the direction of the audit and conflicts committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of GulfTerra or Enterprise, and was not furnished with any such evaluation or appraisal. With respect to estimates, financial forecasts, pro forma effects and calculations of cost savings and other synergies utilized by UBS in its analyses, UBS assumed, at the direction of the audit and conflicts committee, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of GulfTerra and the management of Enterprise as to the future performance of their respective companies and that the estimates, financial forecasts, pro forma effects and calculations of cost savings and other synergies would be achieved at the times and in the amounts projected. In addition, UBS assumed, with the consent of the audit and conflicts committee, that the financial statements of GulfTerra’s general partner reflect only its economic interest in GulfTerra and that there are not costs or liabilities associated with GulfTerra’s general partner beyond its share of GulfTerra’s costs and liabilities, that all interim and permanent financings contemplated in connection with the merger will be obtained (regarding the terms and success of which financings UBS did not offer any opinion) without any material adverse effect on GulfTerra and/or Enterprise and the merger and that the merger will qualify as a tax free merger for U.S. Federal income tax purposes. UBS’ opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS, on the date of its opinion. Subsequent developments in those conditions could require a reevaluation of such opinion. UBS does not have any obligation to update, revise or reaffirm its opinion.

      UBS was not asked to, and it did not, offer any opinion as to the material terms of the merger agreement or the form of the merger. UBS expressed no opinion as to the value of Enterprise common units when issued pursuant to the merger or the price at which Enterprise common units may trade in the future. In rendering its opinion, UBS assumed, with the consent of the audit and conflicts committee, that the final executed form of the merger agreement would not differ in any material respect from the draft that UBS examined and that the parties to the merger agreement would comply with all of the material terms of the merger agreement. UBS also assumed, with the consent of the audit and conflicts committee, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on GulfTerra and/or Enterprise and the merger. UBS was not authorized to and did not solicit indications of interest from any party with respect to a business combination with GulfTerra. Except as described above and in UBS’ analyses described below, GulfTerra and the audit and conflicts committee of GulfTerra’s general partner imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The exchange ratio was determined through negotiation between GulfTerra and Enterprise and not as a result of a recommendation by UBS, and the decision to enter into the merger was solely that of the board of directors of GulfTerra’s general partner.

      In furnishing its opinion, UBS did not purport that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

UBS’ Pro Forma and Relative Valuation Analyses

      In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

      Accordingly, UBS believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by UBS in connection with its opinion. In arriving at its opinion, UBS did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the exchange ratio from a financial point of view to GulfTerra’s common unitholders, other than El Paso Corporation, Goldman Sachs and their affiliates.

      The analyses performed by UBS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of UBS’ analysis of the fairness, from a financial point of view, to GulfTerra’s common unitholders (other than El Paso Corporation, Goldman Sachs and their affiliates) of the exchange ratio in the merger.

      UBS’ opinion and financial analyses were only one of many factors considered by GulfTerra, the board of directors of GulfTerra’s general partner, and the audit and conflicts committee of the board of GulfTerra’s general partner and their evaluation of the merger and should not be viewed as determinative of the views of GulfTerra’s management, the board of GulfTerra’s general partner or its audit and conflicts committee with respect to the merger or the exchange ratio.

      The following is a summary of the material financial analyses performed by UBS in connection with providing its opinion to the audit and conflicts committee of the board of directors of GulfTerra’s general partner on December 14, 2003. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Pro Forma Merger Analysis

      UBS analyzed the potential pro forma impact of the merger and the related transactions on GulfTerra’s maximum projected distributable cash flow, or DCF, per limited partnership unit for 2004 and 2005 by comparing (1) the projected DCF per limited partnership unit of GulfTerra on a stand-alone basis to (2) the projected DCF per limited partnership unit of GulfTerra, pro forma for the merger and the related transactions.

      For purposes of its pro forma analysis, at the direction of GulfTerra, UBS made various assumptions relating to annual synergies, annual savings, and annual general and administrative expenses associated with GulfTerra’s separation from El Paso Corporation. Additionally, at the direction of GulfTerra, UBS assumed the following other pro forma transaction effects as of January 1, 2004: proceeds of $100 million from asset sales, transition support payments from El Paso Corporation of $18 million, $15 million and $12 million in 2004, 2005 and 2006, respectively, to partially offset estimated general and administration expenses associated with GulfTerra’s separation from El Paso Corporation, and the acquisition of nine gas processing and treating plants and related assets from El Paso Corporation for $150 million. UBS also assumed that the cash required in the merger and related transactions would be financed through a combination of $700 million of equity and $426 million of debt.

      For each of the stand-alone case and the pro forma case, UBS calculated the projected DCF per limited partnership unit using three sets of projections based on the financial projections provided by GulfTerra’s management and Enterprise’s management: (1) management financial projections, (2) management financial projections, as modified by substituting GulfTerra’s future commodity price assumptions for Enterprise’s future commodity price assumptions in Enterprise’s financial projections, and (3) management financial projections, as modified by substituting Enterprise’s future commodity price assumptions for GulfTerra’s future commodity price assumptions in GulfTerra’s financial projections.

      GulfTerra and Enterprise provided two sets of management financial projections for the purposes of UBS’ analyses, referred to as scenario A and scenario B. The difference between the two scenarios is that scenario A’s financial projections included forecasted capital expenditures for identified growth projects only and scenario B’s financial projections included not only forecasted capital expenditures for identified growth projects, but also forecasted capital expenditures for unidentified growth projects as well as estimated EBITDA from such unidentified growth projects. At GulfTerra’s direction, the unidentified growth projects in scenario B are assumed to be acquired at a total enterprise value to EBITDA multiple of 7.5x, consummated mid-year, and financed with 50% debt and 50% equity. UBS performed its pro forma analysis calculations for both scenario A and scenario B.

      This analysis indicated that the merger and the related transactions would be accretive relative to the stand-alone case to projected DCF per limited partnership unit for GulfTerra in 2004 and 2005 under both scenario A and scenario B. Under scenario A, the accretion amounts ranged from 7.3% to 12.2% in 2004 and 6.2% to 12.2% in 2005. Under scenario B, the accretion amounts ranged from 8.1% to 12.8% in 2004 and 11.5% to 17.1% in 2005.

Contribution Analysis

      Using the financial projections provided by each management, UBS calculated GulfTerra’s and Enterprise’s contribution to the total enterprise value (calculated as equity value plus total debt and other long-term liabilities, less cash and cash equivalents) of the combined company based on their respective contributions of (1) projected EBITDA (defined by UBS for the purposes of the contribution analysis only to be earnings before interest, taxes, depreciation and amortization, and after maintenance capital expenditures) and (2) projected DCF. UBS performed the calculations under both scenario A and scenario B. After adjusting the total enterprise value contributions for the relative contributions of GulfTerra and Enterprise to the combined company’s net debt, calculated as total debt and other long-term liabilities less cash and cash equivalents, UBS then derived the effective economic interests contributed by GulfTerra’s limited partners, Enterprise’s limited partners and the combined company’s general partners based on GulfTerra’s and Enterprise’s then existing incentive distribution structures.

      This analysis indicated the following effective economic interest contribution percentages, versus pro forma ownership of 33.6% by GulfTerra limited partners, 57.6% by Enterprise limited partners and 8.9% by the combined company’s general partners:

	Effective Economic Interest Contributed (%)

			Combined Company
	GulfTerra LPs	Enterprise LPs	GPs

Scenario A
2004P EBITDA*	32.7	52.8	14.5
2005P EBITDA*	33.2	52.1	14.7
2004P DCF	31.8	54.0	14.2
2005P DCF	32.6	52.9	14.5
Scenario B
2004P EBITDA*	33.0	52.4	14.6
2005P EBITDA*	33.8	51.4	14.9
2004P DCF	32.1	53.6	14.3
2005P DCF	33.1	52.2	14.6

*	For purposes of UBS’ contribution analysis only, EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and after maintenance capital expenditures.

Historical Exchange Ratio Analysis

      UBS reviewed the historical common unit prices of GulfTerra and Enterprise as of December 12, 2003, and for the six-month, one-year, two-year and three-year periods preceding December 12, 2003, and calculated the exchange ratios implied by the high, low and average common unit prices for the various periods. This analysis indicated the following implied exchange ratios, as compared to the 1.81x exchange ratio provided for in the merger:

	Exchange Ratio (x)
				Implied Premium to
Specified Period:	High	Low	Average	Average at 1.81x (%)

December 12, 2003			1.77	2.2
Six-month	1.96	1.59	1.77	2.1
One-year	1.96	1.43	1.67	8.6
Two-year	1.96	1.33	1.62	11.5
Three-year	1.96	1.33	1.64	10.3

Analysis of Comparable Companies

      UBS reviewed and analyzed the financial information and ratios of the following 12 publicly traded master limited partnerships in the energy midstream industry:

•	Buckeye Partners, L.P.

•	Enbridge Energy Partners, L.P.

•	Kaneb Pipe Line Partners, L.P.

•	Kinder Morgan Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	Northern Border Partners, L.P.

•	Pacific Energy Partners, L.P.

•	Plains All American Pipeline, L.P.

•	Sunoco Logistics Partners, L.P.

•	TC PipeLines, LP

•	TEPPCO Partners, L.P.

•	Valero L.P.

      UBS chose the foregoing selected companies because they are publicly traded MLPs in the energy midstream industry with operations that UBS believed to be similar to GulfTerra and Enterprise for the purposes of this analysis. UBS then calculated (1) the ratio of total enterprise value, calculated as equity value (including limited partnership equity market value plus the estimated general partnership equity value) plus total debt and other long-term liabilities, less cash and cash equivalents, to estimated EBITDA for 2004 and 2005 and (2) the ratio of unit price to estimated DCF per unit for 2004 and 2005 for each selected company. In calculating the total enterprise value in connection with the comparable companies analysis, all limited partnership units were assumed to be valued at $41.27 per unit and the estimated general partnership equity value was determined by taking the annual cash distributions to the general partner at the current indicated distribution rate divided by the current yield on the MLP’s common units. Estimated financial data for the selected companies were based on publicly available information. UBS then compared the ratios derived from the selected companies to corresponding financial data for Enterprise and GulfTerra at an exchange ratio of 1.81x. Financial data for GulfTerra and Enterprise were calculated using publicly available UBS research estimates.

      This analysis indicated the following total enterprise value to estimated EBITDA and unit price to estimated DCF per unit multiples:

	TEV/EBITDA		Unit Price/DCF
	(x)		per Unit (x)

	2004E	2005E	2004E	2005E

Selected Companies
Mean	11.8	11.2	12.8	12.0
Median	11.8	11.0	12.4	11.8
High	14.9	14.0	16.6	15.4
Low	9.1	8.8	9.7	9.4
GulfTerra (1.81x Exchange Ratio)	12.0	10.9	13.5	11.4
Enterprise	15.2	12.5	15.8	12.3

      UBS noted that none of the selected companies is either identical or directly comparable to GulfTerra or Enterprise and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Analysis of Transaction Comparables

      UBS reviewed the purchase prices paid in the following 11 selected transactions involving private target companies and six selected transactions involving public target companies in the energy midstream industry. Financial data for the selected transactions were based on publicly available information, including publicly available research estimates. UBS then calculated, where available, (1) the ratio of total enterprise value to latest twelve-months EBITDA at the time of the transaction and (2) the ratio of total enterprise value to one year forward EBITDA at the time of the transaction, for each selected transaction and compared the results of these calculations with corresponding calculations for Enterprise and GulfTerra at an exchange ratio of 1.81x. In calculating the total enterprise value in connection with the transaction comparables analysis, all limited partnership units were assumed to be valued at $41.27 per unit and the equity value of GulfTerra’s general partnership was calculated as the sum of (1) $425 million payment received from Enterprise for 50% of GulfTerra’s general partner and (2) 50% of the equity value of the pro forma Enterprise general partner. The equity value of the pro forma Enterprise general partnership was determined by dividing the anticipated annual cash distributions to the pro forma

Enterprise general partner by the current yield on Enterprise’s common units. Financial data for GulfTerra and Enterprise were calculated using each management’s financial projections under scenario A.

      This analysis indicated the following implied ratios for the selected transactions, which were all lower than the ratios implied for GulfTerra and Enterprise based on the 1.81x exchange ratio:

	Ratio of Total Enterprise Value to

		1-Yr Forward
Transaction Comparables	LTM EBITDA (x)	EBITDA (x)

Private Transactions
Heritage Propane Partners L.P./ Energy Transfer Co.	10.9	N/A
Loews Pipeline Holding Corp./ Texas Gas Transmission Corp.	7.1	N/A
Southern Union Co./ CMS Energy Corp.	7.1	N/A
AIG Highstar Capital/ The Williams Companies, Inc.	7.6	N/A
Enterprise Products Partners, L.P./ The Williams Companies, Inc.	7.7	6.6
Mid-American Energy Holdings Co./ Dynegy Inc.	N/A	8.9
El Paso Energy Partners, L.P./ El Paso Corporation	8.7	7.0
TEPPCO Partners, L.P./ Burlington Resources Inc.	8.1	8.1
Enbridge Energy Partners, L.P./ Enbridge Inc.	11.3	8.3
Mid-American Energy Holdings Co./ The Williams Companies, Inc.	N/A	7.4
El Paso Energy Partners, L.P./ El Paso Corporation	8.4	7.9
Public Transactions
Kaneb Pipe Line Partners, L.P./ Statia Terminals Group N.V.	7.2	7.7
Duke Energy Corporation/ Westcoast Energy	7.8	5.7
Enbridge Inc./ Midcoast Energy Resources	9.8	8.8
El Paso Energy Corporation/ The Coastal Corporation	10.4	9.4
Kinder Morgan Energy Partners, L.P./ Santa Fe Pacific Pipeline Partners, L.P.	12.0	N/A

      UBS noted that none of the selected precedent transactions is either identical or directly comparable to the merger and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Discounted Cash Flow Analysis

      UBS performed a discounted cash flow analysis of the projected levered free cash flows of GulfTerra using the DCF projections for 2004 to 2008 provided by GulfTerra’s management for scenario B as described under “— Pro Forma Merger Analysis” above. UBS believed that a discounted cash flow analysis under scenario A would substantially replicate the results for scenario A described under “Pro Forma Merger Analysis” above, as discounted by the rates described below, and focused its analysis on scenario B to determine the accretion or dilution in discounted cash flow valuation per unit as a result of the merger under a growth scenario. UBS assumed discount rates of 8.0%, 9.5% and 11.0% and terminal yield levels of 6.5%, 7.0% and 7.5%. The discount rates reflect the estimated equity cost of capital. The terminal yield levels reflect the current yields of GulfTerra, Enterprise and other comparable MLPs.

      In performing the discounted cash flow analysis, UBS calculated the discounted cash flow valuation per GulfTerra limited partnership unit (after accounting for the general partner’s incentive distributions) (1) on a standalone basis and (2) pro forma for the merger and the related transactions, including certain potential synergies and transaction expenses, as described under “— Pro Forma Merger Analysis” above. UBS then compared the discounted cash flow valuations per limited partnership unit in the foregoing two cases. For the purposes of its pro forma calculations, UBS utilized scenario B financial projections for 2004 to 2005 provided by Enterprise’s management, as modified by substituting GulfTerra’s future commodity price assumptions for Enterprise’s future commodity price assumptions. At GulfTerra’s direction, UBS also assumed that Enterprise’s financial projections for the years 2006 to 2008 were constant at 2005 levels, except for the inclusion of capital expenditures for unidentified growth projects and the related distributable cash flows from such acquisitions, for each relevant year.

      This analysis indicated that the merger and the related transactions would be accretive to discounted cash flow valuation per limited partnership unit for GulfTerra in the range of $8.07 to $10.24 per limited partnership unit, or 19.4% to 19.8%.

Other Factors

      In the course of preparing its opinion, UBS also reviewed and considered other information and data, including:

•	historical market prices for GulfTerra common units and Enterprise common units and the relationship between movements in GulfTerra common units, movements in Enterprise common units, movements in an index of selected energy midstream MLPs and movements in the Standard and Poor’s 500 Index; and

•	publicly available research analysts’ reports for GulfTerra and Enterprise.

Miscellaneous

      Under the terms of its engagement, UBS will receive a customary fee for its financial advisory services in connection with the merger. In addition, GulfTerra has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS against liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement as financial advisor to GulfTerra and the audit and conflicts committee of the board of GulfTerra’s general partner.

      UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In the past, UBS has provided investment banking services to GulfTerra and Enterprise and has received, and will receive, customary fees for rendering these services. In the ordinary course of business, UBS acts as a market maker and broker in the publicly traded securities.

Interests of Certain Persons in the Merger

      In considering the recommendations of the boards of directors of the general partners of GulfTerra and Enterprise with respect to the merger, unitholders of both companies should be aware that some of the executive officers and directors of the general partners have interests in the transaction that differ from the interests of common unitholders generally. The boards of directors of the general partners of both GulfTerra and Enterprise, as well as their respective audit and conflicts committees, were aware of these interests and considered them in approving the merger agreement and the related transactions.

Designees to the Board of Directors of the General Partner of Combined Company

      Under the limited liability company agreement of the general partner of the combined company, Dan L. Duncan, acting through a wholly-owned subsidiary, will have the right to appoint the persons who will serve on the board of directors of the general partner. The combined company’s general partner’s board of directors will consist of no fewer than five and no more than ten persons, a majority of whom must be independent under the NYSE’s independence standards. Mr. Duncan’s designees to the board of directors of the combined company’s general partner include:

Name	Position with General Partner of Combined Company	Current Affiliation

Dan L. Duncan	Director and Chairman of the Board	Enterprise
O. S. Andras	Director, Vice Chairman of the Board and Chief Executive Officer	Enterprise
Robert G. Phillips	Director, President and Chief Operating Officer	GulfTerra
Dr. Ralph S. Cunningham	Director*	Enterprise
Lee W. Marshall	Director*	Enterprise
Richard S. Snell	Director*	Enterprise
W. Matt Ralls	Director*	GulfTerra

*	Independent directors

Appointments of GulfTerra’s General Partner’s Executive Officers as Executive Officers of Enterprise’s General Partner

      Robert G. Phillips and James H. Lytal, who are currently Chairman and Chief Executive Officer and President, respectively, of GulfTerra Energy Company, L.L.C., will be appointed President and Executive Vice President, respectively, of Enterprise’s general partner as of the effective time of the merger.

Other Interests of GulfTerra’s General Partner’s Executive Officers and Directors

      The executive officers and directors of GulfTerra’s general partner also have the following interests in the merger that differ from GulfTerra’s common unitholders generally:

•	Under the merger agreement, GulfTerra is obligated to repurchase, at reasonable prices, before the effective time of the merger, all outstanding employee or director options to purchase GulfTerra common units that have not been exercised or otherwise cancelled. GulfTerra has options outstanding to purchase an aggregate of approximately 1,000,000 common units, approximately 600,000 of which are covered by options owned by persons who are (or were during 2003) executive officer or directors of GulfTerra. Since GulfTerra does not have the right under its option plan to force its option holders to sell their options, it has to negotiate a separate option purchase agreement individually with each option holder. GulfTerra will enter into an option purchase agreement with each option holder under which GulfTerra will agree to purchase, and the option holder will agree to sell, any options that remain outstanding on the merger closing date for a negotiated price. Each option purchase agreement will permit the option holder to exercise any or all of his or her options at any time and from time to time prior to the merger closing. The governance and compensation committee of the board of directors of GulfTerra’s general partner has engaged an independent financial advisor to assist in the determination of the appropriate repurchase prices for the outstanding options. GulfTerra estimates that it will pay $ in the aggregate to repurchase all outstanding options, including $ to the persons who are (or were during 2003) executive officers or directors of GulfTerra.

•	After the merger, some of the executive officers of GulfTerra Energy Company, L.L.C., in addition to Messrs. Phillips and Lytal, may become executive officers of Enterprise’s general partner.

•	Enterprise is obligated, for three years after the merger, to maintain officers’ and directors’ liability insurance for the benefit of persons who served as officers or directors of GulfTerra or any of its subsidiaries covering their acts or omissions occurring prior to the effective time of the merger, as described more fully under “The Merger Agreement — Covenant and Other Agreements — Liability Insurance.”

•	The merger agreement requires Enterprise to provide compensation and benefits to El Paso Corporation employees associated with GulfTerra’s business who become Enterprise employees at the effective time of the merger on substantially the same basis as provided to similarly situated employees of Enterprise, as described in more detail under “The Merger Agreement — Covenants and Other Agreements — Employee Benefits.”

•	Each El Paso Corporation employee associated with GulfTerra’s business who becomes an employee of Enterprise at the effective time of the merger will be 100% vested in his accrued benefits under each El Paso Corporation employee benefit plan that is qualified under Section 401(a) of the Internal Revenue Code.

      El Paso Corporation and its affiliates, and the executive officers and directors of GulfTerra Energy Company, L.L.C. and their respective affiliates, beneficially owned, as of the record date for the GulfTerra special meeting, approximately [18.0]% of the GulfTerra common units then outstanding, excluding units covered by outstanding options. They will be entitled to receive the same consideration in the merger as all other GulfTerra common unitholders.

Interests of Enterprise’s General Partner’s Executive Officers and Directors

      Mr. Duncan, Mr. Andras and another executive officer of Enterprise Products GP, LLC beneficially own 273,015, 20,000 and 509 GulfTerra common units, respectively, representing in the aggregate less than 1% of the outstanding GulfTerra common units.

Appraisal Rights

      Delaware law does not impose appraisal rights on a merger involving a Delaware limited partnership. Pursuant to §17-212 of the Delaware Revised Uniform Limited Partnership Act; however, a partnership agreement or an agreement of merger or consolidation may provide that contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership shall be available for any class or group of partners or partnership interests in connection with any amendment of a partnership agreement, any merger or consolidation in which the limited partnership is a constituent party to the merger or consolidation, any conversion of the limited partnership to another business form, any transfer to or domestication in any jurisdiction by the limited partnership, or the sale of all or substantially all of the limited partnership’s assets. However, neither Enterprise unitholders nor GulfTerra unitholders have contractual appraisal rights under their respective partnership agreements or the merger agreement.

Regulatory Requirements

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the FTC, the merger cannot be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. Enterprise and GulfTerra filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the DOJ on January 21, 2004. Enterprise and GulfTerra received a request for additional information and documentary materials from the FTC, and Enterprise and GulfTerra are currently responding to the FTC’s request. Enterprise or GulfTerra may receive additional requests for information concerning the proposed merger and related transactions from the FTC. The parties have also received a civil investigative demand for information about the merger from the Office of the Attorney General of the State of Texas and are currently responding to that request.

      At any time before or after completion of the merger, the DOJ, the FTC, the State of Texas or any other state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Enterprise or GulfTerra. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that Enterprise and GulfTerra will not prevail.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement and the related pre-merger and post-merger transactions. It is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger.

Transactions Related to the Merger

The Parent Company Agreement

      In connection with executing the merger agreement on December 15, 2003, Enterprise, Enterprise’s general partner and a subsidiary of Enterprise also executed a parent company agreement with El Paso Corporation and four of its wholly-owned subsidiaries. The parent company agreement was amended on April 19, 2004 and, as so amended, is referred to in this document as the “parent company agreement.” Pursuant to the parent company agreement, on December 15, 2003, a wholly-owned subsidiary of Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million from GulfTerra GP Holding Company, a wholly-owned subsidiary of El Paso Corporation. Additionally, immediately prior to this sale, GulfTerra GP Holding Company purchased the 9.9% membership interests in GulfTerra’s general partner formerly held by Goldman, Sachs & Co., resulting in GulfTerra’s general partner now being 50% owned by GulfTerra GP Holding Company and 50% owned by the Enterprise subsidiary. Under the limited liability company agreement of GulfTerra’s general partner, GulfTerra GP Holding Company serves as the managing member of the general partner and the Enterprise subsidiary’s rights are limited to protective consent rights on specified material transactions, including the following:

•	GulfTerra or its general partner making a general assignment for the benefit of creditors;

•	GulfTerra or its general partner filing a voluntary bankruptcy petition;

•	GulfTerra or its general partner filing a petition or answer seeking, for either the general partner or GulfTerra, reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law;

•	a merger, consolidation, or similar business combinations involving the general partner;

•	a reorganization, recapitalization or other financial restructuring of the general partner;

•	amending the limited liability company agreement or certificate of formation of the general partner so as to adversely affect the rights of Enterprise’s subsidiary;

•	effecting any sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the general partner;

•	effecting any merger or consolidation involving GulfTerra in respect of which GulfTerra would not control at least 51% of the voting power in the surviving entity; and

•	effecting any disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the general partner or GulfTerra.

      At the closing of the merger but just prior to its effectiveness, GulfTerra GP Holding Company will contribute its 50% membership interest in GulfTerra’s general partner to Enterprise’s general partner in exchange for a 9.9% membership interest in Enterprise’s general partner and $370 million from Enterprise’s general partner. Enterprise’s general partner will then make a capital contribution of that 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing its interest in Enterprise’s earnings or cash distributions).

      Immediately after Enterprise’s acquisition of the 50% membership interest in the general partner of GulfTerra, but prior to the consummation of the merger, Enterprise will purchase from two subsidiaries of El Paso Corporation for $500 million all 10,937,500 outstanding GulfTerra Series C Units, and an aggregate of 2,876,620 GulfTerra common units, owned by those subsidiaries, none of which will be converted into the right to receive Enterprise common units in the merger. The purchase price of approximately $36.19 per unit to be paid for the units purchased from these subsidiaries of El Paso Corporation is equal to 90% of the average closing prices of the GulfTerra common units on the NYSE for the 20 trading days ending on December 12, 2003 (the last full trading day before the proposed merger was announced). The remaining 7,433,425 GulfTerra common units owned by subsidiaries of El Paso Corporation will be converted in the merger into the right to receive 13,454,499 Enterprise common units based on the 1.81 exchange ratio.

      The parent company agreement also provides that for a period of three years following the closing of the merger, at the request of GulfTerra, El Paso Corporation will provide support services to GulfTerra similar to those provided by El Paso Corporation before the closing of the merger, and GulfTerra will reimburse El Paso Corporation for 110% of its direct costs of such services (excluding any overhead costs).

      The parent company agreement also provides that, for the three-year period following the closing of the merger, El Paso Corporation will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in 12 equal monthly installments for each such year.

      The parent company agreement also provides that, in connection with the receipt by GulfTerra GP Holding Company of the 9.9% membership interest in Enterprise’s general partner, Enterprise and its general partner and GulfTerra GP Holding Company will enter into an exchange and registration rights agreement. Under this agreement, GulfTerra GP Holding Company will have a three year right, commencing 180 days following the closing of the merger, or earlier in certain circumstances, to contribute all of its 9.9% membership interest in the Enterprise general partner to the Enterprise general partner in return for a number of Enterprise common units, an amount of cash or a combination of Enterprise common units and cash computed by reference to the cash distribution associated with the exchanged membership interest in the Enterprise general partner. Enterprise’s general partner may elect to deliver Enterprise common units that it owns (which it may acquire from an affiliate of Dan L. Duncan), an equivalent cash amount or a combination of Enterprise common units and cash. Following the expiration of GulfTerra GP Holding Company’s three year exchange right, the affiliates of Enterprise that own the 90.1% membership interest in Enterprise’s general partner can require GulfTerra GP Holding Company to contribute all of its 9.9% membership interest in Enterprise’s general partner to Enterprise’s general partner for the consideration described above. Under the exchange and registration rights agreement, Enterprise is obligated, subject to certain limitations and conditions, to register for resale the 13,454,499 Enterprise common units to be owned by subsidiaries of El Paso Corporation following the closing of the merger and any Enterprise common units received by GulfTerra GP Holding Company in respect of the exchange right.

      A copy of the parent company agreement as originally executed is filed as Exhibit 2.2 and a copy of Amendment No. 1 to the parent company agreement is filed as Exhibit 2.3 to the registration statement of which this document is a part.

The Purchase and Sale Agreement

      On December 15, 2003, Enterprise, as purchaser, and El Paso Corporation and several of its subsidiaries, as sellers, executed a purchase and sale agreement for 100% of the equity interests of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P., which entities own the South Texas midstream assets, for a price of $150 million plus the value of related inventory then outstanding. The closing of this purchase is effectively conditioned upon, and is expected to occur immediately following, the closing of the merger.

      A copy of this purchase and sale agreement is filed as Exhibit 2.5 to the registration statement of which this document is a part.

Structure of the Merger

      At the effective time of the merger, Enterprise Products Management LLC, a nominally capitalized Delaware limited liability company that is wholly-owned by Enterprise, will merge with and into GulfTerra, and each of the outstanding common units of GulfTerra, other than those common units purchased by Enterprise prior to the merger, will be converted into the right to receive Enterprise common units. GulfTerra will be the surviving limited partnership of the merger and will be a wholly-owned subsidiary of Enterprise.

      GulfTerra’s certificate of formation will be amended at the effective time of the merger and, as so amended, will be the surviving entity’s certificate of formation until further amended. The amendments are designed to make the surviving entity’s certificate of formation similar to the organizational documents of Enterprise’s other subsidiaries. Although GulfTerra’s partnership agreement will be the surviving entity’s partnership agreement until further amended, Enterprise’s partnership agreement will govern your rights and obligations following the merger. GulfTerra’s general partner will continue to be the sole general partner of GulfTerra after the merger is effected.

      Under the limited liability company agreement of the general partner of the combined company, Dan L. Duncan, acting through a wholly-owned subsidiary, will have the right to appoint the persons who will serve on the board of directors of the general partner. The board of directors will consist of no fewer than five and no more than ten persons, a majority of whom must be independent under the NYSE’s independence standards. Please read “— Directors and Executive Officers of the Combined Company — Directors” for more information on the composition of the board of directors of Enterprise’s general partner at the effective time of the merger.

When the Merger Becomes Effective

      GulfTerra and Enterprise Products Management LLC will execute and file a certificate of merger with the Delaware Secretary of State on the 20th business day after the day on which the last condition to completing the merger is satisfied or waived or at such other time as Enterprise and GulfTerra may agree. The merger will become effective at the time and on the date on which the certificate of merger is filed or such later time and date on which the parties agree and specify in the certificate of merger. That time is referred to as the “effective time of the merger.”

Effect of Merger on Outstanding GulfTerra Units

      At the effective time of the merger, the following will occur:

•	Each outstanding GulfTerra common unit, other than units purchased by Enterprise prior to the effective time of the merger, will be converted into the right to receive 1.81 Enterprise common units;

•	GulfTerra common units and Series C Units purchased by Enterprise prior to the effective time of the merger will remain outstanding and become the sole limited partnership interest in GulfTerra; and

•	Enterprise will assume all of GulfTerra’s obligations under all of GulfTerra’s unconverted Series F convertible units.

      Certificates representing GulfTerra common units will be exchanged for certificates representing Enterprise common units in accordance with the fixed exchange ratio of 1.81 contained in the merger agreement.

      Prior to the effective time of the merger, outstanding options to purchase GulfTerra common units granted under any of GulfTerra’s employee benefit or compensation plans will be exercised or repurchased in accordance with the terms of GulfTerra’s employee benefit or compensation plans.

      If, before the effective time of the merger, the issued and outstanding Enterprise or GulfTerra common units are changed into a different number of units as a result of any unit split, distribution, combination, reorganization or other similar transaction (other than any conversion of GulfTerra Series F units into GulfTerra common units or of Enterprise Class B special units into Enterprise common units), an appropriate adjustment will be made to the exchange ratio.

      For a description of Enterprise’s and GulfTerra’s common units and a description of the comparative rights of holders of Enterprise common units and GulfTerra common units, please read “Comparison of the Rights of Enterprise and GulfTerra Common Unitholders.”

Series C Units

      GulfTerra currently has 10,937,500 Series C Units outstanding, all of which are owned indirectly by a subsidiary of El Paso Corporation. The Series C Units are a class of GulfTerra limited partner interests that are similar to GulfTerra’s common units, except that the Series C Units are generally non-voting. Holders of the Series C Units are, however, entitled to vote separately as a class on any amendment to GulfTerra’s partnership agreement that has a material adverse effect on the rights or preferences of the Series C Units. The affirmative vote of the holders of at least a majority of the outstanding Series C Units is required to approve any such amendment to GulfTerra’s partnership agreement. Holders of the Series C Units will vote these units at the special meeting because the merger agreement may be viewed as an amendment to GulfTerra’s partnership agreement.

      Subsidiaries of El Paso Corporation owned of record 100% of the GulfTerra Series C Units. Pursuant to a voting agreement and proxy, El Paso Corporation and its subsidiaries have agreed with Enterprise to vote all of the Series C Units in favor of the merger agreement. Additionally, El Paso Corporation and its subsidiaries have granted a proxy to Enterprise that allows an officer of Enterprise to vote all such Series C Units in favor of the merger agreement.

      Enterprise will purchase all 10,937,500 GulfTerra Series C Units immediately prior to the closing of the merger. Those units will not be converted into the right to receive Enterprise common units, nor will they have any right to receive distributions following the merger. They will, however, constitute part of the remaining equity interest in GulfTerra, which will be wholly-owned by Enterprise.

Unconverted Series F Convertible Units

      At the record date for the special meeting, GulfTerra had 35 Series F1 convertible units and 80 Series F2 convertible units outstanding, none of which have any voting rights with respect to the merger. The Series F1 convertible units are convertible during the pendency of the proposed merger and the Series F2 convertible units are convertible until 4:00 p.m., New York City time, on March 30, 2005 (subject to defined extension rights). Any Series F1 convertible units for which a conversion notice has not been delivered prior to the merger closing date will expire upon the closing of the merger. Each Series F1 convertible unit is convertible into $1,000,000 worth of GulfTerra common units and each Series F2 convertible unit is convertible into $500,000 worth of GulfTerra common units, both on the basis of the payment of a conversion price per GulfTerra common unit equal to the prevailing price, if the prevailing price is equal to or greater than $35.75, or the prevailing price minus the product of 50% of the positive difference, if any, of $35.75 minus the prevailing price, if the prevailing price is less than $35.75. The prevailing price is equal to the least of (1) the average closing price of the GulfTerra common units for the 60 business days ending on and including the fourth business day prior to the date of receipt of notice from the holder of the Series F convertible units of the intent to convert them into common units; (2) the average closing price of the GulfTerra common units for the first seven business days of the 60 day period included in (1); or (3) the average closing price of the GulfTerra common units for the last seven days of the 60 day period included in (1).

      On February 2, 2004, the holder of the Series F1 convertible units notified GulfTerra that it intended to convert a portion of its Series F1 convertible units into $20 million worth of GulfTerra common units at the prevailing price of $39.069 per GulfTerra common unit. As a result, GulfTerra issued 511,901 of its common units to such holder on February 5, 2004 for consideration of $20 million. Upon the closing of the merger, the 511,901 GulfTerra common units will convert into the right to receive 926,540 Enterprise common units based on the 1.81 exchange ratio.

      On March 2, 2004, the holder of the Series F1 convertible units notified GulfTerra that it intended to convert a portion of its Series F1 convertible units into $25 million worth of GulfTerra common units at the prevailing price of $39.40 per GulfTerra common unit. As a result, GulfTerra issued 634,517 of its common units to such holder on March 5, 2004 for consideration of $25 million. Upon the closing of the merger, the 634,517 GulfTerra common units will convert into the right to receive 1,148,476 Enterprise common units based on the 1.81 exchange ratio.

      Any additional Series F convertible units that are converted into GulfTerra common units prior to the merger will also convert into the right to receive Enterprise common units on the same basis.

      Pursuant to an Assumption Agreement to be entered into between Enterprise and GulfTerra at the effective time of the merger, Enterprise will assume all of the obligations of GulfTerra with respect to the outstanding Series F convertible units that have not been converted or that have not expired, appropriately modified to reflect the merger, so that the measuring date unit price of $35.75 will become $19.75, the cashless conversion trigger price of $26.00 will become $14.36, the units to be issued upon conversion will become Enterprise common units, and the maximum number of Enterprise common units to be issued will become 13,001,702, all at the effective time of the merger. The effect of these changes will be that after the merger a holder of rights relating to a Series F convertible unit that has not been converted or that has not expired will be able to convert such right into Enterprise common units of the same aggregate worth based upon the payment of a conversion price per Enterprise common unit equal to the prevailing price, if the prevailing price is equal to or greater than $19.75, or the prevailing price minus the product of 50% of the positive difference, if any, of $19.75 minus the prevailing price, if the prevailing price is less than $19.75. The prevailing price after the merger will be equal to the lesser of (1) the average closing price of the Enterprise common units for the 60 business days ending on and including the fourth business day prior to the date of receipt of notice from the holder of the Series F convertible units of the intent to convert them into Enterprise common units; (2) the average closing price of the Enterprise common units for the first seven business days of the 60 day period included in (1); or (3) the average closing price of the Enterprise common units for the last seven days of the 60 day period included in (1).

Exchange of Units; Fractional Units

      Exchange Agent. Enterprise has appointed Mellon Investor Services LLC to act as exchange agent for the payment of Enterprise common units and for cash payments for fractional common units of GulfTerra. At or prior to the closing date of the merger, Enterprise will deposit with the exchange agent, for the benefit of the holders of GulfTerra’s common units, an amount in cash equal to the estimated aggregate value of fractional common units of GulfTerra to be purchased by Enterprise, and Enterprise will authorize the exchange agent to exchange certificates representing Enterprise common units as described above under “— Effect of Merger on Outstanding GulfTerra Units.” Enterprise will deposit with the exchange agent additional funds as and when necessary to purchase any resulting fractional common units of GulfTerra. Enterprise will pay all costs and fees of the exchange agent and all expenses associated with the exchange process.

      After the effective time of the merger, there will be no further transfer on the records of GulfTerra or its transfer agent of certificates representing GulfTerra common units. If certificates representing GulfTerra common units are presented to GulfTerra or its transfer agent for transfer after the effective time of the merger, they will be canceled against delivery of the certificate or certificates for Enterprise common units and any cash payments for fractional common units.

      Exchange of Units. If you own GulfTerra common units of record as of the effective time of the merger, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your GulfTerra common units to the exchange agent after the effective time of the merger.

GulfTerra common unit certificates should not be returned with the enclosed proxy card.

      GulfTerra common unitholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with their GulfTerra common unit certificates, will receive:

•	certificates representing the number of whole Enterprise common units to which each holder is entitled in accordance with the merger agreement and as described above under “— Effect of Merger on Outstanding GulfTerra Units;” and

•	after giving effect to any required tax withholdings, a check in the aggregate amount of:

cash equal to the aggregate value of the unitholder’s fractional common units of GulfTerra calculated by the fractional interest multiplied by the average closing price of Enterprise common units on the NYSE during the four trading days ending on the third business day prior to the merger; and

any cash distributions declared by Enterprise on its common units with a record date after the effective time of the merger and a payment due on or before the date the GulfTerra unitholder surrendered its unit certificate.

      You should surrender your GulfTerra common unit certificates for exchange only after the effective time of the merger. Until you deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange account, together with your GulfTerra common unit certificates, the distributions declared by Enterprise with a record date after the effective time of the merger will accrue, but will not be paid, on Enterprise common units that you are entitled to receive as a result of the exchange of your GulfTerra common units. No interest will be paid or accrue on:

•	the amount of cash to be received in lieu of fractional units of Enterprise common units; or

•	any cash distributions declared by Enterprise on its common units with a record date after the effective time of the merger and a payment date on or before the date the GulfTerra unit certificate is surrendered.

      The exchange agent will deliver to Enterprise any Enterprise common units to be issued in the merger, cash in lieu of fractional units to be paid in connection with the merger and any distributions paid on Enterprise common units to be issued in the merger that are not claimed by former GulfTerra unitholders within one year after the effective time of the merger. Thereafter, Enterprise will act as the exchange agent and former GulfTerra unitholders may look only to Enterprise for payment of their Enterprise common units, cash in lieu of fractional units and unpaid distributions. None of Enterprise, GulfTerra, the exchange agent or any other person will be liable to any former GulfTerra unitholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. To the extent permitted by applicable law, any amount that would escheat or become the property of any governmental entity shall, immediately prior thereto, become the property of Enterprise free and clear of all claims or interests of any person previously entitled thereto.

      If any certificates representing Enterprise common units are to be issued in a name other than that in which the certificates representing GulfTerra common units exchanged for such units are registered, the person requesting the exchange must (1) pay any transfer or other taxes required by reason of the issuance of certificates representing Enterprise common units in a name other than that of the registered holder of the surrendered GulfTerra common units or (2) establish to the satisfaction of Enterprise or the exchange agent that such tax has been paid or is not applicable.

      Fractional Units. No fractional units of Enterprise common units will be issued to GulfTerra unitholders. After the effective time of the merger, each holder of GulfTerra common units exchanged pursuant to the merger who would otherwise have been entitled to receive a fractional Enterprise common unit will receive an amount in cash (payable in dollars, without interest) equal to the product of (1) such fraction, multiplied by (2) the average of the closing price of Enterprise common units over the four trading day period ending on the third business day immediately preceding the closing date of the merger.

      Lost, Stolen or Destroyed Certificates. The instructions for effecting the surrender of GulfTerra common unit certificates will set forth procedures that must be taken by the holder of any GulfTerra common unit certificate that has been lost, destroyed or stolen. If a GulfTerra unit certificate has been lost, stolen or destroyed, the exchange agent will issue certificates representing the Enterprise common units properly issuable in accordance with the merger agreement and any cash payment in lieu of fractional common units only upon receipt of, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Enterprise, signed exactly as the name or names of the registered holder or holders appeared on the books of GulfTerra immediately prior to the effective time of the merger, together with a customary bond and such other documents as Enterprise may reasonably require.

      Affiliates. GulfTerra common unit certificates surrendered for exchange by certain affiliates of GulfTerra will not be exchanged until Enterprise has received a written agreement of the kind described below under “— Covenants and Other Agreements — Affiliate Agreements.”

Conditions to the Merger

      Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Enterprise and GulfTerra to complete the merger are subject to the following conditions:

•	the approval and adoption by GulfTerra unitholders of the merger agreement;

•	the approval by Enterprise’s unitholders of the issuance of its common units pursuant to the merger agreement;

•	the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the continued effectiveness of the registration statement of which this document is a part;

•	the approval for listing on the NYSE of the Enterprise common units to be issued in the merger subject to official notice of issuance;

•	the closing of the purchase of specified GulfTerra common units and Series C Units from subsidiaries of El Paso Corporation, as described above under “— Transactions Related to the Merger — The Parent Company Agreement,” which, in turn, is conditioned upon, among other things, neither party breaching its obligations under the purchase and sale agreement providing for Enterprise’s acquisition of the South Texas midstream assets, which is more fully described above under “— Transactions Related to the Merger — The Purchase and Sale Agreement;”

•	the performance by each party of its obligations under the merger agreement and the parent company agreement; and

•	the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful.

      Enterprise’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of GulfTerra set forth in the merger agreement (without regard to materiality requirements in the merger agreement) shall be correct as of the closing, and GulfTerra shall have performed all of its obligations under the merger agreement (without regard to materiality requirements in the merger agreement), except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (1) an adverse effect on GulfTerra involving $100 million or more or (2) a material adverse effect on GulfTerra;

•	Enterprise shall have received an opinion of Vinson & Elkins L.L.P. to the effect that (1) Enterprise will not recognize any income or gain as a result of the merger and related transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, or Code, or cancellation of indebtedness under Section 108(e)(4) of the Code), (2) no gain or loss will be recognized by holders of Enterprise common units as a result of the merger and related transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code or cancellation of indebtedness under Section 108(e)(4) of the Code), and (3) 90% of the combined gross income of GulfTerra and Enterprise for the most recent four complete calendar quarters ending before the closing date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of section 7704(d) of the Code;

•	Enterprise shall have received (1) a legal opinion from Akin Gump Strauss Hauer & Feld LLP, counsel to GulfTerra, and (2) a legal opinion from Andrews Kurth LLP, counsel to El Paso Corporation, in each case to the effect that: (a) the execution and delivery of each transaction document by GulfTerra and its affiliates or El Paso Corporation and its affiliates, as applicable, does not breach or result in a default under any of its material agreements and (b) the performance by each such party of its obligations under each such transaction document will not breach or result in a default under any of its material agreements except for any such breach or default that has been waived in writing;

•	each of GulfTerra’s directors shall have tendered his or her resignation on the closing date and to be effective as of the effective time of the merger; and

•	since September 30, 2003 there shall not have occurred any events or conditions that have or could reasonably be expected to have a material adverse effect on GulfTerra.

      GulfTerra’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of Enterprise set forth in the merger agreement (without regard to materiality requirements in the merger agreement) shall be correct as of the closing, and Enterprise shall have performed all of its obligations under the merger agreement (without regard to materiality requirements in the merger agreement), except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (1) an adverse effect on Enterprise involving $100 million or more or (2) a material adverse effect on Enterprise;

•	GulfTerra shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP to the effect that (1) GulfTerra will not recognize any income or gain as a result of the merger and related transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code or cancellation of indebtedness under Section 108(e)(4) of the Code), (2) no gain or loss will be recognized by holders of GulfTerra Common Units as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code or cancellation of indebtedness under Section 108(e)(4) of the Code);

•	GulfTerra shall have received a legal opinion from Vinson & Elkins L.L.P., counsel to Enterprise, to the effect that: (a) the execution and delivery of each transaction document by Enterprise and its affiliates does not breach or result in a default under any of its material agreements and (b) the performance by each such party of its obligations under each such transaction document will not breach or result in a default under any of its material agreements except for any such breach or default that has been waived in writing; and

•	since September 30, 2003, there shall not have occurred any events or conditions that have or could reasonably be expected to have a material adverse effect on Enterprise.

      Waiver of Conditions. Either Enterprise or GulfTerra may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approvals have been obtained and the law allows it to do so.

Representations and Warranties

      The merger agreement contains representations and warranties by each of the parties to the merger agreement, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate could not reasonably be expected to have a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	organization and standing;

•	authorization to enter into the merger agreement and to complete the merger and related transactions;

•	the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

•	capitalization;

•	the accuracy of financial statements and reports filed with the Securities and Exchange Commission since January 1, 2000;

•	absence of certain changes or events;

•	compliance with laws;

•	the absence of material litigation and undisclosed liabilities;

•	the absence of violations or liabilities under environmental laws;

•	material contracts and debt instruments;

•	the absence of non-competition agreements and material acquisition or disposition agreements;

•	the ownership and rights to use intellectual property;

•	sufficiency of tangible personal property;

•	title to pipeline assets and encumbrances;

•	labor matters and employee benefits;

•	insurance matters;

•	tax matters;

•	regulatory proceedings;

•	futures trading and fixed price exposure;

•	solvency immediately following the merger and related transactions;

•	receipt of a financial advisor’s opinion in connection with the merger;

•	broker’s and finder’s fees; and

•	with respect to Enterprise, available equity sufficient to effect the merger.

      For purposes of the merger agreement, “material adverse effect,” when used in connection with any person, means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such person, its general partner and its subsidiaries), that is, or could be reasonably expected to be, material and adverse to such person, its general partner and its subsidiaries taken as a whole or materially and adversely affects the ability of such person to consummate the transactions contemplated by the merger agreement; provided, however, that a “material adverse effect” shall not include with respect to any person, any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such person or any of its subsidiaries directly or indirectly arising out of or attributable to:

•	any decrease in the market price of such person’s publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a “material adverse effect” on such person);

•	the general state of the industries in which such person or its subsidiaries operate;

•	changes in general economic conditions that would have the same general effect on companies engaged in the same lines of business as those conducted by such person; or

•	the announcement or proposed consummation of the merger agreement and the merger.

Covenants and Other Agreements

      Operating Covenants. Prior to the merger and unless the other party consents in writing (and in certain instances, such consent may not be unreasonably withheld, delayed or conditioned), with certain exceptions each of Enterprise and GulfTerra has agreed (and has agreed to cause each of their respective general partners and subsidiaries):

•	to conduct its operations in the ordinary course and consistent with its past practices;

•	to use its commercially reasonable efforts to preserve intact its business organization and material rights and franchises, to keep available the services of its employees and officers, and to preserve the relationships with its customers, suppliers and others having business dealings with them;

•	to maintain and keep its material properties and assets in as good repair and condition as at the date of execution of the merger agreement, subject to ordinary wear and tear;

•	to comply with the risk parameters it has adopted;

•	not to make any material change in the conduct of its business and operations;

•	only with respect to Enterprise (other than changes to add the Enterprise Class B special units and changes that would not be adverse to GulfTerra), GulfTerra (other than changes that would not be adverse to Enterprise) and GulfTerra Energy Company, L.L.C., not to make any changes to its governing documents;

•	not to issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities, other than sales:

•	by Enterprise of Enterprise common units and Enterprise Class B special units up to an aggregate of $900 million,

•	pursuant to employee benefit plans, options and warrants (including the GulfTerra Series F units and pursuant to the Exchange and Registration Rights Agreement with Goldman, Sachs & Co. relating to GulfTerra Energy Company, L.L.C.) in existence on the execution date of the merger agreement,

•	by Enterprise pursuant to Enterprise’s distribution reinvestment plan and

•	by GulfTerra (with Enterprise’s consent, which will not be unreasonably withheld) of GulfTerra common units up to an aggregate of $100 million;

•	except for (A) distributions to the holders of GulfTerra common units or Enterprise common units and Enterprise Class B special units, as applicable, to make distributions of no more than $0.71 per GulfTerra common unit (except to the extent such limitation would violate the distribution provisions of the GulfTerra partnership agreement) or $0.395 per Enterprise common unit or Enterprise Class B special unit (except to the extent such limitation would violate the distribution provisions of the Enterprise partnership agreement) per quarter, including the proportionate distribution on the general partner interests in GulfTerra or in Enterprise, as applicable, (B) any distributions from the subsidiaries of GulfTerra to GulfTerra, and (C) distributions from Enterprise’s subsidiaries to Enterprise necessary for Enterprise to make such distributions to the holders of Enterprise common units or Enterprise Class B special units, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;

•	not to merge into or with any other person (other than mergers among GulfTerra and its wholly owned subsidiaries, and mergers among Enterprise and its wholly owned subsidiaries, or as permitted in connection with permitted acquisitions or divestitures);

•	acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any person or acquire any interest in or contribute any assets to any partnership or joint venture (other than contributions to Partially Owned Entities, as defined in the merger agreement, as required under the governing documents of such Partially Owned Entities) or enter into any similar arrangement for consideration not to exceed $50 million, or $100 million in the aggregate;

•	except in connection with other permitted activities, other than in the ordinary course of business consistent with past practices, not to enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement, waive any material rights under any material contract or agreement, or be in default in any material respect under any material contract or agreement;

•	not to purchase any securities of or make any investment in any person, except in limited circumstances plus additional investments up to $25 million;

•	not to incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, other than in connection with

•	borrowings in the ordinary course of business by GulfTerra under its existing bank credit facility or by Enterprise’s principal operating subsidiary under its existing bank credit facilities,

•	the refinancing by Enterprise or its principal operating subsidiary of the existing GulfTerra indebtedness and GulfTerra’s existing bank credit facility in an aggregate principal amount not to exceed $1.2 billion,

•	the financing of the acquisition of the nine El Paso Corporation gas plants by Enterprise or Enterprise’s principal operating subsidiary,

•	the refinancing by Enterprise or its principal operating subsidiary of existing indebtedness of Enterprise or its principal operating subsidiary,

•	other than as permitted above, the incurrence by GulfTerra of up to $100 million in principal amount of indebtedness with a maturity of no more than three years and no prepayment penalty,

•	other than as permitted above, the incurrence by Enterprise or its principal operating subsidiary of up to $100 million in principal amount of indebtedness, and

•	in connection with specified permitted acquisitions;

•	other than specified permitted encumbrances, not to sell, assign, transfer, abandon, lease, pledge, encumber or otherwise dispose of assets having a fair market value in excess of $10 million, or $25 million in the aggregate, except for dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices;

•	not to settle any claim, demand, lawsuit or state or federal regulatory proceeding for damages to the extent such settlement in the aggregate assesses damages in excess of $1 million or settle any claim, demand, lawsuit or state or federal regulatory proceeding seeking an injunction or other equitable relief where such settlement could reasonably be expected to have a material adverse effect on any member of the corresponding Party Group (as defined in the merger agreement);

•	except as required on an emergency basis, not to make any capital expenditure in excess of $5 million, or $25 million in the aggregate, except as set forth in the merger agreement;

•	to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such Partnership Group (as defined in the merger agreement) consistent with past practices;

•	not to make any material change in its tax methods, principles or elections;

•	not to make any material change to its financial reporting and accounting methods other than as required by a change in generally accepted accounting principles;

•	to file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any governmental entity;

•	to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any governmental entity for the continuing operation of its business;

•	not to (A) grant any material increases in the compensation of any of its officers or employees, except in the ordinary course of business consistent with past practices, (B) pay or agree to pay to any officer or employee, whether past or present, any pension, retirement allowance, severance or other employee benefit not required or contemplated by any of the GulfTerra Plans (as defined in the merger agreement) or Enterprise Plans (as defined in the merger agreement), as applicable, as of the date of execution of the merger agreement, (C) enter into any new, or materially amend any existing, employment or severance or termination contract with any officer or employee or (D) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, or amend any GulfTerra Plan or Enterprise Plan, as applicable, if such amendment would have the effect of materially enhancing any benefits under the plan;

•	not to enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practices and the risk parameters described in the merger agreement;

•	not to adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

•	with respect to GulfTerra (and its subsidiaries) and Enterprise (and its subsidiaries), not to enter into any contract or other arrangement with its general partner or its affiliates (excluding subsidiaries of GulfTerra or Enterprise, as applicable) other than

•	as permitted by the merger agreement,

•	transportation, gathering, processing, fractionation and buy/sell agreements entered into in the ordinary course of business consistent with past practice and on terms no less favorable than similar transactions between non-affiliated persons,

•	in the case of Enterprise (and its subsidiaries), contracts approved by the Enterprise audit and conflicts committee, and

•	in the case of GulfTerra (and its subsidiaries), contracts approved by the GulfTerra audit and conflicts committee,

•	not to (A) take or permit any action to be taken that would make any representation or warranty of the corresponding party under the merger agreement (without regard to the materiality requirements) inaccurate in any material respect or (B) omit or cause to omit to take any action necessary to prevent any such representation or warranty (without regard to the materiality requirements) from being inaccurate in any material respect;

•	not to amend any contract with any affiliate (excluding subsidiaries or Partially Owned Entities of GulfTerra or Enterprise, as applicable) other than, in the case of GulfTerra, (A) amendments of the administrative services fee under the EPCO Agreement, subject to approval by the Enterprise audit and conflicts committee, and (B) termination, immediately prior to closing, of the G&A Agreement (as defined in the merger agreement) to which GulfTerra’s general partner is a party; and

•	not to commit to do any of the foregoing.

      Other Agreements Relating to the Period Before the Effective Time. The merger agreement contains additional agreements between Enterprise and GulfTerra relating to, among other things:

•	prompt notification of the other party in writing of (1) any event, condition or circumstance that could reasonably be expected to cause any representation or warranty contained in the merger agreement to be inaccurate in any material respect at the effective time of the merger (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (2) any material adverse effect on any member of the notifying party, or any event, occurrence or development that could reasonably be expected to have a material adverse effect on any member of the notifying party, and (3) any material breach by the notifying party of any covenant, obligation or agreement contained in the merger agreement;

•	subject to the terms of the parties’ confidentiality obligations, access to information respecting the other party;

•	cooperation regarding required filings or furnishing with governmental and other agencies and organizations;

•	convening and holding the Enterprise and GulfTerra unitholder meetings;

•	the preparation, filing and distribution of this document and Enterprise’s filing of the registration statement of which this document is a part;

•	in the case of GulfTerra, using its commercially reasonable efforts to deliver the affiliate letters described in the merger agreement;

•	cooperation regarding possible debt tender offers or new debt offerings;

•	the transfer of specified assets among GulfTerra entities;

•	using commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement;

•	the divestiture of certain assets of Enterprise that were purchased pursuant to a Federal Trade Commission consent decree applicable to El Paso Corporation;

•	public announcements;

•	expenses;

•	delivery of accountant “comfort letters;”

•	cancellation of particular bank account authority;

•	increasing, subject to the requirements of the Enterprise partnership agreement, the quarterly distribution of Enterprise for the next regular quarterly distribution date following completion of the merger to at least $0.395 per Enterprise unit;

•	agreeing to an aggregate of up to $150 million in asset divestitures if required by the Federal Trade Commission, with Enterprise choosing which assets are to be divested;

•	making available to the other party specified reports filed with the Securities and Exchange Commission;

•	coordinating record dates and payment dates for distributions to unitholders;

•	as of the effective time of the merger, appointing O.S. Andras as chief executive officer of the general partner of Enterprise and Robert G. Phillips as president and chief operations officer of the general partner of Enterprise; and

•	as of the effective time, providing registration rights to El Paso Corporation or its subsidiaries with respect to their Enterprise common units.

      Other Acquisition Proposals. In the merger agreement, each of Enterprise and GulfTerra has agreed that it and its subsidiaries:

•	shall terminate all discussions and negotiations with others regarding a sale or other transaction involving a possible alternative to the merger, and shall enforce any confidentiality or similar agreement relating to any side discussions or negotiations regarding the preceding, except for offerings or sales permitted by the merger agreement. Each of Enterprise and GulfTerra has agreed that it and its subsidiaries will not, directly or indirectly, nor shall it authorize or permit any of its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it,

•	to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, any inquiries, or the making of any proposal (including any offer or proposal to its unitholders) which constitutes or may reasonably be expected to lead to a possible alternative to the merger,

•	to enter into an agreement (including any letter of intent or similar document) with any person, other than the other party, providing for or relating to a possible alternative to the merger,

•	to make or authorize any statement, recommendation or solicitation in support of any possible alternative to the merger by any person, other than by the other party, or

•	subject to its general partner’s and board of directors’ fiduciary duties under applicable law, to withdraw or qualify the recommendation for approval of the transactions contemplated by the merger agreement.

      Prior to the Enterprise unitholders’ meeting, in the case of Enterprise, and prior to the GulfTerra unitholders’ meeting, in the case of GulfTerra, each Party Group (as defined in the merger agreement) shall be entitled to take any action otherwise prohibited in response to any third party proposal with respect to a possible alternative to the merger received by any or all of them, if:

•	the initial proposal from any third party was not received in violation of the merger agreement and contains no financing condition, unless Enterprise or GulfTerra determines in good faith upon advice of counsel that its fiduciary duties require it to consider the proposal containing a financing condition,

•	the board of directors of the general partner of GulfTerra, or the board of directors of the general partner of Enterprise, shall have determined, in its good faith judgment, that the proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal, and that such proposal would, if consummated, result in a transaction more favorable to the holders of GulfTerra common units or Enterprise common units, than the transactions contemplated by the merger agreement,

•	the board of directors of the general partner of GulfTerra, or the board of directors of the general partner of Enterprise, shall have determined, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties; and

•	a confidentiality undertaking has been secured from the third party.

      Neither Enterprise nor GulfTerra may execute a binding agreement to effect a superior transaction (or take certain other prohibited actions in connection with an acquisition proposal) unless the merger agreement has first been terminated.

      Each of Enterprise and GulfTerra agree that it will notify the other immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives, and thereafter shall keep the other party informed in writing, on a current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

      Employee Benefits. The merger agreement requires Enterprise to provide compensation and benefits to GulfTerra employees who become Enterprise employees at the effective time of the merger on substantially the same basis as provided to similarly situated employees of Enterprise, with, in general, full credit under Enterprise’s benefit plans for their prior service with El Paso Corporation (or its affiliates), with no waiting periods or exclusions for pre-existing conditions under Enterprise’s benefit plans that provide group health benefits and with full credit against deductibles under these Enterprise plans for any health expenses that the employees may have paid under their GulfTerra group health plans during the year the merger occurs.

      The merger agreement also requires GulfTerra to cause, before the merger occurs, any options to purchase GulfTerra common units that may be outstanding under any GulfTerra employee or director option plan to be exercised or cancelled, including through the repurchase, at reasonable purchase prices, of outstanding options.

      Enterprise will not assume any GulfTerra employee benefit plan, any employment or severance agreement, any consulting agreement with individuals or any employee compensation plan in connection with the merger or any liabilities thereunder, and GulfTerra will cease participating in all such plans immediately prior to the effective time of the merger and transfer to El Paso Corporation (or one of its affiliates) the sponsorship of any such plan that GulfTerra may sponsor. Each GulfTerra employee who becomes an employee of Enterprise at the effective time of the merger will be 100% vested in his accrued benefits under each such GulfTerra plan that is qualified under Section 401(a) of the Internal Revenue Code.

      The parent company agreement obligates Enterprise to reimburse El Paso Corporation (or its applicable affiliate) for up to $14 million of severance costs incurred by El Paso Corporation (or such affiliate) with respect to any GulfTerra employee referenced in the parent company agreement who is not employed by Enterprise at the effective time of the merger and whose employment is terminated by El Paso Corporation (or such affiliate) within the following 30 days.

      Affiliate Agreements. GulfTerra common units surrendered for exchange by certain affiliates of GulfTerra will not be exchanged until Enterprise has received a written agreement as described below. GulfTerra has agreed to use its commercially reasonable efforts to cause its affiliates, as defined by Rule 145 under the Securities Act of 1933, to enter into written agreements prior to the effective time of the merger that restrict their ability to sell, pledge, transfer or otherwise dispose of any Enterprise common units issued to them in connection with the merger:

•	in compliance with Rule 145 under the Securities Act;

•	pursuant to an effective registration statement under the Securities Act; or

•	in reliance upon a written opinion of counsel delivered to Enterprise in a form and substance reasonably acceptable to Enterprise to the effect that such sale, pledge, transfer or other disposition is exempt from registration under the Securities Act.

      Liability Insurance. Enterprise will maintain directors’ and officers’ liability insurance for three years after the effective time of the merger to cover persons who are or were covered by GulfTerra’s existing directors’ and officers’ liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions prior to the effective time of the merger. Enterprise has the right to cause GulfTerra’s directors’ and officers’ liability insurance to be extended by obtaining a three-year “tail” policy on terms no less advantageous than GulfTerra’s existing directors and officers liability insurance.

Termination

      Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual consent of Enterprise and GulfTerra;

•	by Enterprise or GulfTerra, if:

•	the merger shall not have been consummated by 5:00 p.m., Houston, Texas time on March 31, 2005, so long as the party seeking to terminate did not prevent the merger from occurring by failing to perform or observe its obligations under the merger agreement in any material respect;

•	a governmental entity shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, so long as the party seeking termination has complied with its obligations under the merger agreement to attempt to remove the prohibition and otherwise used its commercially reasonable efforts to remove the prohibition;

•	by GulfTerra, if:

•	Enterprise breaches any of its representations, warranties or agreements in the merger agreement or if any of Enterprise’s representations or warranties becomes untrue resulting in a condition of the merger not being satisfied, provided that GulfTerra is not also in material breach of the merger agreement;

•	the affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the special meeting with respect to the issuance of Enterprise common units pursuant to the merger agreement shall not have been obtained at Enterprise’s special meeting or if the special meeting is cancelled; or

•	the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting;

•	by Enterprise, if:

•	GulfTerra breaches any of its representations, warranties or agreements in the merger agreement or if any of GulfTerra’s representations or warranties becomes untrue resulting in a condition of the merger not being satisfied, provided that Enterprise is not also in material breach of the merger agreement;

•	the affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the special meeting with respect to the issuance of Enterprise common units pursuant to the merger agreement shall not have been obtained at Enterprise’s special meeting or if the special meeting is cancelled; or

•	the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting.

Termination Fees and Expenses

      Termination Fees and Expenses Potentially Payable by Enterprise. Enterprise has agreed to pay GulfTerra a $112 million termination fee, if:

•	in response to a superior transaction, the board of directors of Enterprise’s general partner withdraws or qualifies its recommendation for approval of the transactions contemplated by the merger agreement and the affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the special meeting with respect to the issuance of Enterprise common units pursuant to the merger agreement shall not have been obtained at Enterprise’s special meeting or if the special meeting is cancelled;

•	following the execution of the merger agreement, other than as permitted by the merger agreement, Enterprise materially and willfully fails to terminate all discussions and negotiations with others regarding a possible alternative and the affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the special meeting with respect to the issuance of Enterprise common units pursuant to the merger agreement shall not have been obtained at Enterprise’s special meeting or if the special meeting is cancelled;

•	if the affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the special meeting with respect to the issuance of Enterprise common units pursuant to the merger agreement shall not have been obtained at Enterprise’s special meeting or if the special meeting is cancelled, and other than as permitted by the merger agreement, Enterprise has materially and willfully authorized or permitted its representative to:

•	solicit, initiate, encourage, conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, any inquiries, or the making of any proposal which constitutes or may reasonably be expected to lead to an alternative transaction,

•	enter into an agreement (including any letter of intent or similar document) with another person, other than GulfTerra, providing for an alternative transaction,

•	make or authorize any statement, recommendation or solicitation in support of an alternative transaction, other than with GulfTerra; or

•	a possible alternative or a superior transaction was publicly announced and the board of directors of the general partner of Enterprise failed to publicly reaffirm its recommendation of the transactions contemplated by the merger agreement within the prescribed time period and the affirmative vote of the holders of at least a majority of the outstanding Enterprise common units present and entitled to vote at the special meeting with respect to the issuance of Enterprise common units pursuant to the merger agreement shall not have been obtained at Enterprise’s special meeting or if the special meeting is cancelled.

      Termination Fees and Expenses Potentially Payable by GulfTerra. GulfTerra has agreed to pay Enterprise a $112 million termination fee, if:

•	in response to a superior transaction, the board of directors of GulfTerra’s general partner withdraws or qualifies its recommendation of the transactions contemplated by the merger agreement and the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the approval and adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting;

•	following the execution of the merger agreement, other than as permitted by the merger agreement, GulfTerra materially and willfully fails to terminate all discussions and negotiations with others regarding a possible alternative and the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the approval and adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting;

•	if the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the approval and adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting, and other than as permitted by the merger agreement, GulfTerra has materially and willfully authorized its representative to:

•	solicit, initiate, encourage, conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, any inquiries, or the making of any proposal which constitutes or may reasonably be expected to lead to an alternative transaction,

•	enter into an agreement (including any letter of intent or similar document) with another person, other than Enterprise, providing for an alternative transaction, or

•	make or authorize any statement, recommendation or solicitation in support of an alternative transaction, other than with Enterprise; or

•	a possible alternative or a superior transaction was publicly announced and the board of directors of the general partner of GulfTerra failed to publicly reaffirm its recommendation of the transactions contemplated by the merger agreement within the prescribed time period and the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the approval and adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting.

      GulfTerra has agreed to pay Enterprise a $15 million termination fee, if:

•	a possible alternative or a superior transaction was publicly announced and the board of directors of the general partner of GulfTerra publicly reaffirmed its recommendation of the transactions contemplated by the merger agreement within the prescribed time period and the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the approval and adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting; or

•	a possible alternative or a superior transaction was not publicly announced and the board of directors of GulfTerra’s general partner did not withdraw or qualify its recommendation of the transactions contemplated by the merger agreement and the affirmative vote of the holders of at least a majority of the outstanding GulfTerra common units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the approval and adoption of the merger agreement shall not have been obtained at or prior to GulfTerra’s special meeting.

      The right of either Enterprise or GulfTerra to terminate the merger agreement shall be effective notwithstanding whether: (1) GulfTerra’s common unitholders have approved and adopted the merger agreement, or (2) Enterprise’s common unitholders have approved the issuance of Enterprise common units pursuant to the merger agreement.

Amendment; Extension and Waiver

      Amendment. The merger agreement may be amended at any time by the action or authorization of Enterprise’s general partner’s board of directors and GulfTerra’s general partner’s board of directors; however, if the merger agreement has been adopted by GulfTerra’s unitholders and the Enterprise unitholders have approved the issuance of the Enterprise common units pursuant to the merger agreement, then no amendment can be made that by law requires the further approval of unitholders without obtaining such further unitholder approval.

      Extension and Waiver. At any time prior to the effective time of the merger, each of Enterprise and GulfTerra may, to the extent permitted by law,

•	grant the other party additional time to perform its obligations under the merger agreement,

•	waive any inaccuracies in the representations and warranties of the other party and

•	waive compliance with any agreements or conditions for the benefit of that party.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Directors

      Under the limited liability company agreement of the general partner of the combined company, Dan L. Duncan, acting through a wholly-owned subsidiary, will have the right to appoint the persons who will serve on the board of directors of the general partner. The combined company’s general partner’s board of directors will consist of no fewer than five and no more than ten persons, a majority of whom must be independent under the NYSE’s independence standards. Mr. Duncan’s designees to the board of directors of the combined company’s general partner are as follows:

		Current
Name	Age	Affiliation

Dan L. Duncan	71	Enterprise
O. S. Andras	68	Enterprise
Robert G. Phillips	49	GulfTerra
Dr. Ralph S. Cunningham	63	Enterprise
Lee W. Marshall, Sr.	71	Enterprise
Richard S. Snell	61	Enterprise
W. Matt Ralls	53	GulfTerra

      Dan L. Duncan was elected Chairman and a Director of Enterprise’s general partner in April 1998. Mr. Duncan has served as Chairman of the board of directors of Enterprise’s predecessor, EPCO, since 1979.

      O.S. Andras was elected President, Chief Executive Officer and a Director of Enterprise’s general partner in April 1998. Mr. Andras served as President and Chief Executive Officer of EPCO from 1996 to February 2001 and currently serves as Vice Chairman of the Board of EPCO.

      Robert G. Phillips has served as a Director of GulfTerra’s general partner since August 1998. He has served as Chief Executive Officer for GulfTerra and its general partner since November 1999 and as Chairman since October 2002. He served as GulfTerra’s Executive Vice President from August 1998 to October 1999. Mr. Phillips has served as President of El Paso Field Services Company since June 1997. He served as President of El Paso Energy Resources Company from December 1996 to June 1997, President of El Paso Field Services Company from April 1996 to December 1996 and Senior Vice President of El Paso from September 1995 to April 1996. For more than five years prior, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc.

      Dr. Ralph S. Cunningham was elected a Director of Enterprise’s general partner in April 1998. Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham serves as a director of Tetra Technologies, Inc. (a publicly traded energy services and chemicals company), EnCana Corporation (a Canadian publicly traded independent oil and gas company) and Agrium, Inc. (a Canadian publicly traded agricultural chemicals company) and was a director of EPCO from 1987 to 1997. Dr. Cunningham serves as Chairman of Enterprise’s Audit and Conflicts Committee.

      Lee W. Marshall, Sr. was elected a Director of Enterprise’s general partner in April 1998. Mr. Marshall has been the Managing Partner and principal owner of Bison Resource, LLC (a privately held oil and gas production company) since 1993. Previously, he held senior management positions with Union Pacific Resources, as Senior Vice President, Refining, Manufacturing and Marketing, with Wolverine Exploration Company as Executive Vice President and Chief Financial Officer, and with Tenneco Oil Company as Senior Vice President, Marketing. Mr. Marshall is a member of Enterprise’s Audit and Conflicts Committee.

      Richard S. Snell was elected a Director of Enterprise’s general partner in June 2000. Mr. Snell was an attorney with the Snell & Smith, P.C. law firm in Houston, Texas from the founding of the firm in

1993 until May 2000. Since May 2000, he has been a partner with the law firm of Thompson & Knight LLP in Houston. Mr. Snell is also a certified public accountant. Mr. Snell is a member of Enterprise’s Audit and Conflicts Committee.

      W. Matt Ralls has served as a Director of GulfTerra’s general partner since May 2003 and is the Senior Vice President and Chief Financial Officer of GlobalSantaFe, an international contract drilling company. From 1997 to 2001, Mr. Ralls was Vice President, Chief Financial Officer, and Treasurer of Global Marine Inc. Previously, Mr. Ralls served as Executive Vice President, Chief Financial Officer, and Director of Kelley Oil and Gas Corporation and as Vice President of Capital Markets and Corporate Development for The Meridian Resource Corporation before joining Global Marine. Mr. Ralls spent the first 17 years of his career in commercial banking at the senior management level.

Executive Officers

      The following persons will be the executive officers of the general partner of the combined company at the effective time of the merger.

		Current
Name	Age	Affiliation	Position with General Partner

Dan L. Duncan	71	Enterprise	Director and Chairman of the Board
O. S. Andras	68	Enterprise	Director, Vice Chairman of the Board and Chief Executive Officer
Robert G. Phillips	49	GulfTerra	Director, President and Chief Operating Officer
Richard H. Bachmann	51	Enterprise	Executive Vice President, Secretary and Chief Legal Officer
Michael A. Creel	50	Enterprise	Executive Vice President and Chief Financial Officer
James H. Lytal	46	GulfTerra	Executive Vice President
A. J. Teague	59	Enterprise	Executive Vice President
Charles E. Crain	70	Enterprise	Senior Vice President
Gil H. Radtke	43	Enterprise	Senior Vice President

      See “— Directors” for information about Messrs. Duncan, Andras and Phillips.

      Richard H. Bachmann was elected Executive Vice President, Chief Legal Officer and Secretary of Enterprise’s general partner and EPCO in January 1999. Mr. Bachmann served as a director of Enterprise’s general partner from June 2000 to January 2004.

      Michael A. Creel was elected an Executive Vice President of Enterprise’s general partner and EPCO in February 2001, having served as a Senior Vice President of Enterprise’s general partner and EPCO since November 1999. In June 2000, Mr. Creel, a certified public accountant, assumed the role of Chief Financial Officer of Enterprise’s general partner and EPCO along with his other responsibilities.

      James H. Lytal has served as a Director of GulfTerra’s general partner since August 1994 and as GulfTerra’s President and the President of GulfTerra’s general partner since July 1995.

      A. J. Teague was elected an Executive Vice President of Enterprise’s general partner in November 1999. From 1998 to 1999 he served as President of Tejas Natural Gas Liquids, LLC, then a Shell affiliate.

      Charles E. Crain was elected a Senior Vice President of Enterprise’s general partner in April 1998. Mr. Crain served as Senior Vice President of Operations for EPCO from 1991 to 1998.

      Gil H. Radtke was elected a Senior Vice President of Enterprise’s general partner in February 2002. Mr. Radtke joined Enterprise in connection with its purchase of Diamond-Koch’s storage and propylene fractionation assets in January and February 2002. Before joining Enterprise, Mr. Radtke served as President of the Diamond-Koch joint venture from 1999 to 2002, where he was responsible for its storage, propylene fractionation, pipeline and NGL fractionation businesses. From 1997 to 1999 he was Vice President, Petrochemicals and Storage of Diamond-Koch.

COMPARISON OF THE RIGHTS OF ENTERPRISE

AND GULFTERRA COMMON UNITHOLDERS

      The following describes the material differences between the rights of Enterprise common unitholders and the rights of GulfTerra common unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Enterprise unitholders and GulfTerra unitholders. The rights of Enterprise unitholders are governed by the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., as amended, and the rights of GulfTerra unitholders are governed by the Second Amended and Restated Agreement of Limited Partnership of GulfTerra Energy Partners, L.P., as amended, and you should refer to each document for a complete description of the rights of Enterprise and GulfTerra unitholders, respectively. If the merger is consummated, GulfTerra unitholders will become Enterprise unitholders, and their rights as Enterprise unitholders will be governed by Delaware law and the Enterprise partnership agreement. You should also refer to Enterprise’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2004, for detailed descriptions of Enterprise’s common units and Enterprise’s partnership agreement and a copy of Enterprise’s partnership agreement, which descriptions and partnership agreement are incorporated by reference herein. This summary is qualified in its entirety by reference to the Delaware Revised Uniform Limited Partnership Act, the Enterprise partnership agreement and the GulfTerra partnership agreement.

Purpose and Term of Existence

Enterprise	GulfTerra

Enterprise’s stated purposes under its partnership agreement are to serve as a partner of its operating partnership and to engage in any business activities that may be engaged in by its operating partnership or that are approved by its general partner.

Enterprise’s partnership existence will continue until December 31, 2088, unless sooner dissolved pursuant to the terms of Enterprise’s partnership agreement.	GulfTerra’s stated purposes under its partnership agreement are to serve as the managing member of GulfTerra’s subsidiaries and to engage in any business activity permitted under Delaware law. GulfTerra’s general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct GulfTerra’s business.

GulfTerra’s partnership existence will continue until dissolved pursuant to the terms of GulfTerra’s partnership agreement.

Distributions of Available Cash

Enterprise	GulfTerra

Within approximately 45 days after the end of each quarter, Enterprise will distribute all of its available cash to common unitholders and Class B special unitholders of record on the applicable record date. The Class B special units are a class of Enterprise limited partner interests that are similar to Enterprise common units, except that the Class B special units are non-voting.

Available cash is defined in Enterprise’s partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

• less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of Enterprise’s general partner to:

• provide for the proper conduct of Enterprise’s	Within approximately 45 days after the end of each quarter, GulfTerra will distribute all of its available cash to common unitholders and Series C unitholders of record on the applicable record date. The Series C Units are a class of GulfTerra limited partner interests that are similar to GulfTerra’s common units, except that the Series C Units are generally non-voting.

Available cash is defined in GulfTerra’s partnership Agreement and generally, means, with respect to any calendar quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters:

• less all cash disbursements made in such quarter; and

• less additions to reserves, as determined by

Enterprise	GulfTerra

business;

  • comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs); or

  • provide funds for distributions to common unitholders and Class B special unitholders and the general partner in respect of any one or more of the next four quarters; plus

• all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under Enterprise’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.	GulfTerra’s general partner.

Operating Surplus and Capital Surplus

Enterprise	GulfTerra

Cash distributions are characterized as distributions from either operating surplus or capital surplus. Enterprise distributes available cash from operating surplus differently than available cash from capital surplus.

Operating surplus is defined in Enterprise’s partnership agreement and generally means:

• Enterprise’s cash balance on July 31, 1998, the closing date of its initial public offering of common units (excluding $46.5 million to fund certain capital commitments existing at such closing date); plus

• all of Enterprise’s cash receipts since the closing of its initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other disposition of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets; plus

• up to $60.0 million of cash from interim capital transactions; plus

• working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

• all of Enterprise’s operating expenditures since the closing of its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

• the amount of cash reserved that Enterprise deems	Cash distributions are characterized as distributions from either cash from operations or cash from interim capital transactions. GulfTerra treats cash from operations differently than cash from interim capital transactions.

Cash from operations, which is determined on a cumulative basis, is defined in the GulfTerra partnership agreement and generally means:

• GulfTerra’s cash balance on February 19, 1993 (including the reserve amount at such closing date); plus

• all of GulfTerra’s cash receipts from GulfTerra’s operations since February 19, 1993, excluding any cash proceeds from interim capital transactions or from any sale, transfer or disposition of assets after commencement of the dissolution or liquidation of GulfTerra; less

• GulfTerra’s cash operating expenditures since February 19, 1993; less

• GulfTerra’s cash debt service payments since February 19, 1993, except required payments or prepayments of principal and premiums in connection with asset sales or dispositions or in connection with indebtedness refunding or refinancings; less

• GulfTerra cash capital expenditures since February 19, 1993, except for cash capital expenditures (1) made to materially increase GulfTerra’s subsidiaries’ pipelines and facilities and (2) made in payment of transaction expenses relating to interim capital transactions; less

• Outstanding reserves required, necessary or

Enterprise	GulfTerra

necessary or advisable to provide funds for future operating expenditures.

Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

To avoid the difficulty of trying to determine whether available cash Enterprise distributes is from operating surplus or from capital surplus, all available cash Enterprise distributes from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $11.00 initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. To date there have been no distributions from capital surplus, and Enterprise does not anticipate that there will be significant distributions from capital surplus.
appropriate to provide for future cash payment of items described in the prior three bullet points; less

• Outstanding reserves, other than the reserve amount, necessary or appropriate to fund distributions.

Cash from interim capital transactions is generally generated only by borrowings (other than borrowings for working capital purposes and for goods or services purchased on open account in the ordinary course of business), sales of debt and equity interests and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

To avoid the difficulty of trying to determine whether available cash that GulfTerra distributes is cash from operations or cash from interim capital transactions, all available cash GulfTerra distributes from any source will be treated as a distribution of cash from operations until the sum of all available cash distributed since February 19, 1993 equals the amount of cash from operations as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to constitute cash from interim capital transactions and will be distributed accordingly.

If available cash that constitutes cash from interim capital transactions is distributed in respect of each common unit in an aggregate amount per such common unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all distributions of available cash will be treated as if they were from cash from operations. To date there have been no distributions of cash from interim capital transactions, and GulfTerra does not anticipate that there will be significant distributions of cash from interim capital transactions.

Distributions of Available Cash from Operating Surplus

Enterprise	GulfTerra

Enterprise will distribute available cash from operating surplus with respect to any quarter in the following manner:

• first, 98% to all common unitholders and Class B special unitholders, pro rata and 2% to the general partner, until there has been distributed in respect of each unit an amount equal to the minimum quarterly distribution of $0.225 per unit; and

• thereafter, in the manner described in “— Incentive Distributions” below.	GulfTerra will distribute available cash constituting cash from operations with respect to any quarter in the following manner:

• first, 99% will be distributed to the common unitholders and Series C Unitholders, pro rata, and 1% will be distributed to the general partner until there has been distributed in respect of each common unit and Series C Unit an amount equal to the minimum quarterly distribution of $0.275 per unit for such quarter; and

Enterprise	GulfTerra

The minimum quarterly distribution is subject to adjustment as described below, in “— Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”	• thereafter, in the manner described under “— Incentive Distributions” below.

The minimum quarterly distribution is subject to adjustment as described below, in “— Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”

Distributions from Capital Surplus

Enterprise	GulfTerra

Enterprise will make distributions of available cash from capital surplus in the following manner:

• first, 98% to all common unitholders and Class B special unitholders, pro rata, and 2% to the general partner, until Enterprise has distributed, in respect of each outstanding common unit issued in its initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $11.00; and

• thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

Enterprise’s partnership agreement treats a distribution of capital surplus on a common unit as the repayment of the common unit price from its initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the unrecovered initial common unit price. Each time a distribution of capital surplus is made on a common unit, the minimum quarterly distribution and the target distribution levels for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered initial common unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Enterprise’s general partner to receive incentive distributions. However, any distribution by Enterprise of capital surplus before the unrecovered initial common unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once Enterprise distributes capital surplus on a common unit in any amount equal to the unrecovered initial common unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero, and it will make all future distributions of available cash from operating surplus, with 25% being paid to the holders of units, as applicable, and 75% to its general partner.	GulfTerra will make distributions of available cash constituting cash from interim capital transactions in the following manner:

• first, 99% to all common unitholders and Series C Unitholders and 1% to the general partner until a hypothetical holder of each such unit has received with respect to such unit distributions of available cash constituting cash from interim capital transactions in an amount equal to such unit’s unrecovered capital (being $10.25 for a common unit and $32 for a Series C Unit); and

• thereafter, all distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations.

GulfTerra’s partnership agreement treats a distribution of cash from interim capital transactions on a common unit or Series C Unit as the repayment of the common unit price from its initial public offering or the initial offering of the Series C Units, as applicable, which is a return of capital. The initial public offering price or initial Series C Unit offering price, as applicable, less any distributions of cash from interim capital transactions per common unit or Series C Unit is referred to as the unrecovered initial common unit price or unrecovered initial Series C Unit price, as applicable. Each time a distribution of cash from interim capital transactions is made on a common unit or Series C Unit, the minimum quarterly distribution and the target distribution levels for all common units and Series C Units will be reduced in the same proportion as the corresponding reduction in the unrecovered initial common unit price or unrecovered initial Series C Unit price, as applicable. Because distributions of cash from interim capital transactions will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for GulfTerra’s general partner to receive incentive distributions.

Once GulfTerra distributes cash from interim capital transactions on a common unit or a Series C Unit in any amount equal to the unrecovered initial

Enterprise	GulfTerra

common unit price or unrecovered Series C Unit price, as applicable, it will reduce the minimum quarterly distribution and the target distribution levels to zero, and it will make all future distributions of available cash from operations, with 51% being paid to the holders of common units or Series C Units, as applicable, and 49% to its general partner.

Incentive Distributions

Enterprise	GulfTerra

Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operating surplus is distributed to Enterprise’s common unitholders and Class B special unitholders in an amount equal to the minimum quarterly distribution of $0.225 per unit on all units, then any additional available cash from operating surplus in respect of such quarter will be distributed among the common unitholders and Class B special unitholders and the general partner in the following manner:

• first, 98% to all common unitholders and Class B special unitholders, pro rata, and 2% to the general partner, until the common unitholders and Class B special unitholders have received a total of $0.253 for such quarter in respect of each outstanding unit (the first target distribution);

• second, 85% to all common unitholders and Class B special unitholders, pro rata, and 15% to the general partner, until the common unitholders and Class B special unitholders have received a total of $0.3085 for such quarter in respect of each outstanding unit (the second target distribution); and

• thereafter, 75% to all common unitholders and Class B special unitholders, pro rata, and 25% to the general partner.	Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operations after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operations is distributed to GulfTerra’s common unitholders and Series C Unitholders in an amount equal to the minimum quarterly distribution of $0.275 per unit on all units, then any additional available cash from operations in respect of such quarter will be distributed among the common unitholders and Series C Unitholders and the general partner in the following manner:

• first, 99% to all common unitholders and Series C Unitholders, pro rata, and 1% to the general partner, until the common unitholders and Series C Unitholders have received a total of $0.325 in respect of each outstanding unit (the first target distribution);

• second, 86% to all common unitholders and Series C Unitholders, pro rata, and 14% to the general partner, until the common unitholders and Series C Unitholders have received a total of $0.375 in respect of each outstanding unit (the second target distribution);

• third, 76% to all common unitholders and Series C Unitholders, pro rata, and 24% to the general partner, until the common unitholders and Series C Unitholders have received a total of $0.425 in respect of each outstanding unit (the third target distribution); and

• thereafter, 51% to all common unitholders and Series C Unitholders, pro rata, and 49% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

Enterprise	GulfTerra

Enterprise	GulfTerra

In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, if Enterprise combines its units into fewer units or subdivides its units into a greater number of units, Enterprise will proportionately adjust:

• the minimum quarterly distribution;

• the target distribution levels; and

• the unrecovered initial common unit price.

For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes Enterprise to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then Enterprise will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest effective federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if Enterprise became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 65% of their previous levels.	In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from interim capital transactions, if GulfTerra combines its units into fewer units or subdivides its units into a greater number of units, GulfTerra will proportionately adjust:

• the minimum quarterly distribution;

• the target distribution levels;

• the unrecovered initial common unit price; and

• the unrecovered initial Series C Unit price.

For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes GulfTerra to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then GulfTerra will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest expected effective federal corporate income tax rate that could apply and any increase in the expected effective overall state and local income tax rates. For example, if GulfTerra became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 65% of their previous levels.

Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.

Distributions of Cash Upon Liquidation

Enterprise	GulfTerra

If Enterprise dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Enterprise will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its common unitholders and Class B special unitholders and its general partner in accordance with their respective capital account balances as so adjusted.	If GulfTerra dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation, and the partner’s capital account balances will be adjusted to reflect any resulting gain or loss. GulfTerra will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the partnership agreement and by law, and thereafter, it will distribute any remaining proceeds to the unitholders and the general partner in accordance with their respective capital account balances as so adjusted.

Enterprise	GulfTerra

The manner of the adjustment for gain is set forth in Enterprise’s partnership agreement. Upon its liquidation, Enterprise will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

• first, to the general partner and the holders of common units and Class B special units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

• second, 98% to the holders of common units and Class B special units, pro rata, and 2% to the general partner, until the capital account for each common unit and Class B special unit is equal to the sum of:

  • the unrecovered capital in respect of such common unit and Class B special unit; plus

  • the amount of the minimum quarterly distribution for the quarter during which Enterprise’s liquidation occurs;

• third, 98% to all common unitholders and Class B special unitholders, pro rata, and 2% to the general partner, until there has been allocated under this paragraph an amount per unit equal to:

  • the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of Enterprise’s existence; less

  • the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of Enterprise’s existence;

• fourth, 85% to all common unitholders and Class B special unitholders, pro rata, and 15% to the general partner, until there has been allocated under this paragraph an amount per unit equal to:

  • the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  • the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that were distributed 8.5% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence; and

• thereafter, 75% to all common unitholders and Class B special unitholders, pro rata, and 25% to the general partner.

Upon Enterprise’s liquidation, any loss will generally be allocated to its general partner and its

The manner of the adjustment for gain is set forth in GulfTerra’s partnership agreement. Partners are entitled to liquidation distributions in accordance with capital account balances. Upon its liquidation, GulfTerra will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

• first, to the general partner and the holders of units having negative balances in their capital accounts to the extent of and in proportion to such negative balance;

• second, 99% to the holders of common units and Series C Units, pro rata, and 1% to the general partner until the capital account for each common unit and Series C Unit is equal to the unrecovered capital in respect of such common unit and Series C Unit;

• third, 99% to all common unitholders and Series C Unitholders, pro rata, and 1% to the general partner until there has been allocated under this third clause an amount per unit equal to:

  • the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of GulfTerra’s existence; less

  • the cumulative amount per unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit that were distributed 99% to the common unitholders and Series C Unitholders, pro rata, and 1% to GulfTerra’s general partner for each quarter of GulfTerra’s existence;

• fourth, 86% to all common unitholders and Series C Unitholders, pro rata, and 14% to the general partner until there has been allocated under this fourth clause an amount per unit equal to

  • the sum of the excess of the second target distribution per unit over the first target distribution per common unit for each target distribution per common unit for each quarter of our existence; less

  • the cumulative amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit that were distributed 86% to the common unitholders and Series C Unitholders, pro rata, and 14% to the general partner for each quarter of our existence;

• fifth, 76% to all common unitholders and Series C Unitholders, pro rata, and 24% to the general partner until there has been allocated under this

Enterprise	GulfTerra

unitholders as follows:

• first, 98% to the holders of common units and Class B special units in proportion to the positive balances in their respective capital accounts and 2% to the general partner, until the capital accounts of the common unitholders and Class B special unitholders have been reduced to zero; and

• thereafter, 100% to the general partner.

In addition, interim adjustments to capital accounts will be made at the time Enterprise issues additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and Class B special unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in Enterprise, distributions of property by Enterprise, or upon Enterprise’s liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner’s capital account balances if no prior positive adjustments to the capital accounts had been made.
fifth clause an amount per unit equal to

  • the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of GulfTerra’s existence; less

  • the cumulative amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit that were distributed 76% to the common unitholders and Series C Unitholders, pro rata, and 24% to the general partner for each quarter of GulfTerra’s existence; and

• thereafter, 51% to all common unitholders and Series C Unitholders, pro rata, and 49% to the general partner.

In addition, interim adjustments to capital accounts will be made at the time GulfTerra issues additional partnership interests or makes distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and Series C Unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation.

Any loss or unrealized loss will be allocated to the partners as follows:

• first, 1% to the general partner and 99% to all common unitholders and Series C Unitholders in proportion to the positive balances in their respective capital accounts until all such capital accounts are reduced to zero; and

• the balance, if any, 100% to the general partner.

Merger/ Consolidation

Enterprise	GulfTerra

Merger or consolidation of Enterprise requires the prior approval of Enterprise’s general partner. The general partner must also approve the merger agreement which must include certain information as set forth in Enterprise’s partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of Enterprise’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of Enterprise’s common units (unless the affirmative vote of the holders of a greater percentage of common units is required under Delaware law).	Merger or consolidation of GulfTerra requires the prior approval of GulfTerra’s general partner. The general partner must also approve the merger agreement which must include certain information as set forth in GulfTerra’s partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of GulfTerra’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of GulfTerra’s voting units (unless the affirmative vote of the holders of a greater percentage of voting units is required under Delaware law).

Disposal of Assets

Enterprise	GulfTerra

Enterprise’s general partner may not sell, exchange or otherwise dispose of all or substantially all of Enterprise’s assets in a single transaction or a series of related transactions or approve on behalf of Enterprise, the sale, exchange or other disposition of all or substantially all the assets of Enterprise without the approval of the holders of a majority of Enterprise’s common units. However, Enterprise’s general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Enterprise’s assets. In addition, the general partner may sell any or all of Enterprise’s assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Enterprise’s common unitholders.	GulfTerra’s general partner may not sell, exchange or otherwise dispose of all or substantially all of GulfTerra’s assets in a single transaction or a series of related transactions or approve on behalf of GulfTerra, the sale, exchange or other disposition of all or substantially all the assets of GulfTerra without the approval of the holders of a majority of GulfTerra’s voting units. However, GulfTerra’s general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of GulfTerra’s assets. In addition, the general partner may sell any or all of GulfTerra’s assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of GulfTerra’s voting unitholders.

Modification of Tax Treatment

Enterprise	GulfTerra

Enterprise’s general partner may not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, is to cause Enterprise to become taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, without the approval of the holders of at least 66 2/3% Enterprise’s outstanding voting units	GulfTerra’s general partner may not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, is to cause GulfTerra to become taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, without the approval of the holders of at least 66 2/3% of GulfTerra’s outstanding voting units.

Transfer of General Partner Interest

Enterprise	GulfTerra

Prior to June 30, 2008, Enterprise’s general partner may not transfer all or any part of its general partner interest unless such transfer (1) has been approved by the prior written consent or vote of the holders of at least a majority of Enterprise’s outstanding common units (excluding any common units held by Enterprise’s general partner or its affiliates) or (2) is of all but not less than all of its general partner interest to (A) an affiliate of the general partner or (B) another person in connection with the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person.

On or after June 30, 2008, Enterprise’s general partner may transfer all or any of its general partner interest without unitholder approval.	GulfTerra’s general partner may not transfer its general partner interest unless such transfer (1) has been approved by the prior written consent or vote of the holders of at least a majority of GulfTerra’s outstanding voting units, (excluding any voting units held by the general partner and its affiliates) or (2) is to (A) an affiliate of the general partner or (B) another person in connection with the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person.

Withdrawal of General Partner

Enterprise	GulfTerra

Enterprise’s general partner has agreed not to withdraw voluntarily as its general partner prior to December 31, 2008 without obtaining the approval of the holders of a majority of Enterprise’s outstanding common units, excluding those held by the general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of Enterprise’s limited partners or of a member of Enterprise’s operating partnership or cause Enterprise or its operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

On or after December 31, 2008, Enterprise’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days written notice, and that withdrawal will not constitute a violation of Enterprise’s partnership agreement. In addition, the general partner may withdraw without unitholder approval upon 90 days notice to Enterprise’s limited partners if at least 50% of Enterprise’s outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates.

Upon the voluntary withdrawal of the general partner, the holders of a majority of Enterprise’s outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Enterprise will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of Enterprise’s outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue Enterprise’s business and to appoint a successor general partner.	GulfTerra’s general partner can withdraw by giving 90 days’ written notice.

Upon the voluntary withdrawal of GulfTerra’s general partner, the holders of a majority of GulfTerra’s outstanding voting units, excluding the voting units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner prior to the effective date of the withdrawal. If a successor is not elected prior to the effective date of the withdrawal, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained prior to the effective date of the withdrawal, GulfTerra will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of two- thirds of GulfTerra’s outstanding voting units, agree to continue GulfTerra’s business and to appoint a successor general partner.

Removal of General Partner

Enterprise	GulfTerra

Enterprise’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of Enterprise’s outstanding units, including units held by its general partner and its affiliates, and Enterprise receives an opinion of counsel regarding limited liability and tax matters. In addition, if Enterprise’s general partner is removed as the general partner under	GulfTerra’s general partner may not be removed unless that removal is approved by the vote of not less than two-thirds of GulfTerra’s outstanding voting units, excluding units held by GulfTerra’s general partner and its affiliates, and GulfTerra receives an opinion of counsel regarding limited liability and tax matters. In the event of withdrawal of GulfTerra’s general partner where such

Enterprise	GulfTerra

circumstances where cause does not exist, and units held by the general partner and its affiliates are not voted in favor of such removal, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of Enterprise’s outstanding common units, including those held by the general partner and its affiliates.

While Enterprise’s partnership agreement limits the ability of the general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of the general partner. In addition, Enterprise’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of the general partner. Enterprise’s general partner may also transfer, in whole or in part, the common units it owns.
withdrawal violates GulfTerra’s partnership agreement or removal of the general partner for cause, a successor general partner will have the option to acquire the general partner interest of the departing general partner for a fair market value cash payment. Under all other circumstances where the general partner withdraws or is removed by GulfTerra’s limited partners, the departing general partner will have the option to require the successor general partner to acquire the general partner interests of the departing general partner for a fair market value cash payment. If the successor general partner purchases the departing general partner’s general partner interest for cash, the successor general partner must also purchase for an amount in cash equal to fair market value the departing general partner’s non-managing interest. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of GulfTerra’s outstanding voting units, excluding those held by the general partner and its affiliates.

GulfTerra’s partnership agreement allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of the general partner. In addition, GulfTerra’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of the general partner. GulfTerra’s general partner may also transfer, in whole or in part, the common units it owns.

Limited Call Rights

Enterprise	GulfTerra

If at any time Enterprise’s general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by the general partner on at least 10 but not more than 60 days notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in Enterprise’s partnership agreement) of the limited partner interests of the	If at any time GulfTerra’s general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right (which right it may assign and transfer to the partnership or any affiliate of the general partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by the general partner on at least 30 but not more than 60 days notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the average of the last reported sales

Enterprise	GulfTerra

class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.
price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before the general partner mails such notice and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of the election to purchase the limited partner interests.

Preemptive Rights

Enterprise	GulfTerra

Enterprise’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, Enterprise issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in Enterprise that existed immediately prior to the issuance. The holders of common units have no preemptive rights to acquire additional common units or other partnership interests in Enterprise.	GulfTerra’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, GulfTerra issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in the class or series of GulfTerra equity securities that existed immediately prior to the issuance. The holders of common units or Series C Units have no preemptive rights to acquire additional common units or other partnership interests in GulfTerra.

Amendment of Partnership Agreement

Enterprise	GulfTerra

Amendments to Enterprise’s partnership agreement may be proposed only by its general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in Enterprise’s partnership agreement, Enterprise’s general partner may make amendments to Enterprise’s partnership agreement without the approval of Enterprise’s limited partners or assignees to reflect:

• a change in Enterprise’s names, the location of its principal place of business, its registered agent or its registered office;

• the admission, substitution, withdrawal or removal of partners;

• a change to qualify or continue Enterprise’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to	Amendments to GulfTerra’s partnership agreement may be proposed only by its general partner. Any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of at least a majority of the outstanding limited partner interests (excluding those held by its general partner and its affiliates) of the class so affected. However, in some circumstances, more particularly described in GulfTerra’s partnership agreement, GulfTerra’s general partner may make amendments to GulfTerra’s partnership agreement without the approval of GulfTerra’s limited partners or assignees to reflect, among other things:

• a change in GulfTerra’s names, the location of its principal place of business, its registered agent or its registered office;

• the admission, substitution, withdrawal or removal of partners;

• a change to qualify or continue GulfTerra’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that GulfTerra will not be treated as an

Enterprise	GulfTerra

ensure that neither Enterprise, its operating partnership, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

• a change that does not adversely affect Enterprise’s limited partners in any material respect;

• a change to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (2) facilitate the trading of Enterprise’s limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading;

• a change in Enterprise’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in Enterprise’s fiscal year or taxable year;

• an amendment that is necessary to prevent Enterprise, or its general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

• an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of Enterprise’s securities;

• any amendment expressly permitted in Enterprise’s partnership agreement to be made by its general partner acting alone;

• an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Enterprise’s partnership agreement;

• an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

• a merger or conveyance to effect a change in our legal form; or

• any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of at least a majority of the outstanding common units, except association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

• a change that does not adversely affect GulfTerra in any material respect;

• a change to (1) satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (2) that is necessary to facilitate the trading of GulfTerra’s units or comply with any rule, regulation, interpretative release, guideline or requirement of any national securities exchange on which its units are or will be listed for trading;

• a change that is required to effect the intent of the provisions of the partnership agreement or is otherwise contemplated by the partnership agreement;

• an amendment that is necessary to prevent GulfTerra or its general partner or its directors or officers from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

• an amendment that the general partner determines to be necessary or appropriate in connection with the authorization for issuance of any class or series of units in accordance with GulfTerra’s partnership agreement;

• any amendment expressly permitted in GulfTerra’s partnership agreement to be made by its general partner acting alone;

• an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with GulfTerra’s partnership agreement; or

• any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of at least 66 2/3% of the outstanding voting units, except as otherwise provided in GulfTerra’s partnership agreement. No provision of GulfTerra’s partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of

Enterprise	GulfTerra

as otherwise provided in Enterprise’s partnership agreement or under Delaware law. No provision of Enterprise’s partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

No amendments to Enterprise’s partnership agreement (other than those that may be made by the general partner without the approval of Enterprise’s limited partners) will become effective without the approval of at least 90% of the outstanding common units unless Enterprise obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.
outstanding limited partner interests constituting the voting requirement sought to be amended.

No amendments to GulfTerra’s partnership agreement (other than those that may be made by the general partner without the approval of GulfTerra’s limited partners or assignees or with respect to GulfTerra certificate of limited partnership) will become effective without the approval of at least 95% of the voting units unless GulfTerra obtains an opinion of counsel to the effect that such amendment will not cause GulfTerra to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of GulfTerra’s subsidiaries.

Holders of the Series C Units are, however, entitled to vote separately as a class on an amendment to GulfTerra’s partnership agreement that has a material adverse effect on the rights or preferences of the Series C Units. The affirmative vote of the holders of at least a majority of the outstanding Series C Units is required to approve any such amendment to GulfTerra’s partnership agreement.

Dissolution of the Partnership

Enterprise	GulfTerra

Enterprise will be dissolved, and its affairs shall be wound up, upon the occurrence of any of the following:

• the expiration of its term as provided in the partnership agreement;

• withdrawal or removal of the general partner or any other event that results in its ceasing to be GulfTerra’s general partner (other than by reason of transfer in accordance with GulfTerra’s partnership agreement or withdrawal or removal following approval of a successor);

• Enterprise’s general partner’s election to dissolve Enterprise, if approved by the holders of a majority of Enterprise’s outstanding common units;

• the entry of a decree of judicial dissolution of the Enterprise pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act; or

• the sale of all or substantially all of the assets and properties of Enterprise, its operating partnership and any of its other subsidiaries.	GulfTerra will be dissolved, and its affairs shall be wound up, upon the occurrence of any of the following:

• withdrawal or removal of the general partner or any other event that results in its ceasing to be GulfTerra’s general partner (other than by reason of transfer in accordance with GulfTerra’s partnership agreement or withdrawal or removal following approval of a successor);

• GulfTerra’s general partner’s election to dissolve GulfTerra, if approved by the holders of at least 66 2/3% of the outstanding voting units;

• bankruptcy or dissolution of the general partner; or

• the sale, exchange or other disposition of all or substantially all of the assets and properties of GulfTerra.

Liquidation

Enterprise	GulfTerra

Upon Enterprise’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up Enterprise’s affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate Enterprise’s assets. The proceeds of the liquidation will be applied as follows:

• first, towards the payment of all of Enterprise’s creditors and the creation of a reserve for contingent liabilities; and

• then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of Enterprise’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to Enterprise’s partners, the general partner may distribute assets in kind to Enterprise’s partners.	Upon GulfTerra’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up GulfTerra’s affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate GulfTerra’s assets. The proceeds of the liquidation will be applied as follows:

• first, towards the payment of all of GulfTerra’s creditors and the creation of a reserve for contingent liabilities;

• then, to all partners in accordance with the positive balance in their respective capital accounts; and

• then, to all partners in accordance with their respective partnership interests.

Subject to some limitations, the liquidator may defer liquidation or distribution of GulfTerra’s assets for a reasonable period of time. If the liquidator determines in good faith that a sale would be impractical or would cause an undue loss to GulfTerra’s partners, the liquidator may distribute undivided interests in GulfTerra’s assets as the liquidator deems not suitable for liquidation.

Management

Enterprise	GulfTerra

Enterprise’s general partner conducts, directs and manages all of Enterprise’s activities. Except as specifically granted in Enterprise’s partnership agreement, all management powers over the business and affairs of Enterprise are exclusively vested in the general partner, and no limited partner or assignee may have any power over the business and affairs of Enterprise. Enterprise’s general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Enterprise.	GulfTerra’s general partner conducts, directs and manages all of GulfTerra’s activities. Except as specifically granted in GulfTerra’s partnership agreement, all management powers over the business and affairs of GulfTerra are exclusively vested in the general partner, and no limited partner or assignee may have any power over the business and affairs of GulfTerra. GulfTerra’s general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of GulfTerra.

Change of Management Provisions

Enterprise	GulfTerra

Enterprise’s partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

• any units held by a person that owns 20% or more of any class of units then outstanding, other than	GulfTerra’s partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about GulfTerra’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Enterprise	GulfTerra

Enterprise’s general partner and its affiliates, cannot be voted on any matter; and

• the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about Enterprise’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Meetings, Voting

Enterprise	GulfTerra

Enterprise’s common unitholders are entitled to vote only on the following matters:

• a merger or consolidation involving Enterprise;

• the sale, exchange or other disposition of all or substantially all of Enterprise’s assets;

• the transfer of Enterprise’s general partner’s general partner interest prior to June 30, 2008;

• the election of a successor general partner upon the current general partner’s withdrawal;

• the removal of the general partner;

• Enterprise’s continuation upon an event of dissolution;

• certain amendments to Enterprise’s partnership agreement; and

• approval of Enterprise’s merger or consolidation with another entity upon approval by Enterprise’s general partner.

Special meetings of Enterprise common unitholders may be called by the general partner or by common unitholders owning 20% or more of Enterprise’s outstanding common units in accordance with the procedures set forth in Enterprise’s partnership agreement. Additionally, any action that may be taken at a meeting of common unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of common unitholders that would be required to authorize or take the action at a meeting of common unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals).

Only record holders of Enterprise common units on the record date are entitled to notice of, and to vote at, a meeting of Enterprise common unitholders (or of a unitholder vote to be taken without a meeting). Each holder of Enterprise common units is entitled	GulfTerra’s common unitholders are entitled to vote only on the following matters:

• a merger or consolidation involving GulfTerra;

• the sale, exchange or other disposition of all or substantially all of GulfTerra’s assets;

• the transfer of all of GulfTerra’s general partner’s general partner interest (but not the sale of the general partner);

• the election of any successor general partner upon the current general partner’s withdrawal;

• the removal of the general partner;

• GulfTerra’s continuation upon an event of dissolution;

• certain amendments to GulfTerra’s partnership agreement; and

• GulfTerra’s conversion into a corporation for tax purposes.

Meetings of GulfTerra common unitholders may be called by the general partner. With respect to meetings called to remove GulfTerra’s general partner, meetings may be called by voting unitholders owning 66 2/3% or more of the outstanding voting units, excluding units owned by the general partner and its affiliates, the Series C Units and the Series F convertible units. Additionally, any action that may be taken at a meeting of limited partners may be taken without a meeting by obtaining approval in writing of the necessary percentage of limited partners that would be required to authorize or take the action at a meeting of limited partners. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of the record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals).

Only record holders of GulfTerra common units on the record date are entitled to notice of, and to vote at, a meeting of voting GulfTerra unitholders (or of

Enterprise	GulfTerra

to one vote for each common unit on all matters submitted to a vote of the unitholders. Limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of Enterprise limited partner interests is required under the Enterprise partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of Enterprise limited partner interests representing a majority of Enterprise’s outstanding limited partner interests present and entitled to vote at a meeting of Enterprise limited partners where a quorum is present will be considered to be the act of all Enterprise limited partners.

Enterprise common unitholders have no right to elect Enterprise’s general partner on an annual or other continuing basis.

Each Enterprise Class B special unit is convertible, from time to time, at the option of the Class B special unitholder, into one Enterprise common unit from and after the date the common units into which the Class B special units are convertible have been approved by a majority of Enterprise’s outstanding units (excluding Enterprise’s Class B special units) that are present and entitled to vote at a meeting of unitholders. However, all of the Enterprise Class B special units must be converted at the same time.
a voting unitholder vote to be taken without a meeting) and to act with respect to matters as to which approvals may be solicited. Except for holders of GulfTerra’s Series C Units and Series F convertible units (which do not have voting rights, except for as required by the GulfTerra partnership agreement or by law), each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in GulfTerra. Voting units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding voting units will constitute a quorum at a meeting of voting unitholders. Except for a proposal for removal or withdrawal of the general partner, the sale of all or substantially all of GulfTerra’s assets or certain amendments to GulfTerra’s partnership agreement, where a greater percentage of common unitholders is required, substantially any action taken by a majority of the common unitholders present at a meeting of outstanding voting unitholders where a quorum is present and voting will be considered to be the act of all GulfTerra outstanding voting unitholders.

GulfTerra common unitholders have no right to elect GulfTerra’s general partner on an annual or other continuing basis. GulfTerra’s partnership agreement does not restrict the general partner from issuing limited partner interests having special or superior voting rights.

At any time, the holder of GulfTerra’s Series C Units has the right to cause GulfTerra to propose a vote to its common unitholders as to whether the Series C Units should be converted into common units. If common unitholders do not approve the conversion of the Series C Units to common units within 120 days after the vote is requested, then:

• the distribution rate for the Series C Units will increase to 105% of the common unit distribution rate in effect from time to time; and

• thereafter, the Series C Unit distribution rate can increase on April 30, 2004 to 110% of the common unit distribution rate and on April 30, 2005 to 115% of the common unit distribution rate.

Transfer of Units; Status as a Limited Partner or Assignee

Enterprise	GulfTerra

Each purchaser of Enterprise common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of Enterprise’s transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

Each transfer of Enterprise limited partner interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with Enterprise’s partnership agreement, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of, and executes, the partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on Enterprise’s books and records. Such consent may be withheld in the sole discretion of Enterprise’s general partner.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Enterprise equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Enterprise’s general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.	Each purchaser of GulfTerra common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of GulfTerra’s transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

Each transfer of GulfTerra common units will not be recorded by the transfer agent or recognized by GulfTerra unless certificate(s) representing those common units are surrendered and such interests are accompanied by a duly executed transfer application. The transferee of common units is an assignee and automatically requests admission as a substituted limited partner. Such assignee makes representations and agrees to be bound by the terms and conditions of, and executes, the partnership agreement, including granting powers of attorney to GulfTerra’s general partner and making the consents and waivers contained in the partnership agreement. GulfTerra and the transfer agent may, pending the transfer of a common unit on GulfTerra’s books and records, treat the record holder as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such common unit, except as otherwise required by law. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on GulfTerra’s books and records. Such consent may be withheld in the sole discretion of GulfTerra’s general partner.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in GulfTerra equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. GulfTerra’s general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred

Enterprise	GulfTerra

common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts may receive distributions if nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such common units.

ENTERPRISE’S CLASS B SPECIAL UNITS

      On December 17, 2003, Enterprise sold 4,413,549 Class B special units to an affiliate of Dan L. Duncan, Enterprise’s co-founder and the chairman of its general partner, for $100 million in a private transaction. The purchase price for that transaction was $22.6575 per unit, representing a 5% discount from the $23.85 closing price of Enterprise’s common units on the NYSE on December 16, 2003. The 5% discount was consistent with the 5% discount available to all of Enterprise’s unitholders under its distribution reinvestment plan.

      The Class B special units have rights identical to Enterprise’s common units with respect to Enterprise’s distributions and other matters. However, the Class B special units do not have voting rights and are not deemed to be outstanding for purposes of determining whether a quorum is present or whether the approval of the requisite number of holders of Enterprise’s units has been obtained.

      Each Class B special unit will become convertible into one common unit upon the receipt of approval of holders of not less than a majority of Enterprise’s units (not including for this purpose the Class B special units) present and entitled to vote at a meeting of Enterprise’s common unitholders or by the holders of a majority of Enterprise’s units (not including for this purpose the Class B special units) pursuant to written consents solicited by Enterprise.

      Under the rules of the NYSE an officer or director of Enterprise may not purchase newly-issued common units from Enterprise in an amount that exceeds 1% of the total outstanding common units without first obtaining approval of Enterprise’s unitholders. Based on the number of common units outstanding on December 17, 2003, the number of outstanding common units would have increased by approximately 3.1% upon the conversion of the 4,413,549 Class B special units into an equal number of common units. Therefore, the board of directors of Enterprise’s general partner is proposing that the Enterprise common unitholders approve the conversion of the 4,413,549 Class B special units into an equal number of common units in accordance with the above requirements of the NYSE.

      As of the record date for the special meeting, Mr. Duncan beneficially owned [117,920,619] common units, representing approximately [51.4]% of the common units then outstanding, and all of the 4,413,549 outstanding Class B special units. Upon conversion of the Class B special units, he would beneficially own [122,334,168] common units, representing approximately [52.3]% of the common units then outstanding, disregarding the common units issuable in the merger. Mr. Duncan intends to vote all of the common units he beneficially owns in favor of the proposal to convert the Class B special units, thereby assuring its approval. Approval, however, is not a condition to the merger, and completion of the merger is likewise not a condition to the conversion of Enterprise’s Class B special units.

      The board of directors of Enterprise’s general partner recommends that Enterprise’s common unitholders vote FOR conversion of the 4,413,549 Class B special units into an equal number of common units.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes the material U.S. federal income tax considerations of the merger that are applicable to Enterprise unitholders and GulfTerra unitholders, as well as the material U.S. federal income tax considerations that are applicable to owning Enterprise common units received in the merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, or Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

      This discussion does not purport to be a complete discussion of all federal income tax consequences of the merger or unit ownership. Moreover, the discussion focuses on Enterprise unitholders and GulfTerra unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, affiliates of each of Enterprise’s and GulfTerra’s general partners, or persons who hold Enterprise common units or GulfTerra common units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the Enterprise common units and GulfTerra common units are held as capital assets at the time of the merger. Accordingly, Enterprise strongly urges each Enterprise unitholder and GulfTerra unitholder to consult with, and depend upon, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the merger and subsequent ownership and disposition of Enterprise common units received in the merger.

The Merger

      No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. It is a condition of closing, however, that

•	Enterprise receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that

•	none of Enterprise, its general partner or its subsidiaries will recognize any income or gain as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code),

•	no gain or loss will be recognized by Enterprise common unitholders as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and

•	90% of the combined gross income of GulfTerra and Enterprise for the most recent four complete calendar quarters ending before the closing date of the merger for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and

•	GulfTerra receive an opinion of its counsel, Akin Gump Strauss Hauer & Feld LLP, to the effect that

•	none of GulfTerra, its general partner or its subsidiaries will recognize any income or gain as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and

•	no gain or loss will be recognized by GulfTerra common unitholders as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code and any gain recognized with respect to cash in lieu of fractional shares).

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this document. In addition, the tax opinions delivered to Enterprise and GulfTerra will be based on certain factual representations made by officers of Enterprise, GulfTerra and their respective general partners.

      Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this document will be sustained by a court if contested by the IRS.

      For federal income tax purposes, the merger will be treated as a contribution by GulfTerra of all of its assets and liabilities to Enterprise in exchange for Enterprise common units followed by a liquidation of GulfTerra in which Enterprise common units are distributed to the GulfTerra common unitholders in exchange for their GulfTerra common units. Except as described below with respect to a net decrease in a unitholder’s share of nonrecourse liabilities, no gain or loss will be recognized by a GulfTerra unitholder or an Enterprise unitholder as a result of the merger. Following the merger, a GulfTerra unitholder that receives Enterprise common units will be treated as a partner in Enterprise.

      Because the merger will be treated as a contribution by GulfTerra of all of its assets to Enterprise in exchange for Enterprise common units followed by a liquidation of GulfTerra in which Enterprise common units are distributed to the GulfTerra common unitholders, a GulfTerra common unitholder’s holding period for Enterprise common units received in the merger will not be determined by reference to the holding period of the unitholder’s GulfTerra common units. Instead, a GulfTerra common unitholder’s holding period for the Enterprise common units received in the merger that are attributable to GulfTerra’s capital assets or assets used in its business as defined in Section 1231 of the Code will include GulfTerra’s holding period in those assets. The holding period for Enterprise common units received by a GulfTerra unitholder attributable to other assets of GulfTerra, such as inventory and receivables, will begin on the day following the merger.

      As a result of the merger, a GulfTerra unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of GulfTerra nonrecourse liabilities immediately before the merger over such unitholder’s share of the Enterprise nonrecourse liabilities immediately following the merger. Similarly, an Enterprise common unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of Enterprise nonrecourse liabilities immediately before the merger over such unitholder’s share of the Enterprise nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a GulfTerra or Enterprise common unitholder exceeds such unitholder’s basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess.

      A unitholder’s share of the nonrecourse liabilities is determined under Section 752 of the Code and regulations promulgated thereunder. The application of these rules in the context of the merger is complex and subject to uncertainty. Enterprise has agreed to apply these rules, to the extent permissible, in a manner that minimizes the amount of any net decrease in the amount of nonrecourse liabilities allocable to the GulfTerra and Enterprise unitholders. While there can be no assurance, Enterprise and GulfTerra do not anticipate that there will be a material decrease in the amount of nonrecourse liabilities allocable to a GulfTerra common unitholder or an Enterprise common unitholder as a result of the merger.

      The treatment of the exchange of GulfTerra common units for Enterprise common units in the merger as a tax-free exchange (except with respect to a net decrease in a unitholder’s share of nonrecourse liabilities) as described above is dependent upon Enterprise being treated as partnership for federal income tax purposes. If Enterprise were treated as a corporation for federal income tax purposes, the exchange would be a taxable transaction for a GulfTerra common unitholder. Please read “— Partnership Status.”

      A GulfTerra unitholder who receives cash instead of a fractional Enterprise common unit in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the unitholder’s adjusted tax basis allocable to such fractional common unit.

      GulfTerra uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. As a result of the merger, GulfTerra’s taxable year will end and GulfTerra will be required to file a final federal income tax return for the taxable year ending upon the date the merger is effected. Each GulfTerra unitholder will be required to include in income his share of income, gain, loss and deduction for this period. In addition, a GulfTerra unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction from GulfTerra.

Tax Consequences of Owning Enterprise Common Units

      No ruling has been or will be requested from the IRS regarding any matter affecting Enterprise following the merger or the consequences of owning Enterprise common units received in the merger. Instead, Enterprise will rely on opinions and advice of Vinson & Elkins L.L.P. with respect to such matters. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the opinions and statements made below will be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Enterprise common units and the prices at which Enterprise common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner of Enterprise. Furthermore, the tax treatment of ownership of Enterprise common units may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

      For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units (please read “— Tax Consequences of Enterprise Common Unit Ownership — Treatment of Short Sales”);

•	whether Enterprise’s monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees”);

•	whether Enterprise’s method for depreciating Section 743 adjustments is sustainable (please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election”); and

•	whether a GulfTerra unitholder will be able to utilize suspended passive losses related to his GulfTerra common units to offset income from Enterprise common units.

Partnership Status

      A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

      Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. Enterprise estimates that less than 3% of its gross income after the completion of the merger is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Enterprise and its general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of the combined gross income of Enterprise and GulfTerra constitutes qualifying income.

      No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of Enterprise, the operating partnership or GulfTerra as partnerships for federal income tax purposes or whether Enterprise’s operations generate “qualifying income” under Section 7704 of the Code. Instead, Enterprise will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below, Enterprise and the Enterprise operating partnership will each be classified as a partnership for federal income tax purposes.

      In rendering its opinion, counsel has relied on factual representations made by Enterprise and its general partner. The representations made by Enterprise and its general partner upon which counsel has relied include:

•	Neither Enterprise nor the Enterprise operating partnership will elect to be treated as a corporation;

•	For each taxable year, more than 90% of Enterprise’s gross income will be income from sources that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	The interest rate swaps entered into on March 17, 2004 by Enterprise’s operating partnership were (i) properly identified as hedging transactions under applicable Treasury regulations and (ii) entered into in order to hedge interest rate risk with respect to $2 billion of debt expected to be incurred on or around September 30, 2004 in connection with the proposed merger. Enterprise intends to enter into the financings to which the swap agreements relate in connection with the proposed merger. In the event the merger and related financings do not occur within a reasonable period of time around September 30, 2004, the Enterprise operating partnership intends to and is capable of entering into financings similar to those financings to which the swap agreements relate, in an amount sufficient and within the time period sufficient to assure that the representation in the immediately preceding bullet point continues to be accurate, taking into account the gain recognized on the swap agreements.

      If Enterprise fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, Enterprise will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This contribution and liquidation should be tax-free to unitholders and Enterprise so long as Enterprise, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Enterprise would be treated as a corporation for federal income tax purposes.

      If Enterprise were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of the current or accumulated earnings and profits of Enterprise, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Enterprise common units, or taxable capital gain, after the unitholder’s tax basis in his Enterprise common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Enterprise common units.

      The discussion below is based on the conclusion that Enterprise will be classified as a partnership for federal income tax purposes.

Limited Partner Status

      Unitholders who have become limited partners of Enterprise will be treated as partners of Enterprise for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

•	unitholders whose Enterprise common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Enterprise common units, will be treated as partners of Enterprise for federal income tax purposes. As there is no direct authority addressing assignees of Enterprise common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of Enterprise common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to the record holders of Enterprise common units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

      A beneficial owner of Enterprise common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Treatment of Short Sales.”

      Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Enterprise for federal income tax purposes.

Tax Consequences of Enterprise Common Unit Ownership

      Flow-through of Taxable Income. Enterprise will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of the income, gains, losses and deductions of Enterprise without regard to whether corresponding cash distributions are received by him. Consequently, Enterprise may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of the income, gains, losses and deductions for the taxable year ending with or within his taxable year. The taxable year of Enterprise ends on December 31.

      Treatment of Distributions. Distributions by Enterprise to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his Enterprise common units immediately before the distribution. Cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Enterprise common units, taxable in accordance with the rules described under “— Disposition of Enterprise Common Units” below. Any reduction in a unitholder’s share of Enterprise liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent distributions by Enterprise cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

      A decrease in a unitholder’s percentage interest in Enterprise because of the issuance of additional Enterprise common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Enterprise common units, if the distribution reduces the unitholder’s share of Enterprise’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with Enterprise in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

      Basis of Enterprise Common Units. A unitholder’s initial tax basis for his Enterprise common units received in the merger will be equal to his tax basis in the GulfTerra common units exchanged therefore, plus his share of Enterprise nonrecourse liabilities, minus his share of GulfTerra nonrecourse liabilities immediately before the merger. That initial tax basis will be increased by his share of Enterprise income and by any increases in his share of Enterprise nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions, by the unitholder’s share of Enterprise losses, by any decreases in his share of Enterprise nonrecourse liabilities and by his share of Enterprise’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of Enterprise debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of nonrecourse liabilities. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

      Limitations on Deductibility of Losses. The ability of a unitholder to deduct his share of Enterprise losses is limited first by his basis and the amount he has at risk, and second, by application of the passive loss rules.

      The deduction by a unitholder of his share of Enterprise losses will first be limited to the tax basis in his Enterprise common units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to Enterprise activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years as income from such activity to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of an Enterprise common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

      In general, a unitholder will be at risk to the extent of the tax basis of his Enterprise common units, excluding any portion of that basis attributable to his share of Enterprise nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his Enterprise common units, if the lender of those borrowed funds owns an interest in Enterprise, is related to the unitholder or can look only to the Enterprise common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s Enterprise common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Enterprise nonrecourse liabilities.

      Second, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by Enterprise will be available to offset only passive income generated by Enterprise in the future and will not be available to offset income from other passive activities or investments, including Enterprise’s investments or investments in other publicly-traded partnerships, or salary or active business income.

Passive losses that are not deductible because they exceed a unitholder’s share of income Enterprise generates may be deducted in full when he disposes of his entire ownership interest in Enterprise in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

      A unitholder’s share of Enterprise net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

      There is no guidance as to whether suspended passive activity losses of GulfTerra common units will be available to offset passive activity income that is allocated to a former GulfTerra common unitholder from Enterprise activities after the merger. The IRS may contend that Enterprise is not the same partnership as GulfTerra and, accordingly, the passive loss limitations will not allow use of such losses until such time as all of such holder’s Enterprise common units are sold. An Enterprise common unitholder may take the position, however, that Enterprise should be deemed a continuation of GulfTerra for this purpose such that any suspended GulfTerra losses would be available to offset Enterprise taxable income allocated to such holder. Because of the lack of guidance with respect to this issue, counsel is unable to opine as to whether suspended passive activity losses arising from GulfTerra activities will be available to offset Enterprise taxable income allocated to a former GulfTerra common unitholder following the merger.

      Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Enterprise’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

      The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an Enterprise common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, the unitholder’s share of Enterprise’s portfolio income will be treated as investment income.

      Entity-Level Collections. If Enterprise is required or elects under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, it is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Enterprise is authorized to treat the payment as a distribution to all current unitholders. Enterprise is authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Enterprise common units and to adjust later distributions so that after giving effect to these distributions the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Enterprise as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

      Allocation of Income, Gain, Loss and Deduction. In general, if Enterprise has a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in Enterprise. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of these distributions. If Enterprise has a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests to the extent of their positive capital accounts and, second, to the general partner.

      Specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to Enterprise by the general partner and its affiliates, referred to in this discussion as “Contributed Property.” The effect of these allocations to a GulfTerra unitholder as a result of the merger will be essentially the same as if the tax basis of Enterprise’s assets were equal to their fair market value at the time of merger. Conversely, specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property deemed contributed to Enterprise by GulfTerra in the merger. The effect of these allocations to an Enterprise unitholder as a result of the merger will be essentially the same as if the tax basis of GulfTerra assets were equal to their fair market value at the time of merger. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although Enterprise does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Enterprise income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

      An allocation of items of Enterprise income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s book capital account credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in Enterprise, which will be determined by taking into account all the facts and circumstances, including his relative contributions to Enterprise, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

      Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election” and “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees,” allocations under the Enterprise partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

      Treatment of Short Sales. A unitholder whose Enterprise common units are loaned to a “short seller” to cover a short sale of Enterprise common units may be considered as having disposed of those units. If so, he would no longer be a partner for those Enterprise common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Enterprise’s income, gain, loss or deduction with respect to those Enterprise common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those Enterprise common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

      Counsel has not rendered an opinion regarding the treatment of a unitholder where Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units; therefore unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Enterprise common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

      Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of Enterprise income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Enterprise strongly recommends that unitholders consult with their tax advisors as to the impact of owning Enterprise common units on their liability for the alternative minimum tax.

      Tax Rates. In general the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

      Section 754 Election. Enterprise has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits Enterprise to adjust an Enterprise common unit purchaser’s tax basis in Enterprise’s assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply to a person who purchases Enterprise common units directly from Enterprise. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in Enterprise’s assets will be considered to have two components (1) his share of the tax basis in Enterprise’s assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

      Treasury regulations under Section 743 of the Code require that, if the remedial allocation method is adopted (which Enterprise has adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the Enterprise partnership agreement, its general partner is authorized to take a position to preserve the uniformity of Enterprise common units even if that position is not consistent with these Treasury regulations. Please read “— Tax Treatment of Operations — Uniformity of Enterprise Common Units.”

      Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, Enterprise intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Enterprise will apply the rules described in the Treasury regulations and legislative history. If Enterprise determines that this position cannot reasonably be taken, it may take a depreciation or amortization position under which all purchasers acquiring Enterprise common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Enterprise’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Enterprise Common Units.”

      A Section 754 election is advantageous if the transferee’s tax basis in his Enterprise common units is higher than those units’ share of the aggregate tax basis of Enterprise’s assets immediately prior to the transfer. In that case, as a result of the election the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of Enterprise’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his Enterprise common units is lower than those units’ share of the aggregate tax basis of the Enterprise’s assets immediately prior to the transfer. Thus the fair market value of the Enterprise common units may be affected either favorably or unfavorably by the election.

      The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Enterprise’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among the Enterprise’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Enterprise to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than Enterprise’s tangible assets. There are no assurances that the determinations Enterprise makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Enterprise’s opinion the expense of compliance exceed the benefit of the election, it may seek permission from the IRS to revoke its Section 754 election. If permission is granted a subsequent purchaser of Enterprise common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

      Accounting Method and Taxable Year. Enterprise uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of income, gain, loss and deduction for Enterprise’s taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Enterprise common units following the close of Enterprise’s taxable year but before the close of his taxable year must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction. Please read “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees.”

      Tax Basis, Depreciation and Amortization. The tax basis of Enterprise’s assets will be used for purposes of computing depreciation and cost recovery deductions and ultimately gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Enterprise’s assets and their tax basis immediately prior to the merger will be borne by Enterprise’s general partner, its affiliates and the Enterprise unitholders as of that time, and the federal income tax burden associated with the difference between the fair market value of GulfTerra’s assets and their tax basis immediately prior to the Merger will be borne by the GulfTerra unitholders as of that time. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

      To the extent allowable, Enterprise may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Enterprise is not entitled to any amortization deductions with respect to any goodwill conveyed to it on formation. Property subsequently acquired or constructed may be depreciated using accelerated methods permitted by the Code.

      If Enterprise disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property Enterprise owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Enterprise. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

      Valuation and Tax Basis of Enterprise Properties. The federal income tax consequences of the ownership and disposition of Enterprise common units will depend in part on Enterprise’s estimates of the relative fair market values, and the initial tax bases, of Enterprise’s assets. Although Enterprise may from time to time consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Enterprise Common Units

      Recognition of Gain or Loss. Gain or loss will be recognized on a sale of Enterprise common units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of the Enterprise nonrecourse liabilities. Because the amount realized includes a unitholder’s share of the Enterprise nonrecourse liabilities, the gain recognized on the sale of Enterprise common units could result in a tax liability in excess of any cash received from the sale.

      Prior distributions in excess of cumulative net taxable income for an Enterprise common unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

      Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Enterprise common units, on the sale or exchange of an Enterprise common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Enterprise common units held more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” Enterprise owns. The term unrealized receivables includes potential recapture items including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of an Enterprise common unit and may be recognized even if there is a net taxable loss realized on the sale of an Enterprise common unit. Thus a unitholder may recognize both ordinary income and a capital loss upon a sale of Enterprise common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

      The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized Treasury regulations under Section 1223 of the Code allow a selling unitholder who can identify Enterprise common units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis Enterprise common units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of Enterprise common units transferred must consistently use that identification method for all subsequent sales or exchanges of Enterprise common units. Enterprise strongly recommends that a unitholder considering the purchase of additional Enterprise common units or a sale of Enterprise common units purchased in separate transactions consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

      Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

      Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

      Allocations Between Transferors and Transferees. In general, Enterprise’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of Enterprise common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of Enterprise’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring Enterprise common units may be allocated income, gain, loss and deduction realized after the date of transfer.

      The use of this method may not be permitted under existing Treasury regulations. Accordingly Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations or only applies to transfers of less than all of the unitholder’s Enterprise common units, Enterprise taxable income or losses might be reallocated among the unitholders. Enterprise is authorized to revise its method of allocation between unitholders as well as among unitholders whose interests vary during a taxable year to conform to a method permitted under future Treasury regulations.

      A unitholder who owns Enterprise common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

      Notification Requirements. A unitholder who sells or exchanges Enterprise common units is required to notify Enterprise in writing of that sale or exchange within 30 days after the sale or exchange. Enterprise is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

      Constructive Termination. Enterprise will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12 month period. A constructive termination results in the closing of Enterprise’s taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Enterprise’s taxable year may result in more than 12 months of Enterprise’s taxable income or loss being includable in his taxable income for the year of termination. Enterprise would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of deductions for depreciation. A termination could also result in penalties if Enterprise were unable to determine that the termination had occurred.

Moreover, a termination might either accelerate the application of, or subject Enterprise to, any tax legislation enacted before the termination.

Uniformity of Enterprise Common Units

      Because Enterprise cannot match transferors and transferees of Enterprise common units, it must maintain uniformity of the economic and tax characteristics of the Enterprise common units to a purchaser of these units. In the absence of uniformity, it may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Enterprise common units. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election.”

      Enterprise intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Enterprise will apply the rules described in the Treasury regulations and legislative history. If Enterprise determines that this position cannot reasonably be taken, it may adopt a depreciation and amortization position under which all purchasers acquiring Enterprise common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Enterprise’s property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and, risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if Enterprise determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Enterprise chooses not to utilize this aggregate method, it may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Enterprise common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Enterprise common units might be affected and the gain from the sale of Enterprise common units might be increased without the benefit of additional deductions. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

      Ownership of Enterprise common units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

      Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans are subject to federal income tax on unrelated business taxable income. Virtually all of the income of Enterprise allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

      A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of the gross income of Enterprise will include that type of income.

      Nonresident aliens and foreign corporations, trusts or estates that own Enterprise common units will be considered to be engaged in business in the United States because of the ownership of the units. As a consequence they will be required to file federal tax returns to report their share of Enterprise income, gain, loss or deduction and pay federal income tax at regular rates on their share of Enterprise net income or gain. Under rules applicable to publicly traded partnerships, Enterprise will withhold at applicable rates on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Enterprise’s transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes.

      In addition, because a foreign corporation that owns Enterprise common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of Enterprise income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

      Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of an Enterprise common unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that the gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of an Enterprise common unit if he has owned less than 5% in value of the Enterprise common units during the five-year period ending on the date of the disposition and if the Enterprise common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

      Information Returns and Audit Procedures. Enterprise intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of the income, gain, loss and deduction for Enterprise’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Enterprise will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. There are no assurances that those positions will yield a result that conforms to the requirements of the Code, Treasury regulations or administrative interpretations of the IRS. Neither Enterprise nor counsel can assure that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Enterprise common units.

      The IRS may audit Enterprise’s federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to Enterprise’s returns as well as those related to Enterprise’s returns.

      Partnerships generally are treated as separate entities for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Enterprise’s general partner as Enterprise’s Tax Matters Partner.

      The Tax Matters Partner will make some elections on Enterprise’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Enterprise’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% interest in Enterprise’s profits to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment, and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

      A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Enterprise’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

      Nominee Reporting. Persons who hold an interest in Enterprise as a nominee for another person are required to furnish to Enterprise:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee,

•	whether the beneficial owner is

•	a person that is not a United States person,

•	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

•	a tax-exempt entity,

•	the amount and description of Enterprise common units held, acquired or transferred for the beneficial owner, and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on Enterprise common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $l00,000 per calendar year, is imposed by the Code for failure to report that information to Enterprise. The nominee is required to supply the beneficial owner of the Enterprise common units with the information furnished to Enterprise.

      Registration as a Tax Shelter. The Code requires that “tax shelters” be registered with the Secretary of the Treasury. It is arguable that Enterprise is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, its general partner, as its principal organizer, has registered Enterprise as a tax shelter with the Secretary of Treasury because of the absence of assurance that it will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Issuance of this registration number by the IRS does not indicate that ownership of Enterprise common units or the claimed tax benefits have been reviewed, examined or approved by the IRS.

      Enterprise must supply its tax shelter registration number to unitholders, and a unitholder who sells or otherwise transfers an Enterprise common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of an Enterprise common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose Enterprise’s tax shelter registration number on IRS Form 8271 to be attached to the tax return on which any deduction, loss or other benefit Enterprise generates is claimed or on which any of Enterprise’s income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

      Recently issued Treasury Regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a “reportable transaction.” Unitholders may be required to file this form with the IRS if Enterprise participates in a “reportable transaction.” A transaction may be a reportable transaction based upon any of several factors. Each unitholder is urged to consult with his own tax advisor concerning the application of any of these factors to his ownership of Enterprise common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The Treasury Regulations also impose obligations on “material advisors” that organize, manage or sell interests in registered “tax shelters.” As described herein, Enterprise has registered as a tax shelter, and, thus, one of its material advisors will be required to maintain a list with specific information, including each unitholder’s name and tax identification number, and to furnish this information to the IRS upon request. Each Enterprise common unitholder is urged to consult with his own tax advisor concerning any possible disclosure obligation with respect to his investment and should be aware that Enterprise and its material advisors intend to comply with the list and disclosure requirements.

      Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

      A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

      More stringent rules apply to “tax shelters,” a term that in this context does not appear to include Enterprise. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Enterprise must disclose the pertinent facts on its return. In addition, Enterprise will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

      A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

      In addition to federal income taxes, each unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Enterprise does business or owns property or in which the unitholder is a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on his ownership of Enterprise common units. Each unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which Enterprise does business or owns property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require Enterprise, or Enterprise may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return in that state. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by Enterprise. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Entity-Level Collections.” Based on current law and Enterprise’s estimate of its future operations, Enterprise’s general partner anticipates that any amounts required to be withheld will not be material. Enterprise may also own property or do business in other states in the future.

      It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his ownership of Enterprise common units. Accordingly, Enterprise and GulfTerra strongly recommend that each unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local tax returns, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of ownership of Enterprise common units.

SUBMISSION OF UNITHOLDER PROPOSALS

      Under applicable Delaware laws and their respective partnership agreements, neither Enterprise nor GulfTerra is required to hold an annual meeting of its common unitholders (limited partners). Special meetings may be called by Enterprise’s general partner or by limited partners owning 20% or more of the outstanding common units. If the merger is completed, then GulfTerra will not hold any special meetings in the future. Any common unitholder who wishes to submit a proposal for inclusion in the proxy materials for any future special meetings must submit such proposal a reasonable time before Enterprise or GulfTerra, as applicable, begins to print and mail its proxy materials.

      Securities and Exchange Commission rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting.

      Any common unitholder proposal that is not received by Enterprise or GulfTerra, as applicable, within a reasonable time before it mails its proxy materials will be considered untimely. The proxy solicited by Enterprise’s general partner or GulfTerra’s general partner, as applicable, will confer discretionary authority on the named proxies to vote on any proposal that is not submitted in a timely manner.

LEGAL MATTERS

      The validity of the common units to be issued in the merger, certain tax matters relating to those units and other matters relating to the merger will be passed upon for Enterprise by Vinson & Elkins L.L.P., Houston, Texas. Certain matters relating to the merger will be passed upon for GulfTerra by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Attorneys at Vinson & Elkins L.L.P. who have participated in the preparation of the merger agreement and related transaction documents and the preparation of the registration statement of which this document is a part beneficially own approximately 1,000 common units of Enterprise and 1,200 common units of GulfTerra.

EXPERTS

      The (1) consolidated financial statements and the related consolidated financial statement schedule of Enterprise Products Partners L.P. and subsidiaries incorporated in this document by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003, and (2) the balance sheet of Enterprise Products GP, LLC as of December 31, 2003, incorporated in this document by reference from Exhibit 99.1 to Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (each such report expresses an unqualified opinion and the report for Enterprise Products Partners L.P. includes an explanatory paragraph referring to a change in method of accounting for goodwill in 2002 and derivative instruments in 2001 as discussed in Notes 8 and 1, respectively, to Enterprise Products Partners L.P.’s consolidated financial statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The (1)(a) consolidated financial statements of GulfTerra Energy Partners, L.P. (“GulfTerra”), and (b) financial statements of Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”) incorporated in this document by reference from GulfTerra Energy Partners, L.P.’s Annual Report on Form 10-K and 10-K/ A for the year ended December 31, 2003, (2) combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (the “South Texas Midstream Asset Companies”) incorporated in this document by reference to Enterprise Products Partners L.P.’s Current Report on Form 8-K dated April 16, 2004 and (3) consolidated balance sheet of GulfTerra Energy Company, L.L.C. incorporated in this document by reference to GulfTerra Energy Partners, L.P.’s Current Report on Form 8-K dated May 7, 2004, have been so incorporated in reliance on the reports (which (i) report on the consolidated financial statements of GulfTerra contains an explanatory paragraph relating to GulfTerra’s agreement to merge with Enterprise Products Partners L.P. as described in Note 2 to the consolidated financial statements, (ii) report on the financial statements of Poseidon contains an explanatory paragraph relating to Poseidon’s restatement of its prior year financial statements as described in Note 1 to the financial statements, and (iii) report on the combined financial statements of the South Texas Midstream Asset Companies contains an explanatory paragraph relating to the Companies’ significant transactions and relationships with affiliated entities as described in Note 5 to the combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The forward looking statements included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, GulfTerra’s and Enterprise’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying forward looking statements and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to GulfTerra’s, Poseidon’s, the South Texas Midstream Asset Companies’ and GulfTerra Energy Partners, L.P.’s historical financial information. They do not extend to the forward looking statements and should not be read to do so.

      Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists, with respect to GulfTerra’s estimated oil and natural gas reserves incorporated in this document by reference from GulfTerra Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003 has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

WHERE YOU CAN FIND MORE INFORMATION

      Enterprise and GulfTerra file annual, quarterly and current reports, and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy any document filed at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. The filings are also available to the public at the Commission’s website at http://www.sec.gov. In addition, documents filed by Enterprise and GulfTerra can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Commission allows Enterprise and GulfTerra to incorporate by reference information into this document, which means that Enterprise and GulfTerra can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any later information filed with the Commission shall be deemed to be incorporated by reference into this document and will automatically update and supersede this information. Therefore, before you vote to adopt the merger agreement and, in the case of Enterprise unitholders, vote to approve the issuance of the common units pursuant to the merger agreement, you should always check for reports we may have filed with the Commission after the date of this document.

      This document incorporates by reference the documents listed below that Enterprise and GulfTerra have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to item 9 or 12.

Enterprise’s Filings

•	Annual Report on Form 10-K for the year ended December 31, 2003, Commission File No. 1-14323;

•	Current Reports on Form 8-K filed with the Commission on January 6, 2004, March 22, 2004, April 16, 2004, April 20, 2004, April 21, 2004, and April 26, 2004, April 27, 2004 and May 3, 2004, Commission File Nos. 1-14323; and

•	Current Report on Form 8-K (containing the description of our common units, which description amends and restates the description of our common units contained in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998) filed with the Commission on February 10, 2004, Commission File No. 1-14323.

      You may request a copy of Enterprise’s filings at no cost by making written or telephone requests for copies to: Enterprise Products Partners L.P., 2727 North Loop West, Suite 700, Houston, Texas 77008-1037, (713) 880-6812, Attention: Investor Relations.

      Enterprise also makes available free of charge on its internet website at http://www.epplp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Enterprise’s website is not part of this document.

GulfTerra’s Filings

•	Annual Report on Form 10-K and 10-K/ A for the year ended December 31, 2003, Commission File No. 1-11680; and

•	Current Reports on Forms 8-K dated February 3, 2004, February 11, 2004, April 20, 2004, May 5, 2004 and May 7, 2004, Commission File Nos. 1-11680.

      You may request a copy of GulfTerra’s filings at no cost by making written or telephone requests for copies to GulfTerra Energy Partners, L.P., 4 Greenway Plaza, Houston, Texas 77046, (832) 676-5315, Attention: Investor Relations.

      GulfTerra also makes available free of charge on its internet website at http://www.gulfterra.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on GulfTerra’s website is not part of this document.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This document and the documents incorporated by reference contain various forward-looking statements and information that are based on the beliefs of Enterprise and GulfTerra and those of our general partners, as well as assumptions made by Enterprise and GulfTerra and information currently available to us. When used in this document, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partners believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partners can give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.

      You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under ‘Risk Factors‘ in this document and incorporated by reference into this document.

INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:
Introduction	F-2
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2003	F-3
Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2003	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7
Pro Forma Sensitivity Analysis	F-17

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

      The following unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise Products Partners L.P. and GulfTerra Energy Partners, L.P. announced on December 15, 2003. The unaudited pro forma condensed statement of consolidated operations for the year ended December 31, 2003 assumes the merger-related transactions (as described beginning on page F-7) all occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on December 31, 2003 (to the extent not already recorded). In addition, these pro forma statements also give effect to the application of $307 million in net proceeds, including the receipt from Enterprise’s general partner of its related net capital contribution, from Enterprise’s May 2004 public offering of 15,000,000 of its common units and the use of such proceeds to repay indebtedness as more fully described in these unaudited pro forma condensed consolidated financial statements.

      Unless the context requires otherwise, references to “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P. References to “GulfTerra” are intended to mean the consolidated business and operations of GulfTerra Energy Partners, L.P. References to “El Paso Corporation” are intended to mean El Paso Corporation, its subsidiaries and affiliates (other than GulfTerra). El Paso Corporation was the majority owner of GulfTerra’s general partner prior to December 15, 2003 and owns a limited partner interest in GulfTerra.

      The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its Annual Report on Form 10-K for the year ended December 31, 2003. The condensed consolidated financial statements of GulfTerra included herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of GulfTerra included in its Annual Report on Form 10-K and 10-K/ A for the year ended December 31, 2003. The condensed combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (collectively, the “South Texas midstream assets”) included herein are qualified in their entirety by reference to the historical combined financial statements and related notes of the South Texas midstream assets included in Enterprise’s Current Report on Form 8-K filed with the Commission on April 16, 2004 and incorporated by reference into this document.

      The pending merger-related transactions will be accounted for using the purchase method of accounting. For purposes of this pro forma financial information, “goodwill” represents potential intangible assets and remaining goodwill, if any. The estimates of fair value of the acquired assets and liabilities are based on preliminary assumptions which will be updated and will change from the amounts shown. Such changes could impact amounts allocated to goodwill.

      The unaudited pro forma condensed consolidated financial statements do not give effect to any divestiture of assets that may be required for governmental approval of the proposed merger.

      The unaudited pro forma condensed consolidated financial statements are based on assumptions that Enterprise and GulfTerra believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company. Please read “Pro Forma Sensitivity Analysis” beginning on page F-17 for assumptions related to variable interest rates, fair value estimates and long-term financing options.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 1)

								Step Two
				Step One				Enterprise
	Enterprise	Step One		Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Adjustments		Pro Forma	Historical	Adjustments		(to Part 2)

	(Amounts in millions, except per unit amounts)
REVENUES	$5,346.4			$5,346.4	$871.5	$(26.8	)(n)	$6,191.1
COSTS AND EXPENSES
Operating costs and expenses	5,046.8			5,046.8	557.0	(26.8	)(n)	5,528.2
						(48.8	)(o)
Selling, general and administrative	37.5			37.5		48.8	(o)	86.3

Total	5,084.3			5,084.3	557.0	(26.8)		5,614.5

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	(14.0)	$34.7	(b)	20.7		11.4	(o)	(2.6)
						(34.7	)(i)

OPERATING INCOME	248.1	34.7		282.8	314.5	(23.3)		574.0

OTHER INCOME (EXPENSE)
Interest expense	(140.8)	(6.9	)(c)	(147.7)	(127.8)	13.0	(j)	(271.0)
						(8.5	)(k)
Loss due to early redemptions of debt					(36.9)			(36.9)
Earnings from unconsolidated affiliates					11.4	(11.4	)(o)
Other, net	6.4			6.4	1.1	0.8	(m)	8.3

Total	(134.4)	(6.9)		(141.3)	(152.2)	(6.1)		(299.6)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	113.7	27.8		141.5	162.3	(29.4)		274.4
PROVISION FOR INCOME TAXES	(5.3)			(5.3)				(5.3)

INCOME BEFORE MINORITY INTEREST	108.4	27.8		136.2	162.3	(29.4)		269.1
MINORITY INTEREST	(3.9)	0.9	(a)	(3.0)	(0.9)			(3.9)

NET INCOME FROM CONTINUING OPERATIONS	$104.5	$28.7		$133.2	$161.4	$(29.4)		$265.2

ALLOCATION OF NET INCOME:
Limited Partners	$83.8							$230.2

General Partner	$20.7							$35.0

BASIC EARNINGS PER UNIT:
Number of units used in denominator	199.9					104.6	(g)	304.5

Net income from continuing operations	$0.42							$0.76

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	206.4					104.6	(g)	311.0

Net income from continuing operations	$0.41							$0.74

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream			Step Three	Adjustments		Adjusted
	Pro Forma	Assets	Step Three		Enterprise	Due to Equity		Enterprise
	(from Part 1)	Historical	Adjustments		Pro Forma	Offering		Pro Forma

	(Amounts in millions, except per unit amounts)
REVENUES	$6,191.1	$1,430.7	$(36.9	)(s)	$7,153.0			$7,153.0
			(431.9	)(u)
COSTS AND EXPENSES
Operating costs and expenses	5,528.2	1,423.2	(36.9	)(s)	6,474.1			6,474.1
			(6.0	)(t)
			(427.2	)(u)
			(7.2	)(v)
Selling, general and administrative	86.3		7.2	(v)	93.5			93.5

Total	5,614.5	1,423.2	(470.1)		6,567.6			6,567.6

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	(2.6)				(2.6)			(2.6)

OPERATING INCOME	574.0	7.5	1.3		582.8			582.8

OTHER INCOME (EXPENSE)
Interest expense	(271.0)		(2.8	)(q)	(273.8)	$4.2	(w)	(269.6)
Loss due to early redemptions of debt	(36.9)				(36.9)			(36.9)
Other, net	8.3	0.1			8.4			8.4

Total	(299.6)	0.1	(2.8)		(302.3)	4.2		(298.1)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	274.4	7.6	(1.5)		280.5	4.2		284.7
PROVISION FOR INCOME TAXES	(5.3)				(5.3)			(5.3)

INCOME BEFORE MINORITY INTEREST	269.1	7.6	(1.5)		275.2	4.2		279.4
MINORITY INTEREST	(3.9)				(3.9)			(3.9)

NET INCOME FROM CONTINUING OPERATIONS	$265.2	$7.6	$(1.5)		$271.3	$4.2		$275.5

ALLOCATION OF NET INCOME:
Limited Partners	$230.2							$238.8

General Partner	$35.0							$36.7

BASIC EARNINGS PER UNIT:
Number of units used in denominator	304.5					15.0	(w)	319.5

Net income from continuing operations	$0.76							$0.75

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	311.0					15.0	(w)	326.0

Net income from continuing operations	$0.74							$0.73

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003 (Part 1)

					Step Two
					Enterprise
	Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Historical	Adjustments		(to Part 2)

	(Amounts in millions)
ASSETS
Current Assets
Cash and cash equivalents	$44.3	$30.4	$36.1	(d)	$123.3
			44.1	(e)
			500.0	(f)
			(500.0	)(f)
			(31.6	)(l)
Accounts and notes receivable, net	462.5	158.0			620.5
Inventories	150.2				150.2
Other current assets	30.2	20.6	17.2	(m)	68.0

Total Current Assets	687.2	209.0	65.8		962.0
Property, plant and equipment, net	2,963.5	2,894.5			5,858.0
Investments in and Advances to Unconsolidated Affiliates	767.8	175.8	(425.0	)(i)	518.6
Intangible Assets, net	268.9	3.4			272.3
Goodwill	82.4		2,609.6	(j)	2,692.0
Other Assets	33.0	38.9	23.1	(m)	95.0

Total Assets	$4,802.8	$3,321.6	$2,273.5		$10,397.9

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$240.0	$3.0	$500.0	(f)	$743.0
Accounts payable	106.4	152.7			259.1
Accrued gas payables and other expenses	693.0	26.6			719.6
Other current liabilities	57.5	27.0			84.5

Total Current Liabilities	1,096.9	209.3	500.0		1,806.2
Long-Term Debt	1,899.5	1,808.8	118.3	(j)	3,826.6
Other Long-Term Liabilities	14.1	49.0			63.1
Minority Interest	86.4	1.8			88.2
Commitments and Contingencies
Combined Equity
Limited Partners
Common Units	1,582.9	898.1	35.7	(d)	4,393.7
			43.7	(e)
			2,364.9	(f)
			(977.5	)(f)
			445.9	(h)
Class B Special Units	100.2		32.8	(f)	139.2
			6.2	(h)
Series C Units		341.4	(341.4	)(f)
General Partner	34.3	13.2	0.4	(d)	92.4
			0.4	(e)
			48.9	(f)
			9.2	(h)
			(14.0	)(i)
Treasury Units	(16.5)				(16.5)
Accumulated Other Comprehensive Income	5.0				5.0

Total Combined Equity	1,705.9	1,252.7	1,655.2		4,613.8

Total Liabilities & Combined Equity	$4,802.8	$3,321.6	$2,273.5		$10,397.9

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream			Step Three	Adjustments		Adjusted
	Pro Forma	Assets	Step Three		Enterprise	Due to Equity		Enterprise
	(from Part 1)	Historical	Adjustments		Pro Forma	Offering		Pro Forma

	(Amounts in millions)
ASSETS
Current Assets
Cash and cash equivalents	$123.3		$165.0	(p)	$123.3	$321.3	(w)	$123.3
			(165.0	)(p)		(14.3	)(w)
						(307.0	)(w)
Accounts and notes receivable, net	620.5	$177.1	(177.1	)(u)	620.5			620.5
Inventories	150.2	15.0			165.2			165.2
Other current assets	68.0	7.1	(7.1	)(u)	68.0	(1.0	)(w)	67.0

Total Current Assets	962.0	199.2	(184.2)		977.0	(1.0)		976.0
Property, plant and equipment, net	5,858.0	316.3	(164.1	)(r)	6,010.2			6,010.2
Investments in and Advances to Unconsolidated Affiliates	518.6				518.6			518.6
Intangible Assets, net	272.3				272.3			272.3
Goodwill	2,692.0				2,692.0			2,692.0
Other Assets	95.0				95.0			95.0

Total Assets	$10,397.9	$515.5	$(348.3)		$10,565.1	$(1.0)		$10,564.1

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$743.0		$165.0	(p)	$908.0	(307.0	)(w)	$601.0
Accounts payable	259.1	$177.1	(177.1	)(u)	259.1			259.1
Accrued gas payables and other expenses	719.6	14.2	(14.2	)(u)	719.6			719.6
Other current liabilities	84.5	2.6	(2.6	)(u)	84.5			84.5

Total Current Liabilities	1,806.2	193.9	(28.9)		1,971.2	(307.0)		1,644.2
Long-Term Debt	3,826.6				3,826.6			3,826.6
Other Long-Term Liabilities	63.1	2.2			65.3			65.3
Minority Interest	88.2				88.2			88.2
Commitments and Contingencies
Combined Equity
Limited Partners
Common Units	4,393.7				4,393.7	315.0	(w)	4,693.7
						(14.0	)(w)
						(1.0	)(w)
Class B Special Units	139.2				139.2			139.2
General Partner	92.4				92.4	6.3	(w)	98.4
						(0.3	)(w)
Treasury Units	(16.5)				(16.5)			(16.5)
Owners’ net investment		319.4	(329.1	)(r)
			9.7	(u)
Accumulated Other Comprehensive Income	5.0				5.0			5.0

Total Combined Equity	4,613.8	319.4	(319.4)		4,613.8	306.0		4,919.8

Total Liabilities & Combined Equity	$10,397.9	$515.5	$(348.3)		$10,565.1	$(1.0)		$10,564.1

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

      These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management of Enterprise and GulfTerra; therefore, actual results could materially differ from the pro forma information. However, Enterprise and GulfTerra believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise and GulfTerra believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information. Please read “Pro Forma Sensitivity Analysis” beginning on page F-17 for assumptions related to variable interest rates, fair value estimates and long-term financing options.

      The proposed merger between Enterprise and GulfTerra involves the following three steps:

•	Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is currently accounted for by Enterprise using the equity method and is already recorded in Enterprise’s historical balance sheet at December 31, 2003. This transaction is referred to as Step One of the proposed merger and will remain in effect even if the remainder of the proposed merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory and unitholder approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, Enterprise will own 100% of the limited and general partner interests in GulfTerra. At that time, the proposed merger will be accounted for by Enterprise using the purchase method and GulfTerra will be a consolidated subsidiary of Enterprise. Step Two of the proposed merger includes the following transactions:

—	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a cash payment by Enterprise’s general partner of $370 million (which will not be funded or reimbursed by Enterprise) and a 9.9% membership interest in Enterprise’s general partner, and the subsequent capital contribution by Enterprise’s general partner of such 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing Enterprise’s general partner’s interest in Enterprise’s earnings or cash distributions);

—	Enterprise’s purchase of 10,937,500 GulfTerra Series C Units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million; and

—	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise common units, resulting in the expected issuance of 104,600,709 Enterprise common units to GulfTerra unitholders.

•	Step Three. Immediately after Step Two is completed, Enterprise expects to acquire the South Texas midstream assets, which are comprised of nine cryogenic natural gas processing plants, one natural gas gathering system, one natural gas treating plant, and a small natural gas liquids connecting pipeline, from El Paso Corporation for $150 million, plus the value of then outstanding inventory.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      The total estimated consideration for the proposed merger with GulfTerra and the purchase of the South Texas midstream assets is summarized below (dollars in millions):

Step One transactions (completed):
Cash payment by Enterprise to El Paso Corporation for 50% membership interest in GulfTerra’s general partner	$425.0

Total Step 1 consideration	425.0

Step Two transactions (proposed):
Cash payment by Enterprise to El Paso Corporation or GulfTerra for equity interests	500.0
Value of 50% membership interest in GulfTerra’s general partner exchanged by El Paso Corporation with Enterprise’s general partner who will subsequently contribute it to Enterprise	461.3
Value of Enterprise common units to be issued in exchange for GulfTerra equity interests	2,446.6
Note receivable from El Paso Corporation	(40.3)
Transaction and other costs	31.6

Total Step Two consideration	3,399.2

Total Step One and Step Two consideration	3,824.2

Step Three transaction (to be completed after Step Two is completed):
Purchase of South Texas midstream assets from El Paso Corporation	165.0

Total consideration	$3,989.2

      The pro forma adjustments Enterprise made to the historical financial statements of Enterprise, GulfTerra and the South Texas midstream assets are described as follows:

Pre-Merger Adjustments:

      (a) Reflects the pro forma adjustment to minority interest expense related to Enterprise’s restructuring of the ownership interest of its general partner from a 1% direct interest in Enterprise and a 1.0101% minority interest in Enterprise’s consolidated operating subsidiary to a 2% direct interest in Enterprise. The pro forma adjustment removes $0.9 million in minority interest expense attributable to the general partner’s ownership interest in the earnings of the operating subsidiary during 2003. As a result of this adjustment, Enterprise’s allocation of earnings to its general partner increases by a similar amount. This transaction occurred in December 2003 immediately prior to the completion of Step One.

Step One Adjustments of Proposed Merger:

      (b) Until Step Two of the proposed merger is completed, Enterprise will account for its investment in GulfTerra’s general partner using the equity method. A preliminary analysis of Enterprise’s investment in GulfTerra’s general partner indicates that there is approximately $329 million of excess of cost over Enterprise’s underlying equity in GulfTerra’s general partner, the value of which has been initially attributed to indefinite life other tangible assets or goodwill.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      The following table shows the pro forma adjustment to Enterprise’s equity earnings from unconsolidated affiliates for the year ended December 31, 2003 (dollars in millions):

Actual income allocation of GulfTerra to GulfTerra’s general partner of income from continuing operations for 2003	$69.4
Enterprise ownership interest in GulfTerra’s general partner	50%

Enterprise pro forma adjustment to equity earnings from unconsolidated affiliates for GulfTerra’s general partner	$34.7

      (c) Reflects the pro forma adjustment to interest expense associated with the $425 million cash purchase consideration which was borrowed by Enterprise to finance its purchase of a 50% interest in GulfTerra’s general partner. This transaction was financed by $225 million borrowed under an acquisition term loan and $200 million borrowed under Enterprise’s existing revolving credit facilities. The pro forma adjustment to interest expense is $6.9 million for the year ended December 31, 2003 and is based on the weighted-average 1.7% variable interest rate Enterprise paid on borrowings under the Interim Term Loan and is paying on its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17 For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing options” on page F-18.

      Enterprise’s historical December 31, 2003 balance sheet already reflects the $425 million investment in GulfTerra’s general partner; therefore, no pro forma adjustment is required.

Step Two Adjustments of Proposed Merger:

      (d) Reflects the pro forma adjustments attributable to the assumed exercise of 1,116,000 GulfTerra common unit options outstanding at December 31, 2003 that are already vested or will vest immediately prior to the completion of Step Two of the proposed merger. For pro forma purposes, we have assumed that GulfTerra will receive the exercise price associated with these options and issue new common units. The pro forma balance sheet adjustments reflect the receipt of $36.1 million in proceeds received in connection with the assumed exercise of these options and a corresponding increase in partners’ equity, including GulfTerra’s general partner’s proportionate contribution of $0.4 million.

      (e) In May 2003, GulfTerra issued 80 Series F convertible units in a registered offering to a large institutional investor. Each Series F convertible unit is comprised of two separate detachable units — a Series F1 convertible unit and a Series F2 convertible unit — that have identical terms except for vesting and termination dates and the number of underlying GulfTerra common units into which they may be converted. The Series F1 units are convertible into up to $80 million of GulfTerra common units anytime after August 12, 2003, and until the date GulfTerra merges with Enterprise (subject to other defined extension rights). The Series F2 units are convertible into up to $40 million of GulfTerra common units. The Series F2 units terminate on March 30, 2005 (subject to extension rights).

      During the first quarter of 2004, 45 Series F1 convertible units were converted into 1,146,418 GulfTerra common units, for which GulfTerra received net proceeds of $44.1 million, which includes GulfTerra’s general partner’s proportionate contribution of $0.4 million. Our pro forma adjustment reflects GulfTerra’s issuance of common units and the related proceeds. GulfTerra also received a proportionate contribution of $0.4 million from its general partner.

      After allowing for the transaction described in the previous paragraph, the holder of the Series F1 and F2 convertible units could still purchase up to an additional $75 million of GulfTerra common units.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

Assuming that GulfTerra had received a conversion notice from the holder on December 31, 2003 for the remaining amount of securities and using a conversion price of $40.38 per common unit at that date as calculated under the terms of the Series F security, an additional 1,857,355 GulfTerra common units would be issuable. For purposes of calculating diluted earnings per unit, we have assumed that the proceeds from this assumed conversion would be reinvested by GulfTerra using the treasury stock method, which results in the repurchase of 1,765,537 GulfTerra common units; therefore, a net dilution of 91,818 GulfTerra common units would occur. If these common units are assumed outstanding when the Enterprise exchange takes place (see Note (f)), this would result in an additional 166,191 Enterprise common units being issued, which would not have a material impact on our pro forma financial position, goodwill or diluted earnings per unit.

      Any unexpired Series F convertible units outstanding at the merger date of Enterprise and GulfTerra will be converted into rights to receive Enterprise common units, subject to the restrictions governing the Series F units. The number of Enterprise common units and the price per unit at conversion will be adjusted based on the 1.81 exchange ratio discussed in Note (f).

      (f) Under Step Two of the proposed merger, Enterprise will purchase 2,876,620 GulfTerra common units and 10,937,500 GulfTerra Series C units from El Paso Corporation for $500 million in cash. For purposes of this pro forma presentation, we have assumed that this purchase will be financed by entering into a short-term $500 million, variable interest rate acquisition term loan, which Enterprise plans to refinance using long-term debt and proceeds from equity offerings after the proposed merger is completed. In addition, these pro forma adjustments reflect the $2.4 billion estimated value of Enterprise’s common units issued in an exchange for the estimated remaining 57,790,447 GulfTerra common units, the fair value of which is assigned to Enterprise’s partners in accordance with their pro forma ownership interest percentages after the exchange is completed. Collectively, these pro forma adjustments reflect the following:

(1) Enterprise’s receipt of $500 million in cash from borrowings and subsequent use of these funds to purchase GulfTerra common units and Series C units owned by El Paso Corporation. Enterprise’s purchase of the GulfTerra common units will be recorded as a component of goodwill (see Note (j)).

(2) The assignment among Enterprise’s partners’ equity accounts of the estimated $2.4 billion in estimated consideration issued to GulfTerra unitholders in connection with the exchange of common units. The offset to this consideration will be recorded as a component of goodwill (see Note (j)).

(3) The elimination of GulfTerra’s common and Series C partner’s capital accounts in consolidation with Enterprise.

      Enterprise will exchange 1.81 of its common units for each GulfTerra common unit remaining after Enterprise’s purchase of 2,876,620 common units owned by El Paso Corporation. Enterprise currently

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

estimates that the number of its common units to be issued in the exchange is 104,600,709 calculated as follows:

GulfTerra units outstanding at December 31, 2003:
Common units	58,404,649
Series C units	10,937,500

Total historical units outstanding at December 31, 2003	69,342,149
Pro forma adjustments to GulfTerra historical units outstanding:
Enterprise purchase of Series C units from El Paso Corporation in connection with Step Two of the proposed merger	(10,937,500)
Enterprise purchase of common units from El Paso Corporation in connection with Step Two of the proposed merger	(2,876,620)
Issuance of common units for unit options (see Note (d))	1,116,000
Series F1 convertible units converted to common units (see Note (e))	1,146,418

Pro forma GulfTerra common units subject to Step Two exchange offer by Enterprise	57,790,447
Exchange ratio (1.81 Enterprise common units for each GulfTerra common unit)	1.81

Pro forma Enterprise common units to be issued to GulfTerra common unitholders in connection with merger	104,600,709

Average closing price of Enterprise common units	$23.39

Pro forma value of Enterprise common units issued as consideration to complete Step Two of proposed merger (dollars in millions)	$2,446.6

      In accordance with purchase accounting rules, the pro forma $2.4 billion value of Enterprise’s common units issued in the exchange is based on the average closing price of Enterprise’s common units immediately prior to and after the proposed merger was announced on December 15, 2003.

      The following table shows the closing prices of Enterprise’s common units within two trading days prior to and after the proposed merger being announced.

December 11, 2003	$23.10
December 12, 2003	22.80
December 16, 2003	23.85
December 17, 2003	23.80

Average closing price of Enterprise common units immediately prior to and after the proposed merger was announced on December 15, 2003	$23.39

      (g) Reflects the pro forma adjustment to number of Enterprise common units outstanding (as used in the calculation of basic and diluted earnings per unit) resulting from the issuance of Enterprise common units in the exchange with GulfTerra’s common unitholders described in Note (f). For the year ended December 31, 2003, the pro forma effect of these new common units on the number of Enterprise units outstanding was an increase of 104,600,709 common units.

      (h) In connection with Step Two of the proposed merger, El Paso Corporation will exchange its remaining 50% membership interest in GulfTerra’s general partner (its membership interest remaining

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

after Step One was completed on December 15, 2003) for a 9.9% membership interest in Enterprise’s general partner and $370 million in cash from Enterprise’s general partner. Subsequently, Enterprise’s general partner will contribute its 50% membership interest in GulfTerra’s general partner to Enterprise. A preliminary fair value estimate of the El Paso Corporation 50% membership interest in GulfTerra’s general partner ultimately contributed to Enterprise is $461.3 million. The pro forma balance sheet entries reflect the contribution of this 50% membership interest to Enterprise, the fair value of which is assigned to Enterprise’s partners in accordance with their respective ownership percentages. The offset to this contribution amount is recorded as a component of goodwill (see Note (j)).

      (i) Reflects the pro forma balance sheet adjustments necessary for the consolidation of GulfTerra’s general partner with Enterprise’s financial information as a result of the contribution described in Note (h). The pro forma entries reflect the reclassification of Enterprise’s $425 million investment in GulfTerra’s general partner recorded in Step One (see Note (c)) to goodwill and the elimination of GulfTerra’s general partner’s account in consolidation. Enterprise’s pro forma statement of consolidated operations reflects the replacement of equity earnings recorded under Step One with consolidated earnings for GulfTerra as if Step Two had occurred on January 1, 2003. This adjustment required the removal of $34.7 million of pro forma equity income we would have recorded from GulfTerra’s general partner in connection with Step One for the year ended December 31, 2003 (see Note (b)).

      (j) Reflects the pro forma balance sheet adjustment to record goodwill attributable to the proposed merger. The estimated value of consideration to be paid or granted by Enterprise to consummate Step One and Step Two of the proposed merger is approximately $3.8 billion. Step Two of the proposed merger will be accounted for under the purchase method, and GulfTerra will become a wholly owned consolidated subsidiary of Enterprise. As a result of using purchase accounting in Step Two, we are required to assign fair values to the assets and liabilities of GulfTerra in consolidation.

      With the exception of long-term debt, a preliminary analysis indicates that the carrying value of GulfTerra’s assets and other liabilities at December 31, 2003 approximates fair value. Using market pricing information at April 19, 2004, the fair value of GulfTerra’s debt was approximately $118.3 million higher than its carrying value at December 31, 2003. GulfTerra has completed a number of business acquisitions and invested significant capital expenditures in the last five years resulting in asset growth of approximately $2.7 billion since 1999 to a total asset value of $3.3 billion at December 31, 2003. In accordance with generally accepted accounting principles, many of these transactions (including $1.9 billion in business acquisitions completed during 2003, 2002 and 2001) were recorded at fair value or recent historical cost amounts. As a result, we have preliminarily assumed that the amount of excess cost attributable to tangible or identifiable intangible assets would be minimal (subject to adjustment pending of completion of the third-party valuation noted below).

      Accordingly, the $2.6 billion difference between the value of Enterprise’s estimated consideration given to consummate the proposed merger and the fair value of GulfTerra’s pro forma net assets has been assigned to goodwill. The estimated goodwill amount represents the value that management has attached to future cash flows from the GulfTerra operations and the strategic location of such assets and their connections. GulfTerra is one of the biggest natural gas gatherers, based on miles of pipelines, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and in the San Juan Basin, which covers a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deepwater regions of the Gulf of Mexico, one of the United States’ fastest growing oil and natural gas producing regions. offer GulfTerra significant growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other energy infrastructure.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      Upon completion of the proposed merger with GulfTerra or shortly thereafter, Enterprise will obtain a third-party valuation of GulfTerra’s assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill. To the extent that any amount is assigned to a tangible or amortizable intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and if necessary, written down to fair value should circumstances warrant.

      The following table shows our preliminary calculation of the estimated pro forma goodwill amount (dollars in millions):

		Pro Forma
		Reference

Cash payments made to El Paso Corporation in Steps One and Two	$925.0	Notes (c),(f)
Value of 50% interest in GulfTerra GP exchanged by El Paso Corporation with Enterprise’s general partner who subsequently contributed it to Enterprise	461.3	Note (h)
Issuance of 104,600,709 common units	2,446.6	Note (f)
Note receivable from El Paso Corporation	(40.3)	Note (m)
Transaction and other costs	31.6	Note (l)

Total purchase price	3,824.2
Estimated fair value of GulfTerra pro forma net assets at December 31, 2003	1,214.6

Excess of purchase price over net assets of GulfTerra preliminarily assigned to goodwill	$2,609.6

      The estimated fair value of GulfTerra net assets at December 31, 2003 reflects historical amounts plus $36.1 million in net proceeds from the assumed exercise of unit options (see Note (d)) and $44.1 million from the conversion of Series F units (see Note (e)). In addition, GulfTerra’s historical net asset amount has been adjusted for the $118.3 million increase in the fair value of debt discussed previously.

      Enterprise’s pro forma statement of consolidated operations for 2003 reflects a $13 million reduction in interest expense attributable to amortization of the $118.3 million pro forma excess of fair value over carrying value of GulfTerra’s debt at December 31, 2003 (i.e., the “fair value premium”). For pro forma presentation purposes, we have amortized the fair value premium associated with each GulfTerra debt instrument assumed over the remaining term of the instrument using the effective interest method. If market rates underlying the fair value of each debt instrument were to increase or decrease 1/8%, the pro forma reduction in interest expense would be $12.1 million or $14 million, respectively.

      For an analysis of the sensitivity of pro forma earnings to potential reclassifications of this preliminary goodwill amount to tangible or intangible assets, please read our discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to fair value estimates” beginning on page F-17.

      (k) Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $500 million in borrowings to consummate the purchase of GulfTerra units from El Paso Corporation as described in Note (f). The pro forma increase in interest expense is $8.5 million for the year ended December 31, 2003 and is based on the weighted-average 1.7% variable interest rate Enterprise paid on borrowings under the Interim Term Loan and is paying on its existing revolving credit facilities. For an analysis of sensitivity of

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing options” on page F-18.

      (l) As a result of completing Step Two, Enterprise will incur an estimated $31.6 million of various transaction fees and costs. In accordance with purchase accounting rules, those costs considered direct costs of the acquisition are a component of the total purchase price. These costs include fees for legal, accounting, printing, financial advisory and other services rendered by third-parties to Enterprise over the course of the transaction and anticipated involuntary severance costs. Our pro forma balance sheet assumes that this expenditure is made from cash on hand. The offset to this amount is recorded as a component of goodwill (see Note (j)).

      (m) Reflects the present value of a note receivable from El Paso Corporation received as part of the negotiated net consideration reached in Step Two. The agreements between Enterprise and El Paso Corporation provide that for a period of three years following the closing of the proposed merger, El Paso Corporation will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year. The $45 million note receivable related to the El Paso Corporation transition support payments has been discounted to fair value and recorded as a reduction in the purchase price for GulfTerra. Of the $40.3 million estimated present value, $17.2 million of this amount has been classified on the pro forma December 31, 2003 balance sheet as a current asset with the remainder recorded as a component of other assets. The offset to this amount is recorded as a reduction of goodwill (see Note (j)).

      Our pro forma statement of consolidated operations reflects $0.8 million of imputed interest income that would have been recognized from this note during 2003 using the effective interest method.

      (n) Reflects the pro forma elimination of material revenues and expenses between Enterprise and GulfTerra as appropriate in consolidation.

      (o) Reflects pro forma classification adjustments necessary to conform GulfTerra’s historical condensed financial statements with Enterprise’s method of presentation. The reclassifications were as follows:

•	GulfTerra’s general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation.

•	GulfTerra’s operating income increased as a result of reclassifying its $11.4 million in equity earnings from unconsolidated affiliates to a separate component of operating income to conform with Enterprise’s presentation of such earnings. Enterprise’s equity investments with industry partners are a vital component of its business strategy. They are a means by which Enterprise conducts its operations to align its interests with those of its customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what Enterprise could accomplish on a stand-alone basis. Many of these equity investments perform supporting or complementary roles to Enterprise’s other business operations. Based on information provided to Enterprise by GulfTerra, GulfTerra’s relationship with its equity investees is the same.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

•	Enterprise grouped the income allocations to GulfTerra’s Series B unitholders, common unitholders and Series C unitholders under one category termed “Limited Partners” to conform to the Enterprise format.

      GulfTerra’s balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to GulfTerra’s historical balance sheet was to conform the terminology and order of items between the two similar formats.

Step Three Adjustments of Proposed Merger:

      (p) Immediately after Step Two is completed, Enterprise will purchase the South Texas midstream assets from El Paso Corporation for $150 million plus the value of then outstanding inventory. For purposes of pro forma presentation, we have assumed that this purchase will be initially financed using a short-term, variable-rate acquisition term loan, which Enterprise plans to refinance using long-term debt and proceeds from equity offerings after the proposed merger is completed. This pro forma balance sheet adjustment reflects Enterprise’s receipt of $165 million in cash from borrowings and subsequent use of these funds to purchase the South Texas midstream assets from El Paso Corporation.

      (q) Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $165 million in borrowings to consummate the purchase of the South Texas midstream assets from El Paso Corporation as described in Note (p). The pro forma increase in interest expense is $2.8 million for the year ended December 31, 2003 and is based on the weighted-average 1.7% variable interest rate Enterprise is currently paying on borrowings under the Interim Term Loan and its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing options” on page F-18.

      (r) Enterprise’s purchase of the South Texas midstream assets will be recorded using purchase accounting. As a result, Enterprise will record the assets it acquires and any liabilities it may assume at fair value, which is preliminarily estimated at approximately $150 million plus $15.0 million assumed value of inventory. There may be amounts allocated to tangible assets or goodwill. Under the purchase and sale agreement with El Paso Corporation for the South Texas midstream assets, certain assets and liabilities of this business will be retained by El Paso Corporation. The pro forma balance sheet adjustments record the estimated fair value of assets acquired and liabilities assumed by Enterprise and remove those retained by El Paso Corporation. In addition, these pro forma adjustments reflect the elimination of stockholder’s equity in the South Texas midstream assets in consolidation with Enterprise’s accounts. The South Texas midstream assets will be wholly-owned by Enterprise after Step Three is completed.

      (s) Reflects the pro forma elimination of material revenues and expenses between Enterprise, GulfTerra and the South Texas midstream assets as appropriate in consolidation.

      (t) Reflects the pro forma adjustment to depreciation expense for the South Texas midstream assets acquisition. For purposes of calculating pro forma depreciation expense, we applied the straight-line method using an estimated remaining useful life of these assets of 25 years to our preliminary new basis of approximately $150 million. After adjusting for historical depreciation recorded on these assets, pro forma depreciation expense decreased $6 million for the year ended December 31, 2003.

      (u) In accordance with the purchase and sale agreement between Enterprise and El Paso Corporation for the South Texas midstream assets, El Paso Corporation will retain all working capital items of the South Texas midstream assets except for inventory. As a result, our pro forma adjustments remove

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

$184.2 million of current assets and $193.9 million of current liabilities, with a $9.7 million offset to owner’s net investment. In addition, the purchase and sale agreement states that El Paso Corporation will retain a number of NGL marketing-related contracts. Enterprise’s pro forma statement of operations includes adjustments to remove $431.9 million of revenues and $427.2 million of operating costs and expenses associated with these retained contracts.

      (v) Reflects pro forma classification adjustments necessary to conform the South Texas midstream assets’ historical combined financial statements with Enterprise’s method of presentation. First, the South Texas midstream assets’ general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation. Second, the South Texas midstream assets’ balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to the South Texas midstream assets’ historical combined balance sheet was to conform the terminology and order of items between the two similar formats.

Other Adjustments:

      (w) Reflects the sale of 15,000,000 Enterprise common units at an offering price of $21.00 per unit on April 29, 2004, which closed on May 5, 2004 (the “May 2004” offering). Total net proceeds from this sale were $307 million after deducting applicable underwriting discounts, commissions and offering expenses of $14.3 million. Included in the total net proceeds of $307 million is a net capital contribution made by the general partner of Enterprise of $6 million to maintain its 2% general partner interest in Enterprise, after deducting the general partner’s share of the underwriting discounts, commissions and offering expenses. The net proceeds from this equity offering, including Enterprise’s general partner’s net capital contribution, were used to repay Enterprise’s $225 million Interim Term Loan and to temporarily reduce borrowings under Enterprise’s 364-day and multi-year revolving credit facilities by $82 million.

      As a result of this use of proceeds, pro forma interest expense decreased by $5.2 million for the year ended December 31, 2003. However, Enterprise’s pro forma adjustment also removes $1.0 million of prepaid debt issuance costs attributable to the Interim Term Loan, which is recorded as an increase in interest expense and a decrease in other current assets. Taking into account these two offsets, pro forma interest expense decreased a net $4.2 million for the year ended December 31, 2003. The removal of the debt issuance costs is due to repayment of the Interim Term Loan.

      For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

PRO FORMA SENSITIVITY ANALYSIS

      Sensitivity to variable interest rates. Certain of the pro forma adjustments to interest expense are based on Enterprise’s current weighted-average variable interest rates. The table below shows the sensitivity of these pro forma adjustments to interest expense to a 1/8% increase in the variable interest rates used to derive the pro forma adjustments for the year ended December 31, 2003 (dollars in millions):

	Pro Forma		Hypothetical
	(Increase)/Decrease	Pro Forma	(Increase)/Decrease
	in Interest Expense	Adjustment	in Pro Forma
	Attributable to	if Variable	Interest Expense
	Variable	Interest Rates	Due to Higher
	Interest Rates	Are 1/8% Higher	Interest Rates

Pro Forma Note	(A)	(B)	(B-A)

Note (c)	$(6.9)	$(7.4)	$(0.5)
Note (k)	(8.5)	(9.1)	(0.6)
Note (q)	(2.8)	(3.0)	(0.2)
Note (w)	5.2	5.6	0.4

Totals	$(13.0)	$(13.9)	$(0.9)

      Sensitivity to fair value estimates. Certain of the pro forma adjustments incorporate our preliminary estimates of the fair value of investments or businesses that we are acquiring. Early indications are that the excess of our purchase price over the preliminary fair values (“excess cost”) may be assigned to non-amortizable other intangible assets or goodwill as opposed to depreciable fixed assets or amortizable intangible assets. Upon completion of the proposed merger or shortly thereafter, Enterprise will obtain a third-party valuation of GulfTerra’s assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill. To the extent that any amount is assigned to a tangible or amortizable intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected benefit period of the asset. To the extent that any amount remains as goodwill, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and if necessary, written down to a lower fair value should circumstances warrant.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the $2.6 billion of goodwill identified in Note (j) were ultimately assigned to fixed or amortizable intangible assets. For purposes of calculating this sensitivity, we have applied the straight-line method of cost allocation (i.e., depreciation or amortization) over an estimated useful life of 20 years to various fair values. The decrease in basic earnings per unit is predicated on the $0.75 basic earnings per unit determined using the $275.5 million final adjusted pro forma net income amount after Step Three of the proposed merger and this proposed equity offering. The resulting pro forma adjustments for the year ended December 31, 2003 are as follows (dollars in millions, unless indicated otherwise):

	Decrease in
	Income from	Decrease in
Amount Allocated to Tangible or Intangible Assets Out of Goodwill Preliminarily	Continuing	Basic Earnings
Assigned in Note (j)	Operations	Per Unit

$521.8 million or 20% of preliminary goodwill	$26.1	$0.08
$1.0 billion or 40% of preliminary goodwill	52.2	0.16
$1.5 billion or 60% of preliminary goodwill	78.3	0.24
$2.0 billion or 80% of preliminary goodwill	104.4	0.32
$2.5 billion or 100% of preliminary goodwill	130.5	0.40

      Sensitivity to long-term financing options. In connection with Step Two and Step Three of the proposed merger, Enterprise plans to initially finance the $665 million in total cash consideration paid to El Paso through acquisition term loans (i.e., using “bridge” financing). Enterprise plans to refinance these acquisition term loans using a mix of debt and equity offerings in the future. The table below shows the sensitivity of the pro forma adjustments to interest expense for the $500 million borrowed in Step Two (Note k)) and the $165 million borrowed in Step Three (Note (q)) to different long-term financing assumptions.

					Adjusted Annual
					Pro Forma
				Cumulative	Interest Expense
		Long-Term		Annual	Assuming	Increase/
	Amounts	Financing		Pro Forma	Long-Term	(Decrease) in
	Borrowed Under	Assumptions		Interest Expense	Financing	Annual
Long-Term	Acquisition			Presented in	Arrangements	Pro Forma
Debt to Equity Mix	Term Loans	Debt	Equity	Statement	Completed	Interest Expense

	(Notes (k), (q))			(Notes (k), (q))
40% debt to 60% equity	$665.0	$266.0	$399.0	$11.3	$16.0	$4.7
45% debt to 55% equity	665.0	299.3	365.7	11.3	18.0	6.7
50% debt to 50% equity	665.0	332.5	332.5	11.3	20.0	8.7
55% debt to 50% equity	665.0	365.8	299.2	11.3	21.9	10.6
60% debt to 40% equity	665.0	399.0	266.0	11.3	23.9	12.6

(1)	For pro forma presentation purposes, we estimated a long-term interest rate of approximately 6.0%, based on 10-year notes assumed issued during the third quarter of 2004.

MERGER AGREEMENT

By and Among

ENTERPRISE PRODUCTS PARTNERS L.P.

ENTERPRISE PRODUCTS GP, LLC
ENTERPRISE PRODUCTS MANAGEMENT LLC

and

GULFTERRA ENERGY PARTNERS, L.P.

GULFTERRA ENERGY COMPANY, L.L.C.

December 15, 2003

A-i

A-ii

A-iii

EXHIBITS

Exhibit 2.1(b)	Form of Certificate of Merger
Exhibit 2.1(b)(ii)	Form of Assumption Agreement
Exhibit 5.6	Form of Affiliates Letter
Exhibit 6.2(c)(i)	Form of Akin Gump Strauss Hauer & Feld LLP Non-Contravention Opinion
Exhibit 6.2(c)(ii)	Form of Andrews Kurth LLP Non-Contravention Opinion
Exhibit 6.3(d)	Form of Vinson & Elkins L.L.P. Non-Contravention Opinion

A-iv

MERGER AGREEMENT

      THIS MERGER AGREEMENT (this “Agreement”) dated as of December 15, 2003 (the “Execution Date”), is entered into by and among GulfTerra Energy Partners, L.P., a Delaware limited partnership (“GulfTerra MLP”), GulfTerra Energy Company, L.L.C., a Delaware limited liability company (“GulfTerra GP”), Enterprise Products Partners, L.P., a Delaware limited partnership (“Enterprise MLP”), Enterprise Products GP, LLC, a Delaware limited liability company (“Enterprise GP”), and Enterprise Products Management LLC, a Delaware limited liability company (“Enterprise Merger Sub”).

WITNESSETH:

      WHEREAS, GulfTerra MLP and Enterprise MLP desire to combine their businesses on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      SECTION 1.1     Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Certificates” has the meaning set forth in Section 2.1(f).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated April 4, 2002 between Enterprise Products Company, Enterprise MLP, El Paso Parent and GulfTerra MLP.

“Continuing Employees” has the meaning set forth in Section 7.1.

“Damages” means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys’ fees and expenses, incurred by the party seeking indemnification under this Agreement.

“Delaware Courts” has the meaning set forth in Section 9.2.

“Designated Severance Plans” has the meaning set forth in Section 3.15.

“D&O Insurance” has the meaning set forth in Section 5.21.

“Effective Time” has the meaning set forth in Section 2.1(b).

“El Paso Field Services Entities” means El Paso Field Operations Company, El Paso Field Services Holding Company, CFS Louisiana Midstream Company, El Paso Dauphin Island Company, LLC, and El Paso Gas Gathering & Processing Company.

“El Paso GP Holdco” means GulfTerra GP Holding Company, a Delaware corporation.

“El Paso Parent” means El Paso Corporation, a Delaware corporation.

“El Paso Parent Consent Decree” means the Decision and Order of the Federal Trade Commission, Docket No. C-3996, issued to El Paso Parent on March 19, 2001.

“El Paso Parent Consent Decree Assets” means the assets owned by any of the Enterprise Partnership Group Entities that were purchased pursuant to the El Paso Parent Consent Decree.

“El Paso Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by El Paso Parent or any subsidiary of El Paso Parent.

“El Paso Sub 1” means Sabine River Investors I, L.L.C., a Delaware limited liability company.

“El Paso Sub 2” means Sabine River Investors II, L.L.C., a Delaware limited liability company.

“El Paso Sub 3” means El Paso EPN Investments, L.L.C., a Delaware limited liability company.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Enterprise Audit and Conflicts Committee” means the Audit and Conflicts Committee of the Board of Directors of Enterprise GP.

“Enterprise Class B Units” means the Class B Special Units of Enterprise MLP more fully described in the letter dated December 1, 2003 from Vinson & Elkins L.L.P. to Ms. Pat Turek, New York Stock Exchange, Inc., Re: Enterprise MLP (NYSE EPD), a copy of which has been provided to GulfTerra MLP.

“Enterprise Common Units” means the Common Units of Enterprise MLP issued pursuant to the Enterprise Partnership Agreement.

“Enterprise Disclosure Letter” means the disclosure letter for this Agreement and the Parent Company Agreement dated the Execution Date and delivered by Enterprise MLP to GulfTerra MLP.

“Enterprise Easements” has the meaning set forth in Section 4.13(c).

“Enterprise Environmental Permits” has the meaning set forth in Section 4.9.

“Enterprise GP” has the meaning set forth in the Preamble.

“Enterprise GP Financial Statements” has the meaning set forth in Section 4.5(c).

“Enterprise GP September 30, 2003 Balance Sheet” means the unaudited balance sheet of Enterprise GP as of September 30, 2003 included as part of the Enterprise GP Financial Statements.

“Enterprise Intellectual Property Rights” has the meaning set forth in Section 4.12(a).

“Enterprise Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the Enterprise Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be, material and adverse to the Enterprise Partnership Group Entities

(taken as a whole) or materially and adversely affects the ability of the Enterprise Parties to consummate the Merger Transactions; provided, however, that an Enterprise Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any Enterprise Partnership Group Entity (or any Enterprise Partially Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of Enterprise MLP’s publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute an Enterprise Material Adverse Effect), (b) the general state of the industries in which the Enterprise Partnership Group Entities and the Enterprise Partially Owned Entities operate, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the Enterprise Partnership Group Entities and the Enterprise Partially Owned Entities, or (d) the announcement or proposed consummation of this Agreement and the Merger Transactions.

“Enterprise Merger Sub” has the meaning set forth in the Preamble.

“Enterprise MLP” has the meaning set forth in the Preamble.

“Enterprise MLP Requisite Vote” has the meaning set forth in Section 8.3(b).

“Enterprise MLP September 30, 2003 Balance Sheet” means the unaudited balance sheet of Enterprise MLP as of September 30, 2003 included as part of the Enterprise SEC Reports.

“Enterprise OLP” means Enterprise Products Operating L.P., a Delaware limited partnership.

“Enterprise Parent 1” means EPC Partners II, Inc., a Delaware corporation.

“Enterprise Parent 2” means Dan Duncan LLC, a Texas limited liability company.

“Enterprise Partially Owned Entities” means the Partially Owned Entities of the Enterprise Partnership Group Entities.

“Enterprise Parties” means Enterprise MLP and Enterprise GP.

“Enterprise Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of Enterprise Products Partners L.P. dated as of May 15, 2002, as amended by that certain Amendment No. 1 dated as of August 7, 2002, that certain Amendment No. 2 dated as of December 17, 2002, and that certain Reorganization Agreement dated December 10, 2003, and as amended from time to time after the Execution Date in accordance with this Agreement.

“Enterprise Partnership Group Entities” means Enterprise GP, Enterprise MLP and the subsidiaries of Enterprise MLP.

“Enterprise Permits” has the meaning set forth in Section 4.7(b).

“Enterprise Pipeline Assets” has the meaning set forth in Section 4.13(b).

“Enterprise Plan” has the meaning set forth in Section 4.15(a).

“Enterprise Proxy” means that certain Voting Agreement and Proxy dated as of the Execution Date among GulfTerra Energy Partners, L.P., Enterprise Products Delaware Holdings L.P., Duncan Family 2000 Trust, Duncan Family 1998 Trust and Dan L. Duncan.

“Enterprise Reaffirmation” has the meaning set forth in Section 8.5(a).

“Enterprise Related Employees” means employees of Enterprise Products Company, a Texas corporation, or any other affiliate of Enterprise Parent 1 or Enterprise Parent 2 that work for the benefit of the Enterprise Partnership Group Entities.

“Enterprise SEC Reports” has the meaning set forth in Section 4.5(a).

“Enterprise Unitholders’ Meeting” has the meaning set forth in Section 5.5.

“Enterprise Withdrawal” means the withdrawal or qualification by Enterprise GP’s Board of Directors of its recommendation of the transactions contemplated by this Agreement, in response to a Superior Transaction.

“Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, and legally enforceable directives of and agreements between a person that is subject to the applicable representation and any Governmental Entity and rules of common law pertaining to protection of human health (to the extent arising from exposure to Hazardous Substances) or the environment (including any generation, use, storage, treatment, or Release of Hazardous Substances into the environment) including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., as each has been amended from time to time, and all other environmental conservation and protection laws.

“EPCO Agreement” means that certain EPCO Agreement dated July 31, 1998 among Enterprise Products Company, Enterprise GP, Enterprise MLP and Enterprise OLP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.1(e).

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement dated as of October 2, 2003 among GulfTerra GP, GulfTerra MLP and Goldman.

“Exchange Fund” has the meaning set forth in Section 2.1(e).

“Exchange Ratio” means the ratio of Enterprise Common Units per GulfTerra Common Unit described in Section 2.1(b)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Existing GulfTerra Indebtedness” means the indebtedness of GulfTerra MLP consisting of its 10 3/8% Senior Subordinated Notes due 2009, its 8 1/2% Senior Subordinated Notes due 2010, its 6 1/4% Senior Notes due 2010, its 8 1/2% Senior Subordinated Notes due 2011 and its 10 5/8% Senior Subordinated Notes due 2012, in each case as issued and outstanding on the Execution Date.

“Fractional Unit Payment” has the meaning set forth in Section 2.1(c).

“GAAP” has the meaning set forth in Section 1.2.

“Goldman” means Goldman Sachs &Co., a New York limited partnership.

“governing documents” means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person.

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-

governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

“GulfTerra Common Units” means the Series A Common Units issued pursuant to the GulfTerra Partnership Agreement.

“GulfTerra Conflicts and Audit Committee” means the Conflicts and Audit Committee of the Board of Directors of GulfTerra GP.

“GulfTerra Disclosure Letter” means the disclosure letter for this Agreement and the Parent Company Agreement dated the Execution Date and delivered by GulfTerra MLP to Enterprise MLP.

“GulfTerra D&O Indemnified Parties” has the meaning set forth in Section 5.21.

“GulfTerra Easements” has the meaning set forth in Section 3.13(c).

“GulfTerra Environmental Permits” has the meaning set forth in Section 3.9.

“GulfTerra GP” has the meaning set forth in the Preamble.

“GulfTerra GP Financial Statements” has the meaning set forth in Section 3.5(c).

“GulfTerra GP September 30, 2003 Balance Sheet” means the unaudited balance sheet of GulfTerra GP as of September 30, 2003 included as part of the GulfTerra GP Financial Statements.

“GulfTerra Intellectual Property Rights” has the meaning set forth in Section 3.12(a).

“GulfTerra Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the GulfTerra Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be, material and adverse to the GulfTerra Partnership Group Entities (taken as a whole) or materially and adversely affects the ability of the GulfTerra Parties to consummate the Merger Transactions; provided, however, that a GulfTerra Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any GulfTerra Partnership Group Entity (or any GulfTerra Partially Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of GulfTerra MLP’s publicly traded securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a GulfTerra Material Adverse Effect), (b) the general state of the industries in which the GulfTerra Partnership Group Entities and the GulfTerra Partially Owned Entities operate, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the GulfTerra Partnership Group Entities and the GulfTerra Partially Owned Entities, or (d) the announcement or proposed consummation of this Agreement and the Merger Transactions.

“GulfTerra MLP” has the meaning set forth in the Preamble.

“GulfTerra MLP Requisite Vote” has the meaning set forth in Section 8.3(c).

“GulfTerra MLP September 30, 2003 Balance Sheet” means the unaudited condensed consolidated balance sheet of GulfTerra MLP as of September 30, 2003 included as part of the GulfTerra SEC Reports.

“GulfTerra Partially Owned Entities” means Partially Owned Entities of the GulfTerra Partnership Group Entities.

“GulfTerra Parties” means GulfTerra MLP and GulfTerra GP.

“GulfTerra Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of GulfTerra MLP dated as of February 19, 1993, amended and restated effective as of August 31, 2000, as further amended by amendments dated November 27, 2002, May 5, 2003, May 16, 2003, July 23, 2003 and August 21, 2003, and as amended from time to time after the Execution Date in accordance with this Agreement.

“GulfTerra Partnership Group Entities” means GulfTerra GP, GulfTerra MLP and the subsidiaries of GulfTerra MLP.

“GulfTerra Permits” has the meaning set forth in Section 3.7(b).

“GulfTerra Pipeline Assets” has the meaning set forth in Section 3.13(b).

“GulfTerra Plan” has the meaning set forth in Section 7.3.

“GulfTerra Proxy” means that certain Voting Agreement and Irrevocable Proxy dated as of the Execution Date among Enterprise MLP, El Paso Parent, El Paso Sub 1, El Paso Sub 2 and El Paso Sub 3.

“GulfTerra Purchased Units” means the GulfTerra Common Units and GulfTerra Series C Units to be purchased by Enterprise Products GTM, LLC pursuant to the Parent Company Agreement.

“GulfTerra Reaffirmation” has the meaning set forth in Section 8.5(b).

“GulfTerra Related Employees” means employees of El Paso Parent or an affiliate of El Paso Parent that work primarily for the benefit of the GulfTerra Partnership Group Entities.

“GulfTerra SEC Reports” has the meaning set forth in Section 3.5(a).

“GulfTerra Series C Units” means the GulfTerra MLP securities issued as “Series C Units” pursuant to the GulfTerra Partnership Agreement.

“GulfTerra Series F Units” means those certain Series F Convertible Units of GulfTerra MLP, more fully described in the Statement of Rights, Privileges and Limitations of Series F Convertible Units of GulfTerra MLP dated May 16, 2003.

“GulfTerra Unitholders’ Meeting” has the meaning set forth in Section 5.4.

“GulfTerra Units” means the GulfTerra Common Units, the GulfTerra Series C Units and the GulfTerra Series F Units.

“GulfTerra Withdrawal” means the withdrawal or qualification by GulfTerra GP’s Board of Directors of its recommendation of the transactions contemplated by this Agreement.

“Hazardous Substances” means any (a) chemical, product, substance, waste, material, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof.

“holders” means, when used with reference to the GulfTerra Common Units, the GulfTerra Series C Units, the GulfTerra Series F Units, the Enterprise Class B Units and the Enterprise Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of GulfTerra MLP or Enterprise MLP, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Joint Proxy Statement/ Prospectus” has the meaning set forth in Section 5.3.

“knowledge” means (a) with respect to the GulfTerra Parties, the actual knowledge of each person listed on Section 1.1(a) of the GulfTerra Disclosure Letter, and (b) with respect to the Enterprise Parties, the actual knowledge of the officers and directors of the Enterprise Parties.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority, but does not include Environmental Laws.

“Lehman Opinion” has the meaning set forth in Section 4.22.

“Letter of Transmittal” has the meaning set forth in Section 2.1(f).

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect” or be or not be “reasonably expected to have a Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Merger” means the merger of Enterprise Merger Sub with and into GulfTerra MLP, with GulfTerra MLP as the sole surviving entity.

“Merger Transactions” means the Merger and the other transactions contemplated by Section 2.1.

“Nonrecourse Liability” has the meaning set forth in the Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 9.1.

“NYSE” means the New York Stock Exchange.

“Open Enterprise Position” has the meaning set forth in Section 4.20.

“Open GulfTerra Position” has the meaning set forth in Section 3.20.

“Parent Company Agreement” means that certain Parent Company Agreement dated as of the Execution Date among El Paso Parent, El Paso Sub 1, El Paso Sub 2, El Paso Sub 3, El Paso GP Holdco, Enterprise GP, Enterprise MLP and Enterprise Products GTM, LLC.

“Partially Owned Entity” means, with respect to a specified person, any other person that is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns 30% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).

“Partnership Group” means the GulfTerra Partnership Group Entities, on one hand, and the Enterprise Partnership Group Entities, on the other hand. A reference to a Partnership Group is a reference to each of the members of such Partnership Group.

“Party Group” means the GulfTerra Parties, on one hand, and the Enterprise Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permitted Encumbrances” means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person’s property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Possible Alternative” has the meaning set forth in Section 5.8(a).

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Registration Statement” has the meaning set forth in Section 5.3.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representative” has the meaning set forth in Section 5.8(a).

“Required FS Divestiture” has the meaning set forth in Section 5.17.

“Required GulfTerra Divestiture” has the meaning set forth in Section 5.17.

“Required MLP Divestiture” has the meaning set forth in Section 5.17.

“Rule 145 Affiliates” has the meaning set forth in Section 5.6.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, with respect to the applicable person on any date of determination, that on such date (a) such applicable person’s property, at a fair valuation, exceeds the sum of such applicable person’s debts, (b) the present fair saleable value of the assets of such applicable person is not less than the amount that will be required to pay its debts as they become absolute and matured, (c) such applicable person does not intend to incur, or believes that such applicable person has not incurred, debts that would be beyond such applicable person’s ability to pay as such debts matured, and (d) such applicable person is not engaged in business or a transaction and does not intend to engage in business or a transaction, for which such applicable person’s property remaining after such transaction would constitute unreasonably small capital.

“subsidiary” means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

“Superior Transaction” has the meaning set forth in Section 5.8(b).

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tejas” has the meaning set forth in Section 5.24.

“UBS Opinion” has the meaning set forth in Section 3.22.

      SECTION 1.2     Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Disclosure Letters) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

MERGER

      SECTION 2.1     Closing of the Merger.

      (a) Closing Date. Subject to the satisfaction or waiver of the conditions to closing set forth in ARTICLE VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Houston, Texas 77002 on the 20th Business Day following the satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

      (b) Merger. At the Closing, the Merger shall occur by the filing of a certificate of merger with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit 2.1(b), executed in accordance with the relevant provisions of, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). As a result of the Merger, the separate existence of Enterprise Merger Sub shall cease, and GulfTerra MLP shall continue as the surviving limited partnership in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Enterprise MLP, GulfTerra MLP or any holder of GulfTerra Units, (i) each of the outstanding GulfTerra Common Units other than the GulfTerra Purchased Units shall be converted into the right to receive 1.81 Enterprise Common Units, (ii) Enterprise shall assume all of GulfTerra’s obligations under all unconverted Series F Convertible Units in accordance with the provisions of Section 3.3(e) of Annex A to the Third Amendment dated May 16, 2003 to the GulfTerra Partnership Agreement, as evidenced by Enterprise’s execution and delivery of the Assumption Agreement attached hereto as Exhibit 2.1(b)(ii) and all unconverted Series F Convertible Units shall be cancelled, (iii) GulfTerra GP shall continue to be the sole general partner of GulfTerra MLP, and (iv) the GulfTerra Purchased Units shall remain outstanding and become the sole limited partnership interest in GulfTerra MLP.

      (c) Fractional Units. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional Enterprise Common Units shall be issued, and such fractional unit interests will not entitle the owner thereof to vote or to any rights as a limited partner of Enterprise MLP and (ii) each registered holder of GulfTerra Common Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Enterprise Common Unit (after taking into account all Enterprise Common Units held by such holder at the Effective Time) shall receive, in lieu thereof, from Enterprise MLP in exchange for such fractional unit, an amount (a “Fractional Unit Payment”) in cash (payable in dollars, without interest) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of Enterprise Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the four trading day period ending on the third Business Day prior to the Closing Date.

      (d) Certain Adjustments. If between the date of the Agreement and the Effective Time, whether or not permitted pursuant to the terms hereof, the outstanding GulfTerra Common Units or Enterprise Common Units shall be changed into a different number of units or other securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction (other than any conversion of outstanding GulfTerra Series C Units or GulfTerra Series F Units into GulfTerra Common Units, or of Enterprise Class B Units into Enterprise Common Units, in each case in accordance with their terms), or any distribution payable in partnership securities shall be declared thereon with a record date within such period, the Exchange Ratio (and the number of Enterprise Common Units issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of GulfTerra Common Units the same economic effect as contemplated by this Agreement prior to such event.

      (e) Exchange Agent. Prior to the mailing of the Joint Proxy Statement/ Prospectus, Enterprise MLP shall appoint Mellon Investor Services LLC to act as exchange agent (the “Exchange Agent”) for the payment of the Enterprise Common Units and any Fractional Unit Payment. At or prior to the Closing Date, Enterprise MLP shall deposit with the Exchange Agent, for the benefit of the holders of the GulfTerra Units, an amount of cash equal to the estimated aggregate Fractional Unit Payment (the “Exchange Fund”) and Enterprise MLP shall authorize the Exchange Agent to exchange Enterprise Common Units in accordance with this Section 2.1. Enterprise MLP shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment required to be paid under this Agreement. Enterprise MLP shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any Enterprise Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of GulfTerra Common Units or to the Exchange Agent or (ii) the expiration of the period specified in Section 2.1(i), shall be returned to Enterprise MLP.

      (f) Exchange Procedures. Promptly after the Closing Date, Enterprise MLP shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of any outstanding certificate or certificates that immediately prior to the Effective Time represented GulfTerra Common Units (the “Certificates”), a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Enterprise MLP and GulfTerra GP may reasonably specify) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor. Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate shall be entitled to a certificate or certificates representing the number of full Enterprise Common Units into which the Certificates surrendered shall have been converted pursuant to this Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional Enterprise Common Unit otherwise issuable. The instructions for effecting the surrender of Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing Enterprise Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Enterprise MLP, signed exactly as the name or names of the registered holder or holders appeared on the books of GulfTerra MLP immediately prior to the Effective Time, together with a customary bond and such other documents as Enterprise MLP may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of GulfTerra MLP or its transfer agent of Certificates; and if such Certificates are presented to GulfTerra MLP or its transfer agent for transfer, they shall be canceled against delivery of the certificate or certificates for Enterprise Common Units and any Fractional Unit Payment as hereinabove provided. If any certificate for such Enterprise Common Units is to be issued to a person other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Enterprise MLP or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Enterprise Common Units in a name other than that of the registered holder of the Certificate(s) surrendered, or establish to the reasonable satisfaction of Enterprise MLP or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1(f), each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Enterprise Common Units and Fractional Unit Payment, if any, as contemplated by this Section 2.1. No interest will be paid or will accrue on any Fractional Unit Payment.

      (g) Distributions with Respect to Unexchanged Certificates. No dividends or other distributions with respect to Enterprise Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Enterprise Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Section 2.1. Subject to the effect of applicable Laws, there shall be paid to the holder of each Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole Enterprise Common Units issuable with respect to such Certificate that have a record date after the Effective Time and a payment date on or prior to the time of surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole Enterprise Common Units with a record date after the Effective Time and prior to such surrender and a payment date subsequent to such surrender.

      (h) No Further Ownership Rights in GulfTerra Units. All Enterprise Common Units issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.1 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the GulfTerra Common Units heretofore represented by such Certificates (including all rights to common units arrearages), subject, however, to Enterprise MLP’s obligation, with respect to GulfTerra Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time which may have been declared or made by GulfTerra MLP on such

GulfTerra Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Closing Date.

      (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Closing Date shall be delivered to Enterprise MLP, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2.1 shall thereafter look only to Enterprise MLP and only as general creditors thereof for payment of their claim for Enterprise Common Units, any Fractional Unit Payment and any distributions with respect to Enterprise Common Units to which such holders may be entitled.

      (j) No Liability. None of Enterprise MLP, GulfTerra MLP or the Exchange Agent shall be liable to any person in respect of any Enterprise Common Units (or distributions with respect thereto) or Fractional Unit Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to such date on which any Enterprise Common Units, any Fractional Unit Payment or any distributions with respect to Enterprise Common Units in respect of such Certificate would escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable Laws, become the property of Enterprise MLP, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 2.1(h).

      (k) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.6) of GulfTerra MLP shall not be exchanged until Enterprise MLP shall have received from such Rule 145 Affiliate the letter referred to in Section 5.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GULFTERRA PARTIES

      The GulfTerra Parties hereby represent and warrant, jointly and severally, to the Enterprise Parties that:

      SECTION 3.1     Organization and Standing.

      (a) Each of the GulfTerra Partnership Group Entities has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of a GulfTerra Partnership Group Entity to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have a GulfTerra Material Adverse Effect. Each of the GulfTerra Partnership Group Entities is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a GulfTerra Material Adverse Effect. GulfTerra GP was formed on May 2, 2003.

      (b) Section 3.1(b) of the GulfTerra Disclosure Letter sets forth, as of the Execution Date, a true and complete list of each of the GulfTerra Partnership Group Entities and GulfTerra Partially Owned Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each GulfTerra Partnership Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by such GulfTerra Partnership Group Entity in such person. Except as set forth in Section 3.1(b) of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities is subject to any obligation in excess of $10,000,000 to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any of their subsidiaries, Partially Owned Entities or other persons.

      (c) Each of the GulfTerra Parties has heretofore made available to Enterprise MLP complete and correct copies of its governing documents as well as the governing documents of each of the GulfTerra Partially Owned Entities and the GulfTerra Partnership Group Entities, in each case as amended as permitted by this Agreement.

      SECTION 3.2     Authority and No Conflicts.

      (a) Each of the GulfTerra Parties has all requisite partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to the approval of GulfTerra MLP’s unitholders as described in Section 5.4. The execution and delivery of this Agreement by the GulfTerra Parties and the consummation by the GulfTerra Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company or partnership action and no other limited liability company or partnership proceedings on the part of the GulfTerra Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval of GulfTerra MLP’s unitholders as described in Section 5.4. The affirmative vote of the holders of at least a majority of the outstanding GulfTerra Common Units and GulfTerra Series C Units, each voting separately as a class, approving the matters described in Section 5.4, is the only vote of the holders of any partnership interests in GulfTerra MLP necessary to approve this Agreement and the Merger Transactions.

      (b) This Agreement has been duly executed and delivered by each of the GulfTerra Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

      (c) As of the Execution Date, each of the Board of Directors of GulfTerra GP and the GulfTerra Audit and Conflicts Committee at a meeting duly called and held has determined by the unanimous approval of all directors voting (for GulfTerra GP and on behalf of GulfTerra MLP) that this Agreement and the Merger Transactions are fair to, and in the best interests of, the holders of the GulfTerra Common Units and GulfTerra Series C Units and has recommended the Merger Transactions, specifically the items listed in Section 5.4 to be approved at the GulfTerra Unitholders’ Meeting, for approval by the requisite vote of the holders of GulfTerra Common Units and GulfTerra Series C Units, and those recommendations have not been withdrawn, reversed or modified in any material respect.

      (d) Neither the execution and delivery of this Agreement by any of the GulfTerra Parties nor the performance by any of them of their obligations hereunder and the completion of the transactions contemplated by this Agreement, will:

(i) conflict with, or violate any provision of, the governing documents of the GulfTerra Parties or the GulfTerra Partnership Group Entities;

(ii) other than (A) satisfying applicable requirements of the El Paso Parent Consent Decree and the HSR Act, (B) the filing of a certificate of merger with respect to the Merger as required by the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, filings with the SEC under the Securities Act and the Exchange Act, applicable filings with the NYSE and any filings required or approvals necessary pursuant to any state securities or “blue sky” laws and (C) obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect, violate or breach any Laws or Environmental Laws applicable to any of the GulfTerra Partnership Group Entities;

(iii) except as set forth on Section 3.2(d)(iii) of the GulfTerra Disclosure Letter and other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the GulfTerra Partnership Group Entities is a party or by which any of the GulfTerra Partnership Group Entities or their property is bound or subject; or

(iv) other than pursuant to the HSR Act and except as could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the GulfTerra Partnership Group Entities, or restrict, hinder, impair or limit the ability of any of the GulfTerra Partnership Group Entities to carry on their businesses as and where they are now being carried on.

      SECTION 3.3     No Defaults. None of the GulfTerra Partnership Group Entities is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (a) their respective governing documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the GulfTerra Partnership Group Entities is a party or by which any of the GulfTerra Partnership Group Entities or any of their property is bound or subject, except, in the case of clause (b), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a GulfTerra Material Adverse Effect.

      SECTION 3.4     Capitalization.

      (a) GulfTerra GP is the sole general partner of GulfTerra MLP. GulfTerra GP is the sole record and beneficial owner of the general partner interest in GulfTerra MLP, and such general partner interest has been duly authorized and validly issued in accordance with the GulfTerra Partnership Agreement. Except for any Encumbrances arising under the governing documents of any GulfTerra Party, applicable securities Laws, the Exchange and Registration Rights Agreement or this Agreement, GulfTerra GP owns such general partner interest free and clear of any Encumbrances.

      (b) As of the Execution Date, GulfTerra MLP has no limited partner interests issued and outstanding other than the following:

(i) 58,361,149 GulfTerra Common Units issued and outstanding, including:

(A) 8,262,902 GulfTerra Common Units issued to El Paso Sub 1, and with respect to which El Paso Sub 1 is the sole holder of record;

(B) 2,821,343 GulfTerra Common Units issued to El Paso Sub 2, and with respect to which El Paso Sub 2 is the sole holder of record; and

(C) 3,000,000 GulfTerra Common Units issued to Goldman, and with respect to which Goldman is the sole holder of record;

(ii) outstanding options to purchase 1,159,500 GulfTerra Common Units at the exercise prices and with the vesting schedules set forth on Section 3.4(b) of the GulfTerra Disclosure Letter;

(iii) outstanding awards for the issuance of 37,292 restricted GulfTerra Common Units having the vesting schedules set forth on Section 3.4(b) of the GulfTerra Disclosure Letter;

(iv) 10,937,500 GulfTerra Series C Units issued to El Paso Sub 3, and with respect to which El Paso Sub 3 is the sole holder of record;

(v) 80 GulfTerra Series F Units (consisting of 80 Series F1 Convertible Units and 80 Series F2 Convertible Units) issued to Fletcher International, Inc., and with respect to which Fletcher International, Inc. is the sole holder of record; and

(vi) Goldman’s right to acquire GulfTerra Common Units from GulfTerra MLP under the Exchange and Registration Rights Agreement, which rights are being waived pursuant to the Goldman Agreement.

      Each of such GulfTerra Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the GulfTerra Partnership Agreement, and are fully paid (to the extent required under the GulfTerra Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). Such GulfTerra Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on GulfTerra MLP. All of the outstanding equity interests of the subsidiaries of GulfTerra MLP and the Partially Owned Entities which are held, directly or indirectly, by GulfTerra MLP, have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable (except (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights; and all such shares and other equity interests are owned, directly or indirectly, by GulfTerra MLP, free and clear of all Encumbrances, except for applicable securities Laws, restrictions on transfers contained in governing documents and as set forth on Section 3.4(b) of the GulfTerra Disclosure Letter.

      (c) Except as described in Section 3.4(b) and Section 3.4(c) of the GulfTerra Disclosure Letter: (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the GulfTerra Partnership Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the GulfTerra Partnership Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the GulfTerra Partnership Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the GulfTerra Partnership Group Entities or any other person, and none of the GulfTerra Partnership Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the GulfTerra Partnership Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the GulfTerra Partnership Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the GulfTerra Common Units on any matter; and (v) except as described in the GulfTerra Partnership Agreement, there are no unitholder agreements, proxies (other than the GulfTerra Proxy), voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the GulfTerra Partnership Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the GulfTerra Partnership Group Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of GulfTerra Common Units (other than the GulfTerra Parties) may have imposed upon such GulfTerra Common Units).

      SECTION 3.5     Reports; Financial Statements.

      (a) Since January 1, 2000, GulfTerra MLP has filed all forms, reports, schedules, statements and other documents required by Law to be filed with or furnished to the SEC by any of the GulfTerra Partnership Group Entities under the Exchange Act or the Securities Act (collectively, together with all other documents filed by GulfTerra MLP with the SEC since January 1, 2000, the “GulfTerra SEC Reports”), except in each case where the failure to file any such forms, reports, schedules, statements or other documents could not reasonably be expected to have a GulfTerra Material Adverse Effect. The GulfTerra SEC Reports at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y)

complied in all material respects with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules and regulations thereunder). Other than filings in connection with Rule 144A offerings with respect to wholly-owned subsidiaries of GulfTerra MLP, no subsidiary of GulfTerra MLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

      (b) GulfTerra MLP has heretofore furnished to Enterprise MLP complete and correct copies of (i) all contracts, agreements, documents and other instruments not yet filed by GulfTerra MLP with the SEC but that are currently in effect and that any of the GulfTerra Partnership Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date and (ii) all amendments and modifications that have not been filed by GulfTerra MLP with the SEC but are currently in effect to all agreements, documents and other instruments that have been filed by any of the GulfTerra Partnership Group Entities with the SEC since January 1, 2000.

      (c) Attached as Section 3.5(c) of the GulfTerra Disclosure Letter are copies of the unaudited financial statements as of September 30, 2003 of GulfTerra GP (the “GulfTerra GP Financial Statements”). The consolidated financial statements (including, in each case, any related notes thereto) of GulfTerra MLP contained in any GulfTerra SEC Reports and the GulfTerra GP Financial Statements (i) have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosures required by GAAP), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial positions, results of operations, cash flows, partners’ capital and comprehensive income and changes in accumulated other comprehensive income, as applicable, of the applicable GulfTerra Partnership Group Entities as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material. Except as disclosed on the GulfTerra MLP September 30, 2003 Balance Sheet or the GulfTerra GP September 30, 2003 Balance Sheet, none of the GulfTerra Partnership Group Entities has any indebtedness or liability, absolute or contingent, other than (i) liabilities as of September 30, 2003 that are not required by GAAP to be included in the GulfTerra MLP September 30, 2003 Balance Sheet or the GulfTerra GP September 30, 2003 Balance Sheet, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice since September 30, 2003 (iii) liabilities disclosed in any GulfTerra SEC Reports filed since September 30, 2003 or (iv) liabilities incurred or accrued as permitted under Section 5.1(b).

      SECTION 3.6     Absence of Certain Changes or Events.

      (a) Except as set forth on Section 3.6 of the GulfTerra Disclosure Letter or as disclosed in any GulfTerra SEC Report filed before the Execution Date, between September 30, 2003 and the Execution Date, the business of the GulfTerra Partnership Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the GulfTerra Partnership Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.

      (b) Since September 30, 2003, except as disclosed in Section 3.6(b) of the GulfTerra Disclosure Letter or in any GulfTerra SEC Report filed before the Execution Date, there have not been any events or conditions that have had and continue to have, or could reasonably be expected to have, a GulfTerra Material Adverse Effect.

      SECTION 3.7     Compliance with Laws; Permits.

      (a) The GulfTerra Partnership Group Entities are in compliance, and at all times since January 1, 2001 have complied, with all applicable Laws other than non-compliance which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

      (b) The GulfTerra Partnership Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “GulfTerra Permits”), except as disclosed in Section 3.7(b) of the GulfTerra Disclosure Letter, in the GulfTerra SEC Reports or where the failure to be in possession of such GulfTerra Permits could not, individually or in the aggregate, be reasonably expected to have a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities is in conflict with, or in default or violation of any of the GulfTerra Permits, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

      SECTION 3.8     Litigation. Except as disclosed in Section 3.8 of the GulfTerra Disclosure Letter, in the GulfTerra SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect, (a) there are no claims, actions, proceedings (public or private), investigations or reviews pending or, to the knowledge of the GulfTerra Parties, threatened against any of the GulfTerra Partnership Group Entities by or before any Governmental Entity, and (b) the GulfTerra Parties have no knowledge of any facts that such persons reasonably believe are likely to give rise to any such claim, action, proceeding, investigation or review. Other than the El Paso Parent Consent Decree, none of the GulfTerra Partnership Group Entities, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

      SECTION 3.9     Environmental Matters. Except as disclosed in the GulfTerra SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect: (a) the GulfTerra Partnership Group Entities and their respective businesses, operations, and properties have been and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the GulfTerra Partnership Group Entities under Environmental Laws (“GulfTerra Environmental Permits”); (b) the GulfTerra Partnership Group Entities have obtained or filed for all GulfTerra Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such GulfTerra Environmental Permits are currently in full force and effect; (c) the GulfTerra Partnership Group Entities and their respective businesses, operations, and properties are not subject to any pending or, to the GulfTerra Parties’ knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases or, to the GulfTerra Parties’ knowledge, threatened Releases of Hazardous Substances on, under or from the properties of the GulfTerra Partnership Group Entities; (e) none of the GulfTerra Partnership Group Entities have, to the knowledge of the GulfTerra Parties, received any written notice asserting an alleged liability or obligation under any Environmental Laws against the GulfTerra Partnership Group Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the GulfTerra Partnership Group Entities; (f) to the knowledge of the GulfTerra Parties, there has been no exposure of any person or property to Hazardous Substances in connection with the GulfTerra Partnership Group Entities’ businesses, operations, or properties that could reasonably be expected to lead to tort claims by third parties for damages or compensation; and (g) the GulfTerra Partnership Group Entities have made available to the Enterprise Parties complete and correct information regarding compliance matters relating to Environmental Laws in the possession of the GulfTerra Partnership Group Entities and relating to their respective businesses, operations, or properties.

      SECTION 3.10     Contracts. Except for contracts filed as exhibits to the GulfTerra SEC Reports, Section 3.10 of the GulfTerra Disclosure Letter lists as of the Execution Date all written or, to the knowledge of the GulfTerra Parties, oral contracts, agreements, guarantees, leases and executory commitments other than GulfTerra Plans to which any of the GulfTerra Partnership Group Entities are a party or by which their assets are bound and which fall within any of the following categories: (a) contracts not entered into in the ordinary course of the GulfTerra Partnership Group Entities’ business other than those that are not material to the business of the GulfTerra Partnership Group Entities, (b) contracts which after the Effective Time would have the effect of limiting the freedom of any of the Enterprise Partnership Group Entities (other than the GulfTerra Partnership Group Entities) to compete in any line of business in any geographic area, (c) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000, (d) contracts with any labor union or organization, (e) except as reflected in the financial statements included in the GulfTerra SEC Reports, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the GulfTerra Partnership Group Entities, (f) contracts containing provisions triggered by change of control of any of the GulfTerra Partnership Group Entities or other similar provisions, (g) contracts in favor of directors or officers that provide rights to indemnification, and (h) contracts between one or more GulfTerra Partnership Group Entities and El Paso Parent or one or more affiliates of El Paso Parent (other than the GulfTerra Partnership Group Entities). All such contracts (including those filed as exhibits to the GulfTerra SEC Reports) and all other contracts that are individually material to the business or operations of the GulfTerra Partnership Group Entities taken as a whole are valid and binding obligations of the GulfTerra Partnership Group Entities that are parties thereto and, to the knowledge of the GulfTerra Parties, the valid and binding obligation of each other party thereto, except such contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect. True and complete copies of all such contracts have been delivered or have been made available by GulfTerra MLP to Enterprise MLP. No GulfTerra Partnership Group Entity is in breach of or in default under any such contract except for such breaches and defaults that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

      SECTION 3.11     Restrictions on Business Activities. Except as set forth on Section 3.11 of the GulfTerra Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon any of the GulfTerra Partnership Group Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the GulfTerra Partnership Group Entities, any acquisition of property by any of the GulfTerra Partnership Group Entities, the purchase of goods or services from any party, or the conduct of business by any of the GulfTerra Partnership Group Entities as currently conducted other than such agreements, judgments, injunctions, orders or decrees which could not, individually or in the aggregate, reasonably be expected to have a GulfTerra Material Adverse Effect.

      SECTION 3.12     Intellectual Property.

      (a) Except for the items listed on Section 5.9 of the GulfTerra Disclosure Letter, the GulfTerra Partnership Group Entities, directly or indirectly, own, license or otherwise have legally enforceable rights to use all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are used in the business of the GulfTerra Partnership Group Entities as presently conducted (the “GulfTerra Intellectual Property Rights”) and each such ownership, license, and right to use will not be adversely affected by the transactions contemplated by this Agreement or the Parent Company Agreement. Upon satisfaction of the obligations of El Paso Parent pursuant to Section 4.6 of the Parent Company Agreement, GulfTerra MLP will own, license or otherwise have legally enforceable rights to use intellectual property of the type described in this Section 3.12 sufficient to operate the businesses of the GulfTerra Partnership Group Entities consistent with past practices.

      (b) In the case of GulfTerra Intellectual Property Rights owned by any of the GulfTerra Partnership Group Entities, such GulfTerra Partnership Group Entities own such GulfTerra Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances) except where the presence of any such Encumbrances could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. One or more of the GulfTerra Partnership Group Entities have an adequate right to the use of the GulfTerra Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such GulfTerra Intellectual Property Rights are being used except where the lack of any such right could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of any of the GulfTerra

Partnership Group Entities as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by any of the GulfTerra Partnership Group Entities in the ordinary course of their business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party except where such infringement could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, stating that the use by any of the GulfTerra Partnership Group Entities of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in their business as presently conducted infringes on any other person’s trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications, except where such infringement could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. None of the GulfTerra Partnership Group Entities has received any written notice or claim, or any other information, challenging the ownership by any of the GulfTerra Partnership Group Entities or the validity of any of the GulfTerra Intellectual Property Rights except where the absence of any such ownership could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. All registered patents, trademarks, service marks and copyrights held by any of the GulfTerra Partnership Group Entities are subsisting, except to the extent any failure to be subsisting could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. To the knowledge of the GulfTerra Parties, there is no unauthorized use, infringement or misappropriation of any of the GulfTerra Intellectual Property Rights by any third party, including any employee or former employee of any of the GulfTerra Partnership Group Entities, except where any such unauthorized use, infringement or misappropriation would not have or would reasonably be expected not to have, individually or in the aggregate, a GulfTerra Material Adverse Effect. No GulfTerra Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the GulfTerra Partnership Group Entities, except to the extent any such restriction could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

      SECTION 3.13     Property.

      (a) Upon the satisfaction of the obligations of El Paso Parent pursuant to Section 4.6 of the Parent Company Agreement, GulfTerra MLP will own tangible personal property sufficient to operate the businesses of the GulfTerra Partnership Group Entities consistent with past practices.

      (b) Upon the satisfaction of the obligations of El Paso Parent pursuant to Section 4.6 of the Parent Company Agreement, except for Permitted Encumbrances, failures that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or as set forth in the GulfTerra SEC Reports, the GulfTerra Partnership Group Entities have defensible title or enforceable rights to use (or, with respect to pipelines, equipment and other tangible personal property used in connection with the GulfTerra Partnership Group Entities’ pipeline operations (collectively, “GulfTerra Pipeline Assets”), title to or interest in the applicable GulfTerra Pipeline Assets sufficient to enable the GulfTerra Partnership Group Entities to conduct their businesses with respect thereto without interference as it is currently being conducted) to all their properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens.

      (c) Except for violations that could not reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or as set forth in the GulfTerra SEC Reports or on Section 3.13(c) of the GulfTerra Disclosure Letter, the businesses of the GulfTerra Partnership Group Entities have been and are being operated in a manner which does not violate the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, “GulfTerra Easements”) used by the GulfTerra Partnership Group Entities in such businesses. All GulfTerra Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such GulfTerra Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have a GulfTerra Material Adverse Effect. Except as set forth in Section 3.13(c) of the GulfTerra Disclosure Letter, there are no special gaps in the GulfTerra Easements that would impair the conduct of such businesses in a manner that could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect, and no part of the GulfTerra Pipeline Assets is located on property that is not owned in fee by a GulfTerra Partnership Group Entity or subject to an Easement in favor of a GulfTerra Partnership Group Entity, where the failure of such GulfTerra Pipeline Asset to be so located could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect.

      SECTION 3.14     Labor Matters. Except as set forth on Section 3.14 of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities (a) is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization or knows of any claims initiated by any labor organization to represent any of its employees not currently represented by a labor organization or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or knows of any threatened claims alleging that it has committed an unfair labor practice or (c) is the subject of any strike, work stoppage or other labor dispute.

      SECTION 3.15     Employee Benefit Matters.

      (a) Section 3.15 of the GulfTerra Disclosure Letter includes a correct and complete list of the GulfTerra Related Employees. Section 3.15 of the GulfTerra Disclosure Letter sets forth separately (i) the aggregate monetary liability that will be payable by any GulfTerra Partnership Group Entity under or with respect to each GulfTerra Plan and each El Paso Plan as a result of the consummation of the transactions contemplated by this Agreement (without giving effect to Enterprise MLP’s or GulfTerra MLP’s obligations under Section 7.3 and based on the assumptions set forth in Section 3.15 of the GulfTerra Disclosure Letter) and (ii) the maximum aggregate monetary liability of El Paso Parent and its affiliates for severance obligations under all El Paso Plans relating to the GulfTerra Related Employees based on the assumptions set forth in Section 3.15 of the GulfTerra Disclosure Letter. The El Paso Plans described in the preceding sentence are listed in Section 3.15 of the GulfTerra Disclosure Letter and referred to herein as the “Designated Severance Plans.” Except as set forth on Section 3.15 of the GulfTerra Disclosure Letter or otherwise required by Section 7.3, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any GulfTerra Related Employee or any current or former director, officer or employee (or any beneficiary thereof) for which any of the GulfTerra Partnership Group Entities or Enterprise Partnership Group Entities will be liable.

      (b) None of the GulfTerra Partnership Group Entities or any entity required to be aggregated therewith pursuant to Section 414 of the Code has any liability with respect to or based upon any pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code, including a multiemployer pension plan as defined in Section 3(37) of ERISA, other than contingent joint and several liability pursuant to a GulfTerra Plan that is subject to Title IV of ERISA and which has not been terminated.

      (c) Although GulfTerra Partnership Group Entities receive services from personnel on the payroll of El Paso Parent and its affiliates, on the Execution Date, none of the GulfTerra Partnership Group Entities has any employees.

      SECTION 3.16     Insurance. Each of the GulfTerra Partnership Group Entities and their respective businesses and properties are, and have been continuously since January 1, 2000, insured by reputable and financially responsible insurers in amounts, against risks and losses, and with retentions as are customary for companies conducting their respective businesses. The insurance policies covering the GulfTerra Partnership Group Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. Section 3.16 of the GulfTerra Disclosure Letter sets forth a correct and complete list of all such policies and, with respect to each such policy, a correct and complete description of (a) the scope of coverage, (b) deductibles and similar amounts, (c) the aggregate limits and available coverage (if less than the aggregate limits) as of the Execution Date and (d) whether such policy is written on a “claims made” or “occurrence” basis. There are no outstanding claims made by any of the insured parties in excess of the deductibles identified on Section 3.16 of the GulfTerra Disclosure Letter that are not covered under such policies, and, to the knowledge of the GulfTerra Parties, there has not occurred any event that might reasonably form the basis of any claim in excess of the deductibles identified on Section 3.16 of the GulfTerra Disclosure Letter that is not covered under such policies.

      SECTION 3.17     Taxes. Except as set forth in Section 3.17 of the GulfTerra Disclosure Letter: (i) all Tax Returns that were required to be filed by or with respect to any of the GulfTerra Partnership Group Entities have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by any of the GulfTerra Partnership Group Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the GulfTerra Partnership Group Entities have been satisfied in full in all respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of any of the GulfTerra Partnership Group Entities that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no written claim against the GulfTerra Partnership Group Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any of the GulfTerra Partnership Group Entities, (vii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the GulfTerra Partnership Group Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the GulfTerra Partnership Group Entities, (viii) none of the GulfTerra Partnership Group Entities will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (ix) none of the GulfTerra Partnership Group Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the GulfTerra Partnership Group Entities pursuant to any such agreement or arrangement or any Tax indemnification agreement, (x) none of the GulfTerra Partnership Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a GulfTerra Partnership Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (xi) at least 90% of the gross income of GulfTerra MLP for each taxable year since its formation has been from sources that GulfTerra MLP’s counsel has opined will be treated as “qualifying income” within the meaning of section 7704(d) of the Code.

      SECTION 3.18     Regulatory Proceedings. Except as set forth in the GulfTerra SEC Reports or in Section 3.18 of the GulfTerra Disclosure Letter, none of the GulfTerra Partnership Group Entities, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which could reasonably be expected to result in orders having a GulfTerra Material Adverse Effect, nor to the GulfTerra Parties’ knowledge, has written notice of any such proceeding been received by any of the GulfTerra Partnership Group Entities.

      SECTION 3.19     Regulation as a Utility. None of the GulfTerra Partnership Group Entities is (a) a “public-utility company” or a “holding company” or (b) a “subsidiary company” or an “affiliate” of a “public-utility company” or a “holding company,” as such terms are defined in PUHCA.

      SECTION 3.20     Futures Trading and Fixed Price Exposure. Prior to the Execution Date and in the ordinary course of business, GulfTerra MLP has established risk parameters to restrict the level of risk that the GulfTerra Partnership Group Entities are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the “Open GulfTerra Position”) and monitors the compliance by the GulfTerra Partnership Group Entities with such risk parameters. Such risk parameters as of the Execution

Date are set forth on Section 3.20 of the GulfTerra Disclosure Letter. Such risk parameters may be modified only by GulfTerra MLP. The Open GulfTerra Position is within such risk parameters.

      SECTION 3.21     Solvency. Each of the GulfTerra Parties is, and (assuming that the representations and warranties set forth in Section 4.21 with respect to Enterprise Merger Sub are correct at the Effective Time) immediately after giving effect to the Merger Transactions will be, Solvent.

      SECTION 3.22     Opinions of Financial Advisors. The GulfTerra Audit and Conflicts Committee has received the opinion of UBS Securities LLC (the “UBS Opinion”), the financial advisor to the GulfTerra Audit and Conflicts Committee, that the Exchange Ratio is fair to the holders of the GulfTerra Common Units from a financial point of view.

      SECTION 3.23     Brokerage and Finders’ Fees. Except for GulfTerra MLP’s obligations to UBS Securities LLC set forth in the engagement letter dated December 10, 2003 from UBS Securities LLC to GulfTerra MLP (a correct and complete copy of which has been delivered to Enterprise MLP), none of the GulfTerra Partnership Group Entities has incurred or will incur on behalf of any of the GulfTerra Partnership Group Entities any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement (it being understood that this representation does not apply to brokerage fee arrangements incurred in connection with the disposition of assets by GulfTerra MLP after the Execution Date as permitted or required under this Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ENTERPRISE PARTIES

      The Enterprise Parties hereby represent and warrant, jointly and severally, to the GulfTerra Parties that:

      SECTION 4.1     Organization and Standing.

      (a) Each of the Enterprise Partnership Group Entities has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of an Enterprise Partnership Group Entity to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have an Enterprise Material Adverse Effect. Each of the Enterprise Partnership Group Entities is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have an Enterprise Material Adverse Effect.

      (b) Section 4.1(b) of the Enterprise Disclosure Letter sets forth, as of the Execution Date, a true and complete list of each of the Enterprise Partnership Group Entities and Enterprise Partially Owned Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Enterprise Partnership Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by such Enterprise Partnership Group Entity in such person. None of the Enterprise Parties or Enterprise Partnership Group Entities is subject to any obligation in excess of $10,000,000 to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any of their subsidiaries, Partially Owned Entities or other persons.

      (c) Each of the Enterprise Parties has heretofore made available to GulfTerra MLP complete and correct copies of its governing documents as well as the governing documents of each of the Enterprise Partially Owned Entities and the Enterprise Partnership Group Entities, in each case as amended through the date hereof (and thereafter as permitted by this Agreement).

      SECTION 4.2     Authority and No Conflicts.

      (a) Each of the Enterprise Parties has all requisite partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to the approval of Enterprise MLP’s unitholders as described in Section 5.5. The execution and delivery of this Agreement by the Enterprise Parties and the consummation by the Enterprise Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company or partnership action and no other limited liability company or partnership proceedings on the part of the Enterprise Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval of Enterprise MLP’s unitholders as described in Section 5.5. The affirmative vote of the holders of at least a majority of the outstanding Enterprise Common Units and Enterprise Class B Units, each voting separately as a class, approving the matters described in Section 5.5 is the only vote of the holders of any partnership interests in Enterprise MLP necessary to approve this Agreement and the Merger Transactions.

      (b) This Agreement has been duly executed and delivered by each of the Enterprise Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

      (c) As of the Execution Date, each of the Board of Directors of Enterprise GP and the Enterprise Audit and Conflicts Committee at a meeting duly called and held has determined by the unanimous approval of all directors voting (for Enterprise GP and on behalf of Enterprise MLP) that this Agreement and the Merger Transactions are fair to, and in the best interests of, the holders of the Enterprise Common Units and has recommended the Merger Transactions, specifically the items listed in Section 5.5 to be approved at the Enterprise Unitholders’ Meeting, for approval by the requisite vote of the holders of Enterprise Common Units, and those recommendations have not been withdrawn, reversed or modified in any material respect.

      (d) Neither the execution and delivery of this Agreement by any of the Enterprise Parties nor the performance by any of them of their obligations hereunder and the completion of the transactions contemplated by this Agreement, will:

(i) conflict with, or violate any provision of, the governing documents of the Enterprise Parties or the Enterprise Partnership Group Entities;

(ii) other than (A) satisfying applicable requirements of the El Paso Parent Consent Decree and the HSR Act, (B) the filing of a certificate of merger with respect to the Merger as required by the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, filings with the SEC under the Securities Act and the Exchange Act, applicable filings with the NYSE and any filings required or approvals necessary pursuant to any state securities or “blue sky” laws and (C) obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, violate or breach any Laws or Environmental Laws applicable to any of or the Enterprise Partnership Group Entities;

(iii) except as set forth on Section 4.2(d)(iii) of the Enterprise Disclosure Letter and other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Enterprise Parties or the Enterprise Partnership Group Entities is a party or by which any of the Enterprise Partnership Group Entities or their property is bound or subject; or

(iv) other than pursuant to the HSR Act and except as could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the Enterprise Partnership Group Entities, or restrict, hinder, impair or limit the ability of any of the Enterprise Parties or the Enterprise Partnership Group Entities to carry on their businesses as and where they are now being carried on.

      SECTION 4.3     No Defaults. None of the Enterprise Partnership Group Entities is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (a) their respective governing documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the Enterprise Partnership Group Entities is a party or by which any of the Enterprise Partnership Group Entities or any of their property is bound or subject, except, in the case of clause (b), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have an Enterprise Material Adverse Effect.

      SECTION 4.4     Capitalization.

      (a) Enterprise GP is the sole general partner of Enterprise MLP. Enterprise GP is the sole record and beneficial owner of the general partner interest in Enterprise MLP, and such general partner interest has been duly authorized and validly issued in accordance with the Enterprise Partnership Agreement. Except for any Encumbrances arising under the governing documents of any Enterprise Party, applicable securities Laws, the Exchange and Registration Rights Agreement or this Agreement, Enterprise GP owns such general partner interest free and clear of any Encumbrances.

      (b) As of the Execution Date, Enterprise MLP has no limited partner interests issued and outstanding other than the following:

(i) 116,689,954 Enterprise Common Units issued to affiliates of Enterprise Parent 1, including:

(A) 112,100,118 Enterprise Common Units issued to Enterprise Products Delaware Holdings L.P.;

(B) 4,278,200 Enterprise Common Units issued to the Duncan Family 1998 Trust;

(C) 200,036 Enterprise Common Units issued to the Duncan Family 2000 Trust; and

(D) 111,600 Enterprise Common Units issued to Dan L. Duncan;

(ii) 41,000,000 Enterprise Common Units issued to Shell US Gas & Power LLC;

(iii) 50,716,954 Enterprise Common Units issued to third parties and the general public; and

(iv) outstanding options to purchase 1,963,000 Enterprise Common Units at the exercise prices and with the vesting and expiration schedules set forth on Section 4.4(b) of the Enterprise Disclosure Letter.

      Each of such Enterprise Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the Enterprise Partnership Agreement, and are fully paid (to the extent required under the Enterprise Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). Such Enterprise Common Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on Enterprise MLP. All of the outstanding equity interests of the subsidiaries of Enterprise MLP and the Partially Owned Entities which are held, directly or indirectly, by Enterprise MLP, have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-

assessable (except (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights; and all such shares and other equity interests are owned, directly or indirectly, by Enterprise MLP, free and clear of all Encumbrances, except for applicable securities Laws, restrictions on transfers contained in governing documents and as set forth on Section 4.4(b) of the Enterprise Disclosure Letter.

      (c) Except as described on Section 4.4(c) of the Enterprise Disclosure Letter: (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the Enterprise Partnership Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the Enterprise Partnership Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Enterprise Partnership Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Enterprise Partnership Group Entities or any other person, and none of the Enterprise Partnership Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Enterprise Partnership Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Enterprise Partnership Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the Enterprise Common Units on any matter; (v) except as described in the Enterprise Partnership Agreement, there are no unitholder agreements, proxies (other than the Enterprise Proxy), voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Enterprise Partnership Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Enterprise Partnership Group Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Enterprise Common Units (other than the Enterprise Parties) may have imposed upon such Enterprise Common Units).

      SECTION 4.5     Reports; Financial Statements.

      (a) Since January 1, 2000, Enterprise MLP has filed all forms, reports, schedules, statements and other documents required by Law to be filed with or furnished to the SEC by any of the Enterprise Partnership Group Entities under the Exchange Act or the Securities Act (collectively, together with all other documents filed by Enterprise MLP with the SEC since January 1, 2000, the “Enterprise SEC Reports”), except in each case where the failure to file any such forms, reports, schedules, statements or other documents could not reasonably be expected to have an Enterprise Material Adverse Effect. The Enterprise SEC Reports at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y) complied in all material respects with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules and regulations thereunder). Other than Enterprise OLP and filings in connection with Rule 144A offerings with respect to wholly-owned subsidiaries of Enterprise MLP, no subsidiary is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

      (b) Enterprise MLP has heretofore furnished to GulfTerra MLP complete and correct copies of (i) all contracts, agreements, documents and other instruments not yet filed by Enterprise MLP with the SEC but that are currently in effect and that any of the Enterprise Partnership Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date and (ii) all amendments and modifications that have not been filed by Enterprise MLP with the SEC but are currently in effect to all agreements, documents and other instruments that have been filed by any of the Enterprise Partnership Group Entities with the SEC since January 1, 2000.

      (c) Attached as Section 4.5(c) of the Enterprise Disclosure Letter are copies of the unaudited financial statements as of September 30, 2003 of Enterprise GP (the “Enterprise GP Financial Statements”). The consolidated financial statements (including, in each case, any related notes thereto) of Enterprise MLP contained in any Enterprise SEC Reports and the Enterprise GP Financial Statements (i) have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosures required by GAAP), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial positions, results of operations, cash flows, partners’ capital and comprehensive income and changes in accumulated other comprehensive income, as applicable, of the applicable Enterprise Partnership Group Entities as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material. Except as disclosed on the Enterprise MLP September 30, 2003 Balance Sheet or the Enterprise GP September 30, 2003 Balance Sheet, none of the Enterprise Partnership Group Entities has any indebtedness or liability, absolute or contingent, other than (i) liabilities as of September 30, 2003 that are not required by GAAP to be included in the Enterprise MLP September 30, 2003 Balance Sheet or the Enterprise GP September 30, 2003 Balance Sheet, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice, since September 30, 2003, (iii) liabilities disclosed in any Enterprise SEC Reports filed since September 20, 2003, or (iv) liabilities incurred or accrued as permitted under Section 5.1(b).

      SECTION 4.6     Absence of Certain Changes or Events.

      (a) Except as set forth on Section 4.6 of the Enterprise Disclosure Letter or as disclosed in any Enterprise SEC Report filed before the Execution Date, between September 30, 2003 and the Execution Date, the business of the Enterprise Partnership Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the Enterprise Partnership Group Entities has taken any of the actions described in Section 5.1(b), except in connection with entering into this Agreement.

      (b) Since September 30, 2003, except as disclosed in any Enterprise SEC Report filed before the Execution Date, there have not been any events or conditions that have had, or could reasonably be expected to have, an Enterprise Material Adverse Effect.

      SECTION 4.7     Compliance with Laws.

      (a) The Enterprise Partnership Group Entities are in compliance, and at all times since January 1, 2001 have complied, with all applicable Laws other than non-compliance which could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect.

      (b) The Enterprise Partnership Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “Enterprise Permits”), except as disclosed in the Enterprise SEC Reports or where the failure to be in possession of such Enterprise Permits could not, individually or in the aggregate, be reasonably expected to have an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities is in conflict with, or in default or violation of any of the Enterprise Permits, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect.

      SECTION 4.8     Litigation. Except as disclosed in the Enterprise SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect, (a) there are no claims, actions, proceedings (public or private), investigations or reviews pending or, to the knowledge of the Enterprise Parties, threatened against any of the Enterprise Parties or Enterprise Partnership Group Entities by or before any Governmental Entity, and (b) the Enterprise Parties have no knowledge of any facts that such persons reasonably believe are likely to give rise to any such claim, action, proceeding, investigation or review. Other than the Enterprise Parent Consent Decree, none of the Enterprise Partnership Group Entities, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or could reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

      SECTION 4.9     Environmental Matters. Except as disclosed in the Enterprise SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect: (a) the Enterprise Partnership Group Entities and their respective businesses, operations, and properties have been and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the Enterprise Partnership Group Entities under Environmental Laws (“Enterprise Environmental Permits”); (b) the Enterprise Partnership Group Entities have obtained or filed for all Enterprise Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such Enterprise Environmental Permits are currently in full force and effect; (c) the Enterprise Partnership Group Entities and their respective businesses, operations, and properties are not subject to any pending or, to the Enterprise Parties’ knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases or, to the Enterprise Parties’ knowledge, threatened Releases of Hazardous Substances on, under or from the properties of the Enterprise Partnership Group Entities; (e) none of the Enterprise Partnership Group Entities have, to the knowledge of the Enterprise Parties, received any written notice asserting an alleged liability or obligation under any Environmental Laws against the Enterprise Partnership Group Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the Enterprise Partnership Group Entities; (f) to the knowledge of the Enterprise Parties, there has been no exposure of any person or property to Hazardous Substances in connection with the Enterprise Partnership Group Entities’ businesses, operations, or properties that could reasonably be expected to lead to tort claims by third parties for damages or compensation; and (g) the Enterprise Partnership Group Entities have made available to the GulfTerra Parties complete and correct information regarding compliance matters relating to Environmental Laws in the possession of the Enterprise Partnership Group Entities and relating to their respective businesses, operations or properties.

      SECTION 4.10     Contracts. Except for contracts filed as exhibits to the Enterprise SEC Reports, Section 4.10 of the Enterprise Disclosure Letter lists as of the Execution Date all written or, to the knowledge of the Enterprise Parties, oral contracts, agreements, guarantees, leases and executory commitments other than Enterprise Plans to which any of the Enterprise Partnership Group Entities are a party or by which their assets are bound and which fall within any of the following categories: (a) contracts not entered into in the ordinary course of the Enterprise Partnership Group Entities’ business other than those that are not material to the business of the Enterprise Partnership Group Entities, (b) contracts which after the Effective Time would have the effect of limiting the freedom of any of the GulfTerra Partnership Group Entities (other than the Enterprise Partnership Group Entities) to compete in any line of business in any geographic area, (c) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000, (d) contracts with any labor union or organization, (e) except as reflected in the financial statements included in the Enterprise SEC Reports, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the Enterprise Partnership Group Entities, (f) contracts containing provisions triggered by change of control of any of the Enterprise Partnership Group Entities or other similar provisions, (g) contracts in favor of directors or officers that provide rights to indemnification, and (h) contracts between one or more Enterprise Partnership Group Entities and Enterprise Parent 1, Enterprise Parent 2 or one or more affiliates of Enterprise Parent 1 or Enterprise Parent 2 (other than the Enterprise Partnership Group Entities). All such contracts (including those filed as exhibits to the Enterprise SEC Reports) and all other contracts that are individually material to the business or operations of the GulfTerra Partnership Group Entities taken as a whole are valid and binding obligations of the Enterprise Partnership Group Entities that are parties thereto and, to the knowledge of the Enterprise Parties, the valid and binding obligation of each other party thereto, except such contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect. True and complete copies of all such contracts have been delivered or have been made available by Enterprise MLP to GulfTerra MLP. No Enterprise Partnership Group Entity is in breach of or in default under any such material contract except for such breaches and defaults that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

      SECTION 4.11     Restrictions on Business Activities. Except as set forth on Section 4.11 of the Enterprise Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon any of the Enterprise Partnership Group Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the Enterprise Partnership Group Entities, any acquisition of property by any of the Enterprise Partnership Group Entities, the purchase of goods or services from any party, or the conduct of business by any of the Enterprise Partnership Group Entities as currently conducted other than such agreements, judgments, injunctions, orders or decrees which could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect.

      SECTION 4.12     Intellectual Property.

      (a) Except as set forth on Section 4.12 of the Enterprise Disclosure Letter, the Enterprise Partnership Group Entities, directly or indirectly, own, license or otherwise have legally enforceable rights to use all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are used in the business of the Enterprise Partnership Group Entities as presently conducted (the “Enterprise Intellectual Property Rights”). Each such ownership, license, and right to use is sufficient to operate the businesses of the Enterprise Partnership Group Entities consistent with past practices and will not be adversely affected by the transactions contemplated by this Agreement or the Parent Company Agreement.

      (b) In the case of Enterprise Intellectual Property Rights owned by any of the Enterprise Partnership Group Entities, such Enterprise Partnership Group Entities own such Enterprise Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances) except where the presence of any such Encumbrances could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. One or more of the Enterprise Partnership Group Entities have an adequate right to the use of the Enterprise Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Enterprise Intellectual Property Rights are being used except where the lack of any such right could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities has received any written notice or claim, or any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of any of the Enterprise Partnership Group Entities as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by any of the Enterprise Partnership Group Entities in the ordinary course of their business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party except where such infringement could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities has received any written notice or claim, or any other information, stating that the use by any of the Enterprise Partnership Group Entities of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in their business as presently conducted infringes on any other person’s trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications, except where such infringement could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of the Enterprise Partnership Group Entities has received any written notice or claim, or any other information, challenging the ownership by any of the Enterprise Partnership Group Entities or the validity of any of the Enterprise Intellectual Property Rights except where the absence of any such ownership could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. All registered patents, trademarks, service marks and copyrights held by any of the Enterprise Partnership Group Entities are subsisting, except to the extent any failure to be subsisting could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. To the knowledge of the Enterprise Parties, there is no unauthorized use, infringement or misappropriation of any of the Enterprise Intellectual Property Rights by any third party, including any employee or former employee of any of the Enterprise Partnership Group Entities, except where any such unauthorized use, infringement or misappropriation would not have or would reasonably be expected not to have, individually or in the aggregate, an Enterprise Material Adverse Effect. No Enterprise Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the Enterprise Partnership Group Entities, except to the extent any such restriction could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

      SECTION 4.13     Property.

      (a) The Enterprise Partnership Group Entities own tangible personal property sufficient to operate the businesses of the Enterprise Partnership Group Entities consistent with past practices.

      (b) Except for Permitted Encumbrances, failures that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect or as set forth in the Enterprise SEC Reports or on Section 4.13(b) of the Enterprise Disclosure Letter, the Enterprise Partnership Group Entities have defensible title or enforceable rights to use (or, with respect to pipelines, equipment and other tangible personal property used in connection with the Enterprise Partnership Group Entities’ pipeline operations (collectively, “Enterprise Pipeline Assets”), title to or interest in the applicable Enterprise Pipeline Assets sufficient to enable the Enterprise Partnership Group Entities to conduct their businesses with respect thereto without interference as it is currently being conducted) to all their properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens.

      (c) Except for violations that could not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect or as set forth in the Enterprise SEC Reports or on Section 4.13(c) of the Enterprise Disclosure Letter, the businesses of the Enterprise Partnership Group Entities have been and are being operated in a manner which does not violate the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, “Enterprise Easements”) used by the Enterprise Partnership Group Entities in such businesses. All Enterprise Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such Enterprise Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have an Enterprise Material Adverse Effect. Except as set forth on Section 4.13(c) of the Enterprise Disclosure Letter, there are no special gaps in the Enterprise Easements that would impair the conduct of such businesses in a manner that would, or that could reasonably be expected to, have an Enterprise Material Adverse Effect, and no part of the Enterprise Pipeline Assets is located on property that is not owned in fee by an Enterprise Partnership Group Entity or subject to an Easement in favor of an Enterprise Partnership Group Entity, where the failure of such Enterprise Pipeline Assets to be so located would have an Enterprise Material Adverse Effect.

      SECTION 4.14     Labor Matters. Except as set forth on Section 4.14 of the Enterprise Disclosure Letter, none of the Enterprise Partnership Group Entities (a) is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization or knows of any claims initiated by any labor organization to represent any of its employees not currently represented by a labor organization or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or knows of any threatened claims alleging that it has committed an unfair labor practice or (c) is the subject of any strike, work stoppage or other labor dispute.

      SECTION 4.15     Employee Benefit Matters.

      (a) Section 4.15 of the Enterprise Disclosure Letter contains a true and complete list of each employee benefit plan (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including without limitation, any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by any of the Enterprise Partnership Group Entities or, with respect to any Enterprise Related Employees, by any of the Enterprise Parties or by any other entity required to be aggregated with an Enterprise Party pursuant to Section 414 of the Code) (each a “Enterprise Plan”). Section 4.15 of the Enterprise Disclosure Letter also sets forth separately the aggregate monetary liability that will be payable under or with respect to such Enterprise Plans as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 4.15 of the Enterprise Disclosure Letter, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any Enterprise Related Employee or any current or former director, officer or employee (or any beneficiary thereof) of any of the Enterprise Partnership Group Entities.

      (b) None of the Enterprise Partnership Group Entities or any entity required to be aggregated therewith pursuant to Section 414 of the Code has any liability with respect to or based upon any pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code, including a multiemployer pension plan as defined in Section 3(37) of ERISA, other than contingent joint and several liability pursuant to an Enterprise Plan that is subject to Title IV of ERISA and which has not been terminated.

      (c) Although Enterprise Partnership Group Entities receive services from personnel on the payroll of Enterprise Parent 1 and its affiliates, on the Execution Date, none of the Enterprise Partnership Group Entities has any employees.

      SECTION 4.16     Insurance. Each of the Enterprise Partnership Group Entities and their respective businesses and properties are, and have been continuously since January 1, 2000, insured by reputable and financially responsible insurers in amounts, against risks and losses, and with retentions as are customary for companies conducting their respective businesses. The insurance policies covering the Enterprise Partnership Group Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. Section 4.16 of the Enterprise Disclosure Letter sets forth a correct and complete list of all such policies and, with respect to each such policy, a correct and complete description of (a) the scope of coverage, (b) deductibles and similar amounts, (c) the aggregate limits and available coverage (if less than the aggregate limits) as of the Execution Date and (d) whether such policy is written on a “claims made” or “occurrence” basis. There are no outstanding claims made by any of the insured parties in excess of the deductibles identified on Section 4.16 of the Enterprise Disclosure Letter that are not covered under such policies, and, to the knowledge of the Enterprise Parties, there has not occurred any event that might reasonably form the basis of any claim in excess of the deductibles identified on Schedule 4.16 of the Enterprise Disclosure Letter that is not covered under such policies.

      SECTION 4.17     Taxes. Except as set forth in Section 4.17 of the Enterprise Disclosure Letter: (i) all Tax Returns that were required to be filed by or with respect to any of the Enterprise Partnership Group Entities have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by any of the Enterprise Partnership Group Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Enterprise Partnership Group Entities have been satisfied in full in all respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of any of the Enterprise Partnership Group Entities that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no written claim against the Enterprise Partnership Group Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any of the Enterprise Partnership Group Entities, (vii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Enterprise Partnership Group Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Enterprise Partnership Group Entities, (viii) none of the Enterprise Partnership Group Entities will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (ix) none of the Enterprise Partnership Group Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the Enterprise Partnership Group Entities pursuant to any such agreement or arrangement or any Tax indemnification agreement, (x) none of the Enterprise Partnership Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an Enterprise Partnership Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (xi) at least 90% of the gross income of Enterprise MLP for each taxable year since its formation has been from sources that Enterprise MLP’s counsel has opined will be treated as “qualifying income” within the meaning of section 7704(d) of the Code.

      SECTION 4.18     Regulatory Proceedings. None of the Enterprise Partnership Group Entities, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which could reasonably be expected to result in orders having an Enterprise Material Adverse Effect, nor to the Enterprise Parties’ knowledge, has written notice of any such proceeding been received by any of the Enterprise Partnership Group Entities.

      SECTION 4.19     Regulation as a Utility. None of the Enterprise Partnership Group Entities is (a) a “public-utility company” or a “holding company” or (b) a “subsidiary company” or an “affiliate” of a “public-utility company” or a “holding company,” as such terms are defined in PUHCA.

      SECTION 4.20     Futures Trading and Fixed Price Exposure. Prior to the Execution Date and in the ordinary course of business, the Board of Directors of Enterprise GP has established risk parameters to restrict the level of risk that the Enterprise Partnership Group Entities are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the “Open Enterprise Position”) and monitors the compliance by the Enterprise Partnership Group Entities with such risk parameters. Such risk parameters as of the Execution Date are set forth on Section 4.20 of the Enterprise Disclosure Letter. Such risk parameters may be modified only by the Board of Directors of Enterprise GP. The Open Enterprise Position is within such risk parameters.

      SECTION 4.21     Solvency. Each of the Enterprise Parties and Enterprise Merger Sub is, and (assuming that the representations and warranties set forth in Section 3.21 with respect to GulfTerra MLP are correct at the Effective Time) immediately after giving effect to the Merger Transactions will be, Solvent.

      SECTION 4.22     Opinions of Financial Advisors. The Board of Directors of Enterprise GP and the Enterprise Audit and Conflicts Committee have received the opinion of Lehman Brothers Inc. (the “Lehman Opinion”) that the aggregate consideration to be paid by Enterprise MLP pursuant to the transactions contemplated by (a) ARTICLE II of this Agreement and (b) ARTICLE II of the Parent Company Agreement is fair to Enterprise MLP from a financial point of view.

      SECTION 4.23     Brokerage and Finder’s Fee. Except for Enterprise OLP’s obligations to Lehman Brothers Inc. set forth in the engagement letter dated January 23, 2003 from Lehman Brothers Inc. to Enterprise MLP (a correct and complete copy of which has been delivered to GulfTerra MLP), none of the Enterprise Partnership Group Entities has incurred or will incur on behalf of any of the Enterprise

Partnership Group Entities any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement (it being understood that this representation does not apply to brokerage fee arrangements entered into in connection with the disposition of assets by Enterprise MLP after the Execution Date as permitted or required under this Agreement).

      SECTION 4.24     Available Equity. At the Closing, Enterprise MLP will have authorized Enterprise Common Units available for issuance sufficient to enable it to effect the Merger Transactions without encumbrance or delay. At the Closing (as defined in the Parent Company Agreement), Enterprise MLP will have cash sufficient to satisfy its obligations pursuant to Section 2.1 of the Parent Company Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

      SECTION 5.1     Conduct of Business.

      (a) Ordinary Course. From the Execution Date until the Closing Date, each Party Group with respect to the business of its Partnership Group shall, except as permitted under Section 5.1(b), (i) conduct the business of such Partnership Group in the ordinary course consistent with past practices, (ii) use its commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Partnership Group, to keep available the services of the GulfTerra Related Employees or the Enterprise Related Employees, as applicable, and the current officers and employees of such Partnership Group, and to preserve the relationships of such Partnership Group with customers, suppliers and others having business dealings with them, (iii) maintain and keep the material properties and assets of such Partnership Group (or in the case of the GulfTerra Partnership Group Entities, used for the benefit of such Partnership Group) in as good repair and condition as at the Execution Date, subject to ordinary wear and tear, and (iv) comply with the risk parameters described in Section 3.20 or Section 4.20, as applicable.

      (b) Certain Covenants. Without limiting the generality of Section 5.1(a), except (1) as otherwise contemplated by this Agreement, (2) as otherwise required by Law or Environmental Law or (3) as set forth on Section 5.1(b) of the GulfTerra Disclosure Letter with respect to the GulfTerra Parties and Section 5.1(b) of the Enterprise Disclosure Letter with respect to the Enterprise Parties, without the prior written consent of the other Party Group (which consent will not be unreasonably withheld, delayed or conditioned), each Party Group will not (and the corresponding Party Group agrees that it will cause all of its respective Partnership Group not to):

(i) make any material change in the conduct of its business and operations;

(ii) only with respect to Enterprise MLP (other than changes to add the Enterprise Class B Units and changes that would not be adverse to the GulfTerra Parties), Enterprise GP, GulfTerra MLP (other than changes that would not be adverse to the Enterprise Parties) and GulfTerra GP, make any change in its governing documents;

(iii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than sales (A) by Enterprise MLP of Enterprise Common Units and Enterprise Class B Units (on the terms described in the NYSE letter referenced in the definition of “Enterprise Class B Units”) up to an aggregate of $900,000,000, (B) pursuant to employee benefit plans, options and warrants (including the GulfTerra Series F Units and pursuant to the Exchange and Registration Rights Agreement) in existence on the Execution Date, (C) by Enterprise MLP pursuant to Enterprise MLP’s Distribution Reinvestment Plan and (D) by GulfTerra MLP (with Enterprise MLP’s consent, which will not be unreasonably withheld) of GulfTerra Common Units up to an aggregate of $100,000,000);

(iv) except for (A) distributions to the holders of GulfTerra Common Units or Enterprise Common Units and Enterprise Class B Units, as applicable, of no more than $0.71 per GulfTerra Common Unit (except to the extent such limitation would violate the distribution provisions of the GulfTerra Partnership Agreement) or $0.395 per Enterprise Common Unit or Enterprise Class B Unit (except to the extent such limitation would violate the distribution provisions of the Enterprise Partnership Agreement) per quarter, including the proportionate distribution on the general partner interests in GulfTerra MLP or in Enterprise MLP, as applicable, (B) any distributions from the subsidiaries of GulfTerra MLP to GulfTerra MLP, and (C) distributions from Enterprise OLP to Enterprise MLP necessary for Enterprise MLP to make such distributions to the holders of Enterprise Common Units or Enterprise Class B Units, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities; provided that, in the case of distributions in respect of equity securities, consent to such distributions shall not be unreasonably withheld, delayed or conditioned;

(v) merge into or with any other person (other than (A) mergers among wholly owned subsidiaries of the same person, (B) mergers between a GulfTerra Party and its wholly owned subsidiaries, (C) mergers between an Enterprise Party and its wholly owned subsidiaries or (D) as permitted by clause (vi) or (x));

(vi) acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any person, or acquire any interest in or contribute any assets to any partnership or joint venture (other than contributions to Partially Owned Entities of such Partnership Group as required under the governing documents of such Partially Owned Entities) or enter into any similar arrangement, for consideration not to exceed $50,000,000, or $100,000,000 in the aggregate;

(vii) except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, waive any material rights under any material contract or agreement to which it is a party, or be in default in any material respect under any material contract or agreement to which it is a party;

(viii) purchase any securities of or make any investment in any person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Partnership Group, (B) investments in wholly owned subsidiaries, (C) investments in Partially Owned Entities owned by such Partnership Group as of the Execution Date as required under the governing documents of such Partially Owned Entities, (D) investments by GulfTerra GP in GulfTerra MLP and Enterprise GP in Enterprise MLP pursuant to the GulfTerra Partnership Agreement or Enterprise Partnership Agreement, as applicable (E) purchases and investments in addition to those contemplated by (A) through (D) above up to an aggregate amount of $25,000,000 and (F) as permitted pursuant to clause (vi));

(ix) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities (other than in connection with (A) borrowings in the ordinary course of business by GulfTerra MLP under its existing bank credit facility or by Enterprise OLP under its existing bank credit facilities, (B) as contemplated by Section 5.7, the refinancing by Enterprise MLP or Enterprise OLP of the Existing GulfTerra Indebtedness and GulfTerra MLP’s existing bank credit facility in an aggregate principal amount not to exceed $1,200,000,000, (C) the financing of the acquisition of the Acquired Company Assets (as defined in that certain Purchase and Sale Agreement dated December 15, 2003 by and between El Paso Parent, Enterprise OLP and the other parties thereto) by Enterprise MLP or Enterprise OLP, (D) the refinancing by Enterprise MLP or Enterprise OLP of existing indebtedness of

Enterprise MLP or Enterprise OLP, (E) other than as permitted by (A) through (D) above, the incurrence by GulfTerra MLP of up to $100,000,000 in principal amount of Indebtedness with a maturity of no more than three years and no prepayment penalty, (F) other than as permitted by (A) through (D) above, the incurrence by Enterprise MLP or Enterprise OLP of up to $100,000,000 in principal amount of Indebtedness, and (G) in connection with a transaction permitted by clause (vi));

(x) other than Encumbrances of the type described in clauses (i) and (v) of the definition of Permitted Encumbrances, sell, assign, transfer, abandon, lease, pledge, Encumber or otherwise dispose of assets having a fair market value in excess of $10,000,000, or $25,000,000 in the aggregate, except for dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices;

(xi) (A) settle any claim, demand, lawsuit or state or federal regulatory proceeding for damages to the extent such settlement in the aggregate assesses damages in excess of $1,000,000 or (B) settle any claim, demand, lawsuit or state or federal regulatory proceeding seeking an injunction or other equitable relief where such settlement could reasonably be expected to have a GulfTerra Material Adverse Effect or an Enterprise Material Adverse Effect, as applicable;

(xii) except as required on an emergency basis, make any capital expenditure in excess of $5,000,000, or $25,000,000 in the aggregate (other than as set forth on Section 3.10 of the GulfTerra Disclosure Letter or Section 4.10 of the Enterprise Disclosure Letter, as applicable, or as permitted by clause (vi));

(xiii) fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such Partnership Group consistent with past practices;

(xiv) make any material change in its tax methods, principles or elections;

(xv) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP;

(xvi) fail to file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any Governmental Entity;

(xvii) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any Governmental Entity for the continuing operation of its business;

(xviii) (A) grant any material increases in the compensation of any of its officers or employees, except in the ordinary course of business consistent with past practices, (B) pay or agree to pay to any officer or employee, whether past or present, any pension, retirement allowance, severance or other employee benefit not required or contemplated by any of the GulfTerra Plans or Enterprise Plans, as applicable, as of the Execution Date, (C) enter into any new, or materially amend any existing, employment or severance or termination contract with any officer or employee or (D) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, or amend any GulfTerra Plan or Enterprise Plan, as applicable, if such amendment would have the effect of materially enhancing any benefits thereunder;

(xix) enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practices and the risk parameters described in Section 3.20 or Section 4.20, as applicable;

(xx) adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(xxi) with respect to GulfTerra MLP (and any of its subsidiaries) and Enterprise MLP (and any of its subsidiaries) only, enter into any contract or other arrangement with its general partner or any affiliate of its general partner (excluding subsidiaries or Partially Owned Entities of GulfTerra MLP or Enterprise MLP, as applicable) other than (A) the contracts listed in the applicable Party Group’s Disclosure Letter, (B) transportation, gathering, processing, fractionation and buy/sell agreements entered into in the ordinary course of business consistent with past practice and on terms no less favorable to GulfTerra MLP or Enterprise MLP, as applicable, than those obtainable in a similar transaction between non-affiliated persons, (C) contracts approved by the Enterprise Audit and Conflicts Committee) and (D) contracts approved by the GulfTerra Conflicts and Audit Committee;

(xxii) (A) take or permit any action to be taken by the corresponding Partnership Group that would make any representation or warranty of the corresponding Party Group under this Agreement (without regard to Materiality Requirements therein) inaccurate in any material respect or (B) omit or cause to omit to take any action necessary to prevent any such representation or warranty (without regard to Materiality Requirements therein) from being inaccurate in any material respect;

(xxiii) amend any contract with one of its affiliates (excluding subsidiaries or Partially Owned Entities of GulfTerra MLP or Enterprise MLP, as applicable) (other than (A) amendments of the administrative services fee under the EPCO Agreement, subject to approval by the Enterprise Audit and Conflicts Committee and (B) termination, immediately prior to Closing, of the G&A Agreement to which GulfTerra GP is party); or

(xxiv) commit to do any of the foregoing.

      (c) Notification of Certain Events. From the Execution Date until the Closing Date, each Party Group shall promptly notify the other Party Group in writing of (i) any event, condition or circumstance that could reasonably be expected to cause any representation or warranty of the notifying Party Group contained in this Agreement (without regard to Materiality Requirements therein) to be inaccurate in any material respect on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any GulfTerra Material Adverse Effect or Enterprise Material Adverse Effect, as applicable, or any event, occurrence or development that could reasonably be expected to have a GulfTerra Material Adverse Effect or Enterprise Material Adverse Effect, as applicable, and (iii) any material breach by the notifying Party Group of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notifying Party Group.

      SECTION 5.2     Access to Information.

      (a) Subject to Section 5.2(b) and applicable Laws, upon reasonable notice to Michael A. Creel or John E. Smith II with respect to the Enterprise Parties and Bill Manias or Greg Jones with respect to the GulfTerra Parties, such Party Group shall (and shall cause its Partnership Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and its Partnership Group. Subject to Section 5.2(b) and applicable Laws, during such period, each Party Group shall (and shall cause its Partnership Group to) furnish promptly to the other Party Group all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group or its Partnership Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group or Partnership Group.

      (b) The parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement. Each party further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement set forth in Section 13 thereof shall be two years from the Execution Date) and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

      SECTION 5.3     Certain Filings. As promptly as practicable following the Execution Date (a) the parties shall prepare and file with the Federal Trade Commission and the U.S. Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that Enterprise MLP is the primary “Acquiring Person” for purposes of the HSR Act and shall pay the required filing fee (subject to 50% reimbursement pursuant to Section 5.12), (b) GulfTerra MLP and Enterprise MLP shall prepare and file with or furnish to the SEC a joint proxy statement/ prospectus to be distributed to the holders of GulfTerra Common Units and the holders of Enterprise Common Units in connection with the GulfTerra Unitholders’ Meeting and Enterprise Unitholders’ Meeting (the “Joint Proxy Statement/ Prospectus”) and to be part of the Registration Statement described below, (c) Enterprise MLP shall prepare and file with or furnish to the SEC a registration statement on Form S-4 (the “Registration Statement”) with respect to the issuance of Enterprise Common Units in connection with the Merger, (d) Enterprise MLP shall use its commercially reasonable efforts to cause the Enterprise Common Units to be issued in the Merger to be listed on the NYSE, and (e) the parties hereto shall make all required filings under applicable state securities and blue sky Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Enterprise MLP would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. Each of the GulfTerra Parties and Enterprise Parties further agrees that if it shall become aware prior to the date of the GulfTerra Unitholders’ Meeting or the Enterprise Unitholders’ Meeting of any information that would cause any of the statements in the Joint Proxy Statement/ Prospectus to become false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct the Joint Proxy Statement/ Prospectus. Each of Enterprise MLP and GulfTerra MLP will provide the other with reasonable opportunity to review and comment on the Joint Proxy Statement/ Prospectus and any amendment or supplement thereto prior to filing the Joint Proxy Statement/ Prospectus or any such amendment or supplement, and further agree that each of them will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. Enterprise MLP will provide GulfTerra MLP with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing any such document with the SEC. No filings of the Registration Statement or the Joint Proxy Statement/ Prospectus (or any amendments or supplements to either of them) shall be made without the consent of GulfTerra MLP and Enterprise MLP (which consent shall not be unreasonably withheld, delayed or conditioned).

      SECTION 5.4     GulfTerra Unitholders’ Meeting. GulfTerra MLP shall, in accordance with applicable Law and the GulfTerra Partnership Agreement, cause a meeting of the holders of GulfTerra Common Units (the “GulfTerra Unitholders’ Meeting”) to be duly called and held as soon as practicable after the Execution Date to consider and vote upon the adoption and approval of this Agreement (it being agreed that such a meeting shall be called and held even if the GulfTerra Special Committee shall have made the determination described in Section 5.8(b)(iii). Subject to the withdrawal by the Board of Directors of GulfTerra GP of its recommendation pursuant to Section 5.8(b), the recommendation of the Board of Directors of GulfTerra GP that holders of GulfTerra Common Units adopt and approve this Agreement, together with a copy of the UBS Opinion, shall be included in the Joint Proxy Statement/ Prospectus. The GulfTerra Parties shall use their reasonable best efforts, and shall work with the Enterprise Parties, to hold the GulfTerra Unitholders’ Meeting and the Enterprise Unitholders’ Meeting on the same day. Notwithstanding any withdrawal of the recommendation of its Board of Directors, GulfTerra GP hereby approves the Merger Transactions as required by Section 16.2 of the GulfTerra MLP Limited Partnership Agreement and shall not withdraw or modify such approval except as permitted by Section 5.8 when the GulfTerra GP Board of Directors has made the determination described in Section 5.8(b)(iii).

      SECTION 5.5     Enterprise Unitholders’ Meeting. Enterprise MLP shall, in accordance with applicable Law and the Enterprise Partnership Agreement, cause a meeting of the holders of Enterprise Common Units (the “Enterprise Unitholders’ Meeting”) to be duly called and held as soon as practicable after the Execution Date to consider and vote upon the issuance of Enterprise Common Units pursuant to this Agreement. Subject to the withdrawal by the Board of Directors of Enterprise GP of its recommendation pursuant to Section 5.8(b), the recommendation of the Board of Directors of Enterprise GP that holders of Enterprise Common Units approve the items listed in this Section 5.5, together with a copy of the Lehman Opinion, shall be included in the Joint Proxy Statement/ Prospectus. The Enterprise Parties shall use their reasonable best efforts, and shall work with the GulfTerra Parties, to hold the Enterprise Unitholders’ Meeting and the GulfTerra Unitholders’ Meeting on the same day. Upon an Enterprise Withdrawal, the Enterprise Parties will be released from their obligations under this Section 5.5.

      SECTION 5.6     Affiliates. Prior to the Effective Time, GulfTerra MLP shall cause to be prepared and delivered to Enterprise MLP a list identifying all persons who, at the time of the meeting of the GulfTerra Unitholders pursuant to Section 5.4, GulfTerra MLP reasonably believes may be deemed to be “affiliates” of GulfTerra MLP, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Enterprise MLP shall be entitled to place restrictive legends on any shares of Enterprise Common Units received by such Rule 145 Affiliates. GulfTerra MLP shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Enterprise MLP on or prior to the Closing Date a letter substantially in the form attached as Exhibit 5.6.

      SECTION 5.7     Debt Tender Offers and New Debt Offering.

      (a) If prior to the Closing Enterprise MLP determines to make a cash tender offer for any of the Existing GulfTerra Indebtedness or to solicit consents to amend the related indentures so as to eliminate financial or other covenants or events of default therefrom, then the GulfTerra Parties shall assist Enterprise MLP with the preparation and distribution of offering materials and provide such other cooperation as Enterprise MLP may reasonably request in connection with any such tender offer or consent solicitation, it being understood that Enterprise MLP shall fund the consummation of any such tender offer. Enterprise MLP shall not launch a tender offer for the Existing GulfTerra Indebtedness before 30 Business Days prior to the Closing.

      (b) If Enterprise MLP shall determine to fund any tender offer referred to in this Section 5.7 with the proceeds of an offering of debt securities to be issued on or after the Closing Date that is to be guaranteed by one or more of GulfTerra MLP and its subsidiaries, then the GulfTerra Parties shall provide such cooperation as Enterprise MLP may reasonably request in connection with any such offering, including participating in (i) the preparation of the offering documentation and, if the offering is registered under the Securities Act, joining with Enterprise MLP in preparing and filing the related registration statement with the SEC, (ii) due diligence or other meetings with any underwriters or initial purchasers of such indebtedness, (iii) meetings with rating agencies and (iv) road show presentations. Enterprise MLP will provide GulfTerra MLP with a reasonable opportunity to review and comment on any such offering documentation, registration statement, meeting presentation materials and road show presentation materials.

      SECTION 5.8     No Solicitation.

      (a) Subject to Section 5.8(b), each Party Group agrees that from and after the Execution Date, it shall terminate all discussions and negotiations with others regarding a sale or other transaction involving (i) 5% or more of any class of equity securities in GulfTerra MLP or Enterprise MLP, as applicable, (ii) any of the membership interests in GulfTerra GP or Enterprise GP, as applicable, (iii) 5% or more of the assets, business (as measured by either net income or revenue) or securities of any of such Party Group’s Partnership Group (other than those permitted under Section 5.1(b)), or (iv) any other transaction similar to the transactions contemplated by this Agreement (each, a “Possible Alternative”), and shall enforce any confidentiality or similar agreement relating to any side discussions or negotiations regarding the foregoing, except for any offerings and sales of securities by GulfTerra MLP or Enterprise MLP, or any offerings of options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that are otherwise permitted by the terms of this Agreement and that could require such person to issue, redeem, purchase or sell any of its equity interests with respect thereto. From and after the Execution Date, each Party Group shall not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by them, (A) to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions regarding or engage in negotiations regarding or take any other action to facilitate, any inquiries, or the making of any proposal (including any offer or proposal to its unitholders) which constitutes or may reasonably be expected to lead to a Possible Alternative, (B) to enter into an agreement (including any letter of intent or similar document) with any person, other than the other Party Group, providing for or relating to a Possible Alternative, (C) to make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any person, other than by the other Party Group, or (D) subject to the fiduciary duties of Enterprise GP or GulfTerra GP, as applicable, and their respective boards of directors under applicable Law, to withdraw or qualify the recommendation for approval of the Merger Transactions by such board of directors.

      (b) Notwithstanding the provisions of Section 5.8(a), each Party Group and its Representatives shall be entitled, prior to the Enterprise Unitholders’ Meeting in the case of the Enterprise Parties and prior to the GulfTerra Unitholders’ Meeting in the case of the GulfTerra Parties, to take any action otherwise prohibited by Section 5.8(a) in response to any third party proposal with respect to a Possible Alternative received by any or all of them if (i) the initial proposal from any third party was not received in violation of Section 5.8(a) and contains no financing condition (unless the GulfTerra GP Board of Directors or the Enterprise GP Board of Directors, as applicable, determines in good faith upon advice of counsel that its fiduciary duties require it to consider an applicable proposal where the initial proposal contained a financing condition), (ii) the GulfTerra GP Board of Directors or the Enterprise GP Board of Directors, as applicable, shall have determined, in its good faith judgment, that the proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal, and that such proposal would, in its good faith judgment, if consummated, result in a transaction more favorable to the holders of GulfTerra Common Units (other than the GulfTerra Purchased Units) or Enterprise Common Units, as applicable, than the transactions contemplated hereby (a “Superior Transaction”), and (iii) the GulfTerra GP Board of Directors or the Enterprise GP Board of Directors, as applicable, shall have determined, in its good faith judgment, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with GulfTerra GP’s or its Board of Directors’ or Enterprise GP’s or its Board of Directors’, as applicable, fiduciary duties to holders of GulfTerra Common Units or Enterprise Common Units, as applicable, under applicable Law; provided, that neither Party Group may enter into negotiations or discussions or supply any information in connection with a Possible Alternative unless it shall have first entered into a confidentiality agreement at least as restrictive as the Confidentiality Agreement, and provided, further, that neither Party Group shall take any action prohibited by Section 5.8(B)-(D) (except as expressly required by the immediately preceding proviso) unless this Agreement has first been (or is contemporaneously) terminated as provided in Section 8.1, Section 8.2, Section 8.3 or Section 8.4. Each Party Group agrees that it will notify the other Party Group promptly if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, and thereafter shall keep the other Party Group informed in writing, on a current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent GulfTerra GP’s or Enterprise GP’s Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to a Possible Alternative proposal. In addition, for the avoidance of doubt, if such Board of Directors reasonably believes that its fiduciary duties so require, Enterprise GP’s Board of Directors or GulfTerra GP’s Board of Directors, as applicable, may continue to consider any Possible Alternative or Superior Transaction notwithstanding any Enterprise Reaffirmation or GulfTerra Reaffirmation, as applicable, with respect to such Possible Alternative or Superior Transaction.

      SECTION 5.9     GulfTerra Asset Separation. Commencing on the Execution Date, the GulfTerra Parties shall execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and take such other action as may be necessary on the part of the GulfTerra Partnership Group Entities to transfer no later than the Closing Date to one of the GulfTerra Partnership Group Entities title to the assets described in Section 5.9 of the GulfTerra Disclosure Letter.

      SECTION 5.10     Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. The Enterprise Parties shall cause the Enterprise Partnership Group Entities to sell to any of one or more persons (other than El Paso Parent, Enterprise Parent 1 or Enterprise Parent 2 or any affiliate of any of them to the extent doing so would violate the El Paso Parent Consent Decree) all of the El Paso Parent Consent Decree Assets; provided that such sales may be conditioned on the closing of the Merger.

      SECTION 5.11     No Public Announcement. On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger Transactions, which press release shall be reasonably satisfactory to Enterprise MLP and GulfTerra MLP. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than public announcements at industry road shows and conferences and otherwise as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Enterprise MLP or GulfTerra MLP, as applicable, in advance of such public announcement or press release) without the prior approval of Enterprise MLP or GulfTerra MLP, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Enterprise Parties and the GulfTerra Parties may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities Laws.

      SECTION 5.12     Expenses. Whether or not the Merger Transactions are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except as expressly provided in Section 8.5 and except that GulfTerra MLP shall reimburse Enterprise MLP for one-half of (a) any filing fees under the HSR Act, (b) any filing fees with respect to the Registration Statement and the Joint Proxy Statement/ Prospectus and (c) the costs of printing and mailing of the Joint Proxy Statement/ Prospectus and the offer or solicitation documentation described in Section 5.7.

      SECTION 5.13     Letter of GulfTerra MLP’s Accountants. In connection with the information regarding the GulfTerra Partnership Group Entities or the transactions contemplated by this Agreement provided by the GulfTerra Parties specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/ Prospectus and the Registration Statement, the GulfTerra Parties shall use their commercially reasonable efforts to cause to be delivered to Enterprise MLP a letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to Enterprise MLP, in form and substance reasonably satisfactory to Enterprise MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      SECTION 5.14     Letter of Enterprise MLP’s Accountants. In connection with the information regarding the Enterprise Partnership Group Entities or the transactions contemplated by this Agreement provided by the Enterprise Parties specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/ Prospectus and the Registration Statement, the Enterprise Parties shall use their commercially reasonable efforts to cause to be delivered to GulfTerra MLP a letter of Deloitte & Touche LLP, dated the date on which the Registration Statement shall become effective and addressed to GulfTerra MLP, in form and substance reasonably satisfactory to GulfTerra MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      SECTION 5.15     Authority on Bank Accounts. The GulfTerra Parties shall have, as of the Closing Date, caused the GulfTerra Partnership Group Entities to cancel the authority of each person to draw checks on or withdraw funds from any of the bank accounts maintained by the GulfTerra Partnership Group Entities, except for any person designated by Enterprise MLP in writing prior to the Closing, and shall provide Enterprise MLP evidence of such cancellation.

      SECTION 5.16     Post-Closing Distribution Policy. Subject to the requirements of the Enterprise Partnership Agreement, if the Merger has occurred, Enterprise GP and Enterprise MLP shall increase the quarterly distribution of Enterprise MLP for the next regular quarterly distribution date after the Closing to $0.395 per Enterprise Common Unit and Enterprise Class B Unit.

      SECTION 5.17     Regulatory Issues. Unless otherwise agreed to by El Paso Parent and Enterprise MLP, if as a condition to obtaining an agreement from any Governmental Entity not to seek an injunction preventing or delaying the consummation of the Merger Transactions or to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger Transactions, such Governmental Entity shall require the divestiture (or the execution of a consent decree that contemplates such a divestiture) of any asset of (x) any of the El Paso Field Services Entities (a “Required FS Divestiture”), (y) Enterprise MLP or any of its Subsidiaries other than the El Paso Parent Consent Decree Assets (a “Required Enterprise Divestiture”) or (z) GulfTerra MLP or any of its Subsidiaries (a “Required GulfTerra Divestiture” and, together with the Required Enterprise Divestitures, the “Required MLP Divestitures”), or any combination thereof, then the following provisions shall apply:

(a) If requested by Enterprise GP, El Paso Parent is required pursuant to the Parent Company Agreement to cause (or to agree in the consent decree to cause) any Required FS Divestiture to be consummated;

(b) Enterprise GP agrees to cause (or to agree in the consent degree to cause) an aggregate amount of Required MLP Divestitures up to $150,000,000 in value;

(c) notwithstanding Section 5.17(b), if the Governmental Entity permits the consummation of either a Required FS Divestiture or a Required MLP Divestiture, then El Paso Parent is required pursuant to the Parent Company Agreement to cause the consummation of the Required FS Divestiture; and

(d) if the Governmental Entity permits the consummation of either a Required GulfTerra Divestiture or a Required Enterprise Divestiture, then Enterprise GP shall have the right in its sole discretion to select the divestiture to be consummated.

Notwithstanding anything to the contrary in this Agreement (i) Enterprise MLP and (with Enterprise MLP’s consent) GulfTerra MLP shall have the right to divest any assets as may be required to prevent an injunction preventing or delaying the consummation of the Merger Transactions or to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger Transactions, (ii) subject to clause (iii) immediately below, GulfTerra MLP agrees to effect promptly any GulfTerra Required Divestitures recommended by Enterprise MLP, (iii) unless otherwise agreed by GulfTerra MLP, all Required GulfTerra Divestitures shall be conditioned on the closing of the Merger, and (iv) unless otherwise agreed by Enterprise MLP, all Required Enterprise Divestitures shall be conditioned on the closing of the Merger.

      SECTION 5.18     SEC Reports. GulfTerra MLP shall deliver or make available to Enterprise MLP each GulfTerra SEC Report filed by GulfTerra MLP after the Execution Date in the form filed with or furnished to the SEC. Enterprise shall deliver or make available to GulfTerra each Enterprise SEC Report filed by Enterprise MLP or Enterprise OLP after the Execution Date in the form filed with or furnished to the SEC.

      SECTION 5.19     Tax Matters.

      (a) The Enterprise Parties shall, to the extent permissible by applicable Law, treat the combined businesses of GulfTerra MLP and Enterprise MLP as a single activity for purposes of Section 469 of the Code.

      (b) The Enterprise Parties and the GulfTerra Parties agree and consent to treat the purchase of GulfTerra Units pursuant to Section 2.2(d) of the Parent Company Agreement as a sale of such GulfTerra Units as described in Treasury Regulation Section 1.708-1(c)(4).

      SECTION 5.20     Section 16(b). No fewer than 18 Business Days prior to the Effective Time, GulfTerra MLP shall prepare and cause to be delivered to Enterprise MLP a schedule (a) identifying each individual that, for purposes of Section 16(b) under the Exchange Act, (i) is an officer or director of a GulfTerra Party or (ii) will, at the Effective Time (to the extent so identified to GulfTerra MLP by Enterprise GP), be an officer or director of an Enterprise Party and who owns securities issued by GulfTerra MLP, (b) the number of securities of GulfTerra MLP owned by each such individual and (c) the number of securities to be issued to each such person as a result of the Merger. Enterprise GP, on behalf of Enterprise MLP, and GulfTerra GP, on behalf of GulfTerra MLP, will adopt or cause to be adopted a resolution satisfying the requirements of Rules 16b-3(d) and 16b-3(e) under the Exchange Act, as applicable, and will otherwise cooperate with each other to cause the conversion and issuance of Enterprise Common Units and GulfTerra Common Units, to the extent they involve such officers and directors, to be exempt under Rule 16b-3(a) under the Exchange Act.

      SECTION 5.21     D&O Insurance.

      (a) For a period of three years after the Effective Time, Enterprise MLP shall maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the GulfTerra Partnership Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the GulfTerra Partnership Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “GulfTerra D&O Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the GulfTerra Partnership Group Entities (“D&O Insurance”) policies on terms substantially no less advantageous to the GulfTerra D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time). Enterprise MLP shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a three-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.21.

      (b) The rights of each GulfTerra D&O Indemnified Party hereunder shall be in addition to any other rights such GulfTerra D&O Indemnified Party may have under the governing documents of any GulfTerra Partnership Group Entity, under applicable Delaware Law, or otherwise. The provisions of this Section 5.21 shall survive the consummation of the Merger and expressly are intended to benefit each of the GulfTerra D&O Indemnified Parties.

      (c) In the event Enterprise MLP or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case,

Enterprise MLP shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.21.

      SECTION 5.22     Distributions. The Enterprise Parties and the GulfTerra Parties shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective Common Units (and Class B Units and Series C Units, as applicable) so that, in respect of any fiscal quarter, holders of GulfTerra Common Units do not (a) receive more than one distribution in respect of both (i) GulfTerra Common Units and (ii) Enterprise Common Units received pursuant to the Merger in exchange therefor or (b) fail to receive a distribution in respect of both (i) GulfTerra Common Units and (ii) Enterprise Common Units received pursuant to the Merger.

      SECTION 5.23     Governance Matters. Enterprise GP (and its Board of Directors) shall take all limited liability company action necessary so that at the Effective Time (a) subject to his willingness to serve, O.S. Andras shall hold the position of Chief Executive Officer of Enterprise GP and (b) subject to his willingness to serve, Robert G. Phillips shall hold the positions of President and Chief Operational Officer of Enterprise GP.

      SECTION 5.24     Registration Rights. At the Effective Time, Enterprise MLP shall enter into a registration rights agreement with El Paso Parent that provides El Paso Parent with registration rights covering its Enterprise Common Units substantially similar to those possessed by Tejas Energy, LLC (“Tejas”) under that certain Registration Rights Agreement dated as of September 17, 1999 by and among Tejas and Enterprise MLP, except that, such registration rights agreement will provide that El Paso Parent (i) will have one demand registration right or shelf registration right and (ii) will be subordinated to the rights of Tejas in connection with exercising piggyback registration rights.

      SECTION 5.25     Allocation of Partnership Liabilities Among Partners. From and after the Closing, for purposes of allocating Nonrecourse Liabilities of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) after the Merger among the partners of Enterprise MLP, Enterprise MLP will to the extent permissible under Treasury Regulation Section 1.752-3 cause such Nonrecourse Liabilities to be allocated among the properties of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) in such a manner so as to cause the amount of Nonrecourse Liabilities of Enterprise MLP (including for this purpose any subsidiary or Partially Owned Entity of Enterprise MLP) allocated under Treasury Regulation Section 1.752-3(a)(2) to a partner (or a transferee of such partner) to equal the Nonrecourse Liabilities allocated to such partner as a partner of Enterprise MLP or GulfTerra MLP prior to the Merger pursuant to Treasury Regulation Section 1.752-3(a)(2).

ARTICLE VI

CONDITIONS TO CLOSING

      SECTION 6.1     Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a party by such party:

      (a) Enterprise MLP’s Unitholders. Each of the items described in Section 5.5 to be submitted to the unitholders of Enterprise MLP at the Enterprise Unitholders’ Meeting shall have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Enterprise Common Units.

      (b) GulfTerra MLP’s Unitholders. Each of the items described in Section 5.4 to be submitted to the holders of GulfTerra Common Units at the GulfTerra Unitholders’ Meeting shall have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding GulfTerra Common Units and the outstanding GulfTerra Series C Units, voting as separate classes.

      (c) Governmental Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information). The parties hereto shall have received all other governmental consents and approvals, the absence of which could reasonably be expected to have, individually or in the aggregate, a GulfTerra Material Adverse Effect or an Enterprise Material Adverse Effect.

      (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

      (e) NYSE Listing. The Enterprise Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

      (f) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Enterprise Parties or the GulfTerra Parties with respect thereto; provided, however, that prior to invoking this condition, each party hereto shall have used its commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement.

      (g) Other Transactions. The closing of the transactions described in Section 2.2 of the Parent Company Agreement shall have occurred, and all of the GulfTerra Units purchased pursuant to Section 2.2(d) of the Parent Company Agreement and all of the membership interests in GulfTerra GP shall be owned directly by Enterprise MLP or by persons that are wholly-owned by Enterprise MLP and which are disregarded for federal income tax purposes.

      SECTION 6.2     Conditions to the Enterprise Parties’ Obligations. The obligation of the Enterprise Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Enterprise Parties (in their sole discretion):

      (a) Representations and Warranties; Performance. (i) The representations and warranties of the GulfTerra Parties set forth in ARTICLE III (without regard to Materiality Requirements therein) other than those set forth in Section 3.6(b) shall be correct as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be correct as of such specific date), and each of the GulfTerra Parties shall have performed all of the obligations of such party hereunder (without regard to Materiality Requirements therein) except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (A) an adverse effect on the GulfTerra Parties involving $100,000,000 or more or (B) a GulfTerra Material Adverse Effect and (ii) Enterprise MLP shall have received a certificate, dated as of the Closing Date, of an executive officer of GulfTerra GP certifying to the matters set forth in this Section 6.2(a) and Section 6.2(e).

      (b) Tax Opinion. Enterprise MLP shall have received an opinion of Vinson & Elkins L.L.P. or another nationally-recognized tax counsel dated as of the Closing Date to the effect that (i) no Enterprise Partnership Group Entity will recognize any income or gain as a result of the Merger Transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code), (ii) no gain or loss will be recognized by holders of Enterprise Common Units as a result of the Merger Transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code), and (iii) 90% of the combined gross income of GulfTerra MLP and Enterprise MLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Enterprise Parties, Enterprise Parent 1 and Enterprise Parent 2 and any of their respective affiliates as to such matters as such counsel may reasonably request.

      (c) Non-Contravention Opinions. Enterprise MLP shall have received (i) a legal opinion from Akin Gump Strauss Hauer & Feld LLP, counsel to GulfTerra MLP, substantially in the form of Exhibit 6.2(c)(i) and (ii) a legal opinion from Andrews Kurth LLP, counsel to El Paso Parent, substantially in the form of Exhibit 6.2(c)(ii).

      (d) Resignations of Directors. The directors of GulfTerra GP and GulfTerra MLP and the directors of such other GulfTerra Partnership Group Entities designated by Enterprise MLP shall tender to Enterprise MLP their resignations as such directors effective as of the Closing.

      (e) No GulfTerra Material Adverse Effect. The representations and warranties of the GulfTerra Parties set forth in Section 3.6(b) shall be correct as of the Closing as if remade on the date thereof.

      SECTION 6.3     Conditions to the GulfTerra Parties’ Obligations. The obligation of the GulfTerra Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the GulfTerra Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Enterprise Parties set forth in ARTICLE IV (without regard to Materiality Requirements therein) other than those set forth in Section 4.6(b) shall be correct as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be correct as of such specific date), and each of the Enterprise Parties shall have performed all of the obligations of such party hereunder (without regard to Materiality Requirements therein) except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed could not, in the aggregate, reasonably be expected to result in (A) an adverse effect on the Enterprise Parties involving $100,000,000 or more or (B) an Enterprise Material Adverse Effect and (ii) GulfTerra MLP shall have received a certificate, dated as of the Closing Date, of an executive officer of Enterprise GP certifying to the matters set forth in this Section 6.3(a)and Section 6.3(d).

(b) Tax Opinion. The GulfTerra MLP shall have received an opinion dated as of the Closing Date of Akin Gump Strauss Hauer & Feld LLP or another nationally-recognized tax counsel to the effect that, except with respect to fractional units, (i) no GulfTerra Partnership Group Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code), and (ii) no gain or loss will be recognized by holders of GulfTerra Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code or cancellation of indebtedness under section 108(e)(4) of the Code). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the GulfTerra Parties and El Paso Parent and any of their respective affiliates as to such matters as such counsel may reasonably request.

(c) Non-Contravention Opinions. GulfTerra MLP shall have received a legal opinion from Vinson & Elkins LLP, counsel to Enterprise MLP, substantially in the form of Exhibit 6.3(d).

(d) No Enterprise Material Adverse Effect. The representations and warranties of the Enterprise Parties set forth in Section 4.6(b) shall be correct as of the Closing as if remade on the date thereof.

ARTICLE VII

EMPLOYEES AND EMPLOYEE BENEFITS

      SECTION 7.1     GulfTerra Employees. Enterprise Parent 1 or an affiliate thereof shall have the right to offer employment effective on the Closing Date to such GulfTerra Related Employees, if any, as it may choose, in its sole discretion, and GulfTerra MLP shall, and shall use commercially reasonable efforts to cause El Paso Parent and its affiliates to, cooperate fully with Enterprise Parent 1 in its attempt to employ such individuals, including providing such information as may reasonably be requested by Enterprise Parent 1. No GulfTerra Related Employee shall be transferred to a GulfTerra Partnership Group Entity on or prior to the Closing. The GulfTerra Related Employees who become employees of Enterprise Parent 1 or an affiliate thereof on the Closing shall be the “Continuing Employees.”

      SECTION 7.2     Enterprise Employment. Enterprise Parent 1 shall provide, or shall cause its affiliates to provide, the Continuing Employees with compensation and benefits on substantially the same basis as provided to similarly situated employees of Enterprise Parent 1. Enterprise Parent 1 shall grant, or shall cause its affiliates to grant, each Continuing Employee credit under Enterprise Parent 1’s benefit plans for his or her service with El Paso Parent and its affiliates as of the Closing Date for all purposes for which such service was recognized by El Paso Parent and its affiliates under a similar plan or program. With respect to Enterprise Parent 1’s benefit plans that provide group health benefits, Enterprise Parent 1 shall cause each such plan to (a) waive any exclusions, restrictions or limitations with respect to pre-existing conditions or waiting periods thereunder to the extent that the same were waived or satisfied by the Continuing Employee on the Closing Date under such analogous plan of El Paso Parent and its affiliates and (b) credit any health expenses paid by a Continuing Employee or his or her covered dependents during the year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions under such Enterprise Parent 1 PPO group health and indemnity benefit plan.

      SECTION 7.3     GulfTerra Plans. Immediately prior to the Closing, the GulfTerra Partnership Group Entities shall (a) withdraw from and cease participating in all employee benefit plans (as defined in Section 3(3) of ERISA), all employment and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, health, life, disability or fringe benefit plan sponsored or maintained by, participated in or contributed to by or required to be contributed to by any of the GulfTerra Partnership Group Entities or, with respect to any GulfTerra Related Employees, by any of the GulfTerra Parties or by any other entity required to be aggregated with a GulfTerra Party pursuant to Section 414 of the Code (each a “GulfTerra Plan”), and (b) transfer the sponsorship of all GulfTerra Plans they may sponsor, if any, to El Paso Parent or an affiliate thereof (other than a GulfTerra Partnership Group Entity). Prior to the Effective Time, GulfTerra MLP shall take all such actions as are necessary to cause any outstanding options to purchase GulfTerra Common Units under the GulfTerra Plans to be exercised or cancelled, including through the repurchase, at reasonable purchase prices, of outstanding options from the holders thereof.

      SECTION 7.4     Retention Policy. The parties shall cooperate to create mutually acceptable retention policies that treat GulfTerra Related Employees and Enterprise Related Employees to the same extent and in a similar manner.

ARTICLE VIII

TERMINATION

      SECTION 8.1     Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

      SECTION 8.2     Termination by GulfTerra MLP or Enterprise MLP. At any time prior to the Effective Time, this Agreement may be terminated by GulfTerra MLP or Enterprise MLP if:

(a) the Merger shall not have been consummated by 5:00 p.m., Houston, Texas time on March 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied with Section 5.3 and Section 5.10.

      SECTION 8.3     Termination by GulfTerra MLP. This Agreement may be terminated by GulfTerra MLP at any time prior to the Effective Time:

(a) (notwithstanding any approval of the unitholders of GulfTerra MLP or Enterprise MLP) if the condition set forth in Section 6.3(a) can not be satisfied; provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to GulfTerra MLP if, at such time, the condition set forth in Section 6.2(a) will not be satisfied;

(b) if the affirmative vote of the holders of at least a majority of the outstanding Enterprise Common Units with respect to the issuance of Enterprise Common Units pursuant to this Agreement (the “Enterprise MLP Requisite Vote”) shall not have been obtained at the Enterprise Unitholders’ Meeting or if the Enterprise Unitholder’s Meeting is cancelled; or

(c) if the affirmative vote of the holders of at least a majority of the outstanding GulfTerra Common Units and of the outstanding GulfTerra Series C Units, each voting separately as a class, on the issue of the adoption and approval of this Agreement and the Merger Transactions (the “GulfTerra MLP Requisite Vote”) shall not have been obtained at or prior to the GulfTerra Unitholders’ Meeting.

      SECTION 8.4     Termination by Enterprise MLP. This Agreement may be terminated by Enterprise MLP at any time prior to the Effective Time:

(a) (notwithstanding any approval of the unitholders of GulfTerra MLP or Enterprise MLP) if the condition set forth in Section 6.2(a) can not be satisfied; provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to Enterprise MLP if, at such time, the condition set forth in Section 6.3(a) will not be satisfied;

(b) if the Enterprise MLP Requisite Vote shall not have been obtained at the Enterprise Unitholders’ Meeting or the Enterprise Unitholder’s Meeting is cancelled; or

(c) if the GulfTerra MLP Requisite Vote shall not have been obtained at the GulfTerra Unitholders’ Meeting.

      SECTION 8.5     Effect of Certain Terminations.

      (a) If this Agreement is terminated pursuant to Section 8.3(b) or Section 8.4(b), (i) if an Enterprise Withdrawal occurred, Enterprise MLP shall pay GulfTerra MLP $112,000,000, (ii) if Enterprise has materially and willfully breached its covenant set forth in Section 5.8(a), Enterprise MLP shall pay GulfTerra MLP $112,000,000, or (iii) if a Possible Alternative or a Superior Transaction was publicly announced and Enterprise GP’s Board of Directors failed to publicly reaffirm its recommendation of the transactions contemplated by this Agreement by the earlier of (x) seven Business Days following such announcement or (y) two business days prior to the Enterprise Unitholders’ Meeting (any such reaffirmation, a “Enterprise Reaffirmation”), Enterprise MLP shall pay GulfTerra MLP $112,000,000, in any case by wire transfer of immediately available funds within ten days after GulfTerra MLP or Enterprise MLP, as applicable, delivers notice of such termination to Enterprise MLP or GulfTerra MLP, as applicable.

      (b) If this Agreement is terminated pursuant to Section 8.3(c) or Section 8.4(c), (i) if a GulfTerra Withdrawal occurred, GulfTerra MLP shall pay Enterprise MLP $112,000,000, (ii) if GulfTerra has materially and willfully breached its covenant set forth in Section 5.8(a), GulfTerra MLP shall pay Enterprise MLP $112,000,000, (iii) if a Possible Alternative or a Superior Transaction was publicly announced and GulfTerra GP’s Board of Directors failed to publicly reaffirm its recommendation of the transactions contemplated by this Agreement by the earlier of (x) seven Business Days following such announcement or (y) two Business Days prior to the GulfTerra Unitholders’ Meeting (any such reaffirmation, a “GulfTerra Reaffirmation”), GulfTerra MLP shall pay Enterprise MLP $112,000,000, (iv) if a Possible Alternative or a Superior Transaction was publicly announced and a GulfTerra Reaffirmation occurred, GulfTerra MLP shall pay Enterprise MLP $15,000,000, or (v) if a Possible Alternative or a Superior Transaction was not publicly announced and a GulfTerra Withdrawal did not occur, GulfTerra MLP shall pay Enterprise MLP $15,000,000, in any case by wire transfer of immediately available funds within ten days after Enterprise MLP or GulfTerra MLP, as applicable, delivers notice of such termination to GulfTerra MLP or Enterprise MLP, as applicable.

      SECTION 8.6     Effect of Vote. Any right to terminate this Agreement under Section 8.1, Section 8.2, Section 8.3(a) or Section 8.4(a) shall be effective notwithstanding whether the GulfTerra MLP Requisite Vote or the Enterprise MLP Requisite Vote has been obtained.

      SECTION 8.7     Survival.

      (a) In the event of termination of this Agreement pursuant to ARTICLE VIII, all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 5.2(b), Section 5.11, Section 5.12, ARTICLE VIII and ARTICLE IX shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and, subject to Section 8.10, all rights and remedies of a nonbreaching party under this Agreement in the case of such a material breach, at law or in equity, shall be preserved. Except to the extent otherwise provided in the immediately preceding sentence and Section 8.8, the GulfTerra Parties and the Enterprise Parties agree that, if this Agreement has been terminated, any amount payable pursuant to Section 8.5 shall be the sole and exclusive remedy of the Party Group receiving payment thereunder.

      (b) None of the representations, warranties, agreements, covenants or obligations in this Agreement (other than Section 5.16, Section 5.19, Section 5.21, Section 5.25, Section 7.2 and Section 7.3, which shall survive the Merger) or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

      SECTION 8.8     No Waiver Relating to Claims for Fraud/ Willful Misconduct. The liability of any party under this ARTICLE VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

      SECTION 8.9     Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

      SECTION 8.10     General Limitation of Damages. WITHOUT MODIFYING THE RIGHTS UNDER SECTION 8.5, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 8.8, THE ENTERPRISE PARTIES SHALL NOT BE LIABLE TO THE GULFTERRA PARTIES, NOR SHALL THE GULFTERRA PARTIES BE LIABLE TO THE ENTERPRISE PARTIES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.1     Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

      If to any of the GulfTerra Parties, addressed to:

GulfTerra Energy Company, L.L.C.
4 Greenway Plaza
Houston, TX 77046
Attention: Chief Executive Officer
Telecopy: 832-676-1665

      with a copy to:

Akin Gump Strauss Hauer & Feld LLP
711 Louisiana Street, Suite 1900
Houston, TX 77002
Attention: J. Vincent Kendrick
Telecopy: 713-236-0822

      with a copy to:

El Paso Corporation
El Paso Building
1001 Louisiana
Houston, TX 77002
Attention: General Counsel
Telecopy: 713-420-2813

      with a copy to:

Andrews Kurth LLP
4200 JPMorgan Chase Tower
Houston, TX 77002
Attention: G. Michael O’Leary
Telecopy: 713-220-4285

      If to any of the Enterprise Parties, addressed to:

Enterprise Products Partners L.P.
c/o Enterprise Products GP, LLC
2727 North Loop West
Houston, Texas 77008
Attention: President
Telecopy: (713) 880-6570

      with a copy to:

Enterprise Products Partners L.P.
c/o Enterprise Products GP, LLC
2727 North Loop West
Houston, Texas 77008
Attention: Chief Legal Officer
Telecopy: (713) 880-6570

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

      SECTION 9.2     Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

      SECTION 9.3     Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their (or their general partner’s) respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger Transactions by the holders of Enterprise Common Units and GulfTerra Common Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such unitholders without such further approval. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      SECTION 9.4     Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

      SECTION 9.5     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

      SECTION 9.6     Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

      SECTION 9.7     Disclosure Letters. Each disclosure identified in the GulfTerra Disclosure Letter and the Enterprise Disclosure Letter or elsewhere in this Agreement constitutes a disclosure by the disclosing party with respect to the specific Section of this Agreement identified in the GulfTerra Disclosure Letter or Enterprise Disclosure Letter, as applicable.

[The remainder of this page is blank.]

EXECUTED as of the Execution Date.

GULFTERRA ENERGY PARTNERS, L.P.

By:	/s/ ROBERT G. PHILLIPS

Name: Robert G. Phillips
Title: Chief Executive Officer

GULFTERRA ENERGY COMPANY, L.L.C.

By:	/s/ ROBERT G. PHILLIPS

Name: Robert G. Phillips
Title: Chief Executive Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	ENTERPRISE PRODUCTS GP, LLC

its General Partner

By:	/s/ MICHAEL A. CREEL

Name: Michael A. Creel
Title: Executive Vice President

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ MICHAEL A. CREEL

Name: Michael A. Creel
Title: Executive Vice President

ENTERPRISE PRODUCTS MANAGEMENT LLC

By:	Enterprise Products Partners, L.P.,

its sole member

By:	Enterprise Products GP, LLC,

general partner of Enterprise Products
Partners L.P.

By:	/s/ RICHARD H. BACHMANN

Name: Richard H. Bachmann
Title: Executive Vice President

ANNEX B

LEHMAN BROTHERS

December 14, 2003

Board of Directors

The Audit and Conflicts Committee of the Board of Directors
Enterprise Products GP, LLC
2727 North Loop West
Houston, TX 77008

Members of the Board:

      We understand that Enterprise Products Partners L.P. (“Enterprise” or the “Company”), together with its general partner Enterprise Products GP, LLC (“Enterprise GP”) and Enterprise Products Management LLC (“Acquisition”), a wholly-owned subsidiary of the Company, intends to enter into a transaction with GulfTerra Energy Partners, L.P. (“GulfTerra”), its general partner GulfTerra Energy Company, L.L.C. (“GulfTerra GP”), El Paso Corporation (“El Paso”), and certain indirect wholly owned subsidiaries of El Paso (the “El Paso Entities”), which collectively own a 90.1% equity interest in GulfTerra GP, pursuant to which Enterprise and GulfTerra will combine their businesses in a two-step transaction (the “Proposed Transaction”). In Step One, an indirect wholly-owned subsidiary of the Company will acquire a 50% membership interest (having limited voting rights) in GulfTerra GP from the El Paso Entities for $425 million in cash. In Step Two, (i) the Company will purchase an aggregate of approximately 13.8 million Series A Common Units and Series C Common Units of GulfTerra from the El Paso Entities for $500 million in cash; (ii) the El Paso Entities will contribute their remaining 50% membership interest in GulfTerra GP to Enterprise GP in exchange for a 50% membership interest in Enterprise GP; (iii) Enterprise GP will contribute the 50% membership interest in GulfTerra GP, acquired in (ii) above, to the Company for no consideration and (iv) Acquisition will merge with and into GulfTerra, and, upon effectiveness of such merger, each outstanding GulfTerra common unit (including GulfTerra Series A Common Units owned by the El Paso Entities and not purchased by the Company in (i) above) will be converted into the right to receive 1.81 Common Units of Enterprise. Step One is expected to close immediately after the execution of the Merger Agreement, dated as of December 15, 2003, among the Company, Enterprise GP, Acquisition, GulfTerra and GulfTerra GP and the Parent Company Agreement, dated as of December 15, 2003, among El Paso, the El Paso Entities, the Company, Enterprise GP and Enterprise Products GTM, LLC (collectively, the “Agreements”). Step Two is anticipated to close upon satisfaction of certain customary conditions, including regulatory and unitholder approvals. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreements.

      We have been requested by the Board of Directors of Enterprise GP to render our opinion with respect to the fairness, from a financial point of view, to the Company of the aggregate consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction, or (ii) the fairness of the respective consideration to be paid by the Company in any particular aspect of the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction; (2) publicly available information concerning Enterprise and GulfTerra that we believe to be relevant to our analysis, including Enterprise’s and GulfTerra’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2002, and the respective Quarterly Reports on Form 10-Q for the nine-months ended September 30, 2003; (3) financial and operating information with respect to the business, operations and prospects of Enterprise and GulfTerra furnished to us by Enterprise and GulfTerra, respectively, including estimates prepared by management of Enterprise and GulfTerra regarding the amounts and timing of expected operational and interest expense savings expected to be achieved as a result of the Proposed Transaction and the related liability management plan contemplated by Enterprise (collectively, the “Expected Synergies”); (4) the respective trading histories of Enterprise common units and GulfTerra common units from December 13, 2000 to the present; (5) a comparison of historical financial results and present financial condition of Enterprise and GulfTerra to each other and to other publicly traded companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction to the financial terms of other transactions that we deemed relevant; and (7) an analysis of the pro forma financial consequences of the Proposed Transaction on the holders of units of Enterprise and GulfTerra, including the impact of the Proposed Transaction on per L.P. unit distributable cash flow and cash distributions; and (8) the relative contributions of Enterprise and GulfTerra to the historical and future financial performance of the combined company, including a comparison of their respective earnings per L.P. unit and distributable cash flow per L.P. unit. In addition, we have had multiple discussions with the management of Enterprise and GulfTerra concerning the business, operations, assets, financial condition and prospects of Enterprise and GulfTerra and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of Enterprise and GulfTerra that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of GulfTerra, upon advice of the Company and GulfTerra, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and GulfTerra as to the future financial performance of GulfTerra and that GulfTerra will perform substantially in accordance with such projections. In addition, upon advice of the Company, we have also assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. On the advice of the Company, we have assumed, as a result of the Proposed Transaction, no income, gain or loss is expected to be recognized for Federal income tax purposes by unitholders of Enterprise, other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code. Furthermore, on advice of the Company, any tax consequences associated with Section 752 of the Internal Revenue Code are assumed to be immaterial. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Enterprise or GulfTerra and have not made or obtained any evaluations or appraisals of the assets or liabilities of either company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the aggregate consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and we will receive a fee for our services, a portion of which is contingent upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers is also providing a portion of the financing required by the Company in connection with the Proposed Transaction, in the form of an interim credit facility with respect to which Lehman Brothers will be acting as Administrative Agent. We also have performed various investment banking services for the Company and El Paso in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company, GulfTerra and El Paso for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is solely for the use and benefit of the Board of Directors of Enterprise GP and shall not be disclosed publicly or made available to, or relied upon by, any third party without Lehman Brothers’ prior consent. Notwithstanding the foregoing, this opinion may be reproduced in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Proposed Transaction and the Company’s Proxy Statement for its special meeting of unitholders set forth therein.

Very truly yours,

/s/ LEHMAN BROTHERS

ANNEX C

December 14, 2003

The Audit and Conflicts Committee of the Board of Directors

GulfTerra Energy Company, L.L.C.,
General Partner of GulfTerra Energy Partners, L.P.
GulfTerra Energy Partners, L.P.
Four Greenway Plaza
Houston, Texas 77046

Dear Members of the Committee:

      We understand that GulfTerra Energy Partners, L.P., a Delaware limited partnership (“GulfTerra”), proposes to enter into a Merger Agreement, to be dated as of December 15, 2003 (the “Agreement”), among GulfTerra, GulfTerra Energy Company, L.L.C., a Delaware limited liability company (“GulfTerra GP”), Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), Enterprise Products GP, LLC, a Delaware limited liability company (“Enterprise GP”), and Enterprise Products Management LLC, a Delaware limited liability company (“Acquisition LLC”), pursuant to which, among other things, (i) Acquisition LLC will be merged with and into GulfTerra (the “Merger”) and (ii) in connection with the Merger, each outstanding GulfTerra common unit (other than the common units that comprise part of the approximately 13.8 million GulfTerra units owned by El Paso Corporation, a Delaware corporation and the holder of approximately 90.1% interest in GulfTerra GP as of the date hereof (“El Paso”), which 13.8 million GulfTerra common and Series C units will be transferred to Enterprise for aggregate cash consideration of US$500 million), will be converted into 1.810 common units of Enterprise (the “Exchange Ratio”). The terms of the Merger are more fully set forth in the Agreement.

      You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the holders of the common units of GulfTerra (other than the GulfTerra Parent Affiliates (as defined below) and the Goldman Sachs Entities (as defined below)). Our opinion does not address the Exchange Ratio and/or any other consideration to be paid to any of El Paso, GulfTerra GP and their respective affiliates (collectively, the “GulfTerra Parent Affiliates”) or Goldman, Sachs & Co., a New York limited partnership and an investor in GulfTerra GP as of the date hereof and a holder of GulfTerra common units (“Goldman Sachs”), and its affiliates (collectively, the “Goldman Sachs Entities”) in connection with the Merger or any other matter. In particular, in arriving at our opinion, we did not analyze or compare, and our opinion does not address, the relative value of (i) the consideration to be received by any or all of the GulfTerra Parent Affiliates and the Goldman Sachs Entities, on the one hand, and (ii) the Enterprise common units to be received by all other holders of GulfTerra common units pursuant to the Exchange Ratio, on the other hand.

      UBS Securities LLC (“UBS”) has acted as financial advisor to GulfTerra and the Audit and Conflicts Committee of the Board of Directors of GulfTerra GP in connection with the Merger and will receive a fee for its services. UBS will also receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to GulfTerra, GulfTerra GP, El Paso and Enterprise and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade securities of GulfTerra, El Paso, Enterprise and Goldman Sachs for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address any underlying business decision of GulfTerra, the GulfTerra Parent Affiliates or the Goldman Sachs Entities in connection with the Merger or any other matter, or constitute a recommendation to any holder of GulfTerra common units as to how such unitholder should vote with respect to the Agreement or any other matter. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Merger. We express no opinion as to what the value of Enterprise common units will be when issued pursuant to the Merger or the prices at which the Enterprise common units will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have not been authorized to and have not solicited indications of interest from any party with respect to a business combination with GulfTerra.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to GulfTerra and Enterprise, (ii) reviewed the reported prices and trading activity of GulfTerra common units and Enterprise common units, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of GulfTerra, including estimates and financial forecasts prepared and provided to us by management of GulfTerra and not publicly available, (iv) reviewed certain internal financial information and other data relating to the business and financial prospects of Enterprise, including estimates and financial forecasts prepared and provided to us by management of Enterprise and not publicly available, (v) conducted discussions with members of management of GulfTerra and Enterprise concerning the businesses and financial prospects of GulfTerra and Enterprise; (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of GulfTerra and Enterprise, (vii) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (viii) considered certain pro forma effects of the Merger on certain financial metrics as it relates to holders of GulfTerra common units and reviewed certain estimates of potential cost savings and other synergies prepared and provided to us by managements of GulfTerra and Enterprise, (ix) reviewed drafts of the Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other r as we deemed necessary or appropriate.

      In connection with our review, at your direction, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of GulfTerra or Enterprise, nor have we been furnished with any such evaluation or appraisal. With respect to the estimates, financial forecasts, pro forma effects and calculations of cost savings and other synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of GulfTerra and management of Enterprise as to the future performance of their respective companies. In addition, we have assumed, with your approval, that the estimates, financial forecasts, pro forma effects and calculations of cost savings and other synergies referred to above will be achieved at the times and in the amounts projected. We have also assumed, with your consent, that the financial statements of GulfTerra GP reflect only its economic interest in GulfTerra and that there are no costs or liabilities associated with GulfTerra GP beyond GulfTerra GP’s share of GulfTerra’s costs and liabilities. We have assumed, with your consent, that all interim and permanent financings contemplated in connection with the Merger will be obtained (regarding the terms and success of which financings we offer no opinion) without any material adverse effect on GulfTerra and/or Enterprise and the Merger and that the Merger will qualify as a tax-free merger for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on GulfTerra and/or Enterprise and the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the common units of GulfTerra (other than the GulfTerra Parent Affiliates and the Goldman Sachs Entities).

Very truly yours,

UBS SECURITIES LLC

By:	/s/ KEVIN MCCARTHY

Kevin McCarthy
Managing Director

By:	/s/ MICHAEL JAMIESON

Michael Jamieson
Executive Director

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Enterprise Products Partners L.P. and Enterprise Products GP, LLC

      Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Enterprise provides that Enterprise will indemnify (i) Enterprise GP, (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise GP or any departing general partner or any affiliate of Enterprise GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise GP or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise, and Enterprise GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise to enable it to effectuate, such indemnification. Enterprise is authorized to purchase (or to reimburse Enterprise GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise’ activities, regardless of whether Enterprise would have the power to indemnify such person against such liabilities under the provisions described above.

      Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise GP provides for the indemnification of (i) present or former members of the Board of Directors Enterprise GP or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of the Enterprise GP or (iii) persons serving at the request of the Enterprise GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of the Enterprise GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise GP. Enterprise GP is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise GP, regardless of whether Enterprise GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as set forth above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits.

      Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

      (b) Financial Statement Schedule.

      Not applicable.

      (c) Opinions.

      The opinion of Lehman Brothers Inc., financial advisor to Enterprise L.P., is attached as Annex B to the joint proxy statement/ prospectus contained herein.

      The opinion of UBS Securities LLC, financial advisor to GulfTerra Energy Partners, L.P., is attached as Annex C to the joint proxy statement/ prospectus contained herein.

Item 22.	Undertakings

      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 6, 2004.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	ENTERPRISE PRODUCTS GP, LLC

As General Partner

By:	/s/ O.S. ANDRAS

O.S. Andras
President and Chief Executive Officer

SIGNATURES

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Bachmann and Michael A. Creel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 6th day of May, 2004.

Title
Signature	(of Enterprise Products GP, LLC)

/s/ DAN L. DUNCAN Dan L. Duncan	Chairman of the Board and Director

/s/ O.S. ANDRAS O. S. Andras	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ MICHAEL A. CREEL Michael A. Creel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ MICHAEL J. KNESEK Michael J. Knesek	Vice President, Controller and Principal Accounting Officer

/s/ DR. RALPH S. CUNNINGHAM Dr. Ralph S. Cunningham	Director

/s/ LEE W. MARSHALL, SR. Lee W. Marshall, Sr.	Director

/s/ RICHARD S. SNELL Richard S. Snell	Director

INDEX TO EXHIBITS

Exhibit
No.		Description*

2.1**	—	Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C. (attached as Annex A to the joint proxy statement/ prospectus forming a part of this registration statement).
2.2	—	Parent Company Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.2 to Form 8-K filed December 15, 2003).
2.3	—	Amendment No. 1 to Parent Company Agreement, dated as of April 19, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed on April 21, 2004).
2.4	—	Second Amended and Restated Limited Liability Company Agreement of GulfTerra Energy Company, L.L.C., adopted by GulfTerra GP Holding Company, a Delaware corporation, and Enterprise Products GTM, LLC, a Delaware limited liability company, as of December 15, 2003 (incorporated by reference to Exhibit 2.3 to Form 8-K filed December 15, 2003).
2.5	—	Purchase and Sale Agreement (Gas Plants), dated as of December 15, 2003, by and between El Paso Corporation, El Paso Field Services Management, Inc., El Paso Transmission, L.L.C., El Paso Field Services Holding Company and Enterprise Products Operating L.P. (incorporated by reference to Exhibit 2.4 to Form 8-K filed December 15, 2003).
2.6	—	Purchase and Sale Agreement between Coral Energy, LLC and Enterprise Products Operating L.P. dated September 22, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K filed September 26, 2000).
2.7	—	Purchase and Sale Agreement dated January 16, 2002 by and between Diamond-Koch, L.P. and Diamond-Koch III, L.P. and Enterprise Products Texas Operating L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 8, 2002).
2.8	—	Purchase and Sale Agreement dated January 31, 2002 by and between D-K Diamond-Koch, L.L.C., Diamond-Koch, L.P. and Diamond-Koch III, L.P. as Sellers and Enterprise Products Operating L.P. as Buyer (incorporated by reference to Exhibit 10.2 to Form 8-K filed February 8, 2002).
2.9	—	Purchase Agreement by and between E-Birchtree, LLC and Enterprise Products Operating L.P. dated July 31, 2002 (incorporated by reference to Exhibit 2.2 to Form 8-K filed August 12, 2002).
2.10	—	Purchase Agreement by and between E-Birchtree, LLC and E-Cypress, LLC dated July 31, 2002 (incorporated by reference to Exhibit 2.1 to Form 8-K filed August 12, 2002).
4.1	—	Form of common unit certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/ A, File No. 333-52537, filed July 21, 1998).
4.2	—	Indenture dated as of March 15, 2000, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as successor to First Union National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K filed March 10, 2000).
4.3	—	Global Note representing $350 million principal amount of 8.25% Senior Notes due 2005 (incorporated by reference to Exhibit 4.2 to Form 8-K filed March 14, 2000).
4.4	—	Global Note representing $400 million principal amount of 7.50% Senior Notes due 2011. Global Note representing $50 million principal amount of 7.50% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K filed January 25, 2001).
4.5	—	First Supplemental Indenture dated as of January 22, 2003, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 filed January 28, 2003).

Exhibit
No.		Description*

4.6	—	Global Note representing $350 million principal amount of 6.375% Series A Senior Notes due 2013 with attached Guarantee (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-4, Reg. No. 333-102776, filed January 28, 2003).
4.7	—	Global Note representing $350 million principal amount of 6.375% Series B Senior Notes due 2013 with attached Guarantee (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-4 filed January 28, 2003).
4.8	—	Registration Rights Agreement dated as of January 22, 2003, among Enterprise Products Operating L.P., Enterprise Products Partners L.P. and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4 filed January 28, 2003).
4.9	—	Second Supplemental Indenture dated as of February 14, 2003, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 10-K filed March 31, 2003).
4.10	—	Rule 144A Global Note representing $499.2 million principal amount of 6.875% Series A Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.5 to Form 10-K filed March 31, 2003).
4.11	—	Regulation S Global Note representing $800,000 principal amount of 6.875% Series A Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.6 to Form 10-K filed March 31, 2003).
4.12	—	Form of Global Note representing $500 million principal amount of 6.875% Series B Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.8 to Form 10-K filed March 31, 2003).
4.13	—	Registration Rights Agreement dated as of February 14, 2003, among Enterprise Products Operating L.P., Enterprise Products Partners L.P. and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.13 to Form 10-K/ A filed April 17, 2003).
4.14	—	$250 Million Multi-Year Revolving Credit Facility dated November 17, 2000, among Enterprise Products Operating L.P., First Union National Bank, as Administrative Agent, Bank One, NA, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, and the several banks from time to time parties thereto, with First Union Securities, Inc. and Chase Securities Inc. as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 4.2 to Form 8-K filed January 24, 2001).
4.15	—	Guaranty Agreement dated November 17, 2000, by Enterprise Products Partners L.P. in favor of First Union National Bank, as Administrative Agent, with respect to the $250 Million Multi-Year Revolving Credit Facility (incorporated by reference to Exhibit 4.4 to Form 8-K filed January 24, 2001).
4.16	—	First Amendment to Multi-Year Revolving Credit Facility dated April 19, 2001 (incorporated by reference to Exhibit 4.12 to Form 10-Q filed May 14, 2001).
4.17	—	Second Amendment to Multi-Year Revolving Credit Facility dated April 24, 2002 (incorporated by reference to Exhibit 4.14 to Form 10-Q dated May 14, 2002).
4.18	—	Third Amendment to Multi-Year Revolving Credit Facility dated July 31, 2002 (incorporated by reference to Exhibit 4.1 to Form 8-K filed August 12, 2002).
4.19	—	Fourth Amendment to Multi-Year Revolving Credit Facility dated October 30, 2003 (incorporated by reference to Exhibit 4.31 to Form 10-Q filed November 13, 2003).
4.20	—	Fifth Amendment and Supplement to Multi-Year Revolving Credit Facility dated December 22, 2003 (incorporated by reference to Exhibit 4.4 to Form 8-K filed February 10, 2004).
4.21	—	364-Day Revolving Credit Agreement dated as of October 30, 2003 among Enterprise Products Operating L.P., the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Bank One, NA, as Syndication Agent, Royal Bank of Canada, The Bank of Nova Scotia and SunTrust Bank, as Co-Documentation Agents, Wachovia Capital Markets LLC and Banc One Capital Markets, Inc., as Joint Lead Arrangers, and Wachovia Capital Markets LLC, as Sole Book Manager (incorporated by reference to Exhibit 4.29 to Form 10-Q filed November 13, 2003).

Exhibit
No.		Description*

4.22	—	First Amendment to 364-Day Revolving Credit Agreement dated December 22, 2003 (incorporated by reference to Exhibit 4.3 to Form 8-K filed February 10, 2004).
4.23	—	Guaranty Agreement dated as of October 30, 2003, by Enterprise Products Partners L.P. in favor of Wachovia Bank, National Association, as Administrative Agent, with respect to 364-Day Revolving Credit Agreement (incorporated by reference to Exhibit 4.30 to Form 10-Q filed November 13, 2003).
4.24	—	Interim Term Loan Agreement dated December 12, 2003, among Enterprise Products Operating L.P., Lehman Commercial Paper Inc., as Administrative Agent, Bank One, NA, The Bank of Nova Scotia, SunTrust Bank and Wachovia Bank, National Association, as Co-Syndication Agents, and the several banks from time to time parties thereto (incorporated by reference to Exhibit 4.1 to Form 8-K filed February 10, 2004).
4.25	—	Guaranty Agreement dated as of December 12, 2003, by Enterprise Products Partners L.P. in favor of Lehman Commercial Paper Inc., as Administrative Agent, with respect to Interim Term Loan Agreement (incorporated by reference to Exhibit 4.2 to Form 8-K filed February 10, 2004).
4.26	—	Contribution Agreement dated September 17, 1999 (incorporated by reference to Exhibit “B” to Schedule 13D filed on September 27, 1999 by Tejas Energy, LLC).
4.27	—	Registration Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit “E” to Schedule 13D filed on September 27, 1999 by Tejas Energy, LLC).
4.28	—	Unitholder Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit “C” to Schedule 13D filed on September 27, 1999 by Tejas Energy, LLC).
4.29	—	Amendment No. 1 to Unitholder Rights Agreement dated as of September 12, 2003 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed September 15, 2003).
4.30	—	Voting Agreement and Proxy by and among GulfTerra Energy Partners L.P., Enterprise Products Delaware Holdings L.P., the Duncan Family 2000 Trust, the Duncan Family 1998 Trust and Dan L. Duncan (incorporated by reference to Exhibit 4.1 to Schedule 13D/ A filed on December 18, 2003 by Dan L. Duncan).
4.31	—	Voting Agreement and Proxy by and among Enterprise Products Partners L.P., El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C. and El Paso EPN Investments, L.L.C. (incorporated by reference to Exhibit 5 to Schedule 13D/ A filed on January 5, 2004 by El Paso Corporation).
4.32	—	Cover letter to accompany the prospectus to be sent to participants in the Enterprise Products Partners L.P. Distribution Reinvestment Plan who are registered owners of common units (incorporated by reference to Exhibit 4.28 to Registration Statement on Form S-3, Reg. No. 333-107073, filed July 16, 2003).
4.33	—	Cover letter to accompany the prospectus to be sent to participants in the Enterprise Products Partners L.P. Distribution Reinvestment Plan who are beneficial owners of common units (incorporated by reference to Exhibit 4.29 to Registration Statement on Form S-3, Reg. No. 107073, filed July 16, 2003).
4.34	—	Enrollment Form for Enterprise Products Partners L.P. Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.30 to Registration Statement on Form S-3, Reg. No. 333-107073, filed July 16, 2003).
5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
23.1**	—	Consent of Deloitte & Touche LLP
23.2**	—	Consent of PricewaterhouseCoopers LLP
23.3**	—	Consent of Independent Petroleum Engineers and Geologists
23.4**	—	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1)
23.5**	—	Consent of Akin Gump Strauss Hauer & Feld LLP
23.6**	—	Consent of Andrews Kurth LLP
24.1**	—	Power of Attorney for Enterprise Products GP, LLC (set forth on signature page).
99.1**	—	Consent of UBS Securities LLC

Exhibit
No.		Description*

99.2**	—	Consent of Lehman Brothers Inc.
99.3**	—	Form of Proxy Card for GulfTerra Energy Partners, L.P. common unitholders.
99.4**	—	Form of Proxy Card for Enterprise Products Partners L.P. common unitholders.

*	With respect to exhibits incorporated by reference to any Exchange Act filings of Enterprise Products Partners L.P., the Commission file number is 1-14323.

**	Filed herewith.